    As filed with the Securities and Exchange Commission on December 30, 1996
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                   ----------
                                    Form S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                   ----------
                                 SunSource Inc.
             (Exact name of registrant as specified in its charter)

            Delaware                      6719               To be applied for
(State or other jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
   of incorporation or             Classification No.)       Identification No.)
     organization)
                              2600 One Logan Square
                        Philadelphia, Pennsylvania 19103
                                 (215) 665-3650
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   ----------
                               DONALD T. MARSHALL
                      President and Chief Executive Officer
                              2600 One Logan Square
                        Philadelphia, Pennsylvania 19103
                                 (215) 665-3650
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   ----------
                             SunSource Capital Trust
             (Exact name of registrant as specified in its charter)

            Delaware                      6719               To be applied for
(State or other jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
   of incorporation or             Classification No.)       Identification No.)
     organization)
                              2600 One Logan Square
                        Philadelphia, Pennsylvania 19103
                                 (215) 665-3650
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   ----------
                               DONALD T. MARSHALL
                              2600 One Logan Square
                        Philadelphia, Pennsylvania 19103
                                 (215) 665-3650
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   ----------
                                   Copies to:

       DONALD A. SCOTT                      ANDREW R. KELLER              WILLIAM G. LAWLOR
 Morgan, Lewis & Bockius LLP           Simpson Thacher & Bartlett       Dechert Price & Rhoads
    2000 One Logan Square                 425 Lexington Avenue             1717 Arch Street
   Philadelphia, PA 19103                  New York, NY 10017            Philadelphia, PA 19103
       (215) 963-5000                        (212) 455-2000                (215) 994-4000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the merger of SunSource L.P. (the "Partnership") and two wholly-owned subsidiaries of the Registrant with and into SDI Operating Partners, L.P. (the "Operating Partnership") pursuant to the Agreement and Plan of Conversion dated December ___, 1996 among the Registrant, the Partnership, the Operating Partnership, SDI Partners I, L.P. (the "General Partner"), SunSub A, Inc. and SunSub B, Inc., described in the enclosed Proxy Statement/Prospectus.
         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].
                                   ----------
                         CALCULATION OF REGISTRATION FEE

====================================================================================================
                                                                    Proposed
                                                                     maximum          Amount of
                    Title of each class of                         aggregate       registration
                  securities to be registered                   offering price(1)        fee
----------------------------------------------------------------------------------------------------
Common Stock of Sun Source Inc.,
   par value $.01 per share(2)..............................     $ 90,436,452         $28,261
----------------------------------------------------------------------------------------------------
Preferred Securities of Sun Source Capital Trust,
   liquidation value $25.00 per share.......................     $124,870,196         $39,022(3)
----------------------------------------------------------------------------------------------------
Junior Subordinated Debentures of Sun Source
   Capital Trust ...........................................                 (4)             (4)
----------------------------------------------------------------------------------------------------
Guarantees of the Preferred Securities by Sun Source Inc. ..                 (5)             (5)
====================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2) Includes rights attached to shares of Common Stock pursuant to the Registrant's Stockholders Rights Plan.

(3) In accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, a filing fee of $23,979 was paid to the Commission on December 30, 1996, when the preliminary proxy was filed along with Schedule 13E-3 of Sun Source L.P.

(4)  Held by the Trust for holders of Trust Preferred Securities.

(5) No payment will be received by Sun Source Inc. or Sun Source Capital Trust for the guarantee.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

                                                      Philadelphia, Pennsylvania
                                                                January __, 1997

                          NOTICE OF SPECIAL MEETING OF
                           LIMITED PARTNERS To Be Held
                                On March __, 1997


To the Limited Partners of SunSource L.P.:

         NOTICE IS HEREBY GIVEN that a Special Meeting of the limited partners of SunSource L.P., a Delaware limited partnership (the "Partnership"), will be held at _______________________, Philadelphia, Pennsylvania on March __, 1997 at 10:00 a.m., local time.

         At the Special Meeting, the limited partners will vote upon a proposal (the "Conversion Proposal") to convert the Partnership to corporate form (the "Conversion"). The Conversion will be accomplished through a merger (the "Merger") of the Partnership and subsidiaries of SunSource Inc., a newly formed Delaware corporation (the "Corporation") with and into SDI Operating Partners, L.P. (the "Operating Partnership"). Upon consummation of the Merger: (i) Each Class A limited partnership interest ("A Interest") will be exchanged for 0.38 share of 11.6% Trust Preferred Securities of SunSource Capital Trust, a business trust holding Junior Subordinated Debentures of the Corporation, and $1.30 in cash. The Trust Preferred Securities will have a liquidation preference of $25, will be entitled to cumulative distributions of $2.90 per year payable monthly and will mature in 30 years, subject to optional redemption after five years or earlier upon the occurrence of a Tax Event. (ii) Each Class B limited partnership interest ("B Interest") will be exchanged for 0.25 share of Common Stock of the Corporation. (iii) The general partnership interests of SDI Partners I, L.P. (the "General Partner") in the Partnership and the Operating Partnership will be exchanged for 1,000,000 shares of Common Stock of the Corporation, of which 75,000 shares will be held in escrow to be distributed after two years if all distributions on the Preferred Securities have then been paid. As a result of the Conversion, (i) the Partnership will cease to exist, the Corporation will become the sole limited partner of the Operating Partnership and a subsidiary of the Corporation will become the general partner;
(ii) unaffiliated holders of A Interests will hold 4,187,543 (less the number of fractional shares for which holders will receive cash in the Conversion) Trust Preferred Securities; (iii) unaffiliated holders of B Interests will hold 2,908,400 (less the number of fractional shares for which holders will receive cash in the Conversion) shares of Common Stock (45.3%); and (iv) the General Partner and affiliates of the General Partner who presently hold B Interests will hold 3,510,536 shares of Common Stock (54.7%).

         The Conversion Proposal and related matters are more fully described in the attached Proxy Statement/Prospectus, which (together with the exhibits thereto and the documents incorporated by reference therein) forms a part of this Notice and is incorporated herein by reference. Frequently used capitalized terms are defined in Exhibit A thereto and a chart illustrating the relative relationships of the entities before and after the Conversion is set forth before the Summary to the Proxy Statement/Prospectus.

         The Conversion will require (i) the approval of limited partners holding a majority of the outstanding A Interests and B Interests, each voting separately as a class, and (ii) the approval of unaffiliated limited partners (limited partners other than affiliates of the General Partner) holding a majority of the A Interests and B Interests held by unaffiliated limited partners, each voting separately as a class. Only limited partners of the Partnership of record at the close of business on January __, 1996 are entitled to notice of and to vote at the Special Meeting.

         You are cordially invited to attend the Special Meeting. If you cannot attend, please sign and date the accompanying form of proxy and return it promptly in the enclosed envelope. If you attend the meeting, you may vote in person regardless of whether you have given your proxy. Any proxy may be revoked at any time before it is exercised, as indicated herein.


                                   By Order of the General Partner


                                   Joseph M. Corvino,
                                   Secretary SDI Partners I,
                                   L.P.


Your vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card in the envelope provided, which requires no postage if mailed in the United States.

Proxy Statement/Prospectus

                                 SUNSOURCE INC.

                        6,418,936 Shares of Common Stock

                             SUNSOURCE CAPITAL TRUST

              4,217,837 Shares of 11.6% Trust Preferred Securities

         This Proxy Statement (which is also a Prospectus) relates to the issuance of (i) Common Stock (par value $0.01 per share) of SunSource Inc., a Delaware corporation which has been newly formed by SunSource L.P., a Delaware limited partnership, and (ii) 11.6% Trust Preferred Securities (the "Preferred Securities") of SunSource Capital Trust, a Delaware statutory business trust (the "Trust"). In this Proxy Statement, SunSource Inc. is referred to as the "Corporation" and SunSource L.P. as the "Partnership." Other frequently used capitalized terms are defined in Exhibit A hereto (located inside the back cover).

         This Proxy Statement is being sent by the Partnership to the holders of its Class A limited partnership interests ("A Interests") and Class B limited partnership interests ("B Interests," and together with A Interests, "Interests") in connection with the solicitation by SDI Partners I, L.P., a Delaware limited partnership which is the general partner of the Partnership (the "General Partner"), of proxies to be voted at a Special Meeting of the Partnership's limited partners in Philadelphia on March __, 1997. At the Special Meeting, the limited partners will vote on a proposal (the "Conversion Proposal") that, if approved, will result in the conversion of the Partnership to corporate form (the "Conversion").

         The Conversion will be accomplished through a merger (the "Merger") of the Partnership and subsidiaries of the Corporation with and into SDI Operating Partners, L.P. (the "Operating Partnership"). Upon consummation of the Merger, each A Interest will be exchanged for 0.38 share of Preferred Securities of the Trust and $1.30 in cash. The Preferred Securities will have a liquidation preference of $25, will be entitled to cumulative distributions of $2.90 per year payable monthly and will mature in 30 years, subject to optional redemption after five years. Each B Interest will be exchanged for 0.25 share of Common Stock of the Corporation. The General Partner's general partnership interests in the Partnership and the Operating Partnership will be exchanged for 1,000,000 shares of Common Stock of the Corporation, of which 75,000 shares will be held in escrow to be distributed after two years if all distributions on the Preferred Securities have then been paid. As a result of the Conversion, (i) the Partnership will cease to exist, the Corporation will become the sole limited partner of the Operating Partnership and a subsidiary of the Corporation will become the general partner; (ii) the unaffiliated holders of A Interests will hold 4,187,543 (less the number of fractional shares for which holders will receive cash in the Conversion) Preferred Securities; (iii) unaffiliated holders of B Interests will hold 2,908,400 (less the number of fractional shares for which holders will receive cash in the Conversion) shares of Common Stock (45.3%); and (iv) the General Partner and affiliates of the General Partner who presently hold B Interests will hold 3,510,536 shares of Common Stock (54.7%).



       NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION
         OR THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Proxy Statement/Prospectus is
                               January __, 1997.

         The General Partner believes that the Conversion is in the best interests of the Partnership and its limited partners and recommends that the limited partners approve the Conversion.

         The Conversion involves certain factors that should be considered by all limited partners. The effects of the Conversion may differ for each limited partner and may be disadvantageous to some depending upon their individual circumstances and investment objectives. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS" and "SPECIAL FACTORS." In particular, limited partners should consider that:

o There is a potential conflict of interest between the General Partner and the limited partners and between the A Interests and the B Interests with respect to the determination of the consideration to be received in the Conversion. Also, a benefit to the General Partner which is not shared by all limited partners generally is the elimination of liability of the General Partner for liabilities of the Partnership which occur after the Conversion. Limited partners were not separately represented in establishing the terms of the Conversion. Such representation might have caused the terms of the Conversion to be different in some respects from those described herein.

o Because of the Conversion, the Partnership and the limited partners will forego the potential future tax benefits associated with operating in partnership form (e.g., no tax paid at the Partnership level on its taxable income) immediately, rather than beginning after December 31, 1997.

o Certain provisions of Delaware law and the Corporation's organizational documents may reduce the likelihood of a takeover of the Corporation that, if successful, would permit stockholders to receive a premium over the market price of the Common Stock.

o After the Conversion, holders of A Interests will no longer have their contractual right under the Partnership Agreement to the priority return, although they will be entitled to receive distributions on the Preferred Securities before dividends are paid on the Common Stock. Holders of B Interests will no longer have the right to tax distributions, although they will no longer be taxed with respect to income of the Corporation. If the Conversion is approved, the Board of Directors will have discretion to defer payments on the Junior Subordinated Debentures. If such payments are deferred, the Trust will be unable to make distributions on the Preferred Securities, and the Corporation will be prohibited from paying dividends on the Common Stock. The Board of Directors will also have discretion to declare and pay dividends on the Common Stock, and there can be no assurance that the Corporation will make dividend distributions. Management presently intends not to recommend the payment of dividends on the Common Stock in order to retain cash to fund the Corporation's acquisition program and corporate requirements.

o The receipt of Preferred Securities and cash by the holders of A Interests will be a taxable event.

o The receipt of Preferred Securities, Common Stock and cash by the holders who hold both A Interests and B Interests will likely be a taxable event.

o Unlike the A Interests, which are not subject to mandatory or optional redemption by the Partnership, the Junior Subordinated Debentures held by the Trust may be redeemed by the Corporation at 100% of the liquidation amount plus accrued and unpaid distributions at any time after March 31, 2002 or earlier at 101% of the liquidation amount plus accrued and unpaid distributions upon the occurrence of a Tax Event. See "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- Optional Redemption."

o Issuances of additional shares of Common Stock or Preferred Stock by the Corporation could adversely affect existing stockholders' equity interest in the Corporation and the market price of the Common Stock.

o The fiduciary duties owed by the directors of the Corporation after the Conversion may be less than those owed by the General Partner of the Partnership before the Conversion, which may result in decreased potential liability of the directors of the Corporation. See "COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED -- Fiduciary Duties."

o Limited partners have no dissenters' or appraisal rights in the Conversion. Therefore, limited partners will not be entitled to receive a cash payment from the Partnership for the fair value of their interests if they dissent and the Conversion is approved and consummated.

o The Corporation has agreed to file registration statements for the sale of shares of Common Stock by Lehman Brothers and, subject to certain limitations, by management, after the Conversion. Lehman Brothers and management have agreed to cooperate to execute an underwritten secondary offering of all or some portion of their shares of Common Stock as soon as practicable after the effective date of the Conversion, subject to market conditions.The Corporation has agreed not to sell any additional shares of Common Stock prior to the earlier of such initial secondary offering and the nine-month anniversary of the Conversion.

o Prior to the Conversion, there has been no public market for the Preferred Securities or the Common Stock. The Preferred Securities received by the holders of A Interests may trade at prices below the market price of the A Interests and the Common Stock received by the holders of B Interests may trade at prices below the market price of the B Interests. If a large number of holders of Preferred Securities or Common Stock were to offer their securities for sale immediately after consummation of the Conversion, the market prices of the securities could decline substantially absent a corresponding demand for the securities from other investors.

o Transaction costs of approximately $______________ will be paid by the Partnership, whether or not the Conversion is completed.

         In addition to the factors noted above, an investment in SunSource (whether in partnership or corporate form) is subject to risks associated with operating conditions, competitive factors, economic conditions, industry conditions and equity market conditions.

         The General Partner believes that the Conversion will provide SunSource and the limited partners the following benefits:

o Expand the base of potential investors in SunSource to include persons and institutional entities who do not typically invest in limited partnership securities. In addition, the General Partner anticipates that the Common Stock (as compared to Interests) will receive additional investor interest through increased review and evaluation by research analysts.

o Conserve cash by the elimination of the annual management fee of $3,330,000.

o Although the Corporation will have to pay tax on its income, SunSource will conserve additional cash because (i) the interest payable on the Junior Subordinated Debentures, which will approximately equal the distributions currently paid on the A Interests, is deductible for federal income tax purposes and (ii) of the difference in rates between the B tax distribution, which will be eliminated, and the tax that will become payable by the Corporation.

o Permit greater flexibility to consummate acquisitions due to conservation of cash resources and the ability to use capital stock as acquisition currency.

o Provide greater access to public and private debt and equity capital markets at a potentially lower cost of capital.

o    Simplify and reduce costs of tax reporting for investors in SunSource.

         The Conversion will require (i) the approval of limited partners holding a majority of the outstanding A Interests and B Interests, each voting separately as a class, and (ii) the approval of unaffiliated limited partners (limited partners other than affiliates of the General Partner) holding a majority of the A Interests and B Interests held by unaffiliated limited partners, each voting separately as a class. Such majority approvals will bind all limited partners regardless of whether they vote against the Conversion. The affiliates of the General Partner, who own approximately 46% of the B Interests, have advised the Partnership that they will vote in favor of the Conversion Proposal. Failure to forward a proxy or to vote in person at the Special Meeting will have the same effect as if a limited partner had voted against the Conversion Proposal.

         This Proxy Statement and the related form of proxy are first being sent to limited partners on or about January __, 1997.

         Application has been made to list the Preferred Securities and Common Stock on the New York Stock Exchange.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus, and any information or representation not contained herein must not be relied upon as having been authorized by the Partnership, the General Partner, the Corporation or the Trust. This Proxy Statement/Prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such offer would be unlawful. Neither the delivery of this Proxy Statement/Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Partnership or the Corporation since the date hereof.

Until 25 days after the date of this Proxy Statement/Prospectus, all dealers effecting transactions in the Preferred Securities and the Common Stock, whether or not participating in this distribution, may be required to deliver a Proxy Statement/Prospectus.


                              AVAILABLE INFORMATION

         The Partnership is (and following the Conversion, the Corporation will be) subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files (and will file) reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Seven World Trade Center, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material should also be available on-line through EDGAR and may be obtained at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. The SEC also maintains a Web site (http://www.sec.gov) that contains reports and other information regarding the Corporation. Such reports and other information concerning the Partnership can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the exchange on which the limited partnership interests are listed (and on which application has been made to list the Preferred Securities and Common Stock).

         The Partnership has filed with the SEC a Schedule 13E-3 under the Exchange Act. The Corporation and the Trust have filed with the SEC a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Proxy Statement/Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Schedule 13E-3 and in the Registration Statement and the exhibits and schedules thereto on file with the SEC pursuant to the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document are necessarily summaries of such documents, are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or Schedule 13E-3, each such statement being qualified in all respects by such reference.

         No separate financial statements of the Trust have been included or incorporated by reference herein. The Corporation and the Trust do not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of the Trust will be owned, directly or indirectly, by the Corporation, a reporting company under the Exchange Act, (ii) the Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in its assets and investing the proceeds thereof in Junior Subordinated Debentures issued by the Corporation, and (iii) the obligations of the Trust under the Preferred Securities are guaranteed by the Corporation to the extent described herein. See "RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR SUBORDINATED DEBENTURES AND THE PREFERRED SECURITIES GUARANTEE."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This Proxy Statement/Prospectus incorporates documents by reference which are not presented herewith. These documents (without exhibits, unless such exhibits are specifically incorporated by reference herein) are available without charge to each person to whom a copy of this Proxy Statement/Prospectus is delivered, upon written or oral request addressed to SunSource L.P., 2600 One Logan Square, Philadelphia, Pennsylvania 19103, Attention: Joseph M. Corvino, Secretary, telephone number (215) 665-3650. In order to ensure timely delivery of the documents, any request should be made by February __, 1997.

         The following documents of the Partnership have been filed with the SEC and are incorporated herein by reference:

         (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

         (b) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996.

         (c)      Current Report on Form 8-K filed on December 19, 1996.

         All documents filed by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                                TABLE OF CONTENTS


AVAILABLE INFORMATION..............................................................................................................v

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE....................................................................................v

ORGANIZATION CHART.................................................................................................................1

SUMMARY  ..........................................................................................................................2
         The Partnership, the Corporation and the Trust............................................................................2
         Overview of the Conversion................................................................................................2
         Existing Economic Interests of the Partners...............................................................................3
         Risk Factors, Conflicts of Interest and Other Important Considerations....................................................3
         Reasons to Convert to Corporate Form......................................................................................5
         Alternatives to the Conversion............................................................................................5
         Structure of the Conversion...............................................................................................6
         Control of SunSource......................................................................................................6
         Special Committee.........................................................................................................6
         Recommendation of General Partner and Fairness Determination..............................................................7
         Summary Description of Preferred Securities...............................................................................7
         Comparative Rights of the Interests and the Securities to be Issued.......................................................9
         Summary of Certain Federal Income Tax Consequences........................................................................9
         Conditions to the Conversion..............................................................................................9
         No Appraisal Rights......................................................................................................10
         Consequences if Conversion Is Not Approved...............................................................................10
         Voting at the Special Meeting............................................................................................10
         List of Partners.........................................................................................................10
         Delivery of Depositary Receipts..........................................................................................10
         Reverse Stock Split......................................................................................................11

SUMMARY FINANCIAL INFORMATION OF THE PARTNERSHIP OF THE PARTNERSHIP
AND SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE CORPORATION..........................................................12

RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS............................................................14
         Risks Related to the Conversion..........................................................................................14
                  Potential Conflicts of Interest.................................................................................14
                  No Independent Representation...................................................................................14
                  Adverse Tax Implications........................................................................................14
                  Addition of Provisions that May Discourage Changes of Control...................................................14
                  Loss of Contractual Right to Distributions......................................................................15
                  Future Dilution of Common Stock.................................................................................15
                  Possible Reduction in Fiduciary Standards.......................................................................15
                  Elimination of General Partner Liability for Corporation Obligations............................................15
                  No Dissenters', Appraisal or Similar Rights for Nonconsenting Limited Partners..................................15
                  Uncertainty Regarding Market Price for Preferred Securities and Common Stock....................................16
                  Sale of Common Stock by Lehman Brothers and Management..........................................................16
                  Transaction Costs...............................................................................................16
                  Change in Ownership Rights......................................................................................16
         Risks Related to the Preferred Securities................................................................................16
                  Ranking of Subordinated Obligations under Preferred Securities Guarantee and Junior Subordinated Debentures; Dependence on the Corporation...............................................16
                  Enforcement of Certain Rights by Holders of Preferred Securities................................................17
                  Option to Extend Interest Payment Period; Tax Impact of Extension...............................................17
                  Special Event Redemption or Distribution........................................................................18
                  Limited Voting Rights...........................................................................................19
         Other Considerations.....................................................................................................19

VOTING AND PROXY INFORMATION......................................................................................................19
         Voting Procedures........................................................................................................19
         Revocation of Proxies....................................................................................................19
         Vote Required; Quorum....................................................................................................20
         Solicitation of Proxies..................................................................................................20
         Independent Auditors.....................................................................................................20
         No Appraisal Rights......................................................................................................20
         Other Matters............................................................................................................20

SPECIAL FACTORS...................................................................................................................20
         Background of the Conversion.............................................................................................20
         Existing Partnership Structure...........................................................................................22
         Existing Economic Interests of the Partners..............................................................................22
         Alternatives to the Conversion...........................................................................................22
         Reasons to Convert to Corporate Form.....................................................................................23
         Terms of the Conversion..................................................................................................24
         Consequences if Conversion is Not Approved...............................................................................25
         Determinations of the Special Committee..................................................................................26
         Opinion of Smith Barney..................................................................................................35
         Recommendation of the General Partner and Fairness Determination.........................................................39
         Source and Amount of Funds...............................................................................................40
         Accounting Treatment.....................................................................................................40
         Fees and Expenses........................................................................................................40
         Exchange of Depositary Receipts..........................................................................................41
         Treatment of Fractional Shares...........................................................................................41

COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED...............................................................................42
         Fiduciary Duties.........................................................................................................49

CERTAIN FEDERAL INCOME TAX CONSEQUENCES...........................................................................................50
         Partnership Status and Taxation of the Partnership.......................................................................50
         General Tax Treatment of the Conversion..................................................................................50
         Certain Tax Consequences of the Conversion to Holders of B Interests.....................................................51
         Certain Tax Consequences of the Conversion to Holders of A Interests.....................................................52
         Other Tax Issues Affecting Limited Partners..............................................................................54
         Tax Consequences to the Corporation and the Partnership..................................................................55
         Unrelated Business Taxable Income........................................................................................55
         Other Tax Aspects........................................................................................................56

MARKET PRICES AND DISTRIBUTIONS...................................................................................................56

CAPITALIZATION....................................................................................................................58

SELECTED HISTORICAL FINANCIAL INFORMATION ........................................................................................59

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS......................................................................................61

BUSINESS .........................................................................................................................72
         General  ................................................................................................................72
         Acquisition Strategy.....................................................................................................73
         Products and Services....................................................................................................74
         Marketing................................................................................................................74
         Competition..............................................................................................................75
         Insurance Arrangements...................................................................................................75
         Employees................................................................................................................75

         Backlog  ................................................................................................................75
         Federal Income Tax Considerations........................................................................................76
         Legal Proceedings........................................................................................................76

MANAGEMENT........................................................................................................................77
         Executive Officers and Directors.........................................................................................77
         Compensation.............................................................................................................80
         Deferred Compensation Plans..............................................................................................81
         Change in Control Arrangements...........................................................................................81
         Management Fee...........................................................................................................81
         Certain Business Relations...............................................................................................81

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT....................................................................82
         Security Ownership of Certain Beneficial Owners..........................................................................82
         Security Ownership of Certain Beneficial Owners and Management...........................................................82

SUNSOURCE CAPITAL TRUST...........................................................................................................83

DESCRIPTION OF PREFERRED SECURITIES...............................................................................................86
         General  ................................................................................................................86
         Distributions............................................................................................................86
         Mandatory Redemption.....................................................................................................87
         Special Event Redemption or Distribution.................................................................................88
         Redemption Procedures....................................................................................................89
         Subordination of Common Securities.......................................................................................90
         Liquidation Distribution Upon Dissolution................................................................................90
         No Merger, Consolidation or Amalgamation of the Trust....................................................................90
         Declaration Events of Default............................................................................................90
         Voting Rights............................................................................................................91
         Modification and Amendment of the Declaration............................................................................93
         Book-Entry; Delivery and Form............................................................................................93
         Expenses and Taxes.......................................................................................................95
         Registrar, Transfer Agent and Paying Agent...............................................................................95
         Information Concerning the Property Trustee..............................................................................95
         Governing Law............................................................................................................95
         Miscellaneous............................................................................................................95

DESCRIPTION OF PREFERRED SECURITIES GUARANTEE.....................................................................................96
         General  ................................................................................................................96
         Certain Covenants of the Corporation.....................................................................................96
         Amendments and Assignment................................................................................................97
         Termination of the Preferred Securities Guarantee........................................................................97
         Status of the Preferred Securities Guarantee.............................................................................97
         Governing Law............................................................................................................97

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES.....................................................................................98
         General  ................................................................................................................98
         Optional Redemption......................................................................................................98
         Interest ................................................................................................................99
         Option to Extend Interest Payment Period.................................................................................99
         Compounded Interest.....................................................................................................100
         Certain Covenants of the Corporation Applicable to the Junior Subordinated Debentures...................................100
         Subordination...........................................................................................................100
         Indenture Events of Default.............................................................................................101
         Modification of the Indenture...........................................................................................102
         Book-Entry and Settlement...............................................................................................102
         Consolidation, Merger and Sale..........................................................................................102

         Defeasance and Discharge................................................................................................102
         Governing Law...........................................................................................................103
         Information Concerning the Indenture Trustee............................................................................103
         Miscellaneous...........................................................................................................103

RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR SUBORDINATED
         DEBENTURES AND THE PREFERRED SECURITIES GUARANTEE.......................................................................103

DESCRIPTION OF CAPITAL STOCK.....................................................................................................106
         Preferred Stock.........................................................................................................106
         Common Stock............................................................................................................106
         Stockholders Agreement..................................................................................................106
         Anti-takeover Provisions................................................................................................106
         Limitation of Liability.................................................................................................108
         Transfer Agent and Registrar............................................................................................108

RESALE OF SECURITIES.............................................................................................................108
         Securities Act Restrictions.............................................................................................108
         Resales by Lehman Brothers and Management...............................................................................109

LEGAL MATTERS....................................................................................................................109

EXPERTS  ........................................................................................................................109

INDEX TO FINANCIAL STATEMENTS..................................................................................................F - 1

EXHIBIT A - GLOSSARY OF DEFINED TERMS......................................................................................... A - 1

EXHIBIT B - CONVERSION AGREEMENT...............................................................................................B - 1

EXHIBIT C -  SMITH BARNEY FAIRNESS OPINION.....................................................................................C - 1

                               ORGANIZATION CHART
                               BEFORE CONVERSION

 Lehman Brothers
  Holdings, Inc.
    (Lehman)


     100%


   Lehman/SDI, Management
      Inc.

     53.8%     46.2%          A Holders   Public B      Lehman     Management
      GP        LP                         Holders    Affiliates
                                 100%       53.7%        27.2%       19.1%
   SDI Partners I, L.P.           A           B            B           B
  (The General Partner)   1%  Interests   Interests   Interests    Interests
                          GP
                                               SunSource L.P.
                                             (The Partnership)

                                                    99%
                                                    LP

              GP                               SDI Operating
          1% and Fee                           Partners, L.P.
                                         (The Operating Partnership)


                                AFTER CONVERSION

     Former                        Public Former    Lehman and     Management
   A Holders                         B Holders      Affiliates

     100%                              45.3%          31.4%         23.3%
   Preferred                          Common         Common        Common
  Securities                           Stock          Stock         Stock

                              Junior
                           Subordinated
SunSource Capital Trust     Debentures          SunSource Inc.
     (The Trust)                               (The Corporation)

                              Common
                            Securities



                                             99%          100%
                                             LP                    SunSubC, Inc.

                                                           1%
                    SDI Operating Partners, L.P.           GP
                    (The Operating Partnership)

                                     SUMMARY

         The following is not intended to be complete and is qualified in all respects by the more detailed information set forth elsewhere in this Proxy Statement/Prospectus and the documents incorporated by reference herein. Unless otherwise indicated, all information in this Prospectus assumes a 1-for-4 reverse stock split that will be effected by the exchange ratio of .25 share of Common Stock for each B Interest in the Conversion. A glossary of frequently used capitalized and other specialized terms is attached as Exhibit A and a chart describing the SunSource structure before and after the Conversion is set forth immediately preceding this Summary. Limited partners are urged to review carefully the entire Proxy Statement/Prospectus and to request such documents incorporated by reference herein as they desire. This Proxy Statement/Prospectus contains forward-looking statements that address, among other things, source and amount of funds, amount of sales, projected capital expenditures and acquisition strategy. These statements may be found under "SPECIAL FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," and "BUSINESS," as well as in the Proxy Statement/Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, those discussed in "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS" and matters set forth in the Proxy Statement/Prospectus generally.

The Partnership, the Corporation and the Trust

         SunSource L.P.(the "Partnership") was organized as a Delaware limited partnership in 1986 under the name Sun Distributors L.P. to conduct the business formerly conducted by Sun Distributors, Inc. when it was a subsidiary of Sun Company, Inc. The Partnership assumed its present name in April 1996. The general partner of the Partnership is SDI Partners I, L.P. (the "General Partner"), a Delaware limited partnership, whose general partner is Lehman/SDI, Inc. ("Lehman/SDI"), a Delaware corporation, and whose limited partners are current or former members of management of the Partnership and the Operating Partnership. Lehman/SDI is an indirect wholly owned subsidiary of Lehman Brothers Holdings, Inc.

         The business of the Partnership is conducted through SDI Operating Partners, L.P. (the "Operating Partnership"), a Delaware limited partnership. The General Partner is the general partner of the Operating Partnership and the limited partner of the Operating Partnership is the Partnership. The Operating Partnership is one of the largest wholesale distributors of industrial products and services in the United States, organized in three segments: industrial services, hardware merchandising and glass merchandising. See "BUSINESS." The principal executive offices of the Partnership and the Operating Partnership are located at 2600 One Logan Square, Philadelphia, PA 19103 and their telephone number is (215) 665-3650.

         SunSource Inc. (the "Corporation") is a Delaware corporation which has been newly formed to accomplish the conversion of the Partnership to corporate form (the "Conversion"). The outstanding shares of the Corporation are presently owned by the Partnership. Its address and telephone number are the same as the Partnership.

         In this Proxy Statement/Prospectus, the term SunSource means the Partnership prior to the Conversion and/or the Corporation after the Conversion, in each case including subsidiaries.

         SunSource Capital Trust (the "Trust") is a newly formed Delaware statutory business trust which has been organized to issue the Trust Preferred Securities (the "Preferred Securities") which will be exchanged for A Interests in the Merger. The Trust's Common Securities are owned by the Corporation. Its address and telephone number are the same as the Partnership.

Overview of the Conversion

         In the Conversion:

o The Partnership and subsidiaries of the Corporation will merge with and into the Operating Partnership (the "Merger").

o In the Merger each A Interest will be exchanged for 0.38 share (with a liquidation value of $9.50) of Preferred Securities and $1.30 in cash. Each B Interest will be exchanged for 0.25 share of Common Stock. The General Partner's interests in the Partnership and the Operating Partnership will be exchanged for 1,000,000 shares of Common Stock, of which 75,000 shares will be held in escrow to be distributed after two years if all distributions on the Preferred Securities have then been paid.

o As a result of the Conversion, the Corporation will become the sole limited partner of the Operating Partnership and a subsidiary of the Corporation will become the general partner.

o Prior to the Conversion, the existing bank credit agreement will be canceled and the Partnership's long-term debt will be repaid and replaced with new credit facilities at interest rates expected to be lower than financing rates currently incurred by the Partnership. Prepayment of the Partnership's long-term debt will result in the payment of a make-whole penalty of approximately $5 million.

         The chart on page 1 describes the ownership structure of SunSource before and after the Conversion.

         As a result of the Conversion, the Partnership will cease to exist, the holders of A Interests will own 100% of the outstanding Preferred Securities, the holders of B Interests who are not affiliated with the General Partner will own 45.3% of the Common Stock and affiliates of the General Partner will own 54.7% of the Common Stock. The directors and certain officers of Lehman/SDI will become directors and officers of the Corporation. The Corporation will own, directly or through its wholly-owned subsidiary, 100% of the equity in the business and operations owned by the Operating Partnership which will remain in partnership form after the Conversion. The employees of the Operating Partnership will continue as employees after the Conversion.

         The General Partner may decide not to pursue the Conversion at any time before it becomes effective, whether before or after approval by the Partnership's limited partners.

Existing Economic Interests of the Partners

         All cash receipts of the Partnership, less cash used to pay or establish a reserve for expenses ("Cash Available for Distribution"), are distributed 99% to the holders of A Interests and 1% to the General Partner until holders of A Interests have received annually a $1.10 simple, cumulative return (the Priority Return"), which has historically been paid on a monthly basis to holders of record on the first day of the month.

         After distribution of the Priority Return, Cash Available for Distribution is distributed 1% to the General Partner and 99% to the holders of B Interests until such holders have received an annual distribution (the "B Tax Distribution") equal to the product of (i) 125% of the then applicable maximum Federal income tax rate for individuals and (ii) the taxable income allocable to the B Interests. The B Tax Distribution has historically been partially distributed on a monthly basis to holders of record on the first day of the month with the balance distributed by March 31 of the succeeding year. See Note 3 of Notes to Consolidated Financial Statements.

         Upon liquidation of the Partnership, after provision for all liabilities, the holders of A Interests will receive a preferential distribution equal to $10 per A Interest plus any unpaid Priority Return and the balance will be distributed to the General Partner and the holders of B Interests in accordance with their respective capital accounts.

         The Operating Partnership distributes its available cash 99% to the Partnership and 1% to the General Partner until the amount distributed to the Partnership is sufficient to pay the Priority Return and the B Tax Distribution. The General Partner also receives a management fee from the Operating Partnership of $3,330,000 annually. To the extent that the Priority Return and the B Tax Distribution have not been paid on a cumulative basis, the management fee will not be paid, but will be deferred and be paid, together with any management fees then owed with respect to any other year, after the Priority Return and B Tax Distribution have been paid. In addition, the management fee can be paid only if the Operating Partnership complies with the covenants required by the Operating Partnership's credit agreements. See Notes 8 and 9 of Notes to Consolidated Financial Statements.

Risk Factors, Conflicts of Interest and Other Important Considerations

         In evaluating the Conversion, limited partners should take into account the following risk factors and other special considerations, which are discussed at greater length in "RISK FACTORS, ADVERSE EFFECTS AND OTHER IMPORTANT CONSIDERATIONS" and "SPECIAL FACTORS."

o There is a potential conflict of interest between the General Partner and the limited partners and between the A Interests and the B Interests with respect to the determination of the consideration to be received in the Conversion. The General Partner's economic and other interests and risks in the Partnership differ from those of the limited partners. In addition, certain members of management may receive accelerated payments under certain deferred compensation plans of the Operating Partnership. A benefit to the General Partner of the Conversion which is not shared by all limited partners generally is the elimination of liability of the

     General Partner for obligations and liabilities of SunSource which occur after the Conversion. Limited partners were not separately represented in establishing the terms of the Conversion. Such representation might have caused the terms of the Conversion to be different in some respects from those described herein. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Related to the Conversion -- Potential Conflicts of Interest."

o Because of the Conversion, the Partnership and the limited partners will forego the potential future tax benefits associated with operating in partnership form immediately, rather than after December 31, 1997 and these benefits will not therefore be available to the Partnership and the limited partners. A corporation pays taxes on its taxable income and its stockholders generally pay taxes on any dividends from the corporation, whereas a partnership pays no tax and its partners pay tax on their share of partnership net income whether or not distributions are made. Efforts have been made over the last several years to have the December 31, 1997 deadline extended or eliminated. To date such efforts have been unsuccessful. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Related to the Conversion -- Adverse Tax Implications."

o Certain provisions of Delaware law and the Corporation's organizational documents, as well as provisions of a stockholders agreement among certain stockholders of the Corporation (the "Stockholder Agreement") and the stockholder rights plan, contain provisions that may reduce the likelihood of a takeover of the Corporation that, if successful, might permit stockholders to receive a premium over the market price for the Common Stock. See "DESCRIPTION OF CAPITAL STOCK."

o After the Conversion, holders of A Interests will no longer have their contractual right under the Partnership Agreement to the priority return, although they will be entitled to distributions on the Preferred Securities before dividends are paid on the Common Stock. Holders of B Interests will no longer have the right to tax distributions, although they will no longer be taxed with respect to income of the Corporation. If the Conversion is approved, the Board of Directors of the Corporation will have discretion to defer payments on the Junior Subordinated Debentures. If such payments are deferred, the Trust will be unable to make distributions on the Preferred Securities, and the Corporation will be prohibited from paying dividends on the Common Stock. The Board of Directors will also have discretion to declare and pay dividends on the Common Stock, and there can be no assurance that the Corporation will make dividend distributions. Management presently intends not to recommend the payment of dividends on the Common Stock in order to retain cash to fund the Corporation's acquisition program and corporate requirements.

o The receipt of Preferred Securities and cash by the holders of A Interests will be a taxable event.

o The receipt of Preferred Securities, Common Stock and cash by holders who hold both A Interests and B Interests will likely be a taxable event.

o Issuances of additional shares of Common Stock or Preferred Stock by the Corporation could adversely affect existing stockholders' equity interest in the Corporation and the market price of the Common Stock. Although it has no present plans to do so, after the Conversion, the Corporation may consider issuing additional shares of Common Stock or Preferred Stock to raise capital or for acquisitions. Issuances of additional shares may be more likely after the Conversion because the General Partner believes that one of the advantages of the Conversion is that the corporate form will expand the potential investor base, provide greater access to equity markets and permit the use of capital stock as acquisition currency.

o The fiduciary duties owed by the directors of the Corporation after the Conversion may be less than those owed by the General Partner of the Partnership before the Conversion, which may result in decreased potential liability of the directors of the Corporation. See "COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED -- Fiduciary Duties."

o Limited partners have no dissenters' or appraisal rights in the Conversion. Therefore, limited partners will not be entitled to receive cash payments from SunSource for the fair value of their Interests if they dissent and the Conversion is approved and consummated.

o The Corporation has agreed to file registration statements for the sale of shares of Common Stock by Lehman Brothers and, subject to certain limitations, by management, after the Conversion. Lehman Brothers and management have agreed to cooperate to execute an underwritten secondary offering of all or some portion of their shares of Common Stock as soon as practicable after the effective date of the Conversion, subject to market conditions. The Corporation has agreed not to sell any additional shares of Common Stock prior to the earlier of such initial secondary offering and the nine-month anniversary of the Conversion.

o Prior to the Conversion, there has been no public market for the Preferred Securities or Common Stock. It is possible that, when first issued, the Preferred Securities received by the holders of A Interests may trade at prices below the historical trading level of the A Interests and the Common Stock received by the holders of the B Interests may trade at prices below the historical trading levels of the B Interests. If a large number of holders of Preferred Securities or Common Stock were to offer their securities for sale immediately after consummation of the Conversion, the market price of the particular security could decline. Various anti-takeover provisions which would apply to the Corporation after the Conversion could also have a negative effect on the market price of the Common Stock.

o Transaction costs of approximately $________________ will be paid by the Partnership, whether or not the Conversion is completed.

         In addition to the factors noted above, an investment in SunSource (whether in partnership or corporate form) is subject to risks associated with operating conditions, competitive factors, economic conditions, industry conditions and equity market conditions.

Reasons to Convert to Corporate Form

         The Conversion will convert SunSource to corporate form, replacing partnership interests presently held by limited partners with securities of the Corporation and the Trust. The General Partner believes that there are six principal reasons for converting to corporate form at this time, which are discussed at greater length in "SPECIAL FACTORS -- Reasons to Convert to Corporate Form":

o Expansion of Potential Investor Base. The General Partner anticipates that the Conversion will expand SunSource's potential investor base to include institutional and other investors who do not typically invest in limited partnership securities because of various tax and administrative reasons. In addition, the General Partner anticipates that the Common Stock (as compared to Interests) will receive additional investor interest through increased review and evaluation by research analysts.

o Conservation of Cash. The Corporation will conserve cash by the elimination of the annual management fee of $3,330,000.

o Deductibility of Interest. Although the Corporation will have to pay tax on its income, SunSource will conserve additional cash because (i) the interest payable on the Junior Subordinated Debentures, which will approximately equal the distributions currently paid on the A Interests, is deductible for federal income tax purposes and (ii) of the difference in rates between the B tax distribution, which will be eliminated, and the tax that will become payable by the Corporation.

o Acquisition Currency. The General Partner believes that current industry conditions may provide opportunities for SunSource to grow through the acquisition of businesses and assets which are complementary to its existing businesses. In certain cases, SunSource may want to be able to issue equity interests as payment of the purchase price for such acquisitions. The General Partner believes that an equity interest in a corporation will be a more attractive acquisition currency to sellers than an interest in a partnership. SunSource is not presently party to any agreement or understanding regarding a material acquisition and currently has no plans to make a material acquisition.

o Greater Access to Equity Markets. The General Partner expects that the Corporation will have greater access to the public and private equity capital markets than the Partnership, potentially enabling it to raise capital on more favorable terms than are now available to the Partnership. This greater access may be of particular benefit if SunSource proposes to issue equity securities to reduce existing debt or to seek additional funds for capital expenditures or otherwise expand its business.

o Tax Consequences and Tax Reporting. The benefit of being taxed as a partnership will end under current law after December 31, 1997. In addition, the General Partner believes that the complexities of tax reporting associated with partnership investments are regarded as unduly burdensome for most limited partners under current conditions. The ownership of stock rather than Interests will greatly simplify tax reporting with respect to an investment in SunSource on each limited partner's individual federal and state income tax returns for future years.

Alternatives to the Conversion

         The alternatives to the Conversion which were considered by the General Partner were continuing the existence of the Partnership as a limited partnership and the liquidation of the Partnership. The Board of Directors of Lehman/SDI does not believe that either of these alternatives will be more beneficial to the limited partners than the Conversion. The General Partner believes that other long-term strategies available to SunSource, such as diversification, disposition of assets and acquisition of assets, are not materially adversely affected by the decision to convert.

o The benefit of continuing the existence of the Partnership as a limited partnership by reason of the possible reduction of aggregate federal income taxes payable by the Partnership and its partners compared to the aggregate federal income taxes payable by the Corporation and its stockholders with respect to the income of SunSource, ends under current law on December 31, 1997. See "SPECIAL FACTORS -- Alternatives to the Conversion" and "-- Reasons to Convert to Corporate Form."

o The benefit of liquidating the Partnership at this time rather than effecting the Conversion would be the possibility that the currently realizable value of the Partnership assets may exceed the value of SunSource as a continuing business. The General Partner believes that a liquidation of the Partnership's assets at this time would not result in a price which would produce an acceptable return to the limited partners, after the repayment of debt and after paying all costs and expenses of liquidating and winding up the Partnership, including taxes on the sale of the assets. Furthermore, the holders of B Interests would not be able to have a continuing equity interest in the business of the Partnership. See "SPECIAL FACTORS -- Alternatives to the Conversion" and "--Recommendation of the General Partner and Fairness Determination."

Structure of the Conversion

         If approved by the limited partners, the Conversion will be effected as follows:

o The Corporation will form three new wholly owned Delaware subsidiaries, SunSub A, SunSub B and SunSub C and a new Delaware statutory business trust, the Trust. At the Effective Time, the Partnership, and SunSub A and SunSub B will be merged into the Operating Partnership as the survivor. Pursuant to the Merger, (i) the A Interests will be converted into shares of Preferred Securities of the Trust and cash and the Corporation will issue the Junior Subordinated Debentures to the Trust; (ii) the B Interests will be converted into shares of Common Stock of the Corporation; (iii) the General Partner interests in the Partnership and the Operating Partnership will be converted into shares of Common Stock of the Corporation; (iv) the shares of SunSub A will be converted into a 1% general partnership interest in the Operating Partnership; and (v) the shares of SunSub B will be converted into a 99% limited partnership interest in the Operating Partnership. Immediately following the Merger, the Corporation will contribute the general partnership interest in the Operating Partnership to SunSub C. Also, following the Merger, the General Partner will dissolve and distribute the Common Stock of the Corporation received in the Merger to its general and limited partners.

o As a result of the Merger, the former holders of the A Interests will be holders of shares of Preferred Securities of the Trust and the former holders of the B Interests and the partners of the General Partner will be holders of shares of Common Stock of the Corporation.

o The Corporation will then be the holder of the 99% limited partnership interest in the Operating Partnership and its wholly owned subsidiary, SunSub C, will hold the 1% general partnership interest. See page 1 above for a diagram of the corporate structure after the conversion.

Control of SunSource

         The directors and certain officers of Lehman/SDI will become the directors and officers of the Corporation at the time of the Conversion.

Special Committee

         Because of its concern regarding the potential conflict of interest between the General Partner and the limited partners with respect to the determination of the exchange ratios for the exchange of partnership interests for shares of the Corporation, in June 1996, the Board of Directors of Lehman/SDI appointed a special committee consisting of two members of the Board of Directors, O. Gordon Brewer, Jr. and Ernest L. Ransome, III (the "Special Committee"), to consider and advise the Board with respect to the terms of the Conversion as to the fairness of the terms of the Conversion to the limited partners, and to make a recommendation to the Board of Directors with respect to the Conversion. The members of the Special Committee were not otherwise affiliated with the Partnership. Smith Barney Inc. ("Smith Barney") was retained to advise the Special Committee as to the fairness from a financial point of view to the limited partners of the exchange ratios. The Special Committee retained Dechert Price & Rhoads as its counsel. The limited partners were not independently represented in the evaluation or negotiation of the Conversion.

         For a more detailed description of the deliberations of the Special Committee and its determinations regarding certain matters related to the Conversion, see "SPECIAL FACTORS -- Determinations of the Special Committee," "-- Opinion of Smith Barney," and Exhibit C to this Proxy Statement/Prospectus.

         For its services, Smith Barney has been paid a fee of $1,250,000. The fee was not contingent upon the consummation of the Conversion or any other occurrence. Smith Barney will also be indemnified against certain liabilities, including liabilities under the Securities Act and the Exchange Act.

         SunSource and its affiliates have had no relationship with Smith Barney other than that described above.

Recommendation of General Partner and Fairness Determination

         The Board of Directors of Lehman/SDI has determined that the Conversion is fair in all respects to the limited partners. This belief is principally based on the fairness opinion of Smith Barney and the deliberations concerning the exchange ratios of the Special Committee consisting of disinterested directors, and took into account the benefits of the Conversion to SunSource, the alternatives of continuing in existence as a partnership and liquidation, and other considerations, including the fact that the General Partner will no longer have a fiduciary duty to the Partnership and its partners, and the fact that it will no longer have any liability for the liabilities of SunSource after the Conversion. See "SPECIAL FACTORS -- Determinations of the Special Committee."

         The General Partner believes that the Conversion is in the best interests of the Partnership and the limited partners and recommends that the limited partners approve the Conversion. See "SPECIAL FACTORS -- Determinations of the Special Committee," "-- Opinion of Smith Barney," and "-- Recommendation of the General Partner and Fairness Determination."

Summary Description of Preferred Securities

         The Trust is a statutory business trust that was formed under the Delaware Business Trust Act (the "Business Trust Act") on ______________. The Trust's declaration of trust (the "Declaration") has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust exists for the purpose of (a) issuing (i) its Preferred Securities to the Corporation in consideration for the deposit by the Corporation of Junior Subordinated Debentures in the Trust as trust assets, and (ii) its Common Securities to the Corporation in exchange for cash and investing the proceeds thereof in an equivalent amount of Junior Subordinated Debentures and (b) engaging in such other activities as are necessary and incidental thereto. The rights of the holders of the Trust Securities, including economic rights, rights to information and voting rights, are as set forth in the Declaration, the Business Trust Act and the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). See "SUNSOURCE CAPITAL TRUST" and "DESCRIPTION OF PREFERRED SECURITIES." In the Declaration, the Corporation has agreed to pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including the fees and expenses of the Trustees and any income taxes, duties and other governmental charges, and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Related to the Preferred Securities," "SUNSOURCE CAPITAL TRUST" and "DESCRIPTION OF PREFERRED SECURITIES."

         The Preferred Securities evidence preferred undivided beneficial interests in the assets of the Trust and will rank pari passu with, and have terms equivalent to, the Common Securities; provided that (i) if an Event of Default under the Declaration occurs and is continuing, the holders of Preferred Securities will have a priority over holders of the Common Securities with respect to payments in respect of distributions and payments upon liquidation, redemption or otherwise and (ii) holders of Common Securities have the exclusive right (subject to the terms of the Declaration) to appoint, remove and replace Trustees and to increase or decrease the number of Trustees, subject to the right of holders of Preferred Securities to appoint a Special Regular Trustee upon the occurrence of an Appointment Event (as hereinafter defined). The Declaration does not permit the issuance by the Trust of any securities or beneficial interests in the assets of the Trust other than the Preferred Securities and the Common Securities, the incurrence of any indebtedness for borrowed money by the Trust or the making of any investments other than in the Junior Subordinated Debentures. The Declaration defines an event of default with respect to the Trust Securities (an "Event of Default") as the occurrence and continuance of an "event of default" under the Indenture with respect to the Junior Subordinated Debentures (an "Indenture Event of Default").

         Periodic cash distributions on each Preferred Security will be fixed at a rate per annum of $2.90 (11.6% of the stated liquidation amount of $25 per Preferred Security). Distributions in arrears will compound monthly at the rate per annum of 11.6% of the amount in arrears. Distributions on the Preferred Securities will be cumulative, will accrue from the Accrual Date (as hereinafter defined) and, except as otherwise described herein, will be made monthly in arrears, on the last day of each calendar month of each year, commencing on April 30, 1997, but only if and to the extent that interest payments are made in respect of the Junior Subordinated Debentures.

         The distribution rate and the distribution and other payment dates for the Preferred Securities will correspond to the interest rate and the interest and other payment dates on the Junior Subordinated Debentures deposited in the Trust as trust assets. As a result, if principal or interest is not paid on the Junior Subordinated Debentures, including as a result of the Corporation's election to extend the interest payment period on the Junior Subordinated Debentures as described below, the Trust will not make payments on the Trust Securities. The Junior Subordinated Debentures provide that, so long as the Corporation shall not be in default in the payment of interest on the Junior Subordinated Debentures, the Corporation has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time on the Junior Subordinated Debentures for a period not exceeding 60 consecutive months (each, an "Extension Period") and, as a consequence, monthly distributions on the Preferred Securities would not be made (but would continue to accrue with interest thereon at the rate of 11.6% per annum, compounded monthly by the Trust during any such Extension Period). During an Extension Period, the Corporation may not declare or pay dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its Common Stock or Preferred Stock or make any guarantee payments with respect thereto during such Extension Period. Prior to the termination of any such Extension Period, the Corporation may further extend such Extension Period; provided that such Extension Period together with all such previous and further extensions thereof may not exceed 60 consecutive months. Upon the termination of any Extension Period and the payment of all amounts then due, the Corporation may commence a new Extension Period, subject to the above requirements. The Corporation may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debentures. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Related to the Preferred Securities"; "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- Interest" and "-- Option to Extend Interest Payment Period."

         The payment of distributions on the Preferred Securities and payments on liquidation of the Trust and the redemption of Preferred Securities, as set forth below, are guaranteed by the Corporation on a subordinated basis as and to the extent set forth under "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE." The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the Preferred Securities, but the Preferred Securities Guarantee covers contributions and other payments of the Preferred Securities only if and to the extent that the Corporation has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets.

         The Preferred Securities and Common Securities are redeemable on a Pro Rata Basis (as defined below) from time to time, in whole or in part, to the same extent as the Junior Subordinated Debentures are redeemable by the Corporation, on or after March 31, 2002, upon not less than 30 nor more than 60 days' notice, at $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of redemption, including distributions accrued as a result of the Corporation's election to defer payments of interest on the Junior Subordinated Debentures (the "Redemption Price"), payable in cash. The Preferred Securities will be redeemed upon the maturity or earlier redemption of the Junior Subordinated Debentures. See "DESCRIPTION OF PREFERRED SECURITIES -- Mandatory Redemption." As used in this Proxy Statement/Prospectus, the term "Pro Rata Basis" shall mean pro rata to each holder of Trust Securities according to the aggregate liquidation amount of the Trust Securities held by the relevant holder in relation to the aggregate liquidation amount of all Trust Securities outstanding unless, in relation to a payment, an Event of Default under the Declaration has occurred and is continuing, in which case any funds available to make such payment shall be paid first to each holder of the Preferred Securities pro rata according to the aggregate liquidation amount of the Preferred Securities held by the relevant holder in relation to the aggregate liquidation amount of all Preferred Securities outstanding, and only after satisfaction of all amounts owed to the holders of the Preferred Securities, to each holder of Common Securities pro rata according to the aggregate liquidation amount of the Common Securities held by the relevant holder in relation to the aggregate liquidation amount of all the Common Securities outstanding.

         In addition, upon the occurrence and during the continuation of a Tax Event or an Investment Company Event (each as hereinafter defined) arising from a change in law or a change in legal interpretation or other specified circumstances, the Trust shall, unless the Junior Subordinated Debentures are redeemed in the limited circumstances described below, be dissolved with the result that the Junior Subordinated Debentures will be distributed to the holders of the Preferred Securities and the Common Securities on a Pro Rata Basis, in lieu of any cash distribution. In the case of a Tax Event, the Corporation will have the right in certain circumstances to redeem the Junior Subordinated Debentures at any time with the result that the Trust will redeem the Trust Securities on a Pro Rata Basis to the same extent as the Junior Subordinated Debentures are redeemed. Any redemption for a Tax Event within five years after the Effective Time of the Conversion will be at $25.25 per Preferred Security and thereafter at $25 plus, in each case, accrued and unpaid distributions to the date of redemption. If the Junior Subordinated Debentures are distributed to the holders of the Preferred Securities, the Corporation will use its best efforts to have the Junior Subordinated Debentures listed on the New York Stock Exchange or on such other exchange as Preferred Securities are then listed. See "DESCRIPTION OF PREFERRED SECURITIES -- Special Event Redemption or Distribution."

         The Junior Subordinated Debentures will be issued pursuant to an indenture, dated as of _______ (the "Indenture") between the Corporation and CoreStates Bank N.A., as trustee (the "Indenture Trustee"). See "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES." The Junior Subordinated Debentures will mature on March 31, 2027 and will bear interest at an annual rate of 11.6% from the Accrual Date. Interest will be payable monthly in arrears on the last day of each calendar month of each year, commencing on April 30, 1997; provided that, as described above, so long as the Corporation shall not be in default in the payment of interest on the Junior Subordinated Debentures, the Corporation shall have the right to extend the interest payment period from time to time for a period not exceeding 60 consecutive months. The Corporation has no current intention of exercising its right to extend an interest payment period. However, should the Corporation determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Related to the Preferred Securities" and "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- Option to Extend Interest Payment Period."

         The Corporation shall have the right to redeem the Junior Subordinated Debentures, in whole or in part, from time to time, on or after March 31, 2002, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed, plus any accrued and unpaid interest to the redemption date, including interest accrued as a result of the Corporation's election to defer payments of interest on the Junior Subordinated Debentures, payable in cash. In addition, upon the occurrence of a Tax Event, the Corporation will also have the right if certain conditions are met to redeem the Junior Subordinated Debentures in whole (but not in part), upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 101% of the principal amount to be redeemed, plus any accrued and unpaid interest, to the redemption date, at any time.

Comparative Rights of the Interests and the Securities to be Issued

         If the Conversion is approved, the rights and limitations to which holders of Preferred Securities and Common Stock will be subject will be similar in some respects and will differ in other respects from those to which they are subject as holders of Interests. These rights and limitations are discussed below under "COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED."

Summary of Certain Federal Income Tax Consequences

         Subject to the assumptions and other matters discussed in this Proxy Statement/Prospectus under "CERTAIN FEDERAL INCOME TAX CONSEQUENCES," neither the Partnership nor the Corporation will recognize any gain or loss in connection with the Conversion. The Conversion will be a taxable transaction to holders of A Interests who will recognize gain or loss equal to the difference between the sum of the amount of cash and the fair market value of the Preferred Securities received in the Conversion and their tax basis in their A Interests. Persons that hold only B Interests will not recognize gain or loss in connection with the Conversion, except to the extent of any cash received in lieu of fractional shares. Persons that hold both A Interests and B Interests will likely be taxable on an aggregate basis and thus, depending on their basis for the A and B Interests, may recognize gain in connection to the Conversion, but should not be able to claim a deductible loss on the Conversion, as explained in more detail below. The limited partners have been allocated and taxed on a share of the Partnership's income and deductions while receiving cash distributions from the Partnership which have been generally nontaxable to the limited partners. In addition, no tax has been paid at the Partnership level. After consummation of the Conversion, the holders of B Interests will become stockholders of the Corporation. They will no longer be allocated income or deductions, and distributions from the Corporation generally will be taxable as dividends if made from current or accumulated earnings and profits. In addition, the Corporation will be subject to tax on its taxable income.

Conditions to the Conversion

         The principal conditions to the Conversion are (i) approval of the Conversion by the votes of holders of A Interests and B Interests; (ii) approval of the Preferred Securities and Common Stock for listing on the NYSE; (iii) no withdrawal of the Special Committee's determination that the Conversion is fair to the holders of A Interests and B Interests or of the fairness opinion of Smith Barney; (iv) receipt of a satisfactory tax opinion; (v) the availability of financing to refinance existing senior debt on terms acceptable to the Corporation; and (vi) no material change in applicable law, including with respect to the taxation of the Conversion, the Corporation or the Preferred Securities.

No Appraisal Rights

         Limited partners who object to the Conversion will have no appraisal, dissenters' or similar rights. Therefore, limited partners will not be entitled to receive cash payments from SunSource for the fair value of their Interests if they dissent and the Conversion is approved and consummated. See "VOTING AND PROXY INFORMATION -- No Appraisal Rights."

Consequences if Conversion Is Not Approved

         If the Conversion is not approved by the limited partners, or if the Conversion is not consummated for any other reason, the Partnership presently intends to continue to operate as an ongoing business in its current form, although the General Partner anticipates that, after December 31, 1997, the Partnership would be taxed as a corporation for federal income tax purposes and there would be no tax distributions with respect to the B Interests. No other transaction is currently being considered by the Partnership as an alternative to the Conversion, although the Partnership may from time to time explore other alternatives. See "SPECIAL FACTORS --Consequences if Conversion is Not Approved."

Voting at the Special Meeting

The Special Meeting......................... The Special Meeting will be held at
                                             ___________________________________, Philadelphia, Pennsylvania on March
                                             __, 1997 at 10:00 a.m., local time.

Voting...................................... Each Interest entitles the holder thereof on the record date to one vote. Only limited partners of the Partnership on the record date are entitled to vote at the Special Meeting. January __, 1997 is the record date for the determination of limited partners entitled to vote at the Special Meeting.

Interests Outstanding....................... On the record date, 11,099,573 A Interests and 21,675,746 B Interests were outstanding.

Vote Required............................... Approval of the Conversion will require (i) the favorable vote of limited partners holding a majority of the  outstanding A Interests and B Interests, each voting separately as a class and (ii) the favorable vote of unaffiliated limited partners (limited partners other than affiliates of the General
                                             Partner) holding a majority of the A Interests and B Interests held by unaffiliated limited partners, each voting separately as a class. Directors, executive officers and other affiliates of the General Partner own less than
                                             1% of the outstanding A Interests and 46.3% of the outstanding B Interests and have advised the Partnership that they each intend to vote their Interests in favor of the Conversion in the first votes described above.

List of Partners

         Each limited partner has the right for a proper purpose reasonably related to the limited partner's interest in the Partnership, upon reasonable demand and at the limited partner's own expense, to have furnished to the limited partner, upon notification to the General Partner at 2600 One Logan Square, Philadelphia, PA 19103, Attention: Joseph M. Corvino, Secretary and Vice President -- Finance, a current list of the name and last known business, residence or mailing address of each partner.

Delivery of Depositary Receipts

         Promptly after the Effective Time, the Corporation will cause to be mailed to all limited partners of record a letter of transmittal containing instructions with respect to the surrender of Depositary Receipts for A and B Interests in exchange for certificates representing shares of Preferred Securities and Common Stock and cash in the case of A Interests. Upon surrender to the Corporation of one or more Depositary Receipts, together with a properly completed letter of transmittal, there will be issued and mailed to former limited partners a certificate or certificates representing the number of shares of Preferred Securities and Common Stock (and related

Rights) to which such holder is entitled and a check for cash in the case of A Interests. From and after the Effective Time, each such Depositary Receipt will evidence only the right to receive shares of Preferred Securities or Common Stock. No fractional shares will be issued. Instead, (i) each holder of A Interests will be entitled to receive cash in an amount equal to the fraction of a share of Preferred Securities to which the holder is otherwise entitled multiplied by the average closing price of the Preferred Securities for the five trading days following the Effective Time; and (ii) each holder of B Interests shall be entitled to receive cash in an amount equal to the fraction of a share of Common Stock to which the holder is otherwise entitled multiplied by the average closing price of the Common Stock for the five trading days following the Effective Time. Limited partners should not send any Depositary Receipts with the enclosed proxy. They should retain such Depositary Receipts until their receipt of the letter of transmittal after the Effective Time.

Reverse Stock Split

As a result of the one-for-four reverse stock split, each holder of B Interests will receive one post-split share of Common Stock for every four B Interests held by such holder prior to the Conversion. The General Partner believes that current trading prices for the B Interests reduce the attractiveness of the Corporation's equity securities to the financial community and the investing public. The reverse stock split will not affect a holder's percentage ownership in the Corporation or of the outstanding Common Stock (except for minor differences resulting from the aggregation and sale of fractional shares as described herein). It is impossible to predict the market's reaction to any reverse stock split or, in this case, to separate that reaction from the market's reaction to the Conversion as a whole. However, the Corporation would expect that immediately after the reverse stock split each share of Common Stock would be valued at a price approximately four times greater than without the split.

                SUMMARY FINANCIAL INFORMATION OF THE PARTNERSHIP
    AND SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE CORPORATION
                (dollars in thousands, except for per unit data)

The following tables set forth summary consolidated historical and unaudited pro forma financial and operating data of the Partnership and the Corporation as of the dates and for the periods indicated. The summary historical financial information of the Partnership for the years ended December 31, 1995, 1994, 1993, 1992 and 1991, has been derived from financial statements which have been audited by Coopers & Lybrand L.L.P., independent accountants. The financial data for the nine-month periods ending September 30, 1996 and 1995 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Partnership considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The summary unaudited pro forma financial information gives effect to the Conversion as if it occurred at the beginning of the period for the pro forma income statement data presented and as of the date presented with respect to the balance sheet data. The summary financial information should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Partnership and the unaudited Pro Forma Financial Statements and Notes thereto of the Corporation included elsewhere herein. See "INDEX TO FINANCIAL STATEMENTS." See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" for acquisitions and divestitures that affect comparability, and for a discussion of the Corporation's recently announced restructuring plans.

                                                                 P A R T N E R S H I P - H I S T O R I C A L
                                     --------------------------------------------------------------------------------------------
                                             UNAUDITED
                                         Nine Months Ended                                  Years Ended
                                           September 30,                                    December 31,
                                     -------------------------   -----------------------------------------------------------------
INCOME STATEMENT DATA:                 1996            1995           1995          1994          1993         1992         1991
                                     ---------      ----------     ----------      -------     ----------   ----------     -------
Net sales                              $489,517        $455,501     $599,865       $558,754     $493,437     $452,140      $420,619
Income from operations                   24,914          25,623       31,302         37,759       28,975       29,712        27,255
Gain on Sale of Divisions                    --          16,500       20,644          3,523           --           --            --
Provision (benefit) for income
taxes                                      (372)            362          537            100          869          493           630
Income before extraordinary loss
and cumulative effect of change in
   accounting principle                  20,609          36,067       44,745         29,544       18,506       17,691        15,073
Extraordinary loss                           --            (629)        (629)            --           --       (3,434)           --
Cumulative effect on prior years of
   change in accounting principle            --              --           --             --           --          822            --
Net income                              $20,609         $35,438      $44,116        $29,544      $18,506      $15,079       $15,073
Net income per limited partnership
   interest:
   -  Class A                         $    0.82       $    0.82    $    1.10      $    1.10    $    1.10    $    1.10     $    1.10
   -  Class B                         $    0.52       $    1.20    $    1.45      $    0.79    $    0.28    $    0.13     $    0.13
Cash distributions declared per
limited
   partnership interest:              $    0.82       $    0.82    $    1.10      $    1.10    $    1.10    $    1.10     $    1.10
   -  Class A                         $    0.23       $    0.55    $    0.67      $    0.49    $    0.27    $    0.13     $    0.13
   -  Class B
Weighted average number of
outstanding
   limited partnership interests     11,099,573      11,099,573   11,099,573     11,099,573   11,099,573   11,099,573    11,099,573
   -  Class A interests              21,675,746      21,675,746   21,675,746     21,675,746   21,675,746   21,675,746    21,675,746
   -  Class B interests

                                             UNAUDITED
                                         Nine Months Ended                                  Years Ended
                                           September 30,                                    December 31,
                                     -------------------------   -----------------------------------------------------------------
INCOME STATEMENT DATA:                 1996            1995           1995          1994          1993         1992         1991
                                     ---------      ----------     ----------      -------     ----------   ----------     -------
Cash provided by operating
activities                          $20,623          $  7,683       $17,050       $17,704      $23,571       $27,056      $30,038

Total assets                        263,303           257,567       254,591       266,186      273,493       261,588      264,544

Long-term debt and capitalized
lease obligations                    63,934            70,465        63,934        74,781      104,185       115,505      120,108


                     C O R P O R A T I O N - P R O F O R M A
                     ---------------------------------------
                                U N A U D I T E D
                                -----------------

                                            Nine Months Ended     Year Ended
                                              September 30,       December 31,
                                          --------------------    ------------
INCOME STATEMENT DATA                     1996         1995           1995
                                          ----         ----           ----
Net sales                                 $489,517     $455,501     $599,865
Income from operations                      27,405       27,718       34,362
Distribution on guaranteed
preferred beneficial interest in the
Corporation's junior subordinated
  debentures                                (9,174)      (9,174)     (12,232)
Income before income taxes                  12,987       13,350       15,908
Provision for income taxes                   5,920        6,511        7,882
Net income                                   7,067        6,839        8,026

Net income per common share                  $1.10        $1.07        $1.25
Weighted average number of
   outstanding common shares             6,418,936    6,418,936    6,418,936

BALANCE SHEET DATA:                    September 30,
                                            1996
                                            ----
Total assets                              $269,039
Long-term debt                             100,674
Guaranteed preferred beneficial
interests in Corporation's Junior
Subordinated Debentures                    105,446
Stockholders deficit                     $ (22,373)
Negative book value per common
share                                    $   (3.49)

     RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS

         Before completing the enclosed form of proxy, each limited partner should carefully read this entire Proxy Statement/Prospectus, including the Exhibits and the Partnership's Form 10-K for the year ended December 31, 1995 and the other documents incorporated herein by reference, and should give particular attention to the following considerations.

Risks Related to the Conversion

         Potential Conflicts of Interest

                  The General Partner is proposing the Conversion because it believes that it is in the best interests of the limited partners. The General Partner may, however, be viewed as having a potential conflict of interest with the limited partners with respect to the determination of the consideration to be received. Furthermore, the General Partner will receive a benefit from the Conversion which is not shared by all limited partners generally in the elimination of its liability for obligations and liabilities of SunSource which may occur after the Conversion. If these potential conflicts of interest did not exist, it is possible that the terms of the Conversion might be different than the terms approved by the Board of Directors of the General Partner. For additional information concerning the potential conflicts of interest between the General Partner and the limited partners in the Conversion and the procedures adopted by the General Partner to prevent these conflicts from having an impact on the terms of the Conversion, see "SPECIAL FACTORS --Background of the Conversion," "-- Determinations of the Special Committee," "-- Opinion of Smith Barney," and "--Recommendation of the General Partner and Fairness Determination."

         No Independent Representation

                  The Conversion was proposed by the General Partner and negotiated by the Special Committee with the General Partner without independent representation of the limited partners. Independent representation on behalf of the limited partners might have caused the terms of the Conversion to be different in material respects from those described herein. In addition, Smith Barney, the independent investment banking firm retained by the Special Committee on behalf of the Partnership to render its opinion as to the fairness, from a financial point of view, of the exchange ratios, was not separately selected by the limited partners.

         Adverse Tax Implications

                  A primary disadvantage of converting to corporate form is tax related. The principal tax disadvantage is that a corporation pays taxes on its taxable income, and its stockholders generally pay taxes on any dividends from the corporation out of current or accumulated earnings and profits; whereas a partnership pays no tax and its partners pay tax on their distributive share (whether or not actually distributed) of the Partnership's taxable income, gain, loss, deductions and credits. Under current law, the Partnership will be taxed as a corporation after December 31, 1997; however, efforts have been made to extend this date and there can be no assurance that further efforts in this regard will not be successful. As a result of a conversion of the Partnership to corporate form, limited partners will forego the potential future tax benefits associated with operating in partnership form, including primarily the right, through December 31, 1997, to have the Partnership income subject to only one level of federal income taxation.

                  In addition, the Conversion will be a taxable transaction to holders of A Interests, who will recognize gain or loss equal to the difference between the cash and the fair market value of the Preferred Securities received in the Conversion and their tax basis in their A Interests, and to holders of both A and B Interests. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

         Addition of Provisions that May Discourage Changes of Control

                  The Partnership Agreement of the Partnership contains many provisions which are designed to vest in the General Partner the right to manage the business of the Partnership and to restrict the right of the limited partners to change management and to approve transactions of a type which are generally subject to stockholder approval in the case of a corporation. The Partnership does not hold annual meetings of limited partners and does not permit limited partners to vote on many of the matters upon which stockholders of the Corporation will be permitted to vote. Upon effectiveness of the Conversion, the Partnership will terminate and the stockholders will have the rights described under the captions "DESCRIPTION OF PREFERRED SECURITIES," "DESCRIPTION OF CAPITAL STOCK" and "COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED."

                  The Corporation's Certificate of Incorporation and By-laws, the Stockholders Agreement and the stockholder rights plan contain certain provisions that may have the effect of encouraging persons considering an acquisition or takeover of the Corporation to negotiate with the Board of Directors rather than to pursue non-negotiated acquisitions or takeover attempts that a stockholder might consider to be in the stockholders' best interests, including offers that might result in a premium over market price for the Common

Stock. These provisions include authorization for the Board of Directors to issue classes or series of Preferred Stock, a prohibition on stockholder action by written consent and a requirement that stockholders notify the Corporation in advance of any director nominees or items of business to be proposed at any meeting of stockholders. See "DESCRIPTION OF CAPITAL STOCK -- Anti-takeover Provisions." In addition, the deferred compensation plans of the Operating Partnership will continue to provide that, upon the occurrence of a change in control as defined in the plans, the vesting provisions of awards under the plans will be accelerated. See "MANAGEMENT -- Deferred Compensation Plans." These provisions may reduce interest in the Corporation as a potential acquisition target or reduce the likelihood of a change in the management or voting control of the Corporation without the consent of the then incumbent Board of Directors.

         Loss of Contractual Right to Distributions

                  The Partnership Agreement requires the Partnership to distribute Available Cash to the A Interests to the extent of the Priority Return and to the B Interests to the extent of the Tax Distribution. However, Available Cash is determined after deducting such reserves as the General Partner, in its sole discretion, determines to be necessary for capital expenditures and other business purposes. After converting into corporate form, limited partners will lose this contractual right. Payment of distributions on the Preferred Securities by the Trust will depend on payments by the Corporation on the Junior Subordinated Debentures which can be deferred for as long as five years. The Board of Directors of the Corporation will have complete discretion as to the distribution of dividends on the Common Stock. It is the intention of the Board of Directors not to declare dividends on the Common Stock for the foreseeable future; future dividends will depend on, among other things, the future after-tax earnings, operations, capital requirements, borrowing capacity and financial condition of the Corporation and general business conditions.

         Future Dilution of Common Stock

                  The Corporation will be permitted to issue additional equity or debt securities, including shares of Preferred Stock. Issuances of additional shares of Common Stock or shares of Preferred Stock could adversely affect stockholders' equity interest in the Corporation and the market price of the Common Stock, and the interests in the assets, liabilities, cash flow and results of operations of the Corporation represented by the shares of Common Stock issued pursuant to the Conversion may be diluted. Issuances of additional shares may be more likely after the Conversion because the General Partner believes that one of the advantages of the Conversion is that the corporate form will expand the potential investor base, provide greater access to equity markets and permit the use of capital stock as acquisition currency. Holders of Common Stock will not be entitled to preemptive rights.

         Possible Reduction in Fiduciary Standards

                  At least one Delaware court has stated that the fiduciary duties of a general partner to limited partners are comparable to those of a director to stockholders. Other courts, however, have indicated that the fiduciary duties of a general partner are greater than those of a director to stockholders. Therefore, although it is unclear whether or to what extent there are any differences in such fiduciary duties, it is possible that the fiduciary duties of directors of the Corporation to its stockholders could be less than those of the General Partner to the limited partners, which may result in decreased potential liability of the directors of the Corporation. The Certificate of Incorporation of the Corporation expressly limits the potential liabilities of the directors for certain breaches of their fiduciary duties. See "COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED -- Fiduciary Duties."

         Elimination of General Partner Liability for Corporation Obligations

                  The General Partner will receive a benefit from the Conversion which is not shared by all limited partners generally in the elimination of its liability for obligations and liabilities of SunSource which may occur after the Conversion. Under Delaware law, as a general partner of the Partnership, the General Partner is liable to the extent of its assets for the debts and obligations of the Partnership. If the Conversion is consummated, the General Partner would be a stockholder of the Corporation and would not have liability for the debts and obligations of the Corporation.

         No Dissenters', Appraisal or Similar Rights for Nonconsenting Limited Partners

                  If the limited partners approve the Conversion, all holders of Interests will be bound by such approval even though they, individually, may have voted against the Conversion. Under applicable state law and the terms of the Partnership Agreement, limited partners will have no dissenters', appraisal or similar rights in connection with the Conversion, nor will such rights be voluntarily accorded to limited partners by the Partnership or the Corporation. Therefore, limited partners will not be entitled to receive cash payment from SunSource for the fair value of their Interests if they dissent and the Conversion is approved and consummated. See "VOTING AND PROXY INFORMATION -- No Appraisal Rights."

         Uncertainty Regarding Market Price for Preferred Securities and Common Stock

                  At present there is no trading market for the Preferred Securities and Common Stock. Application has been made to list these securities on the NYSE under the trading symbols SDP for the Preferred Securities and SDPB for the Common Stock. There can be no assurance that holders will be able to sell their securities at favorable prices or that the trading prices for the securities will be comparable to the trading prices for the Interests prior to consummation of the Conversion. A large number of securities may be traded by former limited partners immediately following completion of the Conversion for various reasons, including the perceived increased liquidity that the securities may afford to limited partners. This might tend to depress the market price of the securities. The Corporation has agreed to file registration statements for the sale of shares of Common Stock by Lehman Brothers and subject to certain limitations, by management after the Conversion.

                  The closing prices on the New York Stock Exchange on January __, 1996 for A Interests and B Interests were $____ and $____, respectively.

                  Various anti-takeover provisions which would apply to the Corporation after the Conversion could also have a negative effect on the market price of the Common Stock.

         Sale of Common Stock by Lehman Brothers and Management

                  The Corporation has agreed to file registration statements for the sale of shares of Common Stock by Lehman Brothers and, subject to certain limitations, by management after the Conversion. Lehman Brothers and management have agreed to cooperate to execute an underwritten secondary offering of all or some portion of their shares of Common Stock as soon as practicable after the effective date of the Conversion, subject to market conditions.

                  The Corporation has agreed not to sell any additional shares of Common Stock prior to the earlier of such initial secondary offering and the nine-month anniversary of the Conversion.

         Transaction Costs

                  Transaction costs of approximately $__________ will be paid by the Partnership, whether or not the Conversion is completed.

         Change in Ownership Rights

                  As a result of the Conversion, limited partners will lose certain rights associated with their ownership of Interests and will acquire certain rights associated with their ownership of Preferred Securities and shares of Common Stock. A comparison of these factors, which may relate to investment objectives of limited partners, is set forth in "COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED."

Risks Related to the Preferred Securities

         Ranking of Subordinated Obligations under Preferred Securities Guarantee and Junior Subordinated Debentures; Dependence on the Corporation

                  The obligations of the Corporation under the Junior Subordinated Debentures are unsecured obligations of the Corporation and will be subordinate and junior in right of payment to Senior Indebtedness of the Corporation but senior to its capital stock. The Corporation's obligations under the Preferred Securities Guarantee are unsecured and will rank (i) subordinate and junior in right of payment to all other liabilities of the Corporation, including the Junior Subordinated Debentures, except those made pari passu or subordinate by their terms, and (ii) senior to all capital stock now or hereafter issued by the Corporation and to any guarantee now or hereafter entered into by the Corporation in respect of its capital stock. Because the Corporation is a holding company, the Junior Subordinated Debentures (and the Corporation's obligations under the Preferred Securities Guarantee) are also effectively subordinated to all existing and future liabilities, including trade payables, of the Operating Partnership and other subsidiaries of the Corporation, except to the extent that the Corporation is a creditor of the subsidiaries recognized as such. There are no terms in the Preferred Securities, the Junior Subordinated Debentures or the Preferred Securities Guarantee that limit the Corporation's ability to incur additional indebtedness, including indebtedness that ranks senior to or pari passu with the Junior Subordinated Debentures and the Preferred Securities Guarantee, or the ability of its subsidiaries to incur additional indebtedness. See "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE -- Status of the Preferred Securities Guarantee" and "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- Subordination."

                  The Indenture provides that the Corporation shall pay all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including any taxes and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes. No assurance can be given that the Corporation will have sufficient resources to enable it to pay such debts, obligations, costs and expenses on behalf of the Trust.

         Enforcement of Certain Rights by Holders of Preferred Securities

                  If an Event of Default (as defined herein) under the Declaration occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee (as defined herein) of its rights as a holder of the Junior Subordinated Debentures against the Corporation. The holders of a majority in liquidation amount of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Junior Subordinated Debentures. If the Property Trustee fails to enforce its rights with respect to the Junior Subordinated Debentures held by the Trust, any record holder of Preferred Securities may institute legal proceedings directly against the Corporation to enforce the Property Trustee's rights under such Junior Subordinated Debentures without first instituting any legal proceedings against such Property Trustee or any other person or entity.

                  The Trust's ability to make distributions and other payments on the Preferred Securities is solely dependent upon the Corporation making interest and other payments on the Junior Subordinated Debentures deposited as trust assets as and when required. If the Corporation were not to make distributions or other payments on the Junior Subordinated Debentures for any reason, including as a result of the Corporation's election to defer the payment of interest on the Junior Subordinated Debentures by extending the interest period on the Junior Subordinated Debentures, the Trust will not make payments on the Trust Securities. In such an event, holders of the Preferred Securities would not be able to rely on the Preferred Securities Guarantee since distributions and other payments on the Preferred Securities are subject to such Guarantee only if and to the extent that the Corporation has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets. Instead, holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as registered holder of the Junior Subordinated Debentures against the Corporation pursuant to the terms of the Indenture and may vote to appoint a Special Regular Trustee. In the event the Corporation failed to pay interest on or principal of the Junior Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may directly institute a proceeding against the Corporation under the Indenture for enforcement of payment to such holder of the interest on or principal of such Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Corporation will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Corporation to such holder of Preferred Securities in such Direct Action. Except as set forth herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE," and "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- Indenture Events of Default." If the Trust's failure to make distributions on the Preferred Securities is a consequence of the Corporation's exercise of its right to extend the interest payment period for the Junior Subordinated Debentures, the Property Trustee will have no right to enforce the payment of distributions on the Preferred Securities until an Event of Default under the Declaration shall have occurred.

         Option to Extend Interest Payment Period; Tax Impact of Extension

                  So long as the Corporation shall not be in default in the payment of interest on the Junior Subordinated Debentures, the Corporation has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time for an Extension Period not exceeding 60 consecutive months, during which no interest shall be due and payable. In such an event, monthly distributions on the Preferred Securities would not be made (but would continue to compound monthly at the rate of 11.6% per annum) by the Trust during any such Extension Period. If the Corporation exercises the right to extend an interest payment period, the Corporation may not during such Extension Period declare or pay dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its Common Stock or Preferred Stock.

                  Prior to the termination of any Extension Period, the Corporation may further extend such Extension Period; provided that such Extension Period together with all such previous and further extensions thereof may not exceed 60 consecutive months. Upon the termination of any Extension Period and the payment of all amounts then due, the Corporation may commence a new Extension Period, subject to the above requirements. The Corporation may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debentures. See "DESCRIPTION OF PREFERRED SECURITIES -- Distributions" and "DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES -- Option to Extend Interest Payment Period."

                  Because the Corporation has the right to extend the interest payment period up to 60 consecutive months on various occasions, the Junior Subordinated Debentures will be treated as issued with "original issue discount" for United States federal income tax purposes. As a result, holders of Preferred Securities will be required to include their pro rata share of original issue discount in gross income as it accrues for United States federal income tax purposes in advance of the receipt of cash. Generally, all of a securityholder's taxable interest income with respect to the Junior Subordinated Debentures will be accounted for as "original issue discount" and actual distributions of stated interest will not be separately reported as taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- Certain Tax Consequences of the Conversion to Holders of A Interests -- Accrual of Original Issue Discount and Premium" and "-- Potential Extension of Payment Period on the Junior Subordinated Debentures."

                  As described above, the Corporation has the right to extend an interest payment period on the Junior Subordinated Debentures from time to time for a period not exceeding 60 consecutive monthly interest periods. If the Corporation determines to extend an interest payment period, or if the Corporation thereafter extends an Extension Period or prepays interest accrued during an Extension Period as described above, the market price of the Preferred Securities is likely to be affected. In addition, as a result of such rights, the market price of the Preferred Securities (which represent an undivided interest in Junior Subordinated Debentures) may be more volatile than other securities on which original issue discount accrues that do not have such rights. A holder that disposes of Preferred Securities during an Extension Period, therefore, may not receive the same return on investment as a holder that continues to hold its Preferred Securities. See "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- Option to Extend Interest Payment Period."

                  Unlike the A Interests, which are not subject to mandatory or optional redemption by the Partnership, the Junior Subordinated Debentures held by the Trust may be redeemed by the Corporation at 100% of the liquidation amount plus accrued and unpaid distributions at any time after March 31, 2002.

         Special Event Redemption or Distribution

                  Upon the occurrence and during the continuation of a Tax Event or Investment Company Event (each as defined herein), which may occur at any time, the Trust shall, unless the Junior Subordinated Debentures are redeemed in the circumstances described below, be dissolved with the result that, in the manner described in "DESCRIPTION OF PREFERRED SECURITIES --Liquidation Distribution Upon Dissolution," Junior Subordinated Debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, and bearing accrued and unpaid interest equal to accrued and unpaid distributions on, the Preferred Securities and Common Securities would be distributed on a Pro Rata Basis to the holders of the Preferred Securities and Common Securities in liquidation of the Trust. In the case of a Tax Event, in certain circumstances, the Corporation shall have the right to redeem at any time the Junior Subordinated Debentures, in whole or in part, in which event the Trust will redeem Preferred Securities and Common Securities on a Pro Rata Basis to the same extent as the Junior Subordinated Debentures are redeemed. The price paid on such redemption will be $25.25 in respect of each Preferred Security if the redemption in the case of a Tax Event occurs within five years of the Conversion and $25 thereafter. There can be no assurance as to the market prices for Preferred Securities or the Junior Subordinated Debentures which may be distributed in exchange for Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Preferred Securities or the Junior Subordinated Debentures which the investor may receive on dissolution and liquidation of the Trust, may trade at a discount. See "DESCRIPTION OF PREFERRED SECURITIES -- Special Event Redemption or Distribution" and "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- General."

                  Under current United States federal income tax law and interpretation thereof and assuming, as expected, the Trust is treated as a grantor trust for United States federal income tax purposes, a distribution by the Trust of the Junior Subordinated Debentures pursuant to a liquidation of the Trust will not be a taxable event to the Trust or to holders of the Preferred Securities and will not result in a holder of the Preferred Securities receiving directly such holder's pro rata share of the Junior Subordinated Indentures (previously held indirectly through the Trust). If, however, the liquidation of the Trust were to occur because the Trust is subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures as a result of the occurrence of a Tax Event or otherwise, the distribution of Junior Subordinated Debentures to holders of the Preferred Securities by the Trust would be a taxable event to the Trust and each holder, and holders of the Preferred Securities would recognize gain or loss as if they had exchanged their Preferred Securities for the Junior Subordinated Debentures they received upon the liquidation of the Trust. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- Certain Tax Consequences of the Conversion to Holders of A Interests -- Distribution of Junior Subordinated Debentures to Holders of Preferred Securities."

                  On March 19, 1996, the Revenue Reconciliation Bill of 1996 (the "Bill") was introduced in the 104th Congress which would have, among other things, generally denied interest deductions on a debt instrument that had a maximum weighted average maturity of more than 40 years. The Bill also would generally deny interest deductions for interest on an instrument, issued by a corporation, that has a maximum term of more than 30 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. For purposes of determining the weighted average maturity or the term of an instrument, any right to extend would be treated as exercised. The above-described provisions of the Bill were proposed to be effective generally for instruments issued on or after December 7, 1995. If either provision were to apply to the Junior Subordinated Debentures, the Company would not be able to deduct interest on the Junior Subordinated Debentures. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement (the "Joint Statement") to the effect that it was their intention that the effective date of the Bill, if enacted, would be no earlier that the date of appropriate Congressional action. In addition, subsequent to the publication of the Joint Statement, Senator Daniel Patrick Moynihan and Representatives Sam M. Gibbons and Charles B. Rangel wrote letters to Treasury Department officials concurring with the view expressed in the Joint Statement (the "Democrat Letters"). The 104th Congress adjourned without enacting the Bill. Moreover, if the principles contained in the Joint Statement and the Democrat Letters were followed, any similar legislation that is subsequently proposed or enacted would not apply to the Junior Subordinated Debentures. There can be no assurance however, that current or future legislative or administrative proposals or final legislation will not adversely affect the ability of the Company to deduct interest on the Junior Subordinated Debentures or otherwise affect the tax treatment described herein. Such a change, therefore, could give rise to a Tax Event, which would permit the Company to cause a redemption of the Preferred Securities or to dissolve the Trust and distribute the Junior Subordinated Debentures to the holders of Trust Securities in liquidation of the Trust upon receiving an opinion of counsel as described more fully under "DESCRIPTION OF CAPITAL STOCK -- Redemption -- Special Event Redemption or Distribution of Junior Subordinated Debentures."

         Limited Voting Rights

                  Holders of Preferred Securities will have limited voting rights and, subject to the rights of holders of Preferred Securities to appoint a Special Regular Trustee upon the occurrence of an Appointment Event, will not be able to appoint, remove or replace, or to increase or decrease the number of, Trustees, which rights are vested exclusively in the holders of Common Securities.

Other Considerations

         In addition to the factors noted above, an investment in SunSource (whether in partnership or corporate form) is subject to risks associated with operating conditions, competitive factors, economic conditions, industry conditions and equity market conditions. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Recent Developments."


                          VOTING AND PROXY INFORMATION

Voting Procedures

         Under the Partnership Agreement, a holder of an Interest may vote only if the holder has been admitted as a limited partner of the Partnership on or before the record date for the Special Meeting. Each Interest entitles the holder thereof to one vote with respect to matters to be voted on at the Special Meeting. The General Partner has set the close of business on January __, 1997 as the record date (the "Record Date") for the determination of limited partners entitled to vote at the Special Meeting.

         The Partnership will accept proxies at any time before the Conversion is voted on at the Special Meeting. The enclosed form of proxy, when properly completed and returned, will constitute a limited partner's vote for or against, or abstention on, the Conversion. If a limited partner returns a form of proxy duly signed without voting, the limited partner will be deemed to have voted for the Conversion.

Revocation of Proxies

         A limited partner may revoke a proxy any time during the solicitation period before its exercise by (i) delivering written notice of revocation to the Partnership, (ii) executing and delivering to the Partnership a later dated form of proxy or (iii) voting in person at the Special Meeting. Any such written notice or later dated proxy should be sent to SunSource L.P., 2600 One Logan Square, Philadelphia, Pennsylvania 19103, Attention: Joseph M. Corvino, Secretary.

Vote Required; Quorum

         Approval of the Conversion will require (i) the affirmative vote of limited partners holding an aggregate of more than 50% of the outstanding A Interests and B Interests, each voting separately as a class, and (ii) the affirmative vote of unaffiliated limited partners (limited partners other than affiliates of the General Partner) holding an aggregate of more than 50% of the A Interests and B Interests held by unaffiliated limited partners, each voting separately as a class. As of the Record Date, there were 11,099,573 A Interests outstanding, of which 11,019,850 were held by unaffiliated holders, and 21,675,746 B Interests outstanding, of which 11,663,603 were held by unaffiliated holders. The presence, in person or by proxy, of limited partners holding an aggregate of more than 50% of each class will constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be treated as present for the purpose of determining a quorum but will have the effect of votes against the Conversion Proposal.

         The executive officers, directors and other affiliates of the General Partner own less than 1% of the outstanding A Interests and 46.3% of the outstanding B interests. They have advised the Partnership that they each intend to vote their Interests in favor of the Conversion, although they will not participate in the votes by the unaffiliated holders of A Interests and B Interests. For further information concerning the ownership of Interests by the General Partner's affiliates, executive officers and directors, see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

Solicitation of Proxies

         This solicitation is being made by the General Partner on behalf of the Partnership. The Partnership will pay the cost of soliciting proxies. The Partnership will reimburse brokerage houses and other nominees for their reasonable expenses of forwarding proxy materials to beneficial owners of Interests. The Partnership has retained ________________________ to aid in the solicitation of proxies and to verify certain records related to the solicitation of proxies for a fee of $_______ plus expenses. In addition, representatives of SunSource may meet with brokers, research analysts and other members of the investment community to discuss the Conversion. Representatives of SunSource may also contact limited partners in person or by telephone, or arrange meetings with limited partners to discuss the Conversion.

Independent Auditors

         Representatives of Coopers & Lybrand L.L.P., the Partnership's independent accountants, are expected to be present at the Special Meeting.

No Appraisal Rights

         Limited partners who object to the Conversion will have no appraisal, dissenters' or similar rights (i.e., the right, instead of receiving securities of the Corporation, to seek a judicial determination of the "fair value" of their Interests and to compel SunSource to purchase their Interests for cash in that amount) under state law or the Partnership Agreement, nor will such rights be voluntarily accorded to limited partners by SunSource. Thus, approval of the Conversion by the requisite vote of limited partners will bind all limited partners, and objecting limited partners will have no alternative to receipt of securities of the Corporation other than selling their Interests (or securities of the Corporation) in the open market.

Other Matters

         The enclosed form of proxy grants discretionary authority to the persons named to vote on any other matters that may properly come before the Special Meeting. The Partnership is not aware of any other proposals planned to be made at the Special Meeting and has no current intention of making any additional proposals.


                                 SPECIAL FACTORS

Background of the Conversion

         In October 1986, Shearson Lehman Brothers Holdings, Inc. ("Shearson Lehman"), the predecessor to Lehman Brothers, acquired all of the capital stock of Sun Distributors, Inc. ("SDI") from Sun Company, Inc. In December 1986, the Partnership and the Operating Partnership were organized as Delaware limited partnerships, and in January 1987 the assets and liabilities of SDI were transferred to the Operating Partnership in exchange for a note and a 99% limited partnership interest in the Operating Partnership. Shearson Lehman then contributed the limited partnership interest to the Partnership in exchange for 11,099,573 A Interests and 22,199,146 B Interests. In February 1987, Shearson Lehman sold 10,653,990 units (each consisting of one A Interest and one B

Interest) in an underwritten public offering.

         At the time of organization, the limited partnership form offered important tax advantages since there was no federal income tax at the partnership level. However, in December 1987 Congress passed the Revenue Act of 1987, one of the provisions of which decreed that publicly held limited partnerships ("MLP's"), with certain exceptions not applicable to the Partnership, would be taxed for federal income tax purposes as corporations. MLP's existing on December 17, 1987 were "grandfathered" for ten years until December 31, 1997.

         In addition to the limited time period for the tax benefits, management found that the structure of the Partnership impeded the strategic direction of its business. Prior to 1987, the business had grown principally through acquisitions made either with cash or Sun Company stock. With a limited partnership, acquisitions with Interests became impracticable. Available cash was limited by the required payment of the B Tax Distribution which had to be made at 125% of the maximum individual federal income tax rate. This meant that, at the outset, 38.75% (125% x 31%) of federal taxable income allocable to the B Interests had to be distributed. In 1993, the maximum tax rate was increased to 39.6% meaning that the B Tax Distribution increased to 49.5% of federal taxable income allocable to the B Interests.

         During the early 1990's the question whether to convert to a corporation was examined from time to time. One of the advantages of conversion was that, if the A Interests could be replaced with debt, the interest on the debt would be deductible which would offset to some degree the tax disadvantages of being taxed as a corporation. However, the amount of this much debt on the balance sheet would have impaired SunSource's ability to borrow money. It therefore became impracticable to convert without the sale of some assets to provide additional net worth.

         In the spring and summer of 1992, Lehman Brothers and Legg Mason Wood Walker, Incorporated ("Legg Mason") were engaged to seek out buyers for the entire Partnership. Lehman Brothers and Legg Mason prepared descriptive memoranda for the operations of the divisions, solicited confidentiality agreements from prospective buyers, assisted in the due diligence efforts of the prospective buyers and received various offers. Approximately 60 companies were contacted but the effort produced no proposals attractive to pursue, due in part to the financial and economic climate at that time and its effect on the Partnership's business.

         On September 13, 1993 the Partnership publicly announced that the Board had begun to explore the possible sale of assets or becoming a publicly traded corporation and had authorized the engagement of financial advisors to assist in the process. Lehman Brothers and Legg Mason (the "Advisors") were again engaged and conducted an extensive search for buyers of the entire Partnership or of divisions of the Partnership. Again, the Advisors prepared memoranda for the operations of the divisions, solicited confidentiality agreements from and assisted in the due diligence efforts of, the prospective buyers and received various offers. The Advisors contacted 77 strategic and 44 financial buyers. They received no interest in the Partnership as a whole from acquirors at an acceptable level. They received a number of bids for divisions, some of which were attractive. However, the Board determined that the realizable sale value of all of the Partnership's assets was not adequate, and also decided that conversion to a corporation at that time would be unattractive. Finally the Board determined that the bids for the Electrical Group and for the Dorman Products division should be pursued further and instructed the Advisors to obtain final bids for these businesses.

         The Operating Partnership sold its Electrical Group on December 5, 1994 and the Dorman Products division on January 3, 1995. In addition, although not the result of the study of strategic alternatives in 1993-1994, the Downey Glass division was sold on October 27, 1995. The Operating Partnership received an aggregate cash consideration, net of expenses, of approximately $70 million, of which $14.2 million was used for a mandatory prepayment on its senior debt. With the regularly scheduled principal payment on the senior debt in December 1995, the Partnership's total debt as a percentage of its consolidated capitalization was reduced to 43.5% at December 31, 1995 compared with 55% at December 31, 1994. The sales not only strengthened the financial position of the Partnership but enabled it to remove the restriction on acquisitions which had been imposed by the lenders for 1993 and 1994.

         The strengthened balance sheet therefore removed one of the negative considerations for conversion to a corporation and, with the deadline of December 31, 1997 approaching, management and Lehman Brothers began to develop a concept for conversion to a corporation. This concept was presented to the Board of Lehman/SDI at its June 12, 1996 meeting. The Board authorized further work on the conversion and appointed the Special Committee to review the terms of the conversion proposal to be prepared by the General Partner. See "-- Determinations of the Special Committee" below.

         At the same meeting, the Board reviewed a presentation prepared by management which outlined a range of values which might be realized if the Partnership were to be liquidated. Because the valuations presented did not suggest an attractive potential sale value for the Partnership and because of the logistical problems raised by a liquidation, the Board decided that pursuit of the conversion alternative offered a higher expected value for Interest holders than the liquidation plan. For more information on the liquidation alternative, see "-- Alternatives to the Conversion."

Existing Partnership Structure

         The Partnership is a Delaware limited partnership. Unless earlier terminated pursuant to the Conversion or the Partnership Agreement, the Partnership will continue in existence until December 31, 2086. The General Partner holds a 1% general partner interest. The limited partner interests in the Partnership, representing a 99% limited partner interest, are represented by 11,099,573 A Interests and 21,675,746 B Interests, both of which are traded on the NYSE. The Partnership holds a 99% limited partner interest in the Operating Partnership and the General Partner holds a 1% general partner interest. The Partnership conducts all of its business activities through the Operating Partnership. Lehman/SDI is the general partner of the General Partner and makes all the decisions relating to the management of the Partnership and the Operating Partnership and manages and controls their activities. Lehman Brothers Holdings, Inc., as the sole stockholder of Lehman/SDI, elects the members of the Board of Directors of Lehman/SDI. See the chart on page 1 of this Proxy Statement/Prospectus.

         The General Partner receives, as part of its general partner interest in the Operating Partnership, a management fee of $3,330,000 per year from the Operating Partnership as well as distributions attributable to its general partnership interests. The Partnership will continue to pay the management fee until the Effective Time of the Conversion. See "-- Existing Economic Interests of the Partners." All expenses incurred by the General Partner are paid or reimbursed by the Operating Partnership, except for the compensation of the non-management directors of Lehman/SDI.

Existing Economic Interests of the Partners

         Cash Available for Distribution of the Partnership (i.e., all cash receipts of the Partnership, less cash used to pay or establish a reserve for expenses) is distributed 99% to the holders of A Interests and 1% to the General Partner until holders of A Interests have received annually a $1.10 simple, cumulative return (the "Priority Return"). The Priority Return has been paid on a monthly basis to holders of record on the first day of the month.

         After distribution of the Priority Return, Cash Available for Distribution is distributed 1% to the General Partner and 99% to the holders of B Interests until such holders have received an annual distribution (the "B Tax Distribution") equal to the product of (i) 125% of the then applicable maximum Federal income tax rate for individuals and (ii) the taxable income allocable to the B Interests. The B Tax Distribution has been partially distributed on a monthly basis to holders of record on the first day of the month with the balance distributed by March 31 of the succeeding year. See Note 3 of Notes to Consolidated Financial Statements.

         Upon liquidation of the Partnership, after provision for all liabilities, the holders of A Interests will receive a preferential distribution equal to $10 per A Interest plus any unpaid Priority Return and the balance will be distributed to the General Partner and the holders of B Interests in accordance with their respective capital accounts.

         The Operating Partnership distributes its available cash 99% to the Partnership and 1% to the General Partner until the amount distributed to the Partnership is sufficient to pay the Priority Return and the B Tax Distribution. The General Partner also receives a management fee from the Operating Partnership of $3,330,000 annually. To the extent that the Priority Return and the B Tax Distribution have not been paid on a cumulative basis, the management fee will not be paid, but will be deferred and be paid, together with any management fees then owed with respect to any other year, after the Priority Return and B Tax Distribution have been paid. In addition, the management fee can be paid only if the Operating Partnership complies with the covenants required by the Operating Partnership's credit agreements. See Notes 8 and 9 of Notes to Consolidated Financial Statements.

Alternatives to the Conversion

         The alternatives to the Conversion which were considered by the General Partner were continuing the existence of the Partnership as a limited partnership and the liquidation of the Partnership, either immediately or over an extended period of time.

         The benefit of continuing the existence of the Partnership as a limited partnership is the possible reduction of aggregate federal income taxes payable by the Partnership and its partners compared to the aggregate federal income taxes payable by the Corporation and its stockholders with respect to the income of SunSource. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES." This federal income tax benefit will end under current law on December 31, 1997 and the Partnership will thereafter be taxed as a corporation. The Partnership will then be subject to tax at the Partnership level and the partners will also be subject to tax on any distributions received. In addition, payments of the Priority Return would not be deductible for tax purposes. In view of this double taxation, the General Partner does not believe it would be in the best interests of the Partnership and the limited partners to remain in partnership form.

         Another alternative to the Conversion considered by the General Partner was liquidation. One benefit of liquidating the

Partnership at this time rather than effecting the Conversion would be the possibility that the currently realizable value of the Partnership assets may exceed the value of SunSource as a continuing business. Another benefit of liquidating in partnership form is that a liquidation of the Partnership would likely result in less federal income taxes payable on any gains recognized by the Partnership than if the Partnership were converted to a corporation and subsequently liquidated because the partners of the Partnership would only pay federal income tax at the partner level on liquidation gains, while a corporation would pay federal income tax on gains derived from liquidating its assets and the corporation's stockholders would also pay federal income tax on the amount by which the liquidation proceeds received by the stockholders exceeded their basis in the shares.

         Management made a presentation to the Board on June 12, 1996 during which it outlined a range of values which might be realized if the Partnership were to be liquidated. These values were based upon (i) current and projected earnings before interest, taxes and amortization (EBITA) for all of the Partnership's units, with estimated multiples of EBITA and (ii) management's estimates of the costs of liquidation, including transaction costs, severance pay, make-whole penalties on long-term debt, and the closing of the headquarters operations. The estimated EBITA multiples used by management in its presentation were derived from information developed by the Partnership's investment bankers from their work in 1992, 1993 and 1994. Management believed such multiples had not changed materially based on several unsolicited indications of interest the Partnership had received with respect to certain of its divisions since such time and the performance of the Partnership's various divisions during 1995 and 1996.

         Although it seemed likely that a number of business units could be sold on attractive terms, there was substantial doubt that acceptable prices could be found for all of the business units within an acceptable time frame. The failure to sell all but a few units would prevent the Partnership from liquidating. At the same time, the requirement to pay the A Interest priority return would place an onerous cash burden upon the remaining operating units. The Board determined that the administrative burdens that would result from an attempt to sell business units separately made liquidation an unattractive alternative.

         An additional risk in the liquidation proposal was the amount of time it could take to dispose of multiple businesses on satisfactory terms. Management was concerned that morale could become a problem at those units not sold quickly, and diminished performance and increased employee defections could rapidly impair the value of the affected units. Finally, potential buyers of the last few business units would have superior negotiating power when it became clear that the Partnership had to sell the remaining assets in a short time frame in order to complete the liquidation prior to December 31, 1997.

         The Board also considered that liquidation would create an immediate large taxable gain for the Partnership's investors while the Conversion would result in a substantially smaller taxable gain.

         Based on the considerations described below, the Board believes that a liquidation of the Partnership's assets (either through individual or bulk asset sales or the sale of the Partnership in its entirety) at this time would not result in the limited partners receiving acceptable value. The Board did not obtain an appraisal or other valuation of the assets.

         The Board also rejected the liquidation alternative because liquidation would not provide the limited partners and the General Partner with any continuing equity interest in the Partnership and would be unlikely to be accomplished on a tax-advantaged basis. The General Partner believes that in the long term the value of the Partnership, whether or not the Conversion is effected, to the General Partner and the limited partners would exceed the value of the proceeds of a liquidation.

         The General Partner believes that other long-term strategies available to SunSource such as diversification, disposition of assets and acquisition of assets are not materially adversely affected by the decision to convert. From time to time in the past, the General Partner has considered, and in some cases effected, the possibility of disposing of surplus assets, acquiring assets, diversifying its operations geographically and engaging in new lines of business. For example in 1994 and 1995, the Partnership sold its Electrical Group, Dorman Products division, and Downey Glass division. Similarly, the Partnership has acquired a number of companies which complement its operations. See "BUSINESS -- General." The General Partner believes that SunSource will continue to consider, and in some cases effect, similar transactions in the future, regardless of whether SunSource is organized in partnership or corporate form. However, the General Partner currently is not considering any significant transaction involving the Partnership or SunSource's business which is outside the ordinary course of business of the Partnership.

Reasons to Convert to Corporate Form

         The General Partner believes that there are six principal reasons to convert to corporate form at this time: (i) the potential for the Corporation's and the Trust's equity securities to attain greater acceptance within the investment community; (ii) the conservation of cash by elimination of the management fee and reduction in tax payments; (iii) the ability to deduct interest payments on the Junior Subordinated Debentures for federal income tax purposes; (iv) the potential for the Corporation to issue equity in payment of the purchase price for complementary acquisitions; (v) the potential for the Corporation to have greater access to equity capital markets;

and (vi) the simplification and reduction in cost of tax reporting for investors in SunSource.

         o Expansion of Potential Investor Base. The General Partner anticipates that the Conversion will expand SunSource's potential investor base to include institutional and other investors who do not typically invest in limited partnership securities because of various tax and administrative reasons. In addition, the General Partner anticipates that the Common Stock (as compared to Interests) will receive additional investor interest through increased review and evaluation by research analysts.

         o Conservation of Cash. The Corporation will conserve cash by the elimination of the annual management fee of $3,330,000.

         o Deductibility of Interest. Although the Corporation will have to pay tax on its income, SunSource will conserve additional cash balance because (i) the interest payable on the Junior Subordinated Debentures, which will equal the distributions currently paid on the A Interests, is deductible for federal income tax purposes and (ii) the difference in rates between the B tax distribution which will be eliminated and the tax that will become payable by the Corporation.

         o Acquisition Currency. The General Partner believes that current industry conditions may provide opportunities for SunSource to grow through the acquisition of businesses and assets which are complementary to its existing businesses. In certain cases, SunSource may want to be able to issue equity interests as payment of the purchase price for such acquisitions. The General Partner believes that an equity interest in a corporation will be a more attractive acquisition currency to sellers than an interest in a partnership. SunSource is not presently party to any agreement or understanding regarding a material acquisition and currently has no plans to make a material acquisition.

         o Greater Access to Equity Markets. The General Partner expects that the Corporation will have greater access to the public and private equity capital markets than the Partnership, potentially enabling it to raise capital on more favorable terms than are now available to the Partnership. This greater access may be of particular benefit if SunSource proposes to issue equity securities to reduce existing debt, or to raise additional funds for capital expenditures or otherwise to expand its business.

         o Tax Consequences and Tax Reporting. The benefit of being taxed as a partnership will end under current law after December 31, 1997. In addition, the General Partner believes that the complexities of tax reporting associated with partnership investments are regarded as unduly burdensome for most limited partners under current conditions. The ownership of stock rather than Interests will greatly simplify tax reporting with respect to an investment in SunSource on each limited partner's individual federal and state income tax returns for future years.

Terms of the Conversion

         Structure of the Conversion. If approved by the limited partners, the Conversion will be effected as follows:

         o The Corporation will form three new wholly owned Delaware subsidiaries, SunSub A, SunSub B and SunSub C, and a new Delaware statutory business trust, the Trust. At the Effective Time, the Partnership, SunSub A and SunSub B will be merged into the Operating Partnership which will be the survivor. Pursuant to the Merger, (i) the A Interests will be converted into Preferred Securities of the Trust and cash and the Corporation will issue the Junior Subordinated Debentures to the Trust; (ii) the B Interests will be converted into shares of Common Stock of the Corporation; (iii) the General Partner interests in the Partnership and the Operating Partnership will be converted into shares of Common Stock of the Corporation; (iv) the shares of SunSub A will be converted into a 1% general partnership interest in the Operating Partnership; and (v) the shares of SunSub B will be converted into a 99% limited partnership interest in the Operating Partnership. Immediately following the Merger, the Corporation will contribute the general partnership interest in the Operating Partnership to SunSub C. Also, following the Merger, the General Partner will dissolve and distribute the Common Stock of the Corporation received in the Merger to its general and limited partners.

         o As a result of the Merger, the former holders of the A Interests will be holders of Preferred Securities of the Trust and the former holders of the B Interests and the partners of the General Partner will be holders of shares of Common Stock of the Corporation.

         o The Corporation will then be the holder of the 99% limited partnership interest in the Operating Partnership and its wholly owned subsidiary, SunSub C, will hold the 1% general partnership interest. See page 1 above for a chart of the corporate structure after the Conversion.

         The Operating Partnership will be managed by SunSub C, as sole general partner of the Operating Partnership, under the direction of its parent, the Corporation. By reason of the Merger, the Corporation will be responsible for all liabilities and obligations of the Partnership.

         The Conversion is proposed to be effected pursuant to an Agreement and Plan of Conversion, attached as Exhibit B and incorporated by reference herein, among the Corporation, the Partnership, the Operating Partnership, the General Partner, SunSub A and SunSub B (the "Conversion Agreement").

         Diagrams illustrating the structure of SunSource and its subsidiaries, both before and after the Conversion, are set forth immediately preceding the Summary.

         Effective Time. If approved at the Special Meeting, the Conversion is expected to become effective on March 31, 1997 (the "Effective Time").

         Conditions to the Conversion. The principal conditions to the Conversion are (i) approval of the Conversion by the votes of holders of A Interests and B Interests, including holders of unaffiliated A Interests and B Interests; (ii) approval of the Preferred Securities and Common Stock for listing on the NYSE; (iii) no withdrawal of the Special Committee's determination that the Conversion is fair to the holders of A Interests and B Interests or of the fairness opinion of Smith Barney; (iv) receipt of a satisfactory tax opinion; (v) the availability of financing to refinance existing senior debt on terms acceptable to the Corporation; and (vi) no material change in applicable law, including with respect to the taxation of the Conversion, the Corporation or the Preferred Securities.

         Termination; Amendment. The General Partner may terminate the Conversion Agreement and abandon the Conversion at any time before it becomes effective, whether before or after approval by the limited partners. Any provision of the Conversion Agreement may be waived at any time by the party that is entitled to the benefits thereof, and the Conversion Agreement may be amended at any time before or after approval thereof by the limited partners by agreement of the Board of Directors of Lehman/SDI and the other parties to the Conversion Agreement. After any such approval, however, no amendment or waiver may be made that decreases the amount or changes the type of the consideration or that in any way materially and adversely affects the rights of the holders of Interests without the approval of a majority of such holders.

Consequences if Conversion is Not Approved

         If the Conversion is not approved by the limited partners, or if the Conversion is not consummated for any other reason, the Partnership presently intends to continue to operate as an ongoing business in its current form. No other transaction is currently being considered by the Partnership as an alternative to the Conversion, although the Partnership may from time to time explore other alternatives.

         Failure to convert into corporate form could result in a substantial reduction in income available to B Interests and would also result in a reduction of the Partnership's fixed charge coverage ratio. The following table shows that the pro forma results for the nine months ended September 30, 1996 would produce net income of $0.275 per existing B Interest if the Partnership were to have converted to corporate form, but only $0.061 per existing B Interest if the Conversion were not approved and the Partnership were to be taxed as a corporation (as it will be after December 31, 1997 under current tax law).

                                                        Nine Months Ended
                                                       September 30, 1996
                                                       ------------------
                                                     (dollars in thousands)
                                                                     Pro Forma Partnership
                                        Pro Forma Corporation       Taxable as a Corporation
                                        ---------------------       -------------------------
Income from Operations                      $     27,405                   $     27,405
  Management Fee                                     N/A                          2,491
  Interest Expense, Net                            5,922                          5,922
  Other Income, Net                                  678                            678
  Distribution on Preferred Securities            (9,174)                          --
                                            ------------                   ------------
Income Before Taxes                         $     12,987                   $     19,760

Income Tax Provision                               5,920                          8,970
                                            ------------                   ------------
Net Income                                  $      7,067                   $     10,700
                                            ------------                   ------------
General Partner Income Allocations                  --                              214
Class A Priority Return Payments                    --                            9,158
                                            ------------                   ------------
Net income to B Holders                     $      7,067                   $      1,328
                                            ------------                   ------------

Number of B Units Outstanding                 25,675,746                     21,675,746
Earnings Per Class B Unit
(Before Reverse Split)                      $      0.275                   $      0.061
                                            ------------                   ------------

         Tax cash distributions to B Interest holders would be discontinued after December 31, 1997 even if the Conversion is not approved, because income taxes will be paid by the Partnership after that date.

         Failure to convert will result in reduced cash flow, which would inhibit the Partnership's ability to finance adequately future growth by internal expansion or acquisition. The above table shows pro forma net income of $7.0 million to holders of corporate B Interests for the nine months ended September 30, 1996 versus $1.3 million to holders of B Interests if the Partnership were taxed as a corporation. If the Conversion is not approved, the General Partner might reconsider other alternatives, including liquidation of the Partnership. In the event of a liquidation, the A Interests would be entitled to a liquidation preference of $10 per Interest.

Determinations of the Special Committee

         Appointment of the Special Committee and its Independent Advisors. On June 12, 1996, the Board of Directors of Lehman/SDI appointed the Special Committee to review, evaluate and reach a determination with respect to the fairness of the terms of the Conversion to the limited partners, and to make a recommendation to the Board of Directors with respect to the Conversion. In connection with these instructions, the Special Committee was authorized to take such action it deemed necessary or appropriate, including retaining, at the expense of Lehman/SDI (which expenses are payable by the Partnership and Operating Partnership pursuant to the terms of the Partnership Agreement and the Operating Partnership Agreement), legal counsel and a financial advisor. The Special Committee was also authorized to negotiate and document any agreement with respect to the Conversion or any revisions thereto. The resolution establishing the Special Committee provided that the Special Committee is only advisory in nature and is not authorized or empowered to take any action on behalf of, or binding upon, Lehman/SDI or its Board of Directors regarding the Conversion or otherwise.

         O. Gordon Brewer, Jr. and Ernest L. Ransome, III were appointed to serve on the Special Committee and Mr. Brewer was elected to be the Special Committee's Chairman. Except for their directorship in Lehman/SDI and the Corporation and membership on the Special Committee, the members of the Special Committee are not otherwise affiliated with the Partnership, Operating Partnership, General Partner, Corporation or Lehman/SDI. As of December 10, 1996, Mr. Brewer beneficially owned 3,000 A Interests and 1,000 B Interests and Mr. Ransome beneficially owned 5,000 A Interests and 5,000 B Interests. As compensation for serving on the Special Committee, Lehman/SDI agreed to pay to each member of the Special Committee a retainer of $10,000 in recognition of the substantial effort and time commitment invested in the Conversion process by the Special Committee, plus a meeting fee of $1,000 per meeting. Lehman/SDI also provided the Special Committee with a letter acknowledging that the members of the Special Committee would be indemnified, and have expenses advanced, under Lehman/SDI's bylaws to the fullest extent permitted under law for any losses or claims arising out of the performance of the Special Committee.

         On June 24, 1996, the Special Committee selected Dechert Price & Rhoads as its independent legal counsel to advise the Special Committee regarding its fiduciary duties and the legal aspects of the Conversion and any other matters related to fulfilling the purpose of the Special Committee. On July 16, 1996, the Special Committee formally engaged Smith Barney as to act as independent financial advisor to the Special Committee and in that capacity, among other things, (i) assist the Special Committee in its review of the business and operations of the Partnership and the Operating Partnership and their historical and projected financial condition, (ii) assist the Special Committee in its review, evaluation and negotiation of the financial terms and structure of the Conversion and (iii) render an opinion to the Special Committee and to the Board of Directors as to whether (x) the consideration to be received in the Conversion by the holders of A Interests is fair from a financial point of view to such holders, (y) the consideration to be received in the Conversion by the holders of B Interests is fair from a financial point of view to such holders, and (z) the consideration (the "General Partner Consideration") to be received by the General Partner in exchange for the General Partnership Interests (as defined below) is fair from a financial point of view to the holders of A Interests and to the holders of the B Interests, respectively.

Due Diligence, Evaluation and Preliminary Analysis of Initial Conversion Proposal. Beginning in July 1996, at the instruction of the Special Committee, Smith Barney and Dechert Price & Rhoads reviewed certain financial and legal information relating to the Partnership and its operations to assist the Special Committee. In addition, representatives of Smith Barney met with the senior management team to discuss the Partnership's business, operations and prospects.

         On August 8, 1996, the Special Committee received the General Partner's proposal (the "Initial Conversion Proposal"), to convert the Partnership into a corporation. The Initial Conversion Proposal provided for (i) each A Interest to be exchanged for a package of preferred stock and subordinated debt of the Corporation with an aggregate liquidation preference and face value of $10.00 per A Interest and aggregate annual cash distributions of $1.10 per year, (ii) each B Interest to be exchanged for one share of Common Stock1, and (iii) the General Partner's general partnership interests in and rights under the Partnership and the Operating Partnership (the "General Partnership Interests"), to be exchanged for 2,285,750 shares of Common Stock. The General Partner informed the Special Committee that the number of shares of Common Stock proposed to be exchanged for the General Partnership Interests represented the General Partner's determination of the value of the General Partnership Interests, including a "control premium." The Initial Conversion Proposal was supplemented on August 16 with a description of the terms of the preferred stock and subordinated debt to be exchanged for the A Interests.

     On August 26, 1996, the Special Committee met with its financial and legal advisors to preliminarily discuss the Initial Conversion Proposal. Smith Barney discussed with the Special Committee its preliminary views of the financial aspects of the Initial Conversion Proposal. In addition, the advisors reported to the Special Committee on the status of their review of the Partnership and its operations. After extensive discussion of the terms of the Initial Conversion Proposal, the Special Committee identified a number of areas of concern and instructed its advisors to arrange for a meeting with representatives of the General Partner and its advisors to express those concerns to the General Partner, including the Special Committee's concern regarding the likely effect on market liquidity for holders of A Interests resulting from the proposed issuance of multiple classes of securities in exchange for the A Interests.

     On September 4, 1996, the General Partner modified the Initial Conversion Proposal and provided the Special Committee and its advisors with draft terms for trust preferred securities which were proposed to be exchanged for the A Interests. Each A Interest would be exchanged for 0.40 trust preferred securities, with a liquidation preference of $25.00 (or $10.00 for each A Interest) and cumulative cash distributions of 11% per annum ($1.10 per year for each A Interest).

Negotiations with the General Partner. On September 9, 1996, representatives of Smith Barney and Dechert Price & Rhoads met with representatives of the General Partner (including Lehman Brothers and the Partnership's management) and legal counsel to Lehman Brothers. The Special Committee's advisors informed the General Partner that in evaluating the fairness of any exchange of securities
--------
1 All references to shares of Common Stock reflect the one-for-four reverse stock split implied by the exchange ratio for B Interests in the Conversion.

for A Interests in the Conversion, the Special Committee would attribute significant weight to the current market price of the A Interests as opposed to their liquidation value, and that the terms of the Conversion should reflect the taxable nature of the exchange of A Interests and any elimination of existing economic and other rights currently available to the A Interests. With respect to the proposed consideration for the General Partnership Interests, the General Partner was informed that the Special Committee believed the number of shares of Common Stock proposed to be exchanged for General Partnership Interests substantially overstated the value of the General Partnership Interests. The Special Committee had taken note of certain limitations on the value of the Management Fee, including the limited partners' right under the Partnership Agreement to remove the General Partner by a vote of 80% of the outstanding unaffiliated Interests and the termination of the General Partner's right to receive the Management Fee upon the liquidation of the Partnership. The General Partner was also advised that the Special Committee did not believe that the General Partner was entitled to a "control premium" for the General Partnership Interests, especially in view of the significant Common Stock ownership which Lehman Brothers, its affiliates and management would have in the Corporation after the Conversion and their representation on the Corporation's Board of Directors. Moreover, the Special Committee's legal counsel conveyed the Special Committee's concern with a number of issues relating to the governance of the Corporation after the Conversion, including (i) the potential shift in voting power from the current unaffiliated holders of A Interests and B Interests to Lehman Brothers, its affiliates and management as a result of both the issuance of a significant number of shares of Common Stock in exchange for the General Partnership Interests and the loss of voting rights previously belonging to the A Interests, (ii) the potential for sale of a control block of Common Stock at a premium not available to all holders of Common Stock generally or otherwise in a manner not in the best interests of all holders, and (iii) the need for a meaningful independent check on any decision by Lehman Brothers or management with respect to any major transaction by the Corporation with change of control implications occurring shortly after the Conversion, particularly in light of the substantial equity to be received by the General Partner in exchange for the General Partner Interests, and Lehman Brothers' expression of interest in possibly liquidating some or all of its Common Stock holdings after the Conversion.

     From September 10-17, 1996, representatives of Lehman Brothers and Smith Barney had a number of discussions regarding the value and terms of the proposed trust preferred securities. Lehman Brothers indicated that, in response to the Special Committee's concerns, the General Partner was prepared to increase the annual yield on the proposed securities to 11.8%, resulting in the holders of A Interests receiving cash distributions of $1.18 per annum with respect to the trust preferred securities received in exchange for each A Interest. During the same period, the Special Committee's counsel discussed with counsel to Lehman Brothers the issues raised by the Special Committee regarding corporate governance after the Conversion.

     On September 17 and 18, 1996, the Special Committee met telephonically and in person with its legal counsel and financial advisors to consider the revisions to the Conversion proposal. The Special Committee received a report from its advisors regarding the September 9 meeting and reviewed with them the revised Conversion proposal. The Special Committee identified as its major areas of concern (i) the value of the trust preferred securities, (ii) the taxable nature of the Conversion to holders of the A Interests, (iii) the differences between the trust preferred securities and the A Interests, including the Corporation's right to call the trust preferred securities at par after five years or at any time upon the occurrence of a Tax Event, and the Corporation's ability to defer payments on the trust preferred securities at any time or from time to time for up to 60 consecutive months, (iv) the number of shares of Common Stock proposed to be issued with respect to the General Partnership Interests, and (v) the need for certain corporate governance provisions for the benefit of unaffiliated holders of Common Stock in light of the Special Committee's concerns in this area noted above.

     On October 22, 1996, the General Partner presented the Special Committee with a new set of proposed terms for the Conversion (the "Second Conversion Proposal"). The Second Conversion Proposal provided for (i) each A Interest to be exchanged for (a) 0.38 share of 11.6% Preferred Securities with a liquidation amount of $25.00, callable at par in five years, and (b) $1.00 in cash, (ii) each B Interest to be exchanged for one share of Common Stock, and (iii) the General Partnership Interests to be exchanged for an aggregate of 1,375,000 shares of Common Stock, 1,000,000 shares of which would be received by the General Partner upon consummation of the Conversion, and the remaining 375,000 shares of which would be received by the General Partner in 125,000 share installments on each of the first three anniversaries of the Conversion, provided that if there were accrued and unpaid distributions on the Preferred Securities on such dates, such shares would not be received by the General Partner until such distributions had been paid. The Second Conversion Proposal also contained a restriction on the ability of Lehman Brothers and management to vote or transfer the shares of Common Stock which they received in exchange for the General Partnership Interests, although such restrictions did not apply to Common Stock received by them with respect to their B Interests. In response to the Special Committee's concerns regarding the dominant influence of certain stockholders after the Conversion, the Second Conversion Proposal also provided for the Corporation's Board of Directors to consist of nine directors, up to two designated by Lehman Brothers and its affiliates, three from management and four independent directors (the "Independent Directors").

     On October 23 and 24, 1996, the Special Committee met telephonically and in person with its financial and legal advisors to discuss the Second Conversion Proposal. At these meetings, the Special Committee concluded, after discussions with its advisors, that the Second Conversion Proposal did not adequately compensate holders of the A Interests and that the 1,375,000 shares of Common Stock proposed to be exchanged for the General Partnership Interests was excessive. The Special Committee discussed with its advisors various alternative structures regarding the timing of the issuance of Common Stock for the General Partnership Interests, including the possibility of issuing a smaller number of shares without any vesting requirements. The Special Committee also discussed various means of vesting contingent shares, including the possibility of linking a portion of the contingent shares to the financial performance of the Corporation after the Conversion. As to the corporate governance aspects of the Second Conversion Proposal, the Special Committee determined to continue negotiating for additional provisions protecting minority, unaffiliated stockholders, including as to voting and resale restrictions on Lehman Brothers' and management's Common Stock, and a provision requiring approval of a majority of the Independent Directors for some period of time following the Conversion with respect to certain types of transactions.

     Later on October 24, the Special Committee and its advisors met with Lehman Brothers, management, and counsel to Lehman Brothers and the Partnership to further negotiate the terms of the Second Conversion Proposal. At the meeting, the parties were unable to reach an agreement with respect to the number of shares comprising the General Partner Consideration, although they did reach agreement on the $1.30 cash payment to be included as part of the consideration for the A Interests.

     During the next three weeks, the Special Committee's advisors continued to discuss the General Partner Consideration, the terms of any vesting of contingent shares and further refinements to the corporate governance provisions with the General Partner and its counsel. On November 15, 1996, the Special Committee met with Mr. Donald T. Marshall, the Partnership's Chairman and Chief Executive Officer. Mr. Marshall proposed various vesting alternatives and performance targets which resulted in a maximum of 1,125,000 shares being paid out for the General Partnership Interests if all such performance targets were met. The parties were unable to reach agreement on the number of shares or performance targets.

     During telephonic meetings on November 7, 14, 15, 18 and 25, the Special Committee continued to examine with its advisors the terms of the Conversion. The Special Committee concluded that it was unlikely that the Special Committee and the General Partner would be able to reach agreement on the appropriate performance vesting targets and determined to drop its request for vesting based on performance targets in exchange for a reduction in the aggregate number of shares to be paid for the General Partnership Interests.

     During November and the first week of December 1996, the Special Committee and its advisors had a series of discussions with Lehman Brothers, management, counsel to Lehman Brothers and counsel to the Partnership regarding the resolution of the remaining issues on the proposal. On or about December 4, 1996, during a telephone conference among the members of the Special Committee, Lehman Brothers, Mr. Marshall and Mr. Edmonson, the parties agreed upon a premium of 101% of liquidation value upon a Tax Event redemption of the Preferred Securities and a two year vesting requirement for 75,000 shares of the Common Stock to be issued to the General Partner. At the Special Committee's request, the General Partner clarified that the three most senior members of management (Messrs. Marshall, Edmonson and McDonnell) would agree to waive any right to receive accelerated payments under the change in control provisions of the Partnership's deferred compensation plans. See "MANAGEMENT -- Change in Control Arrangements." On December 9, 1996, the Special Committee received the final draft of the summary terms of the Conversion proposal (the "Term Sheet") from the General Partner reflecting the terms agreed upon.

     Initial Determination to Recommend the Conversion, Fairness Opinion. On December 2, 1996, and again on December 10, 1996, the Special Committee met with Smith Barney and Dechert Price & Rhoads for a comprehensive review of the terms of the Conversion proposal. At both meetings, Smith Barney made a presentation to the Special Committee regarding the fairness of the consideration to be received in the Conversion from a financial point of view to the holders of the A Interests and the B Interests, respectively, and the fairness from a financial point of view of the General Partner Consideration to the holders of the A Interests and the B Interests, respectively. At the December 10 meeting, Smith Barney, upon the Special Committee's request, rendered its written fairness opinion, dated December 10, 1996, to the effect that, as of such date based upon and subject to certain matters as stated therein, (i) the consideration to be received in the Conversion by the holders of A Interests is fair, from a financial point of view to such holders, (ii) the consideration to be received in the Conversion by the holders of B Interests is fair, from a financial point of view to such holders, and (iii) the General Partner Consideration to be received in the Conversion is fair from a financial point of view to the holders of the A Interests and to the holders of B Interests, respectively. See "-- Opinion of Smith Barney."

     Upon receipt of Smith Barney's written fairness opinion, the Special Committee unanimously determined to recommend to the Board of Directors that, as of such date, (i) the terms of the Conversion set forth on the Term Sheet were
(x) fair to the holders of the A Interests and (y) fair to the holders of the B Interests, and (ii) the consideration to be received in the Conversion by the General Partner (the "General Partner Consideration") in exchange for its general partnership interests in the Partnership and the Operating Partnership is fair to the holders of the A Interests and the holders of the B Interests, respectively. The Special Committee's recommendation was subject to its review of, and satisfaction with, the definitive documentation effecting the Conversion and to its receipt of an updated written fairness opinion of Smith Barney, in form and substance satisfactory to the Special Committee, after such definitive documentation had been completed. The Special Committee also noted that it had not considered the relative merits of the Conversion as compared to any alternative business strategies that might exist for the Partnership or the effect of any alternative transaction in which the Partnership might engage, including the acquisition by a third party of all or any part of the Partnership or its securities.

     On December 11, 1996, the Special Committee and its financial and legal advisors met with the Board of Directors and advised the Board of Directors that the Special Committee had reviewed the proposed terms of the Conversion set forth on the Term Sheet submitted to it by the General Partner and that at the Special Committee meeting held the previous afternoon, the Special Committee had received a written fairness opinion dated December 10, 1996 from Smith Barney and the Special Committee delivered to the Board of Directors a letter of recommendation as described above with respect to the proposed terms of the Conversion. The Special Committee and Smith Barney advised the Board of Directors that their analyses did not include any effects of the restructuring charge related to the Partnership's Technology Services divisions and Glass Merchandising business, which was finalized and announced later that day. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS --Recent Developments." The Special Committee informed the Board of Directors that, when it convened to review the final documentation of the Conversion prior to the mailing of the Proxy Statement/Prospectus, it and Smith Barney would include the effects, if any, of such restructuring charge in any updated recommendations by the Special Committee or fairness opinions rendered by Smith Barney.

              On December 11, 1996, the Partnership issued press releases announcing the Conversion and the restructuring.

Factors Considered by Special Committee

     In reaching its recommendations, the Special Committee considered a number of factors. The Special Committee's recommendations were made after considering all of the factors as a whole with respect to each such recommendation, and were not based on any single factor. In making its recommendations, the members of the Special Committee exercised their independent business judgment assisted by their independent financial and legal advisors. The factors considered by the Special Committee included, but were not limited to, the following:

o Fairness Opinion and Related Presentations. The Special Committee reviewed, considered and analyzed information provided by the Partnership and its advisors during various meetings and telephone conferences, including the information as to the historical and forecasted financial performance of the Partnership and the Corporation and the pro forma effects of the Conversion, the information and analyses relating to the Partnership, the Corporation, the A Interests, the B Interests, the General Partnership Interests (including the Management Fee), the Preferred Securities and the Common Stock, and the terms and conditions of the Preferred Securities and the corporate governance arrangements. In reaching its determination as to the fairness of the Conversion to each of the A Interests and the B Interests, the Special Committee placed particular weight on the fairness opinion rendered by Smith Barney. See "-- Opinion of Smith Barney."

o Trading Volumes and Market Prices. The Special Committee considered (i) the relatively low trading volumes of the A Interests and the B Interests, (ii) the relatively narrow trading ranges of A Interests and B Interests in recent years, including the market prices of the A Interests and the B Interests immediately prior to the Special Committee's recommendation on December 10, 1996, (iii) the absence of a trading market for the Preferred Securities and Common Stock at the time of its recommendation, and (iv) the reverse stock split implied by the exchange ratio of B Interests for Common Stock.

         As to the matters noted in (i) and (ii) above, the Special Committee recognized that the Conversion will benefit the holders of Preferred Securities and Common Stock to the extent the Conversion expands the potential investor base for the Corporation's securities. See "-- Reasons to Convert to Corporate Form." As to the matter noted in (ii) above, the Special Committee considered the presentations and analyses of Smith Barney and its fairness opinion. See "-- Opinion of Smith Barney." In assessing the fairness of the consideration to be received by the holders of the A Interests in the Conversion, the Special Committee attributed significant weight to the current market price of the A Interests (see "MARKET PRICES AND DISTRIBUTIONS") as opposed to their liquidation value of $10.00 per Interest. As to the matter noted in (iii) above, the Special Committee recognized, and discussed with its financial advisor, the possibility of short-term selling pressure on the Preferred Securities and Common Stock as a result of the change in the form of investment for holders of the A Interests and B Interests. The Special Committee was also aware that there could be downward pressure on the market price of the Common Stock after the Conversion to the extent Lehman Brothers or management take steps to sell any of their Common Stock holdings. See "RESALE OF SECURITIES -- Resales by Lehman Brothers and Management." As to the matters noted in
         (iii) and (iv) above, the Special Committee consulted with Smith Barney with respect to the level of market acceptance of the Preferred Securities and Common Stock . However, Smith Barney's fairness opinion did not express any opinion as to what the value of the Preferred Securities or the Common Stock actually will be when issued to holders of A Interests and B Interests, respectively, or the prices at which the Preferred Securities or Common Stock will trade subsequent to the Conversion. See "-- Opinion of Smith Barney." The Special Committee noted that each of the Preferred Securities and Common Stock will be a new security. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Uncertainty Regarding Market Price for Preferred Securities and Common Stock." In addition, Smith Barney advised the Special Committee that the valuation of the Preferred Securities was further complicated by the limited number of trust preferred securities of issuers of generally comparable credit quality. As to the matter noted in (iv) above, the Special Committee noted that the General Partner had structured the reverse stock split implied by the exchange ratio in the Conversion with respect to the B Interests because it believes the current trading prices for the B Interests reduce the attractiveness of the Corporation's equity securities to the financial community and the investing public. After consultation with Smith Barney, the Special Committee determined these stated reasons were reasonable and credible. See "THE SUMMARY -- Reverse Stock Split."

o General Partner's Reasons to Convert to Corporate Form. The Special Committee considered the reasons expressed by the General Partner in support of the Conversion. See "-- Reasons to Convert to Corporate Form." In addition, the Special Committee consulted with its financial and legal advisors to assess the validity of these reasons and determined that the General Partner's stated reasons for pursuing the Conversion were reasonable and credible.

o Maintain Current Annual Distributions to Holders of A Interests. The Special Committee recognized that holders of the Preferred Securities would receive distributions of $2.90 per annum for each Preferred Security, which distribution equates to the Priority Return paid of $1.10 per annum on each A Interest after giving effect to the exchange ratio of Preferred Securities for A Interests. The Special Committee believed that maintaining the aggregate annual amount of distributions payable was a benefit to the holders of the A Interests.

o Differences Between A Interests and Preferred Securities. In evaluating the Preferred Securities, the Special Committee, with the assistance of its financial and legal advisors, considered the various differences between the A Interests and the Preferred Securities. These differences included, among others, the following: (i) the Corporation's ability to defer interest payments on the Junior Subordinated Debentures with respect to the Preferred Securities at any time or from time to time for a period up to 60 consecutive months, in which case no distributions will be paid on the Preferred Securities although holders of Preferred Securities will still be required to accrue original issue discount income with respect to the unpaid distributions on the Preferred Securities (see "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER CONSIDERATIONS -- Risks Related to the Preferred Securities -- Option to Extend Interest Payment Period; Tax Impact of Extension," and "-- Risks Related to the Preferred Securities -- Potential Market Volatility During Extension Period"); (ii) the elimination of the Management Fee as a payment subordinated to the Priority Return on A Interests; (iii) the Corporation's ability to redeem at par the Junior Subordinated Debentures on or after March 31, 2002, or at 101% of the liquidation preference of the Preferred Securities at any time upon the occurrence of a Tax Event if certain conditions are met (see "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER CONSIDERATIONS -- Risks Related to the Preferred Securities -- Special Event Redemption or Distribution"; (iv) holders of A Interests are entitled under the terms of the Partnership Agreement to receive in liquidation, after the payment of all liabilities of the Partnership, an amount equal to their capital account ($10.00), whereas holders of Preferred Securities will receive in liquidation the equivalent of $9.50 for each A Interest previously held; and (v) the loss of certain rights associated with the ownership of A Interests, such as voting rights, rights to remove the General Partner, rights to compel dissolution and duration of the holder's investment, (see "COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED").

         As to the matters noted in (i) and (ii) above, the Special Committee discussed with its advisors the credit quality of the Junior Subordinated Debentures and Preferred Securities and the prospective terms of the refinancing, including the circumstances under which the lenders could block payment of the Junior Subordinated Debentures (see "-- Source and Amount of Funds"). The Special Committee also noted that although the Corporation could elect for any reason to defer interest payments on Junior Subordinated Debentures, this unfettered deferral right was counterbalanced by (a) the adverse consequences such a deferral would have on the Corporation and the market value of its Common Stock, (b) the fact that interest would accrue on such unpaid distributions at a rate of 11.6% per annum compounded monthly, and (c) the two-year escrow for some of the shares of Common Stock to be issued to senior management of the Corporation in exchange for the General Partnership Interests. See "SUMMARY --Overview of the Conversion." As to the matters noted in (iii) above, the Special Committee discussed with Smith Barney its view of the effect of the optional redemption feature of the Junior Subordinated Securities and discussed with its advisors the possibility of changes in federal tax law which might give rise to a Tax Event redemption. The Special Committee believed that any risk of a Tax Event redemption was mitigated by the redemption price of $25.25 per Preferred Security (101% of liquidation value) negotiated by the Special Committee as well as the other benefits of the Conversion to the holders of the A Interests. The Special Committee considered and discussed with its advisors the possibility of a change in federal tax law affecting securities similar to the Junior Subordinated Securities or the Preferred Securities. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Related to the Preferred Securities -- Special Event Redemption or Distribution." It is a condition to the effectiveness of the Conversion that no tax legislation be pending or in effect which would adversely affect the tax consequences of the Preferred Securities, although there can be no assurance that a Tax Event will not occur. As to the matters noted in
         (iv) above, the Special Committee believed that the difference in liquidation value between the A Interests and the Preferred Securities is adequately compensated for by the higher distribution rate of the Preferred Securities and the $1.30 cash distribution with respect to each A Interest in the Conversion. As to the matters noted in (v) above, the Special Committee viewed the A Interests and Preferred Securities as principally yield-oriented securities and, after consultation with its financial and legal advisors, the Special Committee concluded that, on balance, the loss of such voting and other rights was outweighed by the benefits of the Conversion to the holders of the A Interests.

o Certain Federal Income Tax Consequences of the Conversion. The Special Committee considered the applicable federal income tax consequences of the Conversion to the Partnership and to the Corporation and the holders of A Interests and B Interests, including the tax consequences noted below:

         o Tax Advantages to Corporation of Preferred Securities. The Special Committee considered the tax benefits to the Corporation of issuing the Preferred Securities. See "-- Reasons to Convert to Corporate Form -- Deductibility of Interest."

         o Corporate Level Tax. The Special Committee considered as a negative factor the loss of the potential future tax benefits associated with operating in partnership form, including primarily the right to have Partnership income subject to only one level of federal income taxation. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Related to the Conversion -- Adverse Tax Implications." In addition, the Special Committee considered the loss of the Partnership's favorable tax status for the period from the date of consummation of the Conversion until December 31, 1997.

         o Exchange of A Interest for Preferred Securities and Cash is Taxable. The Special Committee considered the potential tax consequences of the Conversion to holders of A Interests. The Special Committee negotiated the cash portion of the consideration to be exchanged for the A Interests in the Conversion in part to provide that the holders of the A Interests would be compensated for, and have the liquidity to pay, income tax which may be incurred by them as a result of the Conversion. In connection with its consideration of the tax position of holders of A Interests, the Special Committee discussed with its advisors and the General Partner the historical trading prices and volumes of the A Interests, as well as certain tax basis estimates prepared by management, although the Special Committee realized that it could not determine precisely the financial impact of those federal income tax consequences of the Conversion because the tax basis of each holder of A Interests in his or her A Interests may be different and tax rates vary depending on the circumstances and tax status of each holder. Furthermore, in assessing the tax consequences the Special Committee recognized that the taxes imposed on any gain recognized as a result of the Conversion essentially represent an acceleration of the tax gain which a holder of an A Interest would incur when such holder sold his or her A Interests in the future. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- Certain Tax Consequences of the Conversion to Holders of A Interests." The Special Committee also considered the likely income tax consequences of the Conversion to holders of A Interests together with B Interests. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- General Tax Treatment of the Conversion."

         o Termination of Tax Distributions on B Interests. The Special Committee considered the termination of the B Tax Distribution as a consequence of the Conversion, and the Corporation's intention of not paying cash dividends on the Common Stock. The Special Committee noted that the purpose of the B Tax Distribution was to provide holders of the B Interests with the cash required to pay income taxes on the Partnership's taxable income which is allocable and taxable to holders of the B Interests. The Special Committee believes that termination of the B Tax Distribution is mitigated by the fact that holders of Common Stock generally will be taxed only on distributions of money or other property received from the Corporation and not on their allocable share of the Corporation's taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- Certain Tax Consequences of the Conversion to Holders of the B Interests." The Special Committee also compared the B Tax Distribution, which is made at the rate of 49.5% of the taxable income allocated to the B Interests, with the Corporation's estimate of federal, state and local income taxes payable on its taxable income at the effective rate of approximately 40%. The Special Committee was aware that applicable tax rates vary depending upon the individual circumstances and tax status of each holder. While the Special Committee viewed as a negative factor the possibility that the B Tax Distribution was a cash resource to B Interest holders to the extent of its monthly payout feature, as well as the loss to certain holders of B Interests of that portion of the B Tax Distribution which exceeded the holders' federal, state and local income taxes on their allocable portion of the taxable income of the Partnership, the Special Committee considered that this factor was mitigated by the increased cash flow to the Corporation from this aspect of the Conversion, which in the Special Committee's view benefits both the A Interests and the B Interests, and that, on balance, the loss of the B Tax Distribution was outweighed by the benefits of the Conversion to the holders of the B Interests.

         o Possible Reduction in Fiduciary Duties. The Special Committee considered the elimination of the fiduciary duties owed to the limited partners by the General Partner, the nature of the fiduciary duties owed to the holders of Common Stock and Preferred Securities, and the absence generally of fiduciary duties of the directors of the Corporation to the Trust holding the Junior Subordinated Debentures or the holders of the Preferred Securities. See "RISK FACTORS,

                  CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Related to the Conversion -- Possible Reduction in Fiduciary Standards." The Special Committee believed the change in the scope of the fiduciary duties owed to the former limited partners, especially with respect to the A Interests exchanged for Preferred Securities, to be a negative factor, mitigated to some extent because the Special Committee viewed the A Interests as principally yield-oriented securities.

o Certain Effects of the Conversion. The Special Committee also considered the pro forma effects of the Conversion (including the transaction costs associated with the Conversion and the Corporation's pro forma negative stockholders' equity). See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Related to the Conversion -- Transaction Costs." For a discussion of the pro forma effects of the Conversion, see the pro forma financial statements included in "INDEX TO FINANCIAL STATEMENTS." The Special Committee was aware that, as a result of the Conversion, holders of the A Interests and the B Interests would no longer have a contractual right to receive the Priority Return and the B Tax Distribution. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Related to the Conversion -- Loss of Contractual Right to Distributions." The Special Committee was also aware that the shares of Common Stock issued in the Conversion may be diluted by additional issuances, which may be more likely as a result of the Conversion. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Related to the Conversion -- Future Dilution of Common Stock."

         o Benefits to General Partner of Conversion. In evaluating the fairness to the A Interests and the B Interests of the allocation of the number of shares of Common Stock to be issued with respect to the General Partnership Interests and the effects of the Conversion, the Special Committee considered and discussed with its financial and legal advisors a number of factors benefiting the General Partner, including:
                  (i) the elimination of the General Partner's liability for obligations of the Partnership and Operating Partnership (see "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS - Risks Related to the Conversion -- Elimination of General Partner Liability for Corporation Obligations"); (ii) the ability of the General Partner to convert its illiquid General Partnership Interests into a liquid security, thereby facilitating the possible sale by the former general and limited partners of some or all of their Common Stock in the Corporation; (iii) the value to the General Partner of receiving most of its shares of Common Stock immediately upon consummation of the Conversion; (iv) the value to Lehman Brothers of the registration rights it will receive pursuant to the Registration Rights Agreement;
                  (v) the potential for the General Partner to treat as capital gain income some or all of the income realized by its partners as a result of the exchange of the General Partnership Interests for shares of Common Stock; and (vi) the acceleration of benefits under the Operating Partnership's deferred compensation plans due to certain limited partners of the General Partner (although the Special Committee viewed as a mitigating factor the waiver of such acceleration by the three most senior members of the Partnership's management.) See "MANAGEMENT -- Change in Control Arrangements."

         o Valuation of General Partnership Interest. In evaluating the fairness to the A Interests and the B Interests of the number of shares of Common Stock to be issued with respect to the General Partnership Interests, the Special Committee considered and discussed with its financial and legal advisors a number of factors, including: (i) the value of the General Partner's 1% percentage interest in the capital and income of the Partnership; (ii) the value of the General Partner's 1% percentage interest in the capital and income of the Operating Partnership; (iii) the present value of the General Partner's right to receive the Management Fee pursuant to the terms of the Operating Partnership Agreement; (iv) the value to the Partnership of the services provided by the General Partner with respect to the Management Fee; (v) the subordination of the Management Fee to the liabilities and obligations of the Operating Partnership and Partnership and to the Priority Return on the A Interests and the B Tax Distribution on the B Interests; (vi) the potential termination of the Management Fee upon the liquidation of the Partnership; (vii) the potential removal of the General Partner by a vote of 80% of the Interests owned by Unaffiliated Limited Partners, voting as a single class, which would result in the payment to the General Partner of 1.01% of the aggregate fair market value of the A Interests and the B Interests (with no additional payment with respect to the Management Fee); (viii) the potential for all or a portion of the Management Fee to be deductible to the Corporation for income tax purposes after the Conversion if the Corporation and the General Partner entered into a management agreement providing for the continuation of the Management Fee on the same terms and conditions presently applicable; and (ix) the value of the shares of Common Stock after the Conversion. In addition, the Special Committee considered certain benefits to the General Partner arising out of the Conversion discussed under "-- Benefits to General Partner of Conversion" above.

                  As to the matters noted above generally, the Special Committee considered the presentations and analyses of Smith Barney and its fairness opinion. See "-- Opinion of Smith Barney." As to the matters noted in (vi) and (vii) above, the Special Committee observed that, although the Partnership Agreement and the Operating Partnership Agreement essentially provided for no payment to the General Partner attributable to the General Partner's right to receive the Management Fee upon liquidation or removal of the General Partner, the Conversion was neither a liquidation nor a removal of the General Partner. The Special Committee recognized that the Board of Directors of Lehman/SDI had considered and rejected the alternative of liquidation at this time, and liquidation would likely be an unattractive option in corporate form because of the two levels of income taxation applicable to corporate liquidations. See "-- Alternatives to the Conversion" and "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Related to the Conversion -- Adverse Tax Implications." In addition, the Special Committee recognized that the right of the Unaffiliated Limited Partners to remove the General Partner required a supermajority vote of the outstanding Interests of the Unaffiliated Limited Partners, which made it difficult for the Unaffiliated Limited Partners to successfully remove the General Partner. The Special Committee also recognized that the General Partner's cooperation was required to engage in the Conversion, and that such cooperation was unlikely to be forthcoming if the General Partner did not receive some value for all of the economic components of its General Partnership Interests, including the Management Fee. As to the matter noted in (viii) above, the Special Committee considered this tax aspect of the Management Fee and during negotiations raised the possibility of continuation of the Management Fee after the Conversion. The Special Committee ultimately concluded that continuation of the Management Fee in corporate form would be unduly burdensome to the Corporation and that elimination of the Management Fee and the substitution of Common Stock for its value, as provided for in the Conversion, more closely aligns the interests of the beneficial owners of the General Partner with the interests of holders of Common Stock. The Special Committee also believed that the resulting incremental cash flow to the Corporation was a benefit to the holders of the A Interests and the B Interests.

         o No Appraisal Rights; Separate Class Vote. The Special Committee noted the absence of appraisal or dissenters' rights for the benefit of holders of Interests. The Special Committee believed this factor was mitigated by the requirement that the Conversion be approved by the affirmative vote of Unaffiliated Limited Partners holding an aggregate of more than 50% of the A Interests and B Interests, respectively, each voting separately as a class. See "VOTING AND PROXY INFORMATION -- Vote Required; Quorum" and "-- No Appraisal Rights."

         o Certain Corporate Governance Matters. The Special Committee recognized that the Conversion altered, or could potentially alter, a number of the existing corporate governance relationships among the General Partner, Lehman Brothers, management, and the unaffiliated holders of A Interests and B Interests. These included in particular (i) the increased voting power that could accrue to Lehman Brothers or senior management, (ii) potential sales of control blocks of stock, and (iii) the potential effect of Conversion on major strategic decisions, in each case as discussed in "--Negotiations with the General Partner" above.

                  As to the matters noted in (i) above, the Special Committee was aware that as a result of the loss of voting rights of the A Interests and the issuance of Common Stock for the General Partnership Interests, Lehman Brothers' and management's pro forma voting power would have increased from 18.0% and 12.7%, respectively, to 31.3% and 22.5%, respectively. Accordingly, the Special Committee negotiated a provision in the Stockholders Agreement with Lehman Brothers and certain members of senior management that restricts the respective voting power of such persons to the voting power held by each of them with respect to a vote of the limited partners prior to the Conversion. See "DESCRIPTION OF CAPITAL STOCK -- Stockholders Agreement." Under the terms of such restriction, such persons will agree to vote, in the same proportion as the shares not owned by them (the "Unaffiliated Shares") that are voted on any such matter, that percentage of Excess Voting Shares held by them at such time that equals the percentage of outstanding Unaffiliated Shares that are voted on such matter. The Special Committee was aware of the significant ownership of Interests by Lehman Brothers and management in partnership form and the absence of any voting restrictions on such Interests in the Partnership Agreement. The Special Committee believed the voting restrictions obtained in the Stockholders Agreement (which effectively provides that, as to matters requiring a majority vote of stockholders of the Corporation, the holders of approximately 73% of the Common Stock held by persons other than Lehman Brothers and its affiliates and certain members of senior management have the ability to control the outcome of any such vote) were of benefit to the other holders of Common Stock, particularly in view of the fact that the provision in the Partnership Agreement providing for the removal of the General Partner upon the affirmative vote of 80% of the Interests of the Unaffiliated Limited Partners would not be carried forward in the Corporation's Certificate of Incorporation or Bylaws. See "COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED."

                  As to the matter noted in (ii) above, the Special Committee viewed the Conversion as significantly enhancing the possibility of change of control transactions involving major stockholders of the Corporation given its more simplified corporate structure and the likelihood of broader market liquidity for its Common Stock. After extensive negotiations with the General Partner, the Special Committee concluded that the general prohibition on sales to third persons which would beneficially own more than 10% (or in certain cases involving institutional stockholders, 15%) of the Common Stock substantially diminished the likelihood of Lehman Brothers or management selling shares of Common Stock for a premium not available to all stockholders, or effecting a change of control transaction without the consent of the Independent Directors. The Special Committee was not aware of any plans or proposals on the part of the General Partner, Lehman Brothers, management or their respective affiliates to engage in any block sales of Common Stock, whether or not prohibited by the terms of the Stockholders Agreement. See "DESCRIPTION OF CAPITAL STOCK -- Stockholders Agreement."

                  As to the matter noted in (iii) above, the Special Committee believed it important that there be some meaningful independent check on any decision by Lehman Brothers or management with respect to any major transaction by the Corporation with change of control implications occurring shortly after the Conversion, particularly in light of the substantial equity to be received by the General Partner in exchange for the General Partnership Interests and Lehman Brothers' expression of interest in possibly liquidating some or all of its Common Stock holdings after the Conversion. Accordingly, the Special Committee negotiated provisions in the Stockholders Agreement requiring that at least four of the nine members of the Corporation's Board of Directors be Independent Directors, and that, for three years after the Conversion, certain specified transactions, including mergers, asset sales, liquidations and tender and exchange offers for the Corporation, be approved by a majority of the Independent Directors on the Corporation's Board of Directors. Also, the Stockholders Agreement provides for the approval by the Independent Directors of certain transactions between management and Lehman Brothers, on the one hand, and the Corporation, on the other. See "DESCRIPTION OF CAPITAL STOCK -- Stockholders Agreement."

                  As to the matters noted in (i), (ii) and (iii) above, the Special Committee was also aware that certain provisions in the Corporation's Certificate of Incorporation and Bylaws and the Corporation's stockholder rights plan could have certain anti-takeover effects. See "DESCRIPTION OF CAPITAL STOCK -- Anti-takeover Provisions." However, the Special Committee believed such provisions and the stockholder rights plan could also facilitate the Special Committee's objectives in preventing sale of control transactions that were not in the best interests of all holders of Common Stock as discussed above.

         o Limitation of Scope of Special Committee's Review. The Special Committee did not specifically consider the relative merits of the Conversion as compared to any alternative strategies or transactions, including liquidation of the Partnership. See "-- Determinations of the Special Committee." For a discussion of the review of certain alternatives to the Conversion considered by the Board of Directors of Lehman/SDI. See "-- Alternatives to the Conversion."

         The foregoing is a summary of the information and factors considered by the Special Committee and is not intended to be exhaustive. In reaching its recommendation that the Conversion is fair to the holders of the A Interests and fair to the holders of the B Interests, and that the General Partner Consideration is fair to the holders of the A Interests and the holders of the B Interests, respectively, the Special Committee did not assign specific or relative weights to the foregoing factors, except that each member placed significant weight on the fairness opinion of Smith Barney.

         For additional information regarding certain risks relating to the Conversion, limited partners should read carefully "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS" herein.

Opinion of Smith Barney

         The Special Committee, Lehman/SDI, the Partnership, the Operating Partnership and the General Partner have retained Smith Barney to act as financial advisor to the Special Committee in connection with the Conversion. In connection with its engagement, Smith Barney has delivered to the Special Committee its written opinion, dated December 10, 1996, to the effect that, as of such date based upon and subject to certain matters as stated therein, (i) the consideration to be received in the Conversion by the holders of A Interests is fair, from a financial point of view to such holders, (ii) the consideration to be received in the Conversion by the holders of B Interests is fair, from a financial point of view to such holders, and (iii) the General Partner Consideration to be received in the Conversion is fair from a financial point of view to the holders of the A Interests and to the holders of the B Interests, respectively.

         In rendering its opinion, Smith Barney, among other things, reviewed the Term Sheet and the partnership agreements of the Partnership, the Operating Partnership and the General Partner and held discussions with certain of the senior operating management of the Partnership and the Operating Partnership ("Management") and representatives and advisors of the Partnership, the Operating Partnership and the General Partner to discuss the business, operations and prospects of the Partnership. Smith Barney also examined certain publicly available business and financial information relating to the Partnership as well as internal financial statements, forecasts and other financial and operating data concerning the Partnership prepared by Management. Smith Barney reviewed the financial terms of the Conversion as set forth in the Term Sheet in relation to, among other things, current and historical market prices and trading volumes of the A Interests and B Interests, historical and projected earnings and operating data of the Partnership and projected earnings and operating data of the Corporation, and the capitalization and financial condition of the Partnership. Smith Barney considered, to the extent publicly available, the financial terms of certain other similar transactions which Smith Barney considered comparable to the Conversion, and analyzed certain financial, capital market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered comparable to those of the Partnership. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as it deemed necessary to arrive at its opinion.

         In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information furnished to or otherwise reviewed by or discussed with Smith Barney, Smith Barney was informed by Management that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of Management as to the expected future financial performance of the Partnership or the Corporation, as the case may be. Smith Barney further relied on the assurances of Management that it was unaware of any facts that would make the information or forecasts provided to Smith Barney incomplete or misleading. Smith Barney did not express any opinion as to what the value of the Common Stock or the Preferred Securities actually will be when issued to holders of A Interests and B Interests, respectively, or the prices at which the Common Stock or the Preferred Securities will trade subsequent to the Conversion. In addition, Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership. Smith Barney was not asked to and did not express an opinion as to the relative merits of the Conversion as compared to any alternative business strategies that might exist for the Partnership or the effect of any other transaction in which the Partnership might engage. Smith Barney was not asked to solicit third-party indications of interest in acquiring all or any part of the Partnership. Smith Barney's opinion is necessarily based upon financial, capital market and other conditions and circumstances existing and disclosed to Smith Barney as of the date of its opinion. No limitation was imposed by the Special Committee on the scope of the investigation by Smith Barney in connection with its fairness opinion.

         The full text of the written opinion of Smith Barney, which sets forth the assumptions made, matters considered and limitation on the review undertaken, is attached as Exhibit C to this Proxy Statement/Prospectus and is incorporated herein by reference. Holders of A Interests and B Interests are urged to read this opinion carefully in its entirety. Smith Barney's opinion is directed only to the fairness of the consideration to be received by holders of A Interests and B Interests and of the General Partner Consideration from a financial point of view to holders of A Interests and B Interests, respectively, and has been provided for the use of the Special Committee and the Board of Directors of Lehman/SDI, Inc. in their evaluation of the Conversion, does not address any other aspect of the Conversion or any related transaction and does not constitute a recommendation to any holder of A Interests or B Interests as to how such holder should vote at the Special Meeting. The summary of the opinion of Smith Barney set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

         In preparing its opinion to the Special Committee, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to summary description. In arriving at its opinion, Smith Barney did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of such analyses and factors. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to the Partnership, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Partnership. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of actual future results or values, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of the businesses or securities do not purport to be appraisals or to reflect the prices at which the business or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

A Interests

         Valuation of A Interests. In order to value the A Interests, Smith Barney performed discounted cash flow analyses of the distributions payable to the holders of A Interests under four scenarios assuming (i) the Partnership is liquidated immediately, (ii) the Partnership is liquidated on 12/31/97, (iii) the Partnership is liquidated on 12/31/2001 and (iv) the Partnership is liquidated on 12/31/2036. In these analyses, discount rates of 9.4%, 10.6% and 12.5% were used. These discount rates were based on, among other things, the historical range of trading yields on the A Interests. The implied valuation range for the A Interests resulting from these analyses was $98.0 million ($8.83 per A Interest) to $129.3 million ($11.65 per A Interest). The mid-point of the implied valuation range was then calculated to be $113.6 million ($10.24 per A Interest).

         Valuation of the A Consideration. Upon consummation of the Merger, each A Interest will be exchanged for 0.38 shares of Preferred Securities and $1.30 in cash (collectively, the "A Consideration"). Smith Barney analyzed the value of the Preferred Securities in relation to the trading value of the A Interests. Unlike the A Interests which are not redeemable (other than in a liquidation of the Partnership), the Preferred Securities are callable by the Corporation at liquidation value five years after the date of issuance. Based on the treasury yield curve on December 6, 1996, assumed interest rate volatility of 9% and a 40 year maturity, Smith Barney estimated that an additional yield of 93 basis points would be required to compensate holders of A Interests for this change in call protection.

         In addition to the changes in the distribution rate and call protection in the Preferred Securities, in analyzing the differences between the A Interests and the Preferred Securities, Smith Barney also considered, among other things, (i) the market risk associated with the Preferred Securities, (ii) the potential for the deferment for up to 60 months of the monthly distributions on the Preferred Securities, and (iii) the lack of voting rights granted to holders of the Preferred Securities. In comparing the value of the A Consideration with the value of the A Interests, Smith Barney also considered the potential payment of taxes by holders of A Interests in the Conversion and the fact that the amount of monthly distributions to be received by holders of A Interests after the Conversion would be the same as the monthly distributions payable on the A Interests prior to the Conversion.

         Smith Barney analyzed the value of the A Consideration assuming a range of trading yields on the Preferred Securities of 9.4% to 12.2% on a yield to first call basis. The range of implied values for the A Consideration based on such yields on the Preferred Securities was calculated to be $10.59 to $11.63.

         The range of implied values of the A Consideration was compared to $10.50, the average of the closing market prices of an A Interest on the five trading days preceding December 12, 1996, the day the Partnership announced the terms of the Conversion (the "Announcement Date"). The range of premiums of such implied values over such average market price for an A Interest was .9% to 10.8%. The range of implied values of the A Consideration was also compared to the mid-point of the DCF valuation range of the A Interests and the range of premiums over such valuation was 3.4% to 13.6%.

B Interests

         Valuation of B Interests. In order to value the B Interests, Smith Barney performed discounted cash flow analyses of the projected free cash flows of the Partnership assuming the Partnership begins paying corporate income taxes in 1998. Smith Barney also assumed, among other things, discount rates of 11.5%, 12.5% and 13.5% and terminal multiples of earnings before interest, taxes, depreciation and amortization ("EBITDA") of 5.5x to 7.0x. The discount rates used were based on, among other things, the cost of capital of the Partnership, adjusted to take into account that beginning in 1998, distributions on the A Interests would not be tax deductible. The terminal multiples used were based on, among other things, the trading multiples of the Comparable Companies (as defined below).

         Smith Barney performed the discounted cash flow analyses on the operating projections prepared by Management. These analyses resulted in an implied valuation range for the B Interests of $93.3 million ($4.30 per B Interest) to $165.8 million ($7.65 per B Interest). The mid-point of the implied valuation range was then calculated to be $129.5 million ($5.97 per B Interest).

         Valuation of the B Consideration. Upon consummation of the Merger, each B Interest will be exchanged for 0.25 shares of Common Stock (the "B Consideration"). Smith Barney analyzed the value of the Common Stock by examining trading multiples of comparable companies and performing discounted cash flow analyses of the Corporation's projected free cash flows.

         Comparable Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of a group of eight selected comparable wholesale distributors of industrial products and services comprised of Barnes Group, Inc., BMC West Corp., Bearings, Inc., Cameron Ashley Building Products, Inc., Hughes Supply, Inc., Lawson Products, Inc., NCH Corporation and Rexel Inc. (collectively the "Comparable Companies").

         Smith Barney compared market values as multiples of, among other things, projected 1996 and 1997 net income. The multiples of projected 1996 and 1997 net income of the Comparable Companies were between the following ranges:
(i) projected 1996 net income: 11.0x to 18.2x (with a mean of 12.8x and a median of 12.0x); and (ii) projected 1997 net income: 9.5x to 14.1x (with a mean of 11.6x and a median of 11.7x). Smith Barney also compared market values as multiples of historical EBITDA and projected 1996 and 1997 EBITDA. The multiples of latest twelve months ended September 30, 1996 ("LTM") EBITDA and projected 1996 and 1997 EBITDA of the Comparable Companies were between the following ranges: (i) LTM EBITDA: 5.8x to 12.1x (with a mean of 7.2x and a median of 6.5x); (ii) projected 1996 EBITDA: 5.6x to 10.6x (with a mean of 6.6x and a median of 6.1x); and (iii) projected 1997

EBITDA: 5.2x to 8.7x (with a mean of 6.2x and a median of 5.9x).

         Smith Barney also compared the debt to capitalization ratios, interest coverage ratios, historical profit margins, historical EBITDA and net income growth, returns of average assets, equity and invested capital (total debt plus book value of common equity plus book value of preferred equity plus book value of minority interests plus deferred income tax liabilities), dividend yield and projected earnings per share ("EPS") growth of the Comparable Companies. All projected EPS figures for the Comparable Companies were based on the consensus net income estimates of selected investment banking firms and all projections for the Corporation were based on operating projections prepared by Management. All multiples were based on closing stock prices as of December 6, 1996.

         Smith Barney applied a range of trading multiples representative of the Comparable Companies to pro forma historical and projected operating data of the Corporation (derived by adjusting the operating data of the Partnership to reflect consummation of the Conversion and application of a 40% corporate tax rate) to arrive at a range of implied equity values for the shares of Common Stock. Smith Barney applied the Comparable Companies' mean and median multiples of 12.8x and 12.0x to projected 1996 net income, and 11.6x and 11.7x to projected 1997 net income. Based on these multiples, Smith Barney arrived at an implied valuation range of $18.96 to $22.92 per share of Common Stock or $4.74 to $5.73 for the B Consideration. Smith Barney also applied the Comparable Companies' mean and median multiples of 7.2x and 6.5x to LTM EBITDA, 6.6x and 6.1x to projected 1996 EBITDA, and 6.2x and 5.9x to projected 1997 EBITDA. Based on these multiples of EBITDA, Smith Barney arrived at an implied valuation range of $9.56 to $15.00 per share of Common Stock or $2.39 to $3.75 for the B Consideration. In valuing the Common Stock, Smith Barney relied more heavily on the implied valuation range derived from the multiples of net income rather than the multiples of EBITDA since they believe that net income multiples would be a better indicator of the trading value of the Common Stock.

         None of the Comparable Companies is identical to the Corporation. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading value of the Comparable Companies or the company to which they are being compared.

         Discounted Cash Flow Analyses. Smith Barney also performed discounted cash flow analyses of the projected free cash flows of the Corporation for the five fiscal years ended December 31, 2001. Smith Barney assumed, among other things, discount rates of 9.0%, 10.0% and 11.0% and terminal multiples of EBITDA of 6.0x to 7.5x. The discount rates used were based on, among other things, the cost of capital of the Partnership, adjusted to take into account the capital structure of the Corporation and the fact that dividends on the Preferred Securities will be tax deductible. The terminal multiples used were based on, among other things, the trading multiples of the Comparable Companies. The discounted cash flow analyses were performed on the operating projections prepared by Management and resulted in an implied equity valuation range per share of Common Stock of $17.64 to $31.56 or $4.41 to $7.89 for the B Consideration.

         Smith Barney then derived an implied equity valuation range per share of $18.28 to $27.24 for the Common Stock by averaging the composite values derived through the comparable company analysis based on net income multiples and the discounted cash flow analyses described above. The implied equity valuation range was adjusted to $4.57 to $6.81 to show an implied valuation range for the B Consideration. This range was compared to $4.35, the average closing market price of a B Interest on the five trading days preceding the Announcement Date. The range of premiums of the implied valuation range over such average market price for a B Interest was 4.3% to 55.5%. The range of implied values of the B Consideration was also compared to the mid-point of the implied valuation range of a B Interest and the range of premiums over such valuation was -23.5% to 14.1%.

General Partnership Interests

         Valuation of the General Partner Interests. Smith Barney analyzed the value of the General Partnership Interests consisting of (i) the Management Fee and (ii) an effective percentage equity interest of 1.99% in the Operating Partnership (the "1.99% Interest"). In order to determine the potential value attributable to the General Partnership Interests, Smith Barney performed a net present value calculation of the Management Fee in perpetuity assuming discount rates of 9.4%, 10.5% and 12.5%. Based on these net present value calculations, Smith Barney estimated the range of the total potential value of the Management Fee to be $26.6 million to $35.6 million. Smith Barney also capitalized the Management Fee based on the Comparable Companies' mean and median LTM EBITDA multiples (6.5x and 7.2x) and capitalized the after-tax equivalent of the Management Fee based on the Comparable Companies' mean and median LTM net income multiples (13.0x and 13.4x). The capitalization of the Management Fee resulted in a range of total potential value of $21.6 million to $26.8 million. The two valuation methodologies produced a composite total potential valuation range for the Management Fee of $21.6 million to $35.6 million.

         In addition to looking at the valuation methodologies described in the preceding paragraph, Smith Barney took into consideration the following factors which detract from the value of the Management Fee, among others, in analyzing the value of the Management Fee: (i) the accelerated timing of the receipt by the General Partner of value for the Management Fee in the Conversion; (ii) the illiquidity of the right to receive the Management Fee; (iii) the potential for the Management Fee to be terminated in the event of (a) liquidation or sale of the Partnership, or (b) removal of the General Partner upon the vote of 80% of the unaffiliated limited partners; (iv) the subordination of the Management Fee to the payment of distributions on the A Interests; and (v) the termination of the services provided by the General Partner following the consummation of the Conversion.

         Smith Barney estimated the value for the 1.99% Interest by taking 1.99% of the enterprise value for the Partnership less net debt. Enterprise value for the Partnership was calculated using discounted cash flow analyses of the projected free cash flows of the Partnership assuming the Partnership begins paying corporate income taxes in 1998. Smith Barney also assumed, among other things, discount rates of 11.5%, 12.5% and 13.5% and terminal multiples of EBITDA of 5.5x to 7.0x. Smith Barney performed these analyses on the operating projections prepared by Management. These analyses resulted in an implied valuation range for the 1.99% Interest of $4.1 million to $5.6 million. Smith Barney then added the range of total potential values derived from the analysis of the Management Fee and the range of implied values of the 1.99% Interest and derived a total potential value range for the General Partnership Interests of $25.7 million to $41.2 million, with a resulting mid-point of $33.4 million.

         Valuation of the General Partner Consideration. Upon consummation of the Merger, the General Partnership Interests will be exchanged for 1,000,000 shares of Common Stock (the "General Partner Consideration"). Smith Barney analyzed the value of the Common Stock using the equity values implied by the comparable company trading multiples and discounted cash flow analyses described above. See "-- B Interests -- Valuation of the B Consideration." Smith Barney derived an implied equity valuation range per share of Common Stock of $18.28 to $27.24 by averaging the composite values derived through the comparable company analysis based on net income multiples and the discounted cash flow analysis. The valuation range for the General Partner Consideration was then calculated to be $18.3 million to $27.2 million. The range of implied values of the General Partner Consideration was compared to the mid-point of the total potential value of the General Partnership Interests and the range of discounts from such valuation was - 45.2% to -18.4%.

Other Factors and Comparative Analyses

         In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including among other things, a review of (i) the projected financial results of the Partnership, (ii) the history of trading prices for the A and B Interests, (iii) the treatment of general partner interests in selected partnership conversions, (iv) certain pro forma effects on the Partnership resulting from the Conversion and (v) the pro forma ownership of the Corporation.

         The Special Committee, Lehman/SDI, the Partnership, the Operating Partnership and the General Partner entered into an engagement letter with Smith Barney on July 16, 1996 pursuant to which the Partnership agreed to pay Smith Barney fees of $1.25 million, comprised of a retainer fee of $250,000, which was paid upon execution of the engagement letter and an opinion fee of $1.0 million, which was paid shortly after delivery of Smith Barney's opinion, dated December 10, 1996. The Partnership has agreed to reimburse Smith Barney for its out-of-pocket expenses, including reasonable fees and disbursements of counsel provided that such fees and expenses of counsel shall not be in excess of $25,000 in the aggregate without the prior written consent of the Special Committee, which consent shall not be unreasonably withheld. Lehman/SDI, the General Partner, the Partnership and the Operating Partnership have also agreed, in a separate letter agreement, to indemnify Smith Barney and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Smith Barney or any of its affiliates against certain liabilities, including liabilities under the federal securities laws and expenses related to Smith Barney's engagement.

         In light of Smith Barney's familiarity with, and understanding of, the operations of the Partnership as well as their experience in advising on matters relating to the conversion of partnerships to corporate form generally, the Special Committee believed that it was advisable to engage Smith Barney in connection with the proposed Conversion. Smith Barney is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Other than acting as financial advisor in connection with the Conversion (and delivery of its fairness opinion), Smith Barney has not previously rendered investment banking services to the Partnership, Lehman/SDI, the Operating Partnership or the General Partner in the past two years. In the ordinary course of its business, Smith Barney may, from time to time, buy and sell securities of the Partnership.

Recommendation of the General Partner and Fairness Determination

         The General Partner believes the Conversion is fair to and in the best interests of the Partnership and the limited partners. The General Partner recommends that the limited partners approve the Conversion.

         As described under "-- Alternatives to the Conversion," the General Partner does not believe that liquidation is a viable alternative for the Partnership because, among other things, there was substantial doubt that acceptable prices could be found for all of the business units within an acceptable time period. The General Partner's determination to recommend that SunSource convert to corporate form is based on its belief that the Conversion will result in the benefits to the limited partners and to the Corporation described above under "-- Reasons to Convert to Corporate Form." On the other hand, the General Partner considered the potential disadvantages of the Conversion, see "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Related to the Conversion," and, given the alternatives to the Conversion, believes that the advantages of the Conversion outweigh any potential disadvantages.

     In reaching a recommendation with respect to the Conversion, the General Partner also considered (i) the fact that the consideration to be received and the other terms of the Conversion resulted from arms-length negotiation with the Special Committee and were determined by the Special Committee to be fair to the limited partners and (ii) the fact that Smith Barney has delivered its opinion (and the basis for such opinion) to the Special Committee to the effect that,
(a) the consideration to be received in the Conversion by the holders of A Interests is fair, from a financial point of view to such holders, (b) the consideration to be received in the Conversion by the holders of B Interests is fair, from a financial point of view to such holders, and (c) the General Partner Consideration to be received in the Conversion is fair from a financial point of view to the holders of the A Interests and to the holders of the B Interests, respectively. The General Partner also considered the consequences to the Partnership and its partners if the Conversion is not consummated, as discussed under "-- Consequences if Conversion is Not Approved" and other information about the Conversion and the Corporation included in this Proxy Statement/Prospectus, and concluded that the Conversion was in the best interests of the Partnership and the limited partners. No particular weight was assigned to any one factor in arriving at its decision.

     The General Partner sought to provide procedural fairness to the limited partners in connection with the consideration of the Conversion by (i) creating a Special Committee composed of disinterested directors to advise the Board of Directors with respect to the terms of the Conversion as to its fairness to the limited partners, and to make a recommendation to the Board of Directors with respect to the Conversion, (ii) authorizing the Special Committee to select a financial advisor and legal counsel to assist it in its deliberations, and (iii) implementing the Conversion only if approved by the affirmative vote of a majority of the unaffiliated A Interests and B Interests, each voting separately as a class. Through these arrangements the General Partner sought to provide procedural fairness to the limited partners and to minimize the extent to which the consideration of the Conversion was subject to conflicts of interest of the management and affiliates of the General Partner.

Source and Amount of Funds

     It is estimated that the funds required to make the $1.30 cash payment to the A Interests and to pay for fractional shares and for the fees and expenses described below will be less than $________. Payments to be made prior to the Conversion will be made from funds borrowed under the Partnership's existing bank credit agreement which is described in Note 8 of Notes to Consolidated Financial Statements. Upon consummation of the Conversion, the existing bank credit agreement and the Partnership's long-term debt will be repaid and replaced with new credit facilities at interest rates expected to be lower than financing rates currently incurred by the Partnership. Prepayment of the Partnership's long-term debt will result in the payment of a make-whole penalty of approximately $5 million.

Accounting Treatment

     For financial accounting purposes, the Conversion will be treated as a recapitalization. Therefore, the assets and liabilities of the Partnership will be recorded by the Corporation at their historical cost basis, except that the Corporation will also record incremental deferred tax assets in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), relating to the temporary differences for certain assets and liabilities of the Partnership at the date of conversion to corporate form. The existing values of the tax basis in assets and liabilities of the Partnership at the date of conversion will carry over to the Corporation which will also record a provision for U.S. federal and state income taxes on its taxable earnings.

     For financial reporting purposes, the Trust will be treated as a subsidiary of the Corporation and, accordingly, the accounts of the Trust will be included in the consolidated financial statements of the Corporation. The Preferred Securities will be presented in the consolidated balance sheet of the Corporation as a separate line item directly above stockholders' equity under the caption "GUARANTEED PREFERRED BENEFICIAL INTEREST IN THE CORPORATION'S JUNIOR SUBORDINATED DEBENTURES" and appropriate disclosures about the Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the Notes to the Consolidated Financial Statements. For financial reporting purposes, the Corporation will record distributions payable on the Preferred Securities as an expense in its consolidated statements of income.

Fees and Expenses

     All legal and other costs and expenses incurred by the Corporation or the Partnership in connection with the Conversion will be paid by the Partnership, whether or not the Conversion is consummated. The following is a statement of certain estimated fees and expenses incurred by the Corporation in connection with the Conversion:

     SEC Registration Fee...........................................$
     New York Stock Exchange Listing Fee.............................
     Legal Fees and Expenses.........................................
     Financial Advisory Fees and Expenses............................
     Accounting Fees and Expenses....................................
     Solicitation Fees and Expenses..................................
     Printing and Engraving Expenses.................................
     Miscellaneous .................................................    ______
               Total ...............................................$

Exchange of Depositary Receipts

     Limited partners should not send any depositary receipts with the enclosed proxy. They should retain the depositary receipts until they receive further instructions if the Conversion is consummated.

     Promptly after the Effective Time, the Corporation will mail to all limited partners of record a letter of transmittal containing instructions with respect to the surrender of depositary receipts for Interests in exchange for certificates representing shares of Preferred Securities and Common Stock and cash in the case of A Interests. Upon surrender to the Corporation of one or more depositary receipts, together with a properly completed letter of transmittal, there will be issued and mailed to former limited partners of record at the Effective Time a certificate or certificates representing the number of shares of Preferred Securities or Common Stock to which such holder is entitled and a check for cash in the case of A Interests. From and after the Effective Time, each depositary receipt will evidence only the right to receive shares of Preferred Securities and Common Stock and cash in the case of A interests.

     No distributions or dividends with respect to the Preferred Securities or Common Stock payable to the holders of record thereof after the Effective Time will be paid to the holder of any unsurrendered depositary receipts until such depositary receipts are surrendered for exchange, at which time accumulated interest or dividends will be paid, without interest, subject to any applicable escheat laws.

     If any certificate representing Preferred Securities or Common Stock is to be issued in a name other than that in which the depositary receipt surrendered in exchange therefor is registered on the books of the Partnership as of the Effective Time, it will be a condition of such issuance that (i) the depositary receipt so surrendered be properly endorsed and otherwise in proper form for transfer, and (ii) the person requesting such exchange pay to the Corporation any transfer or other taxes required by reason of the issuance of a certificate representing Preferred Securities or Common Stock in any name other than that of the registered owner of the depositary receipt surrendered, or the person requesting such exchange establish to the satisfaction of the Corporation that such tax has been paid or is not applicable.

     After the Effective Time, there will be no further registration of transfers of Interests that were issued and outstanding immediately before such time. If, after the Effective Time, depositary receipts representing Interests are presented for transfer, they will be canceled and exchanged for one or more certificates representing shares of Preferred Securities or Common Stock and cash in the case of A Interests.

Treatment of Fractional Shares

     No fractional shares will be issued. Instead, (i) each holder of A Interests will be entitled to receive cash in an amount equal to the fraction of a share of Preferred Securities to which the holder is otherwise entitled multiplied by the average closing price of the Preferred Securities for the five trading days following the Effective Time; and (ii) each holder of B Interests shall be entitled to receive cash in an amount equal to the fraction of a share of Common Stock to which the holder is otherwise entitled multiplied by the average closing price of the Common Stock for the five trading days following the Effective Time.

               COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED

     The following summary compares a number of differences between ownership of Interests and ownership of shares of Preferred Securities and Common Stock and the effects relating thereto.


                  Interests                                   Common Stock                         Preferred Securities
                  ---------                                   ------------                         --------------------
                                                                 Issuer

The Partnership                               The Corporation                              The Trust. Payment of distributions
                                                                                           and on liquidation or redemption is
                                                                                           guaranteed on a subordinated basis
                                                                                           as and to the extent described
                                                                                           herein by the Corporation.

                                                                Taxation

Under current law, the Partnership is not a   The Corporation is a taxable entity with     Each holder of Preferred Securities
taxpaying entity. Rather, each holder of      respect to its income after allowable        will be considered to own a pro rata
Interests includes the holder's share of the  deductions and credits. Stockholders will    portion of the Junior Subordinated
income and gain and, subject to certain       have taxable income from the                 Debentures held by the trust and
limitations, the losses, deductions and       Corporation's operations only to the extent  will be required to include in gross
credits of the Partnership in computing       that taxable dividends and other             income the pro rata share of income
taxable income without regard to the cash     distributions are declared and paid on the   accrued on the Junior Subordinated
distributed to the limited partner.           Common Stock. See "CERTAIN FEDERAL INCOME    Debentures and any original issue
Generally, cash distributions to holders of   TAX CONSEQUENCES."                           discount attributable to the Junior
Interests are not taxable, unless                                                          Subordinated Debentures. See
distributions exceed the  limited partner's                                                "CERTAIN FEDERAL INCOME TAX
basis in the Interests. See "CERTAIN                                                       CONSEQUENCES."
FEDERAL INCOME TAX CONSEQUENCES."

A tax-exempt limited partner's share of the   No portion of the earnings of, or any        No portion of  the income accrued
Partnership's taxable income constitutes      dividends received from, the Corporation     or distributions received on the
unrelated business taxable income to the      will constitute unrelated business taxable   Preferred Securities will constitute
tax-exempt unitholder. See "CERTAIN           income to tax-exempt stockholders, except    unrelated business taxable income
FEDERAL INCOME TAX CONSEQUENCES."             to the extent their investment in stock of   to tax-exempt stockholders, except
                                              the Corporation is considered                to the extent their investment in the
                                              debt-financed. See "CERTAIN FEDERAL          Preferred Securities is considered
                                              INCOME TAX CONSEQUENCES."                    debt-financed. See CERTAIN
                                                                                           FEDERAL INCOME TAX CONSEQUENCES."



                  Interests                                   Common Stock                         Preferred Securities
                  ---------                                   ------------                         --------------------


                                                   Distributions and Dividends

The Partnership is required under the         The Board of Directors of the Corporation    The holders of Preferred Securities
Partnership Agreement to make                 has the discretion to determine whether or   will be entitled to monthly
distributions of the Partnership's Available  not and when to declare and pay dividends    distributions at the rate of $2.90 per
Cash, less certain permitted retentions to    and the amount of any dividend. Holders of   annum (11.6% of the $25
the A Interests for the Priority Return of    Common Stock will have no contractual        liquidation amount) to the extent
$1.10 per annum and to the B Interests for    right to receive dividends.                  interest is paid by the Corporation
the Tax Distribution. Available Cash                                                       on the Junior Subordinated
generally means the Partnership's cash                                                     Debentures. The Corporation has
receipts less (i) cash operating expenses                                                  the right to defer payment of
and other expenditures, and (ii) reserves,                                                 interest on the Junior Subordinated
established by the General Partner in its                                                  Debentures for a period up to 60
sole discretion for working capital, capital                                               consecutive months in which case
expenditures, debt service and other                                                       no distributions will be paid on the
purposes and contingencies.                                                                Preferred Securities. Any unpaid
                                                                                           dividends will cumulate and must
                                                                                           be paid prior to any dividends on
                                                                                           the Common Stock.

                                                           Management

The business and affairs of the Partnership   The business and affairs of the Corporation  The Trust is managed by five
are managed by the General Partner.           are managed by or under the direction of     trustees appointed by the
                                              the Board of Directors of the Corporation.   Corporation.
                                              The members of the Board of Directors of
                                              Lehman/SDI will become the members of
                                              the Board of Directors of the Corporation
                                              after the Conversion. Therefore, the
                                              personnel in control of the Corporation
                                              will be identical to that of the Partnership.

The General Partner may be removed only       The holders of Common Stock of the             The holders of Preferred Securities
by vote of 80% of the Interests held by       Corporation will have the ability to elect     will have no rights to elect or
unaffiliated limited partners. See            members of the Board of Directors with a       remove management of the
"DESCRIPTION OF CAPITAL STOCK --              plurality of the votes cast for such election  Corporation. The holders will be
Stockholders Agreement."                      and to remove management with a majority       entitled to elect a Special Regular
                                              vote of the Common Stock outstanding and       Trustee if the Trust fails to make
                                              entitled to vote.                              distributions for 18 consecutive
                                                                                             months or there is an Event of
                                                                                             Default.

                  Interests                                   Common Stock                         Preferred Securities
                  ---------                                   ------------                         --------------------

                                                          Voting Rights

Under Delaware law and the Partnership        Holders of Common Stock will have the         The holders of Preferred Securities
Agreement, limited partners have voting       right to vote on matters specified by         will have no voting rights except to
rights with respect to (i) the removal and    Delaware law affecting the corporate          elect a Special Regular Trustee as
replacement of the General Partner, (ii) the  structure of the Corporation, including       described above and with respect to
merger of the Partnership, (iii) the sale of  election of the Board of Directors.           certain modifications and
all or substantially all of the assets owned, Stockholders of the Corporation will have     amendments.
directly or indirectly, by the Partnership,   the right to vote on all matters on which
(iv) the dissolution of the Partnership or    stockholders must be permitted to vote
the Operating Partnership, and (v) material   including, as a general matter, election of
amendments to the Partnership Agreement       directors, fundamental changes in the
and the Operating Partnership Agreement,      Corporation, sale of all or substantially all
subject, in certain cases, to approval of the of the assets of the Corporation and certain
Board of Directors.                           amendments to the Certificate of
                                              Incorporation.

Each Interest entitles each holder thereof    Each share of Common Stock entitles its      Each of the Preferred Securities
who is admitted as a limited partner to the   holder to cast one vote on each matter       entitles its holder to cast one vote
Partnership to cast one vote on all matters   presented to stockholders.                   on each matter presented to
presented to limited partners.                                                             stockholders.

Approval of any matter submitted to           Approval of any matter submitted to          Approval on any matter on which
limited partners generally requires the       stockholders generally requires the          holders of Preferred Securities are
affirmative vote of limited partners holding  affirmative vote of holders of more than     entitled to vote requires the
more than 50% of the Interests then           50% of the Common Stock outstanding          affirmative vote of a majority of the
outstanding. The removal of the General       and entitled to vote.                        outstanding Preferred Securities
Partner requires the affirmative vote of                                                   except that modifications and
80% of the unaffiliated limited partners.                                                  amendments of the Declaration
                                                                                           require a 66 2/3% vote.
Holders of 25% of the Interests held by       Amendment of the certificate of              The holders of the Preferred
limited partners may propose amendments       incorporation or bylaws requires approval    Securities have no right to amend
to the partnership agreement.                 of a majority of the members of the Board    the Declaration of Trust.
                                              of Directors and, in certain
                                              cases, approval by the
                                              stockholders. The Stockholders
                                              Agreement has certain requirements
                                              with regard to approval of
                                              amendments by the Independent
                                              Directors. In addition, the
                                              Stockholders Agreement contains
                                              provisions under which Lehman
                                              Brothers and certain members of
                                              management will agree to vote, in
                                              the same proportion as the
                                              "Unaffiliated Shares" that are
                                              voted on any such matter, that
                                              percentage of Excess Voting Shares
                                              (as defined herein) held by them
                                              at such time that equals the
                                              percentage of outstanding
                                              Unaffiliated Shares that are voted
                                              on such matter. See "DESCRIPTION
                                              OF CAPITAL STOCK --Stockholders
                                              Agreement."

                  Interests                                   Common Stock                         Preferred Securities
                  ---------                                   ------------                         --------------------

Any action that may be taken at a meeting     Stockholders may act by written consent in   Not applicable.
of limited partners may be taken by written   lieu of a meeting with a number of votes
consent in lieu of a meeting executed by      sufficient for such action.
limited partners sufficient to authorize such
action at a meeting of limited partners.

                                                        Special Meetings

Special meetings of Limited Partners may      Stockholders are permitted to call a special Holders of Preferred Securities may
be called by the General Partner or by        meeting or require that the board of         only call a special meeting of the
Limited Partners holding at least 25% of      directors call a special meeting of          Trust when entitled to elect a
the outstanding Interests.                    stockholders if such meeting is called by    Special Regular Trustee.
                                              holders of at least 25% of outstanding
                                              Common Stock.

                                                        Conversion Rights

The Interests are not convertible into any    The Common Stock is not convertible into     The Preferred Securities are not
other securities.                             any other securities.                        convertible into any other
                                                                                           securities.

                                                           Redemption

Interests are not subject to mandatory or     The Common Stock is not subject to           The Preferred Securities will be
optional redemption.                          mandatory or optional redemption.            redeemed upon maturity or earlier
                                                                                           redemption of the Junior Subordinated
                                                                                           Debentures at 100% of the liquidation
                                                                                           amount plus accrued and unpaid
                                                                                           distributions, provided that any
                                                                                           redemption by reason of a Tax Event
                                                                                           within the first five years will be
                                                                                           at 101%. The Junior Subordinated
                                                                                           Debentures may be redeemed by the
                                                                                           Corporation at any time after March
                                                                                           31, 2002.

                  Interests                                   Common Stock                         Preferred Securities
                  ---------                                   ------------                         --------------------


                                                       Liquidation Rights


In the event of the liquidation of the        In the event of a liquidation of the         In the event of a liquidation of the
Partnership the assets of the Partnership     Corporation, the holders of Common Stock     Trust, the holders of Preferred
remaining after the payment of all debts      would be entitled to share ratably in any    Securities would be entitled to
and liabilities of the Partnership, the       assets remaining after satisfaction of       receive a preferential distribution of
payment of expenses of the liquidation of     obligations to creditors and any liquidation $25 per Preferred Security plus
the Partnership and the establishment of a    preferences on any series of preferred       accrued and unpaid distributions
reasonable reserve in connection              stock of the Corporation that may then be    except that, upon the occurrence of
therewith, are distributed to holders of A    outstanding.                                 a Special Event, the Trust will be
Interests in an amount equal to their capital                                              liquidated and the holders will
account ($10) plus any unpaid Priority                                                     receive Junior Subordinated
Return and the remainder is distributed to                                                 Debentures.
the General Partner and the B Interests in
accordance with their capital accounts.

                                                   Right to Compel Dissolution

Limited partners may compel dissolution       Under Delaware law, holders of Common        Holders of Preferred Securities
of the Partnership by the affirmative vote    Stock may compel dissolution of the          may not compel dissolution of the
of the holders of a majority of outstanding   Corporation, absent prior action by the      Trust.
Interests.                                    board of directors, only if all holders
                                              consent in writing. A plan of
                                              dissolution adopted by the board
                                              of directors must be approved by a
                                              majority of the Common Stock
                                              outstanding and entitled to vote.

                                                        Limited Liability

In general, holders of Interests are limited  Shares of Common Stock will be fully paid    Holders of Preferred Securities will
partners in a Delaware limited partnership,   and nonassessable. Stockholders generally    not have personal liability for
and do not have personal liability for        will not have personal liability for         obligations of the Trust or the
obligations of the Partnership.               obligations of the Corporation.              Corporation.

                                                   Liquidity and Marketability

The Interests are freely transferable and are The Common Stock will be freely              The Preferred Securities will be
currently listed and traded on the New        transferable and application has been made   freely transferable and application
York Stock Exchange. After the Effective      for listing the Common Stock on the New      has been made for listing the
Time, the Interests will cease to be traded.  York Stock Exchange.                         Preferred Securities on the New
                                                                                           York Stock Exchange.

                  Interests                                   Common Stock                         Preferred Securities
                  ---------                                   ------------                         --------------------

                                                     Continuity of Existence


The Partnership Agreement provides for        The Corporation's Certificate of                The Trust will terminate on March
the Partnership to continue in existence      Incorporation provides for perpetual            31, 2027 or upon the earlier
until December 31, 2086, unless earlier       existence, subject to Delaware law.             redemption of the Preferred
terminated in accordance with the                                                             Securities or the distribution to the
Partnership Agreement.                                                                        holders of the Junior Subordinated
                                                                                              Debentures.

                                                       Financial Reporting

The Partnership is subject to the reporting   The Corporation will be subject to the
requirements of the Exchange Act and files    reporting requirements of the Exchange
annual and quarterly reports thereunder.      Act and will file annual and quarterly
The Partnership also provides annual and      reports thereunder. The Corporation also
quarterly reports to its limited partners.    will provide annual and quarterly reports
                                              to its stockholders.

                                                      Certain Legal Rights

Delaware law allows a limited partner to      Delaware law affords stockholders of a          Delaware law allows a beneficial
institute legal action on behalf of the       corporation similar rights to bring             owner of the Trust to institute legal
Partnership (a partnership derivative         stockholder derivative actions when the         action on behalf of the Trust (a trust
action) to recover damages from a third       board of directors has failed to institute an   derivative action) to recover
party or a general partner where the          action against third parties or directors of    damages from a third party or a
general partner has failed to institute the   the corporation, and class actions to           trustee where the trustees with
action. In addition, a limited partner may    recover damages from directors for              authority to do so have failed to
have rights to institute legal action on      violations of their fiduciary duties.           institute the action. In addition, a
behalf of the limited partner or all other    Stockholders may also have rights to bring      beneficial owner of the Trust may
similarly situated limited partners (a class  actions in federal courts to enforce federal    have rights to institute legal action
action) to recover damages from a general     rights. These rights are comparable to the      on behalf of himself or all other
partner for violations of fiduciary duties to rights of the limited partners in the           similarly situated beneficial owners
the limited partners. Limited partners may    Partnership.                                    (a class action) to recover damages
also have rights to bring actions in federal                                                  from a trustee for violations of
courts to enforce federal rights.                                                             fiduciary duties to the beneficial
                                                                                              owners. Beneficial owners of the
                                                                                              Trust may also have rights to bring
                                                                                              actions in federal courts to enforce
                                                                                              federal rights.

                  Interests                                   Common Stock                         Preferred Securities
                  ---------                                   ------------                         --------------------

                                   Right to List of Holders; Inspection of  Books and Records

Upon reasonable demand, at the limited        Under Delaware law, upon written request,    Holders of Preferred Securities are
partner's own expense and for a purpose       at reasonable times and for a proper         entitled to inspect the books and
reasonably related to his interest in the     purpose reasonably related to a              records of the Trust for any purpose
Partnership, a limited partner may have       stockholder's interest as a stockholder, any reasonably related to a holder's
access, at reasonable times, to certain       stockholder of record shall have the right   interest during normal business
information regarding the status of the       to examine and copy the Corporation's        hours.
business and financial condition of the       stock ledger, a list of its stockholders and
Partnership, tax returns, governing           its other books and records. In certain
instruments of the Partnership and a          circumstances under Delaware law,
current list of the partners of the           stockholders may not have the same right
Partnership, provided that the General        to information regarding the Corporation
Partner may keep confidential any trade       that they currently have under the
secrets or any other information the          Partnership Agreement with respect to
disclosure of which could damage the          information regarding the Partnership.
Partnership or violate any agreement or
applicable law.

                                                              Subordination

Subordinated to claims of creditors of the    Subordinated to claims of creditors of the   Subordinated to creditors of the
Partnership and Operating Partnership.        Corporation and the Operating Partnership    Trust, if any. The Preferred
                                                                                           Securities Guarantee and the Junior
                                                                                           Subordinated Debentures of the
                                                                                           Corporation will be subordinate to
                                                                                           all liabilities of the Corporation
                                                                                           and the Operating Partnership except
                                                                                           those made pari passu or subordinate
                                                                                           by their terms.

Fiduciary Duties

     As a general partner of a limited partnership, the General Partner owes the limited partners, under Delaware law, the fiduciary duties of good faith and loyalty in handling the affairs of the Partnership, including, in certain instances, a duty to disclose material information concerning the Partnership's affairs. The General Partner believes it has satisfied its fiduciary duties in connection with the Conversion. Following consummation of the Conversion, the directors of Lehman/SDI will become directors of the Corporation. Under Delaware law, a director's fiduciary duties to the stockholders of the Corporation in such capacity will be substantially similar to those currently owed by the General Partner to limited partners under Delaware law.

     The Partnership Agreement further provides that neither the General Partner nor any of its affiliates will be liable to the Partnership or the limited partners for any act or omission if (i) taken in good faith and in a manner reasonably believed to be in, or not opposed to, the interests of the Partnership, and (ii) the conduct did not constitute gross negligence or willful or wanton misconduct. Thus, the General Partner and its affiliates may have a more limited liability to the limited partners than would otherwise be the case absent such provisions. Similarly, the Corporation's Certificate of Incorporation provides that a director of the Corporation shall not be liable for any act or omission in the director's capacity as director except to the extent the director is found liable for (i) a breach of the duty of loyalty,
(ii) an act or omission not in good faith, (iii) a transaction in which the director received an improper benefit or (iv) an act or omission for which the liability of a director is expressly provided for by statute. Under the Partnership Agreement, the Partnership is required to indemnify the General Partner and the officers, directors, employees and agents of the General Partner against liabilities and expenses incurred by the General Partner or such persons if (i) the General Partner or such persons acted in good faith, and in a manner reasonably believed to be in, or not opposed to, the interests of the Partnership and, with respect to any criminal proceeding, had no reason to believe the conduct was unlawful and (ii) the General Partner's or such persons' conduct did not constitute actual fraud, gross negligence or willful misconduct. The Corporation's By-laws provide indemnification to all its directors, officers, employees and agents.

     After the Conversion, the General Partner will dissolve and will not owe any fiduciary duties to the Corporation or persons holding Preferred Securities or Common Stock.


                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following general discussion summarizes certain federal income tax considerations relating to the Conversion. These summaries are included herein for general information only. They do not discuss all aspects of federal income taxation that may be relevant to a particular taxpayer in light of the taxpayer's personal tax circumstances or to certain types of taxpayers subject to special treatment under the federal income tax laws. No legal opinion regarding such tax considerations is being rendered hereby. Except as otherwise indicated, statements of legal conclusion regarding tax treatments, tax effects or tax consequences reflect the conclusions of Morgan, Lewis & Bockius LLP, counsel for the Corporation and the Partnership, which has rendered its opinion regarding the accuracy of the discussion herein to the Partnership. A copy of Morgan, Lewis & Bockius LLP's opinion has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part, and a copy of the opinion may be obtained by written request addressed to SunSource L.P., 2600 One Logan Square, Philadelphia, Pennsylvania 19103,
Attention: Joseph M. Corvino, Secretary, telephone number (215) 665-3650. The Partnership has not requested, and does not intend to request, a ruling from the Internal Revenue Service ("IRS"). An opinion of counsel is not binding on the IRS or the courts, and no assurance can be given that the IRS will not challenge the tax treatment of certain matters discussed herein, or if it does, that it will be unsuccessful. Accordingly, each limited partner should consult the limited partner's own tax advisor as to the specific tax consequences to the limited partner including the application and effect of state or local income and other tax laws.

     The following discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations and existing administrative interpretations and court decisions. Future legislation, regulations, administrative interpretations or court decisions could significantly change such authorities either prospectively or retroactively.

Partnership Status and Taxation of the Partnership

     The Partnership is properly classified for federal income tax purposes as a partnership rather than an association taxable as a corporation. Currently, the Partnership is not itself subject to federal income tax. Rather, each limited partner is subject to income tax based on the limited partner's allocable share of Partnership taxable income, gain, loss, deduction, and credits, whether or not any cash is actually distributed to such limited partner.

     The Revenue Act of 1987 amended the Code to treat certain publicly-traded partnerships as corporations rather than partnerships for federal income tax purposes. Under a transition rule, however, an existing publicly-traded partnership, such as the Partnership, will not be classified as a corporation until the earlier of (i) the partnership's first taxable year beginning after December 31, 1997, or (ii) the time at which the partnership adds a new line of business that is substantial. Under the above-described transition rule, the Partnership will be taxed as a corporation no later than its taxable year beginning on January 1, 1998. At that time the Partnership will be treated as if it had transferred all of its assets (subject to its liabilities) to a newly formed corporation in exchange for the stock of the corporation, and then distributed such stock to its partners in liquidation of their interests in the Partnership. Upon classification as a corporation for tax purposes, the Partnership would be subject to federal income tax on its earnings at corporate tax rates.

General Tax Treatment of the Conversion

     The Partnership has been a Delaware limited partnership since it began operations in 1987. In the Conversion, the Partnership and the subsidiaries of the Corporation will be merged with and into the Operating Partnership with each A Interest being exchanged for Preferred Securities and cash and each B Interest being exchanged for Common Stock.

     There is no specific authority dealing with a substantially similar transaction. Accordingly, counsel cannot predict with certainty how the Conversion will be treated for federal income tax purposes.

     The exchange of A Interests for Preferred Securities and cash pursuant to the Merger will be a taxable transaction. In the case of a holder who exchanges A Interests, gain or loss will be recognized in an amount equal to the difference between the sum of the amount of cash and the fair market value of Preferred Securities received in the exchange and the exchanging holder's tax basis in the A Interests exchanged. Such gain or loss will be long-term capital gain or loss if the A Interests have been held for more than one year as of such date and if such Interests have been held as capital assets. The Corporation does not expect that any portion of the gain will be treated as ordinary income pursuant to the rules of section 751 of the Code. A holder of A Interests will have a tax basis in the Preferred Securities received in the Merger equal to the fair market value of such Preferred Securities received. A holder's aggregate tax basis in his pro rata share of the underlying Junior Subordinated Debentures will be equal to his pro rata share of their "issue price" on the Expiration Date as defined below.

     As to holders of B Interests, counsel is of the opinion that the limited partners will be treated as exchanging their B Interests for shares of Common Stock in an exchange described in Section 351 of the Code, pursuant to which such holders should not recognize gain or loss, except to the extent of any cash received in lieu of fractional shares. Any such cash should result in capital gain to the recipient, assuming that the B Interests are held as capital assets.

     Counsel's opinion that holders of B Interests will be treated as exchanging their Partnership interests for stock of the Corporation is based on the federal income tax treatment of analogous transactions. It is well settled, and the Service has issued published rulings to the effect that, if a parent corporation forms a transitory subsidiary corporation and merges it into another corporation to enable the parent to acquire the stock of such other corporation, the merger of the transitory subsidiary corporation into such other corporation will be ignored, and the stockholders of the target corporation will be treated as receiving directly from the parent corporation stock or other property of the parent in exchange for their shares of the target. In addition, the Service has issued private letter rulings addressing the treatment of transactions in which a corporation forms a transitory partnership and merges it into an existing partnership as a means of transforming the partners of the existing partnership into stockholders of the corporation. The conclusions expressed in the private letter rulings are consistent with the treatment of the Conversion expressed above. Holders of B Interests should be aware that, unlike published rulings, private letter rulings cannot be cited as authority, and may be relied upon only by the taxpayer requesting the ruling, although the conclusions expressed therein are indicative of the Service's thinking on a particular matter.

     As to persons that hold both A Interests and B Interests at the time of the Conversion, while not free from doubt, a likely result is that these investors will recognize gain on an aggregate basis - i.e. the difference between their aggregate tax basis in the Class A Interests and the Class B Interests and the aggregate fair market value of the cash, Preferred Securities and Common Stock received in the Conversion will constitute the gain realized, which realized gain will be recognized to the extent of the boot received in the Conversion - i.e. the sum of the cash and the fair market value of the Preferred Securities received. Such gain should be treated as long-term capital gain, provided that the Interests have been held for more than one year, and provided that such Interests have been held as capital assets. As noted earlier, the Corporation does not expect that any portion of the gain will be treated as ordinary income pursuant to section 751 of the Code. Such a holder's basis in the Common Stock received in the Conversion will be equal to sum of such holder's basis in the A Interests and B Interests exchanged therefor, plus the amount of gain recognized, less the amount of cash and the value of the Preferred Securities received. If the aggregate tax basis of the Class A and Class B Interests exceeds the aggregate fair market values of the cash, Preferred Securities, and Common Stock received in the Conversion, it is likely that no loss will be recognized. A person that holders both A Interests and B Interests could take the position that a treatment of the Conversion other than the aggregate basis approach described above should apply, and such persons could consult their own tax advisors regarding the tax consequences of the aggregate basis approach.

     The Partnership and the Corporation intend to treat the Conversion in accordance with the positions reflected in the foregoing description and to prepare reports and tax information accordingly. Except as otherwise noted, the following discussion assumes the correctness of such treatment.

Certain Tax Consequences of the Conversion to Holders of B Interests

     Nonrecognition of Gain or Loss. Section 351 (a) of the Code provides, in general, that no gain or loss is recognized upon the transfer by one or more persons of property (such as partnership interests) to a corporation solely in exchange for stock in such corporation if, immediately after the exchange, such person or persons are in control of the corporation to which the property was transferred. Section 368(c) of the Code defines control as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock. Section 351 (b) of the Code provides that if money or other property ("boot") is received in addition to stock in an otherwise qualifying transaction, taxable income must be recognized in an amount equal to the lesser of (i) any gain realized on the exchange or (ii) the amount of boot received. For this purpose, gain realized is generally equal to the excess, if any, of (x) the amount of cash and the fair market value of stock and other property received from the corporation over (y) the adjusted basis of property transferred to the corporation. In determining realized gain, a limited partner's share of partnership liabilities is treated as cash received upon the transfer. Section 357(c) of the Code generally provides that if the sum of the liabilities assumed in the Section 351 exchange exceeds the aggregate tax basis of the assets transferred in the exchange, such excess is treated as gain from the sale or exchange of the assets transferred. Section 752 of the Code generally provides that a partner's tax basis for its partnership interest includes its share of the liabilities of the partnership, as determined under Treasury regulations. A published ruling issued by the Service holds that upon the transfer of a partnership interest to a corporation in a Section 351 transaction, the transferor's share of partnership liabilities is treated as assumed by the corporation for purposes of Section 357(c) of the Code.

     Assuming the Conversion is treated for federal income tax purposes in the manner described above under "General Tax Treatment of the Conversion," it is counsel's opinion that the exchange by holders of B Interests of their Interests for Common Stock will be treated as part of a transaction described in Code
Section 351(a). Accordingly, holders of B Interests should incur no federal income tax liability as a result of the exchange, except to the extent of any cash received in lieu of fractional shares. Any such cash should result in capital gain to the recipient, assuming that such B Interests are held capital assets. This conclusion is based on the assumption that (i) such holders do not own any A Interests (see the discussion above), (ii) holders of B Interests and the parties exchanging their interests in the General Partner (together, the "Transferors") as steps in the Conversion will own, immediately after such transfers, more than 80 percent of each class of stock of the Corporation and
(iii) not more than 20 percent of the shares of stock transferred to the Transferors pursuant to the Conversion will be subsequently disposed of pursuant to contracts or other formal or informal agreements entered into prior to the Conversion (the "Control Assumption"). If the Control Assumption were not correct, each holder of B Interests could recognize gain or loss on the Conversion as if such holder had sold the B Interests in a taxable transaction for an amount equal to the value of stock received in the Conversion. Counsel is not aware of any contracts or other formal or informal agreements entered into by persons receiving shares of stock to dispose of such shares.

     Notwithstanding the above, any holders of B Interests who are treated as receiving shares of stock in exchange for services will be taxed on the receipt of the stock to the extent of the value thereof.

     Any portion of the liabilities of the Partnership allocated to a holder of B Interests would increase such holder's tax basis in such B Interest by an amount equal to such allocated liability. As such allocated liability cannot exceed such holder's tax basis in the B Interest, no gain recognition under
Section 357(c) of the Code will result from the Conversion for a holder of B Interests.

     Basis and Holding Period of Common Stock. The aggregate tax basis of the Common Stock that a holder of B Interests receives in the exchange will be equal to the tax basis of their B Interests immediately prior to the Conversion.

     The holding period for Common Stock received in the Conversion will include the exchanging holder's holding period for the B Interests, provided such holder held such Interests as capital assets at the time of the Conversion.

     Sale of Stock. In general, any gain or loss from the sale or exchange of the Common Stock received in the Conversion will be characterized as capital gain or loss provided such item was held as a capital asset. Gain or loss will be measured by the difference between the amount realized and the holder's adjusted tax basis in the Common Stock.

     Ownership of Stock. After the Conversion, a holder of Common Stock generally will be taxed only on distributions of money or other property received from the Corporation, if any, out of current or accumulated earnings and profits. Such income will be characterized as a dividend and as investment or portfolio income for purposes of certain tax rules, e.g., those regarding deductibility of interest expense, under section 163 of the Code. To the extent that the Corporation has no current or accumulated earnings and profits at the time of a distribution, the amount of the distribution will first reduce a stockholder's adjusted basis in the Common Stock and, thereafter, will be taxed as an amount received from the sale or exchange of the Common Stock. The Corporation will have no accumulated earnings and profits as it begins operations following consummation of the Conversion. Distributions in connection with a complete liquidation of the Corporation will be treated as amounts received from the sale or exchange of the Common Stock. Distributions received in connection with a redemption will be treated as dividends or as amounts received from the sale or exchange of the stock depending upon the redeeming stockholder's actual or constructive ownership of other stock of the Corporation.

Certain Tax Consequences of the Conversion to Holders of A Interests

     Classification of the Trust. In connection with the issuance of the Preferred Securities, Morgan, Lewis & Bockius LLP, counsel to the Corporation and the Trust, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, each holder of Preferred Securities (a "Securityholder") will be considered the owner of a pro rata portion of the Junior Subordinated Debentures held by the Trust. Accordingly, each Securityholder will be required to include in gross income the Securityholder's pro rata share of the income accrued on the Junior Subordinated Debentures.

     Recognition of Gain or Loss. The exchange of A Interests for Preferred Securities and cash pursuant to the Merger will be a taxable transaction. Gain or loss will be recognized in an amount equal to the difference between the sum of the cash and the fair market value of Preferred Securities received in the exchange and the exchanging holder's tax basis in the A Interest exchanged. Such gain will be long-term capital gain or loss if the A Interests has been held for more than one year as of such date and if such Interests have been held as capital assets.

     Basis and Holding Period of Common Stock. A Securityholder's initial tax basis for the Securityholder's pro rata share of the Junior Subordinated Debentures will be equal to the Securityholder's pro rata share of their "issue price," (as defined below), and will be increased by original issue discount (as discussed below) accrued with respect thereto, and reduced by the amount of cash distributions (including the amount of any Pre-Issuance Accrued Interest) paid to such Securityholder.

     Accrual of Original Issue Discount and Premium. The Junior Subordinated Debentures will be considered to have been issued with "original issue discount" and each Securityholder, including a taxpayer who otherwise uses the cash method of accounting, will be required to include the Securityholder's pro rata share of original issue discount on the Junior Subordinated Debentures in income as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash distributions on the Preferred Securities. Generally, all of a Securityholder's taxable interest income with respect to the Junior Subordinated Debentures will be accounted for as "original issue discount" and actual distributions of stated interest will not be separately reported as taxable income. So long as the interest payment period is not extended, cash distributions received by an initial holder for any monthly interest period (assuming no disposition prior to the record date for such distribution) will equal or exceed the sum of the daily accruals of income for such monthly interest period, unless the issue price of the Junior Subordinated Debentures (as defined below) is less than $25.

     The total amount of "original issue discount" on the Junior Subordinated Debentures will equal the difference between the "issue price" of the Junior Subordinated Debentures and their "stated redemption price at maturity." Because the Corporation has the right to extend the interest payment period of the Junior Subordinated Debentures, all of the stated interest payments on the Junior Subordinated Debentures will be includible in determining their "stated redemption price at maturity." The "issue price" of each $25 principal amount of the Junior Subordinated Debentures will be equal to the fair market value of a Preferred Security on the Expiration Date (reduced by Pre-Issuance Accrued Interest), which may be more or less than $25, with the result that the total amount of original issue discount on the Junior Subordinated Debentures may be more or less than the amount of stated interest payable with respect thereto.

     No portion of the amounts received on the Preferred Securities will be eligible for the dividends received deduction applicable to holders that are U.S. corporations, unless the Preferred Securities constitute "high yield discount obligations" ("HYDOs") under the Internal Revenue Code. If the Preferred Securities do constitute HYDOs, the original issue discount on the Preferred Securities will not be deductible by the Corporation until actually paid by the Corporation, and depending upon the instrument's yield as computed under the original issue discount rules, a portion of such original issue discount (the "Disqualified Portion") may not be deductible by the Corporation at any time. Such Disqualified Portion, if any, will be eligible for the dividends received deduction for corporate holders of A Interests, however, if the Corporation has sufficient earnings and profits. The question whether the Preferred Securities will constitute HYDOs cannot be determined at the time of this writing, because the issue depends, in part, on factors that will not be determined until the date of issuance of the Preferred Securities (including their "issue price" and the prevailing "applicable federal rate" under the
Code).

     Potential Extension of Payment Period on the Junior Subordinated Debentures. Securityholders will continue to accrue original issue discount with respect to their pro rata share of the Junior Subordinated Debentures during an extended interest payment period, and any holders who dispose of Preferred Securities prior to the record date for the payment of interest following such extended interest payment period, will not receive from the Trust any cash related thereto.

     Distribution of Junior Subordinated Debentures to Holders of Preferred Securities. Under current law, except in the unlikely event that the Trust were determined to be taxable as a corporation for tax purposes, a distribution by the Trust of the Junior Subordinated Debentures as described in the Prospectus detailing the terms of the Preferred Securities under the caption "Description of the Preferred Securities -- Special Event Redemption or Distribution," will be non-taxable and will result in the Securityholder receiving directly his pro rata share of the Junior Subordinated Debentures previously held indirectly through the Trust, with a holding period and tax basis equal to the holding period and adjusted tax basis such Securityholder was considered to have had in his pro rata share of the underlying Junior Subordinated Debentures prior to such distribution.

     Treatment of the Payment of Pre-issuance Accrued Interest. "Pre-issuance Accrued Interest" payable on the first interest payment date should be treated as a return of capital with respect to a Securityholder's pro rata interest in the Junior Subordinated Debentures, reducing the Securityholder's tax basis in his pro rata share of the Junior Subordinated Debentures.

     Market Discount and Bond Premium. Securityholders other than initial holders may be considered to have acquired their pro rata interest in the Junior Subordinated Debentures with market discount, acquisition premium or amortizable bond premium. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Preferred Securities.

     Disposition of the Preferred Securities. Upon on a sale, exchange or other disposition of the Preferred Securities (including a distribution of cash in redemption of a Securityholder's Preferred Securities upon redemption or repayment of the underlying Junior Subordinated Debentures, but excluding the distribution of Junior Subordinated Debentures), a Securityholder will be considered to have disposed of all or part of the Securityholder's pro rata share of the Junior Subordinated Debentures, and will recognize gain or loss equal to the difference between the amount realized and the Securityholder's adjusted tax basis in the Securityholder's pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. Gain or loss will be capital gain or loss (except to the extent of any accrued market discount with respect to such Securityholder's pro rata share of the Junior Subordinated Debentures not previously included in income). See "Market Discount and Bond Premium" above. Such gain or loss will be long-term capital gain or loss if the Preferred Securities have been held for more than one year.

     The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A Securityholder who disposes of his Preferred Securities between record dates for payments of distributions thereon will nevertheless be required to include in income accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition, and to add such amount to the Securityholder's adjusted tax basis in the Securityholder's pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. Accordingly, such a Securityholder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the Securityholder's adjusted tax basis (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

     United States Alien Holders. For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership or a non-resident fiduciary of a foreign estate or trust.

     Under present United States federal income tax law:

              (i) payments by the Trust or any of its paying agents to any holder of a Preferred Security who or which is a United States Alien Holder will not be subject to United States federal withholding tax, provided that
     (a) the beneficial owner of the Preferred Security does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Corporation entitled to vote, (b) the beneficial owner of the Preferred Security is not a controlled foreign corporation that is related to the Corporation through stock ownership, and
     (c) either (A) the beneficial owner of the Preferred Security certifies to the Trust or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the Preferred Security certifies to the Trust or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof;

              (ii) a United States Alien Holder of a Preferred Security will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a Preferred Security; and

              (iii) any gain realized by a United States Alien Holder upon the exchange of A Interests for Preferred Securities will not be subject to United States federal withholding tax.

     Information Reporting to Holders. The Trust will report the original issue discount that accrued during the year with respect to the Junior Subordinated Debentures, and any gross proceeds received by the Trust from the retirement or redemption of the Junior Subordinated Debentures, annually to the holders of record of the Preferred Securities and the Internal Revenue Service. The Trust currently intends to deliver such reports to holders of record prior to January 31 following each calendar year. It is anticipated that persons who hold Preferred Securities as nominees for beneficial holders will report the required tax information to beneficial holders on Form 1099.

     Backup Withholding. Payments made on, and proceeds from the sale of Preferred Securities may be subject to a "backup" withholding tax of 31 percent unless the holder complies with certain identification requirements. Any withheld amounts will generally be allowed as a credit against the holder's federal income tax, provided the required information is timely filed with the Internal Revenue Service.

Other Tax Issues Affecting Limited Partners

     Pre-Conversion Operations of the Partnership. The income and deductions of the Partnership incurred during 1997 prior to the Conversion will be allocated among the partners, and each partner's basis in its general or limited partner interest will be adjusted by such allocations, in essentially the same manner they would have been allocated and adjusted apart from the Conversion. Each partner will receive a Schedule K-1 for 1996 and 1997 reflecting the income and deductions allocated to the partner during the period in 1996 and 1997 in which the partner owned such Interests, even if the partner sells the Interests prior to the Conversion.

     Pre-Conversion Sale of Interests. The tax consequences to a limited partner who sells a Partnership Interest prior to the Conversion are not affected by the Conversion.

              (i) The limited partner may recognize both ordinary income and capital gain or loss. The ordinary income amount will be approximately the amount of ordinary income, including depreciation recapture and other unrealized receivables as defined in Section 751 of the Code, that would have been allocated to the limited partner if the Partnership had sold all its assets. Such amount will vary depending on the amount paid for the Partnership Interests, the date acquired and other factors. The capital gain or loss amount will normally be the difference between the limited partner's adjusted tax basis and the amount realized from the sale of the Interest (reduced by the portion treated as ordinary income).

              (ii) The deductibility of a noncorporate taxpayer's investment interest expense is generally limited to the amount of such taxpayer's net investment income. Investment interest expense includes (1) interest on indebtedness incurred or continued to purchase or carry property held for investment (such as the Common Stock); (2) a partnership's interest expense attributed to the portfolio income of the Partnership under the passive activity loss rules; and (3) that portion of interest expense incurred or continued to purchase or carry an interest in a passive activity (such as a limited partner's Interest in the Partnership) to the extent attributed to portfolio income (within the meaning of the passive activity loss rules). Investment interest deductions which are disallowed may be carried forward and deducted in subsequent years to the extent of net investment income in such years.

     Reporting Requirements. Each limited partner who receives Common Stock in the Conversion will be required to file with the limited partners' federal income tax return a statement that provides details relating to the property transferred and the stock received in the Conversion. The Corporation will provide former limited partners with information to assist them in preparing such statement.

Tax Consequences to the Corporation and the Partnership

     The following discussion assumes that the Conversion will be treated for federal income tax purposes in the manner described above under "--Tax Treatment of the Conversion." In counsel's opinion, the acquisition by the Corporation of the various partnership interests and other interests as a result of the Conversion and issuance of cash, the Preferred Securities and Common Stock will not give rise to the recognition of gain or loss by the Corporation or the Partnership, and the basis of the Partnership interests received by the Corporation in exchange for cash, the Preferred Securities and Common Stock will generally be determined by reference to the tax basis of the B Interests in the hands of the exchanging partners immediately prior to the Conversion increased by the fair market value of the cash and Preferred Securities received by the holders of A Interests.

     The acquisition of Partnership interests by the Corporation will result in a constructive termination of the Partnership for federal income tax purposes under Section 708 of the Code. This section provides that a "sale or exchange" (which includes a transfer in connection with a Section 351 transaction) of 50 percent or more of the total interest in a partnership's capital and profits within a 12- month period terminates a partnership for tax purposes. Upon such termination, there is a hypothetical liquidation and distribution of the partnership's assets to the transferees of the partnership interests and the remaining partners, and a hypothetical contribution of the assets to the partnership, which for tax purposes is considered a new partnership. The constructive termination of the Partnership under Section 708 of the Code results in a constructive termination of the Operating Partnership. The Corporation does not expect that this termination will result in any material adverse tax consequences to the Corporation or the Partnership.

     As part of the Conversion, the Partnership will be merged with the Operating Partnership. The merger of the Partnership and the transfer of its assets to the Operating Partnership will not result in the recognition of gain or loss to the Partnership or the Operating Partnership.

Unrelated Business Taxable Income

     Certain persons otherwise generally exempt from federal income taxes (such as pension plans and other exempt organizations) are taxed under Section 511 of the Code on unrelated business taxable income. Currently, substantially all taxable income generated by the Partnership is considered unrelated business taxable income for tax-exempt organizations. Dividends distributed by the Corporation will not be taxed under Section 511 of the Code, except to the extent that the Common Stock is debt-financed property as that term is defined in Section 514 of the Code.

Other Tax Aspects

     Apart from federal income taxes, no attempt has been made to determine any tax that may be imposed on limited partners by the country, state or jurisdiction in which such partner resides or is a citizen. In addition to federal income taxes, limited partners may be subject to other taxes, such as state or local income taxes that may be imposed by various jurisdictions, and may be required to file tax returns through the date of consummation of the Conversion in those states in which properties owned by the Partnership (through the Operating Partnership) are located. Limited partners may also be subject to income, intangible property, estate, and inheritance taxes in their state of domicile. Limited partners should consult their own tax advisors with regard to state income, inheritance, and estate taxes.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY AND DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF DISPOSITION OF INTERESTS IN THE PARTNERSHIP PURSUANT TO THE CONVERSION. ACCORDINGLY, EACH LIMITED PARTNER IS STRONGLY URGED TO CONSULT HIS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH LIMITED PARTNER OF THE CONVERSION, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.


                         MARKET PRICES AND DISTRIBUTIONS


              Effective May 1, 1990, the Partnership separated its publicly traded limited partnership unit into one Class A Limited Partnership Interest and one Class B Limited Partnership Interest. The A Interests and B Interests trade separately on the New York Stock Exchange under the symbols SDP and SDPB, respectively.

              The following table shows the quarterly range of high and low closing sales prices for the A Interests and B Interests separately for the periods indicated.


                                     A Interests             B Interests
                                    ---------------         -------------
                                    High       Low          High      Low
                                    ----       ---          ----      ---
1995
First Quarter                       10 3/4   10 1/4         4 3/4    4
Second Quarter                          11   10 3/8         4 3/8    4
Third Quarter                       11 3/8   10 3/4         4 7/8    4
Fourth Quarter                      11 3/8   10 7/8         5 1/8    4 1/2

1996
First Quarter                       11 3/4   11 1/4         5 1/8    4
Second Quarter                      11 1/2   10 7/8         4 1/2    4
Third Quarter                       11 1/8   10 3/8         4 1/2    4 1/4
Fourth Quarter

1997
First Quarter
  (through January     )


              The closing sales prices on January __, 1997, the last trading day prior to the mailing of this Proxy Statement/Prospectus, were ____ per A Interest and ____ per B Interest. The closing sales prices on December 11, 1996, the last trading day before the Partnership publicly announced the planned Conversion, were 10-1/2 per A Interest and 4-1/4 per B Interest.

              As of November 30, 1996, the Partnership had 11,099,573 A Interests and 21,675,746 B Interests outstanding. The total number of record holders of A Interests and B Interests as of November 30, 1996 was 1,754 and 1,034, respectively.

              The holders of the A Interests are entitled to receive annually $1.10 per A Interest (the "Priority Return") to the extent that cash is available for distribution. Priority Return distributions are paid monthly on the last day of the month to holders of record on the first day of that month.

              When federal taxable income is allocated to the holders of B Interests, such holders are entitled to annual tax distributions (the "B Tax Distribution") equal to the product of (i) 125% of the then applicable maximum federal income tax rate for individuals and (ii) the federal taxable income allocated to the holders of B Interests with respect to the preceding year.

              The Priority Return and B Tax Distribution will be paid to the extent cash is available for distribution and accumulate until paid. To the extent that the Priority Return and B Tax Distribution have not been paid on a cumulative basis, management fees due the General Partner will be deferred, and will be paid, together with any management fees then owed with respect to any other year, after the Priority Return and B Tax Distribution have been paid. If cash available for distribution exceeds the amount necessary to pay the Priority Return and B Tax Distribution, the General Partner may make additional discretionary distributions to the holders of B Interests, provided that no distribution, except the B Tax Distribution, may be made to holders of the B Interests if, after such distribution, such holders' capital accounts with respect to their B Interests would be below $.50 on a per Interest basis.

              The Partnership paid Priority Return distributions of $1.10 per Class A Interest in 1994 and 1995. For 1994, the B Tax Distribution amounted to $10,895,000 or $.492619 per Class B Interest which was partially paid in the amount of $.009352 per B Interest per month for the period January through March 1994 and $.02 per B Interest per month during the period April through December 1994. The monthly tax distributions were paid to holders of record on the first day of each month during 1994 and aggregated $.208056 per B Interest for the full year 1994. On March 31, 1995, the Partnership distributed the balance of the tax distribution due of $.284563 per B Interest, as follows: approximately $.01981 per month to holders of record of B Interests on the first day of the month during January through March 1994; $.00916 per month for April through November 1994; and $.15185 for December 1994 which included $.14269 related to the capital gain on the sale of the Electrical Group divisions on December 5, 1994.

              For 1995, the B Tax Distribution amounted to $14,807,000 or $.669517 per B Interest which was partially paid in the amount of $.02 per B interest per month for the period January through December, 1995, along with a partial distribution of $.15 on April 10, 1995 to holders of record on December 30, 1994, related to the taxable gain on the sale of Dorman Products. The monthly tax distributions were paid to holders of record on the first day of each month during 1995 and aggregated $.24 per B interest for the full year 1995. On March 29, 1996, the Partnership distributed the balance of the tax distribution due of $.279517 per B Interest, as follows: $.174544 to holders of record on December 30, 1994 for the balance due on the taxable gain on the sale of Dorman Products; $.001968 per month to holders of record of B Interests on the first day of the month during January through December 1995 for the balance due on ordinary taxable income; and $.081356 to holders of record on September 29, 1995 related to the taxable gain on the sale of Downey Glass on October 27, 1995.

              The Partnership expects to pay Priority Return distributions of $1.10 per Class A Interest in 1996 (including a distribution declared November 18, 1996, payable December 31, 1996, to holders of record November 29, 1996). For the period January 1, 1997 through the Effective Time, the Partnership expects to pay Priority Return distributions of approximately $.091666 per month per Class A Interest.

              For 1996, the Partnership expects the B Tax Distribution to amount to approximately $8.0 million or $.36 per B Interest, which was partially paid in the amount of $.02 per B Interest per month for the period January through April 1996 and in the amount of $.03 per B Interest per month for the period May through December 1996 (including a distribution declared November 18, 1996, payable December 31, 1996, to holders of record November 29, 1996). On March 31, 1997, the Partnership anticipates distributing the balance of the tax distribution due of approximately $.04 per Class B Interest, as follows: $.01 per month to holders of record of B Interest on the first day of the month during January through April 1996 only.

              The Partnership will suspend the payment of monthly advance B Tax Distributions effective January 1, 1997, pending the conversion to corporate form. At this time, the Partnership does not expect to make a Class B Tax Distribution for the 1997 period since all taxable income is expected to be allocated to the Class A Interests only for the shortened tax year up through the Effective Time.

              After the Effective Time, the former holders of A Interests will be entitled to monthly distributions on the Preferred Securities subject to the right of the Corporation to defer payments on the Junior Subordinated Debentures for up to five years in which case the distributions will accumulate, compounding monthly. Dividends on the Common Stock will be payable when and as declared by the Board of Directors of the Corporation. Management presently intends not to recommend the payment of dividends on the Common Stock in order to retain cash to fund the Corporation's acquisition program and corporate requirements. The payment of dividends by the Corporation will be at the discretion of the Board of Directors, will be subject to legal and contractual limitations, and will depend upon the future earnings, operations, financial conditions and capital and other requirements of the Corporation.

                                 CAPITALIZATION

              The following table sets forth the historical capitalization of the Partnership at September 30, 1996, and the pro forma capitalization of the Corporation as if the conversion had occurred on September 30, 1996. The table should be read in conjunction with the historical and pro forma financial statements of the Partnership and related Notes thereto, appearing elsewhere in this Proxy Statement/Prospectus.

                                                             (dollars in thousands)

                                                               September 30, 1996
                                                               ------------------
                                                                           Pro Forma
                                                          Partnership     Corporation
                                                          -----------     -----------
Current portion of senior notes                            $   6,395       $    --
                                                           =========       =========
Long-term portion of senior notes                          $  63,934       $    --
                                                           ---------       ---------
Bank revolving credit                                           --              --
                                                           ---------       ---------
Replacement credit facility (ies)                               --           100,674
                                                           ---------       ---------
Guaranteed preferred beneficial interests
  in the Corporation's Junior Subordinated Debentures           --           105,446
                                                           ---------       ---------
General Partner's minority interest in the
  operating partnership                                        1,035            --
                                                           ---------       ---------
Partners' capital:
   General partner                                             1,024            --
   Limited partners:
      Class A interests                                       67,642            --
      Class B interests                                       35,296            --
      Class B interest held in treasury                       (1,514)           --
   Cumulative foreign currency
      translation adjustment                                  (1,288)           --
                                                           ---------       ---------
     Total partners' capital                                 101,160            --
                                                           ---------       ---------
Stockholders' deficit:
   Preferred stock, $.01 par, 1,000,000 shares
      authorized, none issued                                   --              --
   Common Stock, $0.01 par; 20,000,000 shares
      authorized; 6,418,936 shares issued and
      outstanding                                               --                64
   Accumulated deficit                                          --           (21,149)
   Cumulative foreign currency
      translation adjustment                                    --            (1,288)
                                                           ---------       ---------
     Total stockholders' deficit                                --           (22,373)
                                                           ---------       ---------
     Total capitalization                                  $ 166,129       $ 183,747
                                                           =========       =========

                    SELECTED HISTORICAL FINANCIAL INFORMATION
          (dollars in thousands, except for partnership interest data)

              The following table sets forth selected consolidated historical financial data of the Partnership as of the dates and for the periods indicated. The selected historical financial information of the Partnership for the years ended December 31, 1995, 1994, 1993, 1992 and 1991, has been derived from financial statements which have been audited by Coopers & Lybrand L.L.P., independent accountants. The financial data for the nine-month periods ending September 30, 1996 and 1995 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Partnership considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The selected financial information should be read in conjunction with the Consolidated Financial Statements and the Notes thereto appearing elsewhere herein. See "INDEX TO FINANCIAL STATEMENTS." See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" for acquisitions and divestitures that affect comparability.


                                                      UNAUDITED
                                                  Nine Months Ended                   Years Ended December 31,
                                                    September 30,                     ------------------------
                                                    -------------
                                                  1996        1995       1995       1994        1993        1992         1991
                                                  ----        ----       ----       ----        ----        ----         ----
INCOME STATEMENT DATA
Net sales                                       $489,517    $455,501   $599,865    $558,754   $493,437     $452,140     $420,619
Income from operations                            24,914      25,623     31,302      37,759     28,975       29,712       27,225
Gain  on  Sale of Divisions                           --      16,500     20,644s       3,523         --           --           --
Provision (benefit) for  income taxes               (372)        362        537         100        869          493          630
Income before extraordinary loss and
cumulative effect of change in accounting
principle                                         20,609      36,067     44,745      29,544     18,506       17,691       15,073
Extraordinary loss                                    --        (629)      (629)         --         --       (3,434)          --
Cumulative effect on prior years of change in
accounting principle                                  --          --         --          --         --          822           --
Net income                                       $20,609     $35,438    $44,116     $29,544    $18,506      $15,079      $15,073
Earnings per limited partnership interest:
  Income before extraordinary loss
  and cumulative effect of change in
  accounting principle
   - Class A
   - Class B                                       $0.82       $0.82      $1.10       $1.10      $1.10        $1.10        $1.10
                                                   $0.52       $1.23      $1.48       $0.79      $0.28        $0.25        $0.13
Extraordinary loss
   - Class A                                          --          --         --          --         --           --           --
   - Class B                                          --      $(0.03)    $(0.03)         --         --       $(0.16)          --
Cumulative effect on prior years
  of change in  accounting principal
   - Class A                                          --          --         --          --         --           --           --
   - Class B                                          --          --         --          --         --        $0.04           --
Net income per limited partnership interest
   - Class A                                       $0.82       $0.82      $1.10       $1.10      $1.10        $1.10        $1.10
   - Class B                                       $0.52       $1.20      $1.45       $0.79      $0.28        $0.13        $0.13

Cash  distributions declared per limited
partnership interest
   - Class A                                       $0.82       $0.82      $1.10       $1.10      $1.10        $1.10        $1.10
   - Class B                                       $0.23       $0.55      $0.67       $0.49      $0.27        $0.13        $0.13

                                                   UNAUDITED
                                               Nine Months Ended                   Years Ended December 31,
                                                 September 30,                     ------------------------
                                                 -------------
                                             1996        1995       1995        1994        1993        1992         1991
                                             ----        ----       ----        ----        ----        ----         ----
Weighted average number of shares
outstanding                               11,099,573  11,099,573  11,099,573  11,099,573  11,099,573  11,099,573   11,099,573
   - Class A                              21,675,746  21,675,746  21,675,746  21,675,746  21,675,746  21,675,746   21,675,746
   - Class B
Cash provided by operating activities        $20,623      $7,683     $17,050     $17,704     $23,571     $27,056      $30,038
Total assets                                 263,303     257,567     254,591     266,186     273,493     261,588      264,544
Long-term debt and capitalized lease
obligations                                   63,934      70,465      63,934      74,781     104,185     115,503      120,108

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     The following discussion provides information which management believes is relevant to an assessment and understanding of the Partnership's operations and financial condition. The discussion pertains to the consolidated statements of income of the Partnership and subsidiary for the years ended December 31, 1993, 1994 and 1995 (audited) and the nine-month periods ended September 30, 1995 and 1996 (unaudited), and the consolidated balance sheets dated December 31, 1994 and 1995 (audited) and September 30, 1995 and 1996 (unaudited), and should be read in conjunction with these consolidated financial statements and notes thereto appearing elsewhere herein. In connection with the proposed conversion of the Partnership to a C corporation, references are also made, where appropriate, to the unaudited pro forma financial statements contained elsewhere herein.

General

     The Partnership is currently a publicly traded master limited partnership operating in the wholesale distribution industry through a subsidiary partnership, SDI Operating Partners, L.P. (the "Operating Partnership"). The Partnership consists of a headquarters operation and three business segments which are Industrial Services, Hardware Merchandising and Glass Merchandising.

     The Partnership's Industrial Services segment is comprised of the Sun Inventory Management ("SIMCO") divisions and the Sun Technology Services divisions. The SIMCO divisions are Kar Products, A&H Bolt and SIMCO/Special-T-Metals. The SIMCO divisions provide maintenance products and inventory management services to both original equipment manufacturers and maintenance and repair facilities, including in-plant systems. Sun Technology Services, formerly the Fluid Power group, is comprised of Activation, Air-Dreco, J.N. Fauver Co., Hydra-Power Mexico, Walter Norris and Warren Fluid Power. The Technology Services divisions provide fluid power products, engineering design, and equipment repair services to a wide variety of industrial customers.

     The Partnership's Hardware Merchandising segment consists of the Hillman division. Hillman distributes hardware items and related products and also provides merchandising systems service and support to both large and small hardware retailers.

     The Partnership's Glass Merchandising segment consists of the Harding Glass division. Harding provides glass products and point-of-sale related services such as the installation and repair of automobile and flat glass.

Recent Developments

     On December 11, 1996, the Board of Directors of Lehman/SDI, Inc., approved management's plan to restructure its Technology Services divisions and its Glass Merchandising business. During the fourth quarter of 1996, the Partnership expects to record a $6.0 million restructuring charge related to the integration and consolidation of its five domestic Technology Services divisions and the write-off of certain non-performing assets in the Glass Merchandising segment. The restructuring plan is expected to result in the elimination of 175 employees in the Technology Services divisions by December 31, 1998, and is expected to produce net annualized cost savings of approximately $5.0 million per year thereafter.

      Pending the conversion to corporate form, the Partnership will suspend the payment of monthly advance B Tax Distributions effective January 1, 1997.

Conversion to Corporate Form

     In connection with the proposed conversion of the limited partnership to a C corporation, limited partnership interests in the Partnership will be exchanged for securities and cash. Holders of Class A limited partnership interests will receive $119.9 million in the aggregate, consisting of $105.5 million of Trust Preferred Securities of SunSource Capital Trust, a business trust holding junior subordinated debentures of SunSource, Inc. (the "Corporation") and $14.4 million of cash. Per Class A interest, each holder will receive 0.38 share of Trust Preferred Securities, with a liquidation preference of $25 and $1.30 in cash. The Trust Preferred Securities will be payable monthly at an interest rate of 11.6% which will result in $1.102 per annum payable to each current holder of a Class A interest, substantially equivalent to the pre-conversion priority return paid to each Class A interest. Holders of Class B limited partnership interests will receive .25 share of common stock of the Corporation for each outstanding Class B interest or one share of common stock for each four Class B limited partnership interests. The General Partner will receive 1,000,000 shares of common stock immediately upon consummation of the conversion in exchange for the General Partner's economic interest in the Partnership and the Operating Partnership.

     The holders of only Class A interests will be subject to federal income tax on the gain recognized as the difference between the tax basis in their Class A interests and the total consideration received as preferred securities and cash. The holders of only Class B interests will not be subject to federal income tax on the receipt of common stock. Investors holding both Class A interests and Class B interests will be subject to federal income tax on the gain recognized as the difference between the aggregate tax basis in their Class A and Class B interests and the aggregate fair market value of the consideration received (preferred securities, cash and common stock) to the extent of boot received (the preferred securities and cash only).

Sale of Certain Divisions

     The Operating Partnership sold its Downey Glass division on October 27, 1995, its Dorman Products division on January 3, 1995 and its three Electrical Group divisions on December 5, 1994, for an aggregate cash consideration, net of expenses, of approximately $70.6 million (subject to certain post-closing adjustments) and the assumption of certain liabilities. The proceeds from these divestitures were used to reduce debt and for general Partnership purposes, including acquisitions for integration with its remaining businesses.

     Sales from the divested divisions aggregated $ 29.1 million for the year ended December 31, 1995, $177.1 million for the year ended December 31, 1994, and $162.3 million for the year ended December 31, 1993. Income contributions from these divisions aggregated $.3 million or $.01 per Class B interest in 1995, $8.6 million or $.39 per Class B interest in 1994, and $6.6 million or $.30 per Class B interest in 1993.

Acquisitions

     On April 11, 1996, the Partnership's Industrial Services segment, through its Warren Fluid Power Division, purchased certain assets of Hydraulic Depot, Inc. of Reno, Nevada for an aggregate purchase price of $.7 million. Annual sales of Hydraulic Depot, Inc. are approximately $2.5 million. This acquisition expands Warren's previous geographic markets.

     On November 13, 1995, the Partnership's Hardware Merchandising segment, through its Hillman Division, purchased certain assets of the Retail Division of Curtis Industries of Eastlake, Ohio for an aggregate purchase price of $7.5 million and the assumption of certain liabilities. The Curtis Retail operation was integrated with the Operating Partnership's Hillman division. Curtis' sales were $1.6 million from the acquisition date through December 31, 1995 and $8.0 million through the first nine months of 1996. Annual sales of Curtis' Retail Division are expected to be approximately $10.5 million.

Results of Operations

     Market Developments

     Through the first nine months of 1996, the Industrial Services and Hardware Merchandising segments continued to expand as a result of economic strength in most product markets and the addition of new product lines and value-added services. However, the Glass business has experienced a decline in sales volume primarily attributable to the discontinuation of certain product lines and markets and competitive pressures from major glass manufacturers in the wholesale distribution business. This decline has been partially offset by real growth in Harding's retail glass shops, its primary strategic focus. Growth in the retail glass business is expected to continue, complemented by internal expansion and acquisition growth opportunities.

     Operating expense control and liquidity in working capital investment allows the operating divisions to respond quickly to market conditions affected by economic recession or growth. Management has and will continue to respond to changing market conditions.

     Nine Months Ended September 30, 1996 and September 30, 1995

     Net income for the first nine months of 1996 was $20.6 million compared with $35.4 million in 1995. The results for the first nine months of 1995 included a $16.5 million gain from the sale of Dorman Products, a $.6 million charge related to the early retirement of debt, and $.4 million of operating income from Downey Glass which was divested on October 27, 1995. Excluding these 1995 events, net income increased $1.4 million or 7.5% over the first nine months of 1995.

     Net sales increased $34.0 million or 7.5% over the first nine months of 1995, excluding Downey, due to strengthening in most product markets and the addition of new product lines and value-added services. Sales recorded in the first nine months of 1996 were $489.5 million compared with sales of $455.5 million in the first nine months of 1995, excluding divisions sold.

Sales increases (decreases) by business segment are as follows:


                                                    Sales Increase (Decrease)
                                                    Amount              %
                                                    ------              -
           Industrial Services
                Technology Services divisions      7.1  million         3.3 %
                SIMCO divisions                   12.2  million        11.7 %
                                                 -----
                   Total Industrial Services      19.3  million         6.0 %
           Hardware Merchandising                 15.6  million        24.4 %
           Glass Merchandising                     (.9) million        (1.3)%
                                                 -----
                Total Partnership                $34.0  million         7.5 %
                                                 =====

     The sales increase in the Hardware Merchandising segment includes approximately $8.0 million of revenue contributed from the acquisition of Curtis. The increase in sales in the SIMCO divisions is comprised of sales growth in inventory management services of $6.8 million or 36.7% and in maintenance products of $5.4 million or 6.3%.

     The decline in sales volume in the Glass Merchandising segment is attributable to the discontinuation of certain product lines and markets served accounting for $.7 million of the sales decline and a decrease in wholesale glass, contract, brokerage and other product line sales of $1.4 million, offset by an increase in retail glass sales of $1.2 million or almost 4%.

     Cost of sales increased $22.3 million or 8.3% from the first nine months of 1995, due primarily to increased sales levels in the comparison period.

     Gross margins were 40.4% in the first nine months of 1996 compared with 40.8% in the same period of 1995, comprised by business segment as follows:


                                                 Nine Months Ended September 30,
                                                       1996            1995
                                                       ----            ----
           Industrial Services
                Technology Services divisions           26.7%          27.2%
                SIMCO divisions                         61.4%          64.8%
                   Total Industrial                     38.6%          39.4%
           Hardware Merchandising                       49.9%          52.3%
           Glass Merchandising                          38.0%          36.6%

     The erosion in gross margin in the SIMCO divisions is due mainly to competitive pricing pressures and changes in sales mix. Gross margins in the Hardware Merchandising segment decreased due to reduced packaging productivity levels and costs associated with the Curtis acquisition and other business expansion programs.

     Selling, general and administrative expenses ("SG&A") expenses increased by $11.9 million or 7.7% over the first nine months of 1995, comprised as follows: increased selling expenses of $6.1 million or 8.3%, increased warehouse and delivery expenses of $4.6 million or 16.7% and increased general and administrative expenses of $1.2 million or 2.3%. The increase in S,G&A expenses supported increased 1996 sales levels, the integration of the Curtis retail division, the addition of six large in-plant accounts in the SIMCO divisions and expansion programs by several other operating units.

     Including the changes discussed above, S,G&A expenses as a percentage of sales in the comparison period, were as follows:


                                                 Nine Months Ended September 30,
                                                 -------------------------------
                                                       1996           1995
                                                       ----           ----
           Selling Expenses                            16.3%          16.1%
           Warehouse and Delivery Expenses              6.5%           6.0%
           General and Administrative Expenses
                Total S,G&A Expenses                   11.1%          11.7%
                                                       -----          -----
                                                       33.9%          33.8%

           *Restated for comparison purposes

     As calculated in accordance with the partnership agreement, the management fee due the General Partner annually amounts to $3.3 million which is based on 3% of the aggregate initial capital investment ($111 million) of the limited partners. The management fee is accrued each quarter in the amount of approximately $.8 million.

     The $.4 million of net results of operations from divisions sold represents operating income from the divested Downey Glass division for the first nine months of 1995.

     Interest income decreased $.3 million in the comparison period due primarily to reduced investment of excess cash that was generated during the fourth quarter of 1994 and the first quarter of 1995 from divisions sold.

     Interest expense decreased $.4 million in the comparison period due primarily to reduced financing costs from the prepayment of senior notes on March 14, 1995.

     Other income increased by $.9 million in the comparison period due primarily to legal settlements and post-closing adjustments from divisions sold.

     Currently, the Partnership incurs state and local income taxes on its domestic operations and foreign income taxes on its Canadian and Mexican operations. Also, the Partnership provides for deferred income taxes as determined in accordance with Statement of Financial Accounting Standard No.
109. As currently calculated, deferred income taxes represent state and federal income tax benefits expected to be realized after December 31, 1997, when the Partnership will be taxed as a corporation. The Partnership's provision for income taxes in the first nine months of 1996 decreased $.7 million from the first nine months of 1995 due to the recording of the following: a $.3 million deferred income tax benefit relating to book/tax differences in the Partnership's casualty loss insurance program, a $.2 million favorable adjustment to prior year's state income tax provisions and to a $.2 million reduction in the foreign income tax provision.

     The allocation of net income to the General Partner is based on the General Partner's 1% ownership interest in the profits of the Partnership. The allocation of net income to the limited partners for financial statement purposes represents a 99% interest in the profits of the Partnership. The net income allocation resulted in $.82 of income per Class A limited partnership interest for the nine months ended September 30, 1996 and September 30, 1995; and $.52 of income per Class B limited partnership interest in the first nine months of 1996 compared with $1.20 of income per Class B interest for the first nine months of 1995. Income per Class B interest in 1995 included a gain of $.75 from the sale of Dorman Products, results of operations from divisions sold of $.02 and an extraordinary loss of $.03 from the early extinguishment of debt. Excluding these 1995 events, income per Class B limited partnership interest amounted to $.52 in the first nine months of 1996 compared with $.46 in the first nine months of 1995.

     Years Ended December 31, 1995 and 1994

     Net income for the year ended December 31, 1995 was $44.1 million including a combined gain of $20.6 million from the sale of the Downey Glass and Dorman Products divisions, compared with $29.5 million earned in 1994 which included a gain of $3.5 million from the sale of the Electrical Group divisions. Results for 1995 also included $.3 million of income from Downey Glass, a $.6 million charge related to the early retirement of debt and a reduction in net financing costs of almost $3.2 million from the prior year. 1994 net income included income from the Electrical Group of $4.1 million, from Dorman Products of $2.8 million, and from Downey Glass of $1.7 million. Excluding income contributions and gains from divisions sold, as well as the extraordinary loss on the early extinguishment of debt, net income for 1995 amounted to $23.8 million or 36.7% above the comparable 1994 earnings of $17.4 million.

     Net sales increased $41.1 million or 7.4% over 1994 due to strengthening in most product markets and significant growth from sales programs and services initiated since 1992. Excluding divisions sold, sales recorded in 1995 were $599.9 million compared with 1994 sales of $558.8 million. Sales increases (decreases) by business segment were as follows:


                                                    Sales Increase (Decrease)
                                                    Amount              %
                                                    ------             ----
           Industrial Services
                Technology Services divisions         25.0  million      9.6 %
                SIMCO divisions                       10.1  million      7.9 %
                                                     -----
                   Total Industrial Services          35.   million      9.1 %
           Hardware Merchandising                     11.9  million     16.3 %
           Glass Merchandising                        (5.9) million     (6.1)%
                                                    ------
                Total Partnership                    $41.1  million      7.4 %
                                                     =====



     The decline in sales volume in the Glass Merchandising segment was primarily attributable to the discontinuation of certain product lines and markets served, resulting in a sales reduction of $5.0 million from 1994. On a comparable basis, sales decreased $.9 million, or .9%, in the Glass Merchandising segment.

     Cost of sales increased $23.4 million or 7.1% from the twelve months ended December 31, 1994, due primarily to increased sales levels in the comparison period.

     Excluding divisions sold, gross margins were 40.8% in 1995 compared with 40.7% in 1994, comprised by business segment as follows:

                                                         Year Ended December 31,
                                                           1995         1994
                                                           ----         ----
           Industrial Services
                Technology Services divisions              27.4%        27.7%
                SIMCO divisions                            64.5%        65.9%
                   Total Industrial Services               39.5%        40.3%
           Hardware Merchandising                          52.4%        51.0%
           Glass Merchandising                             35.9%        34.4%


     Sales mix was the principal contributor to the changes in gross margins.

     S,G&A expenses, excluding divisions sold, increased by $15.9 million or 8.4% over 1994, comprised as follows: increased selling expenses of $8.9 million or 9.9%, increased warehouse and delivery expenses of $3.2 million or 10.0% and increased general and administrative expenses of $3.9 million or 5.7%. The increase in S,G&A expenses supported increased 1995 sales levels and expansion programs by certain operating units.

     Excluding divisions sold, S,G&A expenses as a percentage of sales, were as follows:

                                                         Year Ended December 31,
                                                         -----------------------
                                                              1995        1994
                                                              ----        ----
           Selling Expenses                                   16.5%       16.1%
           Warehouse and Delivery Expenses                     5.8%        5.7%
           General and Administrative Expenses                11.9%       12.1%
                                                              -----       -----
                Total S,G&A Expenses                          34.2%       33.9%
                                                              =====       =====

     The increase in S,G&A as a percentage of sales is due mainly to increased support payments, incentive programs and marketing efforts for the sales force.

     The management fee due the General Partner is accrued in the amount of $3.3 million annually, as previously discussed.

     Depreciation expense increased $.1 million in the comparison period due primarily to an increase in the depreciable fixed asset base at the remaining divisions of the Partnership.

     Amortization expense decreased $.2 million in 1995 compared with 1994 due primarily to the expiration of non-compete agreements in the Glass Merchandising segment.

     Net results of operations from divisions sold in the 1995 period includes only the $0.3 million from the Downey Glass division compared with results of operations from all divisions sold in the 1994 period, as follows: the Electrical Group divisions ($4.1 million), the Dorman Products division ($2.8 million) and the Downey Glass division ($1.7 million).

     Interest income increased $.3 million in the comparison period due primarily to the investment of excess cash generated from divisions sold.

     Interest expense decreased $2.6 million in the comparison period due primarily to reduced financing costs of approximately $1.5 million from the prepayment of senior notes on March 14, 1995, and $1.1 million from reduced borrowing levels under the Partnership's revolving credit facility.

     Other income was $.3 million for the twelve months ended December 31, 1995, compared to $1.7 million of other expense recorded in the 1994 comparison period. This change was primarily due to the favorable settlement of certain non-recurring insurance and legal matters in the 1995 period.

     As previously stated, the Partnership incurs state, local and foreign income taxes, and provides for deferred income taxes as determined in accordance SFAS No. 109. The Partnership's provision for income taxes in 1995 increased $.4 million from 1994 due primarily to an increase in state taxes as a result of gains on divisions sold.

     The allocation of net income, which was discussed previously, resulted in $1.10 of income per Class A limited partnership interest for the years ended December 31, 1995 and December 31, 1994; and $1.45 of income per Class B limited partnership interest in 1995 compared with $.79 of income per Class B interest for the year ended December 31, 1994. Income per Class B interest in 1995 included a combined gain of $.94 from the sale of the Dorman Products and Downey Glass divisions and an extraordinary loss of $.03 from the early extinguishment of debt. Income per Class B interest for the twelve months ended December 31, 1994 included a gain of $.16 on the sale of the Electrical Group divisions. Income per Class B interest for the twelve months ended December 31, 1995 and 1994 included $.01 and $.39, respectively, of income from divisions sold.

     Years Ended December 31, 1994 and 1993

     Net income for the year ended December 31, 1994 was $29.5 million including a gain of $3.5 million from the sale of the Electrical Group divisions, compared with $18.5 million earned in 1993. This increase was a result of continued economic expansion across all product markets and internal growth strategies implemented primarily in these periods.

     Results for 1994 and 1993 included income from divisions sold as follows:
Downey Glass division of $ 1.7 and $ .1 million; Dorman Products division of $2.8 and $3.3 million; and Electrical Group divisions of $4.1 and $3.2 million, respectively. Excluding income contributions and gains from divisions sold, net income for 1994 amounted to $17.4 million or 46.9% above the comparable 1993 earnings of $11.9 million.

     Excluding divisions sold, net sales increased $65.4 million or 13.2 % over 1993 due to strengthening in most product markets and significant growth from sales programs and services initiated since 1992. Sales recorded in 1994 were $558.8 million compared with 1993 sales of $493.4 million. Sales increases by business segment were as follows:


                                                                   Sales Increase
                                                                   --------------
                                                               Amount             %
                                                               ------           ----
           Industrial Services
                Technology Services divisions                $35.9 million      16.0%
                SIMCO divisions                               10.4 million       8.8%
                                                             -----
                   Total Industrial Services                  46.3 million      13.5%
           Hardware Merchandising                             16.2 million      28.6%
           Glass Merchandising                                 2.9 million       3.0%
                                                             -----
                Total Partnership                            $65.4 million      13.2%
                                                             =====

     Cost of sales increased $38.7 million or 13.2%, due primarily to increased sales levels in the existing businesses in the comparison period.

     Excluding divisions sold, gross margins were 40.7% in 1994 compared with 40.6% in 1993, comprised by business segment as follows:


                                                       Year Ended December 31,
                                                       -----------------------
                                                         1995          1994
                                                         ----          ----
           Industrial Services
                Technology Services divisions            27.7%         27.2%
                SIMCO divisions                          65.9%         66.4%
                   Total Industrial Services             40.3%         40.7%
           Hardware Merchandising                        51.0%         50.7%
           Glass Merchandising                           34.4%         34.4%


     The erosion in gross margin in the SIMCO divisions is due mainly to increased sales allowances related to business expansion programs and competitive pricing pressures. Sales mix contributed principally to the change in gross margins in the remaining divisions/segments.

     Excluding divisions sold, total S,G&A expenses increased by $20.4 million or 12.1% compared with 1993, comprised as follows: increased selling expenses of $12.1 million or 15.5%, increased warehouse and delivery expenses of $3.3 million or 11.7% and increased general and administrative expenses of $5.0 million or 8.0%.

     Selling and warehouse and delivery expense increased during 1994 to support the substantial increase in 1994 sales levels and expansion programs. General and administrative expenses in 1994 increased primarily by inflationary growth in fixed costs and increased incentive-based compensation for management as a result of 1994 net income performance.

     Excluding divisions sold, S,G&A expenses, as a percentage of sales were as follows in 1994 and 1993:

                                                        Year Ended December 31,
                                                        -----------------------
                                                          1995          1994
                                                          ----          ----
           Selling Expenses                               16.1%         15.8%
           Warehouse and Delivery Expenses                 5.7%          5.8%
           General and Administrative Expenses            12.1%         12.7%
                                                          -----         -----
                Total S,G&A Expenses                      33.9%         34.2%
                                                          =====         =====

     Overall, as a percentage of sales, total S,G&A expenses decreased due mainly to the increase in sales levels in relation to the fixed cost component of S,G&A expenses.

     The management fee due the General Partner is accrued in the amount of $3.3 million annually, as previously discussed.

     Depreciation expense decreased $.3 million due primarily to a reduction in the depreciable fixed asset base as a result of fully depreciated assets.

     Amortization expense decreased $.3 million due primarily to the expiration of non-compete agreements in the Glass Merchandising segment.

     Net results of operations from divisions sold in 1994 and 1995 increased $2.0 million over 1993 due to economic strengthening in 1994.

     Interest expense increased $.1 million in the comparison period due mainly to higher interest rates in 1994 over the 1993 year.

     Other expense of $1.7 million in 1994 consisted primarily of provisions for legal, insurance and investment banking matters compared with favorable resolution of legal and insurance matters in 1993 resulting in other income of $.2 million.

     As previously stated, the Partnership incurs state, local and foreign income taxes, and provides for deferred income taxes as determined in accordance SFAS No. 109. The Partnership's provision for income taxes in 1994 decreased $.8 million from 1993 due to increased deferred tax benefits related to deferred compensation.

     The allocation of net income, which was discussed previously, resulted in $1.10 of income per Class A limited partnership interest for the year ended December 31, 1994, and December 31, 1993; and $.79 of income per Class B limited partnership interest in 1994 including a gain of $.16 per Class B interest from the sale of the Electrical Group divisions, compared with $.28 of income per Class B limited partnership interest in 1993. Income per Class B interest for the twelve months ended December 31, 1994 and 1993 included $.39 and $.30, respectively, of income from divisions sold.

Liquidity and Capital Resources

     Net cash provided by operations in the first nine months of 1996 was $20.6 million, an increase of $12.9 million over the first nine months of 1995. The increase was due primarily to decreased working capital investment in operations in the comparison period of approximately $14.0 million. For the twelve months ended December 31, 1995 and 1994, net cash provided by operations was $17.1 million and $17.7 million, respectively.

     The Partnership's net interest coverage ratio (earnings before interest, taxes and gain on sale of divisions over net interest expense) improved to 4.91X in the first nine months of 1996 from 4.77X for the nine months ended September 30, 1995. For the full year 1995, the net interest coverage ratio was 4.56X.

     The Partnership's cash position of $1.7 million as of September 30, 1996, decreased $4.2 million from the balance at December 31, 1995. Cash was provided during this period primarily from operations in the amount of $20.6 million. Cash was used during this period predominantly for distributions to the general and limited partners ($20.5 million), capital expenditures ($2.7 million), repayment of credit facilities ($.7 million) and other items ($.9 million).

     For the twelve months ended December 31, 1995, cash was provided primarily from operations of $17.1 million and proceeds from the sale of the Dorman Products and Downey Glass divisions in the aggregate amount of $44.9 million. Cash was used during 1995 predominantly for distributions to the general and limited partners ($27.2 million), repayment of debt obligations ($19.0 million), acquisitions ($7.4 million), capital expenditures ($4.3 million) and the purchase of life insurance ($3.1 million) in conjunction with funding the Partnership's deferred compensation plans.

     The Partnership's working capital position of $101.5 million at September 30, 1996, represents an increase of $5.6 million from the December 31, 1995 level of $95.8 million. The increase is attributable to reinvestment in working capital of $4.1 million, a decrease in distributions payable to partners of $5.9 million, a decrease in management fee payable to the General Partner of $.8 million and working capital from acquisitions of $.6 million, offset by an increase in accrued interest on senior notes of $1.6 million and a decrease in cash of $4.2 million. The Partnership's current ratio increased to 2.14 at September 30, 1996 from the December 31, 1995 level of 2.11. As a corporation on a pro forma basis, the current ratio is 2.55 as of September 30, 1996.

     The Partnership's financial position strengthened during 1994 and 1995 as a result of the sale of the Downey Glass, Dorman Products and Electrical Group divisions. The Partnership reduced the principal balance on its original $95 million senior note obligation by $24.7 million during 1994 and 1995, and paid an additional prepayment of $6.4 million on December 1, 1996. As of September 30, 1996, the total debt as a percentage of its consolidated capitalization is 40.8% compared with 42.3% as of December 31, 1995 and 43.1% as of September 30, 1995.

     The Operating Partnership was required to reduce permanently the bank revolver commitment under the bank credit agreement by approximately $13.0 million as a result of the sale of divisions. However, the banks waived this permanent reduction and maintained the existing bank credit commitment of $50 million. The lenders agreed to revise certain covenant tests to exclude the impact of cash distributions to holders of Class B interests related solely to tax gains on divisions sold.

     The taxable gains per Class B interest on the sale of divisions amounted to $.232 and $.927 on Downey and Dorman, respectively, in 1995 and $.408 on the Electrical Group in 1994. The Operating Partnership made tax distributions to Class B holders of record as of September 29, 1995 on the Downey gain ($.081 paid on March 29, 1996) and to Class B holders of record as of December 30, 1994 related to the gains on the Electrical Group ($.143 paid on March 31, 1995) and Dorman ($.15 paid on April 10, 1995 and $.175 paid on March 29, 1996).

     The Partnership anticipates spending approximately $3.5 million for capital expenditures for the full year 1996, primarily for machinery and equipment.

     As of September 30, 1996, the Operating Partnership had $42.6 million available under its Bank Credit Agreement which provides revolving credit for working capital purposes and acquisitions through December 31, 1997. The $7.4 million outstanding under the Bank Credit Agreement consisted entirely of Letter of Credit commitments. In addition, an indirect, wholly-owned Canadian subsidiary of the Operating Partnership has a $2.5 million Canadian dollar line of credit for working capital purposes of which $.8 million USD was outstanding at September 30, 1996.

     The Partnership was restricted from making acquisition investments in 1993 and 1994 under the Senior Note and Bank Credit Agreements. Acquisition spending in 1995 amounted to $7.5 million and management continues to pursue acquisitions to complement internal growth, with annual permitted spending of up to $15 million in the aggregate. Through the first nine months of 1996, the Partnership spent $.7 million on acquisitions.

     Effective May 1, 1996, the Partnership increased its monthly Class B tax-related cash distribution from $.02 to $.03 per Class B interest and expects this tax distribution rate to continue for the balance of 1996 to assist the holders of Class B interests in meeting their 1996 estimated tax obligations. As a result of the proposed conversion, the Corporation would not be required to make tax-related cash distributions to the Class B holders. Accordingly, a decision regarding dividends on common stock received in exchange for Class B interests would solely be within the discretion of the Board of Directors of the Corporation.

     See Item 3 - Legal Proceedings of Form 10-K dated December 31, 1995, Part II, Item 1 of Forms 10-Q dated March 31, 1996 and June 30, 1996, and Note 14 of Notes to Consolidated Financial Statements included herein, for the description of a lawsuit with respect to the sale of the Partnership's Dorman Products Division. Certain other legal proceedings are pending which are either in the ordinary course of business or incidental to the Partnership's business. Those legal proceedings incidental to the business of the Partnership are generally not covered by insurance or other indemnity. In the opinion of management, the ultimate resolution of these matters will not have a material effect on the consolidated financial position, operations or cash flows of the Partnership.

Pro Forma Liquidity and Capital Resources

     In connection with the proposed conversion of the partnership to a corporation, SunSource's cash flow will improve by about $4.0 million annually due to the elimination of General Partner management fees in amount of $3.3 million per year and the balance due principally to a reduction in income tax rates. As a corporation, the Corporation's effective tax rate for state and federal income taxes is expected to be approximately 40% compared with the Partnership's current tax distribution rate of 49.5% (applied to Class B taxable ordinary income only) plus the elimination of certain partnership-only state and local taxes. Also, SunSource anticipates financing cost savings through refinancing of its current outstanding debt with a combination of new long-term debt and/or bank revolver financing, of which approximately $101.9 million would be outstanding on a pro forma basis as a corporation at September 30, 1996. As a result of its refinancing, it is likely that SunSource will prepay its outstanding senior notes in whole or in part upon consummation of the proposed conversion. SunSource would incur a make-whole penalty of approximately $5.0 million as a result of prepayment of the senior notes in their entirety. The refinancing is expected to provide SunSource with additional working capital for reinvestment in its businesses and acquisition capital for future growth.

     The proposed conversion to corporate form will result in SunSource reporting a negative net worth due to the exchange of Trust Preferred Securities and cash for the Class A limited partnership interests. The new Trust Preferred Securities have certain equity characteristics but creditors' rights, thereby being classified between liabilities and equity on the balance sheet. The Partnership's consolidated capitalization as of September 30, 1996, was $166.1 million in its current partnership form compared to $183.7 million as a corporation on a pro forma basis. Total debt as a percentage of the SunSource's consolidated capitalization is expected to increase to 55.4% as a corporation on a pro forma basis from its current 40.8% as of September 30, 1996. SunSource's new 11.6% yielding Trust Preferred Securities are cumulative, callable after five years at the SunSource's option and deductible for federal income tax purposes. SunSource's fixed charge for its Class A holders will remain at $12.2 million annually through the exchange of Trust Preferred Securities for Class A interests. The A holders will continue to receive approximately $.092 per month for each current Class A interest owned, which will aggregate $1.102 annually.

Income Taxes

     As a result of the Partnership's adoption of SFAS No. 109 in 1992, the Partnership has deferred tax assets aggregating $3.7 million as of September 30, 1996 and $2.8 million as of December 31, 1995. Management believes that the Partnership's deferred tax assets will be realized through the reversal of existing temporary differences at the earlier of the date of conversion to a C corporation should the proposed conversion be approved, or after December 31, 1997, when the Partnership will be treated as a corporation for federal income tax purposes. The temporary differences expected to reverse at the date of conversion or after December 31, 1997, between the financial statement and tax bases, at September 30, 1996 are composed of prepayment penalties in the amount of $.8 million, deferred compensation liabilities in the amount of $8.5 million, and insurance casualty loss liabilities of $1.0 million, net of a valuation allowance of $.4 million and at December 31, 1995 are composed of prepayment penalties in the amount of $.8 million and deferred compensation liabilities in the amount of $7.5 million, net of a valuation allowance of $.4 million. See
Note 13 of Notes to Consolidated Financial Statements.

     Upon conversion to a corporation, additional deferred tax assets will be recognized in the amount of $7.5 million on a pro forma basis as of September 30, 1996, as a result of temporary differences expected to reverse before December 31, 1997, between the financial statement and tax bases. These additional temporary differences result from inventory adjustments ($9.9 million), accrued self-insurance loss liabilities ($3.8 million), bad debts ($1.7 million), vacation pay liabilities ($1.5 million) and other liabilities ($1.9 million). Additionally, the Corporation may receive a step-up in the tax basis of the assets and liabilities acquired from the Partnership and, as a result, would record additional deferred tax assets at the conversion date. The actual amount of incremental deferred tax assets will be calculated based on the temporary differences existing at the date of conversion to a corporation. As a corporation on a pro forma basis, the deferred tax assets aggregate $11.3 million as of September 30, 1996, reflecting all temporary differences between the financial statement and tax bases.

     The minimum level of future taxable income necessary to realize SunSource's deferred tax assets on a pro forma basis at September 30, 1996, is approximately $28.8 million. For the three years ended December 31, 1995, the SunSource's consolidated net income per the financial statements reconciled to federal taxable income in thousands of dollars is shown below:

                                                     Years Ended December 31,
                                                     ------------------------
                                                    1995       1994      1993
                                                    ----       ----      ----
Consolidated Net Income per the
  Financial Statements ("Book")                   $ 44,116   $ 29,544  $ 18,506
Tax Adjustments to Book Income:
  Goodwill & Other Intangible Asset
  Amortization                                       1,252      1,634     1,807
  Depreciation                                         467        506       796
  Deferred Compensation, net                           942      2,917       384
  Self-Insurance Accrued Expenses, net                (776)       844     3,331
  Tax gain in excess of book gain from
    sale of Divisions                                1,977      1,216      --
  Other Increase (Decrease) to Book Income, net      1,893        451      (288)
                                                  --------   --------  --------
Federal Taxable Income                            $ 49,871   $ 37,112  $ 24,536
                                                  ========   ========  ========

Partnership Tax Status

     As previously stated, the Partnership will be taxed as a corporation for federal income tax purposes either upon conversion to a corporation should the proposed conversion be approved, or after December 31, 1997, whichever is earlier. If the proposed conversion is approved and the Partnership converts to a corporation, the Corporation will record a provision for U.S. federal, state and foreign income taxes on its taxable earnings. The payments made to the holders of the preferred securities will be deductible by the Corporation for U.S. federal income tax purposes.

     If the Partnership remains a limited partnership, the effect of the change in taxation after December 31, 1997 will result in the Partnership paying a corporate income tax at the Partnership level. Therefore, in accordance with the Partnership Agreement, the Partnership's income would not be allocated for tax purposes to the partners as is currently being done, and limited partners would pay taxes only on distributions from the Partnership, if any. Additionally, in accordance with the Partnership Agreement, the Partnership would no longer make tax distributions with respect to Class B limited partnership interests. Accordingly, a decision on whether any other distribution would be made with respect to the Class B interests would solely be within the discretion of the General Partner. Based on current operations, it is likely that cash would be retained in the Partnership to fund its acquisition program and other partnership requirements. If the Partnership remains a limited partnership, there will be no change with respect to the priority return distribution paid to the Class A interests in the amount of approximately $.092 per month to each Class A interest to aggregate $1.10 annually.

Inflation

     Inflation in recent years has had a modest impact on the operations of the Partnership. Continued inflation, over a period of years at higher than current rates, would result in significant increases in inventory costs and operating expenses. However, such higher cost of sales and operating expenses can generally be offset by increases in selling prices, although the ability of the Partnership's operating divisions to raise prices is dependent upon competitive market conditions.

                                    BUSINESS


General

     The Partnership through the Operating Partnership is one of the largest wholesale distributors of industrial products and services in the United States. Since January 1987, the business of the Partnership and the Operating Partnership has been managed by SDI Partners I, L.P. (the "General Partner"), a limited partnership whose general partner is Lehman/SDI, Inc., formerly known as Shearson/SDI, a Delaware corporation and an indirect, wholly owned subsidiary of Lehman Brothers Holdings, Inc. ("Lehman Holdings"). The General Partner owns 1% of the Partnership and 1% of the Operating Partnership. All of the limited partnership interests in the General Partner are beneficially owned by members of management of the Partnership and the Operating Partnership (the "Management Employees").

     While the Partnership has historically viewed its operations as one business segment, changes in the marketplace, risks and the economy demand that the Partnership now measure and value its businesses with a customer-based focus on value added services such as engineering design, inventory management, and integrated supply. These services are expected to provide greater revenue growth in future years than general product distribution. In December 1995, the Partnership reorganized its operating businesses, operating management, and current strategic plan to support markets for industrial services and merchandising services for hardware and glass. The current organization consists of its headquarters operation and three business segments comprised of eleven operating divisions, as follows:


                                                                                 Principal               Year Acquired/
                                                                                  Location                 Organized
                                                                      ------------------------------     --------------
Sun Distributors Headquarters                                         Philadelphia, Pennsylvania              1975

Industrial Services Segment

Sun Inventory Management Company ("SIMCO") Divisions
     - Kar Products                                                   Chicago, Illinois                       1977
     - A&H Bolt & Nut Company                                         Windsor, Ontario                        1989
     - SIMCO/Special-T-Metals                                         Lenexa, Kansas                        1992/1981

Sun Technology Services Divisions
     - Walter Norris                                                  Rosemont, Illinois                      1976
     - J.N. Fauver Company                                            Madison Heights, Michigan               1978
     - Warren Fluid Power                                             Denver, Colorado                        1987
     - Air-Dreco                                                      Houston, Texas                          1988
     - Activation                                                     Birmingham, Alabama                     1991
     - Hydra Power                                                    Tlalnepantla, C.P., Mexico              1992

Hardware Merchandising Segment
     - Hillman Fastener                                               Cincinnati, Ohio                        1982

Glass Merchandising Segment
     - Harding Glass Industries                                       Kansas City, Missouri                   1980

     Beginning in 1996, the Partnership has reported its financial results on the basis of the aforementioned segments.

     In November 1995, the Operating Partnership's Hillman Fastener division acquired the retail hardware business of Curtis Industries. Annual sales of Curtis' Retail division are approximately $10.5 million. The acquisition of Curtis will significantly expand Hillman's position as a supplier of goods and services to the hardware home center market where Curtis has concentrated much of its attention. In addition, the Curtis product line can now be offered to Hillman's present customer base. This acquisition continues

Hillman's long-term growth strategy to become a major provider of products and services to all segments of the hardware merchandising business.

     The Operating Partnership sold the Electrical Products Group divisions on December 5, 1994, the Dorman Products division on January 3, 1995, and the Downey Glass division on October 27, 1995, (the "divested operations or divisions sold") as listed below:


Divisions Sold                                     Principal Location
--------------                                     -------------------

Electrical Products Group Divisions
- American Electric Company                        St. Joseph, Missouri
- Philips & Company                                Columbia, Missouri
- Keathley-Patterson Electric Co.                  N. Little Rock, Arkansas

Dorman Products Division                           Warsaw, Kentucky

Downey Glass Division                              Los Angeles, California


     For the year ended December 31, 1995, the Partnership had net sales of approximately $600 million, excluding sales from the divested Downey Glass division of $29 million, with the largest operating division contributing approximately $154 million.

     The Partnership's business strategy has been to identify and develop specific industrial distribution markets. However, the Partnership's current strategic plan seeks to increase its emphasis on sales of high gross-margin products by providing its customers with value added services, such as engineering design services through its Sun Technology Services divisions and inventory management and integrated supply services primarily through its SIMCO divisions. In addition, the Partnership has opened new service centers for repair of fluid power equipment and seeks to expand this service outside its core geography and across Canada. The Partnership also continues to enhance its retail service offerings in the glass segment and broaden its retail merchandising of hardware related products.

     Presidents of the Partnership's operating divisions exercise broad discretion in the conduct of their businesses, including responsibility for the management of their suppliers, customers and employees. Strong formal and informal planning and monitoring functions are performed by the General Partner, and the individual presidents of operating units are evaluated against the financial and non-financial goals established jointly each year with the General Partner. A substantial portion of each president's compensation is tied to the performance of his division against its annual plan. Also, certain presidents can earn substantial deferred compensation for maintaining the results of their operations in the upper quartile within the industrial distribution industry. Management believes that much of the Partnership's prior success has been the result of fostering and perpetuating the entrepreneurial drive of operating management.

     The Partnership evaluates on an ongoing basis the performance and prospects of each of its operating divisions in light of the Partnership's overall business strategy.

Acquisition Strategy

     Since the organization of its predecessor in 1975, the business of the Partnership has grown primarily through acquisitions of existing distribution companies. The acquisition strategy has expanded the Partnership's operations, both geographically and in the number and type of products offered. The Partnership evaluates companies that have developed attractive product/market niches and have demonstrated their ability to achieve high returns on invested capital. The Partnership looks for companies with strong management capabilities and stable growth patterns. Prior to making certain acquisitions, an extensive operational review is performed by an external consulting firm. Subsequent to most acquisitions, certain agreed upon procedures are performed by internal and external auditors.

     In December 1992, the Partnership refinanced its then outstanding $110.0 million 9 1/2% Senior Notes through proceeds provided by institutional investors in the amount of $95.0 million and the balance from a $50.0 million Bank Credit Agreement. Under the credit agreements, the Partnership was not permitted to make acquisitions in 1993 and 1994. In 1995, this restriction was removed and acquisition spending amounted to $7.5 million with authorized spending of up to $15.0 million in accordance with the terms of the Partnership's credit agreements. See Notes 5, 8 and 9 of Notes to Consolidated Financial Statements.

     As the result of an analysis of strategic alternatives by the Partnership, the Partnership sold the non-strategic businesses described above. Through the sale, the Partnership has strengthened its balance sheet and is now in a position to resume its acquisition program by focusing on businesses which fit its current strategic plan.

Products and Services

     Excluding the divested operations discussed previously, the Partnership provides distribution and value-added services related to over 1,300 product lines. These services are provided in three main business segments: (1) industrial services which consist of inventory management, engineering and integrated supply services to industrial businesses through sales of products such as fasteners (nuts, bolts, screws, etc.), hydraulic, pneumatic and electronic systems and parts; (2) retail merchandising services through sales of fasteners and related products to hardware and home center retail stores; and
(3) retail glass services consisting of installation and repair through sales of glass products such as large sheet glass, auto glass, insulated glass, mirrors and specialty glass. The average single sale during the year ended December 31, 1995, was approximately $297.

     Inasmuch as the Partnership is principally providing distribution and related services, most of the products sold are manufactured by others. However, several divisions sell a majority of their products under their own labels. In some cases, most notably through its Technology Services divisions, the Partnership assembles products or designs systems to the specifications of the end-users and performs related product repairs. Through its Glass Merchandising segment, the Partnership produces insulated glass units according to customer specifications. In addition, several of the products which the Partnership distributes are purchased by the Partnership in bulk and subsequently repackaged in small quantities.

     The Partnership regularly uses a large number of suppliers and has long-term relationships with many of them. Most items which the Partnership distributes are purchased from several sources, and the Partnership believes that the loss of any single supplier would not significantly affect the operations of the Partnership viewed as a whole. No single supplier accounted for more than 5% of the Partnership's purchases for the year ended December 31, 1995.

     The following table shows the percentages of consolidated net sales reported for the years ended December 31, 1995, 1994, and 1993 derived from the Partnership's current business segments, excluding divisions sold:


                                                                     Percentage of Consolidated Net Sales for
                                                                                Year Ended December 31,
                                           Nine Months Ended         -----------------------------------------
Business Segment                          September 30, 1996                1995             1994            1993
----------------                          ------------------                ----             ----            ----
Industrial Services
  Technology Services divisions                  45.8%                     47.6%            46.6%           45.5%
  SIMCO divisions                                23.9%                     23.0%            22.9%           23.9%
                                                 -----                     -----            -----           -----
     Total Industrial Services                   69.7%                     70.6%            69.5%           69.4%
Hardware Merchandising                           16.2%                     14.1%            13.1%           11.4%
Glass Merchandising                              14.1%                     15.3%            17.4%           19.2%
                                                 -----                     -----            -----           -----
                                                100.0%                    100.0%           100.0%          100.0%

Marketing

     While the Partnership sells across three main business segments (industrial services, hardware merchandising and glass merchandising), a substantial portion of its sales are industrially based, and sales performance is tied closely to the overall performance of the non-defense-goods producing sector of Gross Domestic Product in the United States. However, risks and economic changes in the marketplace demand a customer-based focus on value-added services which vary by business segment. The principal markets for the Partnership's products and services by business segment, as determined by management are as follows:

     Maintenance and Repair Markets and Original Equipment Manufacturers

     Customers in this market are served by the divisions in the Industrial Services segment. These customers include diverse industrial plants and commercial establishments as well as producers of automotive equipment, farm equipment, machine tools and a broad range of other equipment.


     Hardware Merchandising

     This market is primarily comprised of retail hardware stores, home service centers, and lumberyards seeking merchandising services for hardware related products.

     Glass Merchandising

     This market is primarily comprised of individuals seeking automotive and residential glass replacement as well as contractors seeking glazing materials and services.

     The Partnership has over 179,000 customers, the largest of which accounted for less than 4% of net sales for the year ended December 31, 1995. Each division maintains its own sales force which is compensated for the most part on a commission basis. The divisions' sales forces vary in size, the largest of which has approximately 775 sales people.

     The Partnership's products and services are sold in all 50 states. While its Glass Merchandising segment sells in regional markets, the remaining two segments sell on a national scale. In general, fluid power products and technology services are sold primarily in the upper Midwest, Southeast, Southwest, Canada and Mexico; maintenance products and inventory management services are sold nationwide in the U.S., Canada, and Mexico; retail merchandising products and services are sold nationally in the U.S. and Mexico; and retail glass products and services are sold primarily in the West, the Midwest, the Mid-Atlantic and the Southeast.

Competition

     The distribution business is highly competitive, with the principal methods of competition being quality of service, quality of products, product availability, credit terms, price and the provision of value-added services such as engineering design, integrated supply and inventory management. The Partnership encounters competition from a large number of regional and local distributors and from several national distributors, some of which have greater financial resources than the Partnership. The wholesale distribution business is highly fragmented, with a majority of the wholesale distributors in the United States being operated as family-owned businesses. The Partnership's competitors have annual sales of approximately $5 million on the average with approximately one-half under $2 million. The Partnership believes that its business differs from that of other large national distributors in that the Partnership carries a diverse range of product lines and provides significant value-added services, while most large distributors concentrate on only one or two product groups.

Insurance Arrangements

     Under the Partnership's current insurance programs, commercial umbrella coverage is obtained for catastrophic exposure and aggregate losses in excess of expected claims. Since October 1991, the Partnership has retained the exposure on certain expected losses related to workman's compensation, general liability and automobile. The Partnership also retains the exposure on expected losses related to health benefits of certain employees. The Partnership believes that its present insurance is adequate for its businesses. See Note 14 of Notes to Consolidated Financial Statements.

Employees

     Currently, the Partnership, through the Operating Partnership, employs 3,843 employees, of which 1,670 are sales personnel, 1,142 are employed as warehouse and delivery personnel, and 1,031 hold administrative positions. The Operating Partnership has collective bargaining agreements with five unions representing a total of 65 employees. In the opinion of management, employee relations are good.

Backlog

     The Partnership's sales backlog excluding divested operations was $54,935,000 as of December 31, 1995, and $56,335,000 as of December 31, 1994.
Normally, in the distribution business, orders are shipped within a week of receipt. On average, the Partnership's backlog is less than one month's sales.

Federal Income Tax Considerations

     The Revenue Act of 1987 (the "1987 Act") amended the Internal Revenue Code of 1986, as amended (the "Code") with respect to the tax treatment of publicly traded partnerships, such as the Partnership, and the passive activity losses and credits attributable thereto. Section 7704 of the Code provides that publicly traded partnerships generally will be treated as corporations for tax purposes commencing in tax years beginning after 1987. The effective date of this amendment was delayed, however, for certain "existing partnerships," such as the Partnership, until the taxable year beginning after December 31, 1997, provided that such partnerships do not add any substantial new line of business before the delayed effective date. The Partnership does not intend to add any substantial new line of business during the period when it otherwise qualifies for delayed effectiveness under Section 7704.

     Section 469 of the Code provides that, in the case of publicly traded partnerships that are not treated as corporations under Section 7704, net losses and credits attributable to an interest in each such partnership shall not be applied against the partner's other income. Such net losses and credits are suspended and carried forward to be applied against net income from the Partnership in succeeding years. Since the commencement of operations, the Partnership has not incurred a net loss for federal income tax purposes. However, if the Partnership should incur a net loss for federal income tax purposes in any subsequent year until taxable years beginning after December 31, 1997, such net losses will be suspended at the limited partner level, carried forward and netted in a later year or years against the limited partner's share of the net income of the Partnership, or will be used when the entire investment is disposed of in a taxable transaction. Similarly, a limited partner's share of any credits of the Partnership in excess of the tax liability attributable to his or her interest in the Partnership will be suspended, carried forward and applied against the tax liability attributable to the Partnership in a subsequent year or years, or may be used to increase the basis of such partnership interest when the entire investment is disposed of in a taxable transaction. Generally, these credits may not be applied against tax liability attributable to other activities.

     Assuming the continued effectiveness of Section 7704 of the Code in its current form, if the Partnership remains a publicly traded partnership, the Partnership would be treated as a corporation for tax purposes beginning in fiscal year 1998. Section 469 would then be inapplicable to the limited partners' treatment of income or credits attributable to the Partnership. The income of the Partnership would be taxed to it as a separate entity, and any losses of the Partnership would not be deductible by limited partners. This tax at the corporate level would reduce the amount distributable to partners and cash distributions to limited partners would be taxed at the individual level as dividends to the extent of earnings and profits. See Part II, Item 5, Market for Registrant's Partnership Interests and Related Matters - Partnership Tax Status.

     The Revenue Reconciliation Act of 1993 (the "1993 Act") amended the Code with respect to the tax treatment of unrelated business taxable income ("UBTI") in an effort to allow pension funds and other tax-exempt organizations (such as individual retirement accounts and charitable organizations) to invest in publicly traded partnerships. Such entities are subject to federal income tax on net UBTI in excess of $1,000.

     The 1993 Act repeals the rule that automatically treats income from publicly traded partnerships as gross income that is derived from an unrelated trade or business. As a result, investments in publicly traded partnerships will be treated the same as investments in other partnerships for purposes of the UBTI rules for partnership years beginning on or after January 1, 1994.

     Section 708 of the Code, in general, provides for termination of a partnership if 50 percent or more of the total interest in partnership capital and profits is sold or exchanged within a twelve-month period. However, the legislative history to the Technical and Miscellaneous Revenue Act of 1988 indicates that termination of a partnership within the meaning of Section 708 will not cause a partnership to cease to qualify as an "existing partnership" for purposes of Section 7704. Accordingly, sales or exchanges of Interests in the Partnership pursuant to trading of the Partnership's Interests on the New York Stock Exchange will not impair the status of the Partnership as an "existing partnership" that qualifies for a delayed effective date under Section 7704.

Legal Proceedings

     A civil complaint was filed by Dorman Products of America, Ltd. ("Dorman"), a subsidiary of R&B, Inc. ("R&B"), against the Operating Partnership, in the United States District Court for the Eastern District of Pennsylvania on February 27, 1996, alleging misrepresentation of certain facts by the Operating Partnership upon which R&B allegedly based their offer to purchase the assets of the Dorman Products division of the Operating Partnership. The complaint sought damages of approximately $21 million. The Operating Partnership moved to dismiss for lack of jurisdiction and the complaint was withdrawn. On April 25, 1996, the Operating Partnership filed an action against Dorman and R&B in the Court of Common Pleas of Montgomery County, Pennsylvania alleging breach of contract, intentional interference with contractual relations and negligence and requesting a declaratory judgment that the Operating Partnership did not make any misrepresentations in connection with the sale of the division. Dorman and R&B have counterclaimed making the same allegations which were made in the original complaint. In the opinion of management, the ultimate resolution of this matter will not have a material effect on the consolidated financial position, operations or cash flows of the Partnership.

                                   MANAGEMENT


Executive Officers and Directors

     The business of the Partnership and the Operating Partnership is managed by the General Partner, whose general partner is Lehman/SDI. The directors of Lehman/SDI, each of whom has served as such since February 1987, except for Mr. Eliot M. Fried, who has served since December 1994, Mr. Henri I. Talerman, who has served since March 1995, and Mr. John P. McDonnell, who has served since May 1995, are set forth below:

                                                                   Principal Occupation; Five-Year
              Name, Age and Address                            Employment History; Other Directorships
              ---------------------                            ---------------------------------------
O. Gordon Brewer, Jr.,60                          Vice President-Finance, Alco Standard Corporation (distributor of
Alco Standard Corp.                               office and paper products); Executive Officer, Alco Standard
P. O. Box 834                                     Corporation, 1970 to present;  Director, Corporate Insurance and
Valley Forge, PA  19482                           Reinsurance Limited.

Norman V. Edmonson, 56                            Executive Vice President of the Partnership since December
2600 One Logan Square                             1994; Group Vice President of the Partnership prior to December
Philadelphia, PA  19103                           1994.

Eliot M. Fried, 63                                Managing Director, Lehman Brothers Inc.; Director, Axsys
Lehman Brothers                                   Technologies, Inc.; Bridgeport Machines, Inc.; Energy Ventures,
American Express Tower - 17th Floor               Inc.
World Financial Center
New York, NY  10285

Arnold S. Hoffman, 61                             Senior Managing Director, Legg Mason Wood Walker,
Legg Mason Wood Walker Incorporated               Incorporated, Jan. 1992 to present; Chairman, The Middle Market
Mellon Bank Center, Suite 1100                    Group, L.P. (investment banking, mergers, acquisitions and
1735 Market Street                                divestitures), 1990 to January 1992; Director, Intelligent
Philadelphia, PA  19103                           Electronics Incorporated.

Donald T. Marshall, 63                            Chairman and Chief Executive Officer of the Partnership.
2600 One Logan Square
Philadelphia, PA  19103

John P. McDonnell, 60                             President of the Partnership since December 1994; Group Vice
2600 One Logan Square                             President of the Partnership prior to December 1994.
Philadelphia, PA 19103

Ernest L. Ransome, III, 70                        Chairman, Giles & Ransome, Inc. (distributor of construction
Giles & Ransome                                   equipment), 1988 to present.
2975 Galloway Road
Bensalem, PA  19020

Donald A. Scott, 67                               Senior Partner, Morgan, Lewis & Bockius LLP; Director,
2000 One Logan Square                             Provident Mutual Life Insurance Company.
Philadelphia, PA  19103

Henri I. Talerman, 39                             Managing Director, Lehman Brothers Inc.; Director, McBride plc;
Lehman Brothers                                   Financier Gerflor SA; Advisory Director, Europe Capital
American Express Tower - 18th Floor               Partners.
World Financial Center
New York, NY  10285



     All directors hold office until the next annual meeting of the sole stockholder of Lehman/SDI and until their successors are duly elected and qualified.

     The executive officers of the Partnership and the Operating Partnership (constituting, except for Mr. Brus, the "Management Employees" referred to herein), each of whom has served as such for the past five years, except as noted, are set forth below:



                                                                   Principal Occupation; Five-Year
              Name, Age and Address                                   Employment History; Other
              ---------------------                                   -------------------------
                                                                            Directorships
                                                                            -------------
Richard J. Brus, 58                               President, Sun Technology Services since 1995; President,
153 W. Valley Avenue                              Activation Division 1992 to 1995; and Vice President-Sales
& Birmingham, AL 35259                            Marketing, Activation Division, prior to 1992.

Harold J. Cornelius, 47                           Group Vice President.
Harding Glass Industries
7201 W. 110th Street
Overland Park, KS  66210

Joseph M. Corvino, 42                             Vice President-Finance, Chief Financial Officer, Treasurer and
2600 One Logan Square                             Secretary since December 1995; Vice President and Controller
Philadelphia, PA  19103                           prior to December 1995.

Norman V. Edmonson, 56                            Executive Vice President since December 1994; Group Vice
2600 One Logan Square                             President prior to December 1994.
Philadelphia, PA  19103

Max W. Hillman, Jr., 49                           Group Vice President, since March 1991; President, Hillman
Hillman Fastener                                  Fastener Division, 1982 to February, 1991.
10590 Hamilton Avenue
Cincinnati, OH  45231

Donald T. Marshall, 63                            Chairman and Chief Executive Officer.
2600 One Logan Square
Philadelphia, PA  19103

John P. McDonnell, 60                             President and Chief Operating Officer since December 1994;
2600 One Logan Square                             Group Vice President prior to December 1994.
Philadelphia, PA 19103




     All executive officers hold office at the pleasure of the board of directors.

Compensation

     The following table sets forth all cash compensation paid and accrued by the Operating Partnership for services rendered during the three years ended December 31, 1995, by each of the Chief Executive Officer and the four other most highly compensated executive officers of the Partnership and the Operating Partnership whose remuneration exceeded $100,000.



                           Summary Compensation Table

Name and Principal Position                                            Annual Compensation
                                                ---------------------------------------------------               All Other
                                                  Year             Salary                 Bonus                 Compensation
                                                  ----             ------                 -----                 ------------
Donald T. Marshall                                1995            $488,688               $ 4,347                $10,234 (2)
Chairman and Chief Executive Officer              1994             454,043               221,144                  8,185 (2)
                                                  1993             403,392                62,897                  6,367 (2)
John P. McDonald                                  1995             374,451                32,812                  2,500 (2)
President and Chief Operating Officer             1994             295,354                96,915                  2,135 (2)
                                                  1993             273,947                44,278                  1,843 (2)
Norman V. Edmonson                                1995             333,849                82,200                  1,638 (2)
Executive Vice President                          1994             300,477                94,400                  1,418 (2)
                                                  1993             285,144                89,000                  1,250 (2)
Harold J. Cornelius                               1995             291,609                27,400                      --
Group Vice President                              1994             275,375               102,729                  90,128 (2)
                                                  1993             261,147                37,621                  58,818 (2)
Max W. Hillman, Jr.                               1995             268,920                36,250                  50,186 (3)
Group Vice President                              1994             294,793               104,898                 107,632 (3)
                                                  1993             234,707                16,578                  13,661 (3)

----------------

(1) Represents Earned Bonus for services rendered in each year. Does not include the management fee payable to the General Partner. See "Management Fee" under Item 13.

(2) Represents primarily term life insurance premiums paid by the Operating Partnership for the benefit of the named executive officer.

(3) Represents deferred compensation earned and awarded for services rendered in the year which unconditionally vests at the rate of 20% per year over the five-year period from the date earned.

The above table excludes deferred compensation awards earned in 1995 and 1994 by the executive officers in accordance with the Partnership's Long-Term Performance Share Plan since the awards earned are subject to reduction or forfeiture through 1998 if performance goals are not achieved. The value of the awards credited for December 31, 1995 and December 31, 1994, respectively, for each executive officer are as follows: Donald T. Marshall $553,934 and $586,037; Norman V. Edmonson, $364,012 and $385,110; John P. McDonnell, $174,092 and $184,182; Harold J. Cornelius, $174,092 and $184,182, and Max W. Hillman, $174,092 and $184,182.

     Directors of Lehman/SDI who are not employees of the Partnership or Lehman Brothers Inc. are paid an annual fee of $14,000 and a fee of $1,000 for each board or committee meeting attended. Such fees are paid by the General Partner.

Deferred Compensation Plans

     The Partnership's deferred compensation plans are described in Note 11 to Consolidated Financial Statements. Completion of the Conversion will result in 100% vesting for all participant balances as of the date of the Conversion. The present intention is to continue operation of the plans following the Conversion.

     The Partnership's Long-Term Performance Share Plan (the "Share Plan") is based upon annual and cumulative performance for a five year term ending December 31, 1998. If the Conversion is approved, the participants will be entitled to 100% vesting of the awards earned through December 31, 1996 in accordance with the change of control provision of the Share Plan. See "-- Change in Control Arrangements." If the conversion is approved, the Share Plan will continue to run from January 1, 1997 to December 31, 1998, to complete the Share Plan's original five-year performance cycle.

Change in Control Arrangements

     The executive officers named above were participants in the Operating Partnership's Deferred Compensation Plans (the "Plans") in certain years. Upon a change in control, the Plans provide for payment of all vested and non-vested amounts including accrued interest. The change in control provision is triggered upon a sale of all of the Operating Partnership's business, a change in the General Partner, or a change, other than due to death or retirement, in a majority of the directors of Lehman/SDI during any one-year period. See Note 11 of Notes to Consolidated Financial Statements. As a result of the proposed conversion, the change of control provisions of the Plans will be triggered. Participants will be offered an opportunity to defer receipt of amounts available for payment under a new deferred compensation plan, the "Deferred Compensation Plan for Key Employees of SDI Operating Partners, L.P.," effective December 1, 1996. The Partnership estimates that approximately $10.2 million of deferred compensation balances will become payable as a result of the change of control provision and eligible for elective deferral. Management expects approximately $7.5 million of these balances eligible for payment to be deferred. Messrs. Marshall, McDonnell and Edmonson have waiver their rights to accelerate payments.

Management Fee

     The Operating Partnership pays a management fee (the "Management Fee") to the General Partner. The Management Fee, payable annually on March 31 (with respect to the preceding year), is equal to 3% of the aggregate initial capital investment of $110,995,730 by the limited partners. The amount of the Management Fee paid on March 31, 1996, was $3,329,872. The amount of management fee paid in 1995 with respect to 1994 was $3,329,872. See footnotes (1) and (2) to the table under "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" for ownership of the General Partner. The interests of Lehman/SDI and the Management Employees, in the fee for 1995 were as follows: Lehman/SDI, $1,791,471; Harold
J. Cornelius, $92,304; Joseph M. Corvino, $30,768; Norman V. Edmonson, $384,600; Max W. Hillman, Jr., $92,304; Donald T. Marshall, $599,977; and John P. McDonnell, $184,608.

Certain Business Relations

     Mr. Scott is a partner in Morgan, Lewis & Bockius LLP, a law firm that has performed services for the Partnership during the last fiscal year.

     Messrs. Fried and Talerman are officers of Lehman Brothers Inc., which performed investment banking services for the Partnership during 1995 and 1996.

     Mr. Hoffman is an officer of Legg Mason Wood Walker, Incorporated, which performed investment banking services for the Partnership during 1995.

     The Partnership proposes to have these firms perform similar services as needed during the current fiscal year.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


Security Ownership of Certain Beneficial Owners

     Since the Partnership is managed by its General Partner and has no Board of Directors, there are no "voting securities" of the Partnership outstanding within the meaning of Item 403(a) of Regulation S-K and Rule 12b-2 under the Securities Exchange Act of 1934. As set forth above, the general partner of the General Partner is Lehman/SDI, an indirect, wholly owned subsidiary of Lehman Brothers Holdings, Inc., American Express Tower, World Financial Center, New York, NY 10285-1800.

Security Ownership of Certain Beneficial Owners and Management

     The following table shows for (i) each director, (ii) executive officer named in the Summary Compensation Table, (iii) certain persons known to the Company to own beneficially more than 5% of the outstanding interests and (iv) for all officers and directors as a group, the beneficial ownership of Class A and Class B Interests of the Partnership as of December 1, 1996. None of the amounts equals more than 1% of the outstanding Class A Interests.

                                             Ownership Before Conversion                      Ownership After Conversion
                                                                        Class B                                Percent of
    Name of Beneficial              Class A           Class B          Percent of          Shares of          Common Stock
          Owner                    Amount(1)         Amount(1)           Class           Common Stock             Held
    ------------------              -------           -------          ----------          ---------          ------------

Lehman LTD I, Inc.                       --            108,554             --(5)               27,138                --(5)
Lehman Brothers
Capital Partners I                       --          5,788,124             26.7%            1,447,031                22.5%
Lehman/SDI, Inc.                         --                 --                --              538,000                 8.4%
O. Gordon Brewer, Jr.                 3,000              1,000            -- (5)                  250                --(5)
Harold J. Cornelius                     200                200             --(5)               27,770                --(5)
Joseph M. Corvino                     1,415            105,546             --(5)               35,626                --(5)
Richard J. Brus                       1,186              2,500             --(5)                  625                --(5)
Norman V. Edmonson                    4,900          1,300,916              6.0%              440,729                --(5)
Eliot M. Fried                       -- (2)            --  (2)             --(2)                   --                --(6)
Max W. Hillman, Jr.                   4,000             10,000             --(5)               30,220                --(5)
Arnold S. Hoffman              13,000(2)(3)       13,000(2)(3)             --(5)                3,250                --(6)
Donald T. Marshall                   30,311          2,075,232              9.6%              698,988                10.9%
John P. McDonnell                     7,711            623,071           2.9%(5)              211,208                 3.3%
Ernest L. Ransome, III             5,000(4)              5,000                --                1,250                --(5)
Donald A. Scott                       9,000              9,000                --                2,250                --(5)
Henri I. Talerman                     --(2)                 --                --                   --                --(5)
All directors and                    79,723          4,145,465             19.1%            1,452,166                22.6%
executive officers as a
group (13 persons)

                                      -80-

----------------------
(1) In addition to the Interests listed, the Management Employees beneficially own limited partnership interests in the General Partner (the "GP Interests"). The GP Interests held by the Management Employees collectively represent 46.2% of the limited partnership interests in the General Partner. The General Partner owns 1% of the Partnership and the Operating Partnership. The table does not include the GP Interests owned by the Management Employees.

(2) Does not include (i) 108,554 Class B Interests owned by Lehman LTD I, Inc., or (ii) 5,788,124 Class B Interests owned by Lehman Brothers Capital Partners I ("Capital Partners"), affiliates of Lehman Brothers Inc. Messrs. Hoffman and Fried, as limited partners of Capital Partners, derive economic benefit of approximately 1% from interests held by Capital Partners. An affiliate of Lehman Brothers Inc., of which Messrs. Fried and Talerman are officers, also owns all of the capital stock of Lehman/SDI, which is the general partner of the General Partner and holds the remaining interest in the General Partner not owned by the Management Employees.

(3) 3,000 of these Class A and B Interests are owned by Hoffman Investment Co., of which Mr. Hoffman is Managing Partner. In addition, Mr. Hoffman's children own 4,000 Class A and B Interests with respect to which he disclaims beneficial ownership.

(4) 2,500 of these Class A and B Interests are held in a trust, of which Mr. Ransome is a trustee.

(5) Represents less than 1% of the outstanding Class B Interests.

(6) Does not include 1,447,031 shares of Common Stock expected to be owned by Lehman Brothers Capital Partners I ("Capital Partners") after the Conversion. Messrs. Hoffman and Fried, as limited partners of Capital Partners, derive economic benefit of approximately 1% from interests held by Capital Partners.

-----------------------


                             SUNSOURCE CAPITAL TRUST


     The Trust is a statutory business trust that was formed under the Business Trust Act on _________ pursuant to a declaration of trust dated ____________ among the Trustees and the Corporation and the filing of a certificate of trust with the Secretary of State of Delaware. The Declaration is qualified under the Trust Indenture Act. Upon issuance of the Preferred Securities, the holders thereof will own all of the issued and outstanding Preferred Securities. The Corporation has agreed to acquire Common Securities in an amount equal to at least 3% of the total capital of the Trust and will own, directly or indirectly, all of the issued and outstanding Common Securities. The Preferred Securities and the Common Securities will rank pari passu with each other and will have equivalent terms; provided that (i) if an Event of Default under the Declaration occurs and is continuing, the holders of Preferred Securities will have a priority over holders of the Common Securities with respect to payments in respect of distributions and payments upon liquidation, redemption or otherwise and (ii) holders of Common Securities have the exclusive right (subject to the terms of the Declaration) to appoint, remove or replace Trustees and to increase or decrease the number of Trustees, subject to the right of holders of Preferred Securities to appoint a Special Regular Trustee upon the occurrence of an Appointment Event.

     The number of Trustees of the Trust shall initially be five. Three of the Trustees will be the Regular Trustees. The fourth trustee is CoreStates Bank N.A. which is unaffiliated with the Corporation and which will serve as the Property Trustee and act as the indenture trustee for purposes of the Trust Indenture Act. The fifth trustee is an affiliate of CoreStates Bank N.A. and will serve as the Delaware Trustee. Pursuant to the Declaration, legal title to the Junior Subordinated Debentures will be held by the Property Trustee for the benefit of the holders of the Trust Securities and the Property Trustee will have the power to exercise all rights, powers and privileges under the Indenture with respect to the Junior Subordinated Debentures. In addition, the Property Trustee will maintain exclusive control of the Property Account to hold all payments in respect of the Junior Subordinated Debentures for the benefit of the holders of Trust Securities. The Property Trustee will promptly make distributions to the holders of the Trust Securities out of funds from the Property Account. The Preferred Securities Guarantee is separately qualified under the Trust Indenture Act and will be held by CoreStates Bank N.A. acting in its capacity as indenture trustee with respect thereto, for the benefits of the holders of the Preferred Securities. Subject to the right of holders of Preferred Securities to appoint a Special Regular Trustee upon the occurrence of an Appointment Event, the Corporation, as the direct or indirect owner of all of the Common Securities, has the exclusive right

(subject to the terms of the Declaration) to appoint, remove or replace Trustees and to increase or decrease the number of Trustees, provided that the number of Trustees shall at least be three, a majority of which shall Regular Trustees.

     The Trust exists for the purpose of (a) issuing (i) its Preferred Securities to the Corporation in consideration of the deposit by The Corporation of Junior Subordinated Debentures in the Trust as trust assets, and (ii) its Common Securities to the Corporation in exchange for cash and investing the proceeds thereof in an equivalent amount of Junior Subordinated Debentures and
(b) engaging in such other activities as are necessary or incidental thereto. The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Business Trust Act and the Trust Indenture Act.

     Under the Declaration, the Trust shall not, and the Trustees shall cause the Trust not to, engage in any activity other than in connection with the purposes of the Trust or other than as required or authorized by the Declaration. In particular, the Trust shall not and the Trustees shall not (a) invest any proceeds received by the Trust from holding the Junior Subordinated Debentures but shall promptly distribute from the Property Account all such proceeds to holders of Trust Securities pursuant to the terms of the Declaration and of the Trust Securities; (b) acquire any assets other than as expressly provided in the Declaration; (c) possess Trust property for other than a Trust purpose; (d) make any loans, other than loans represented by the Junior Subordinated Debentures; (e) possess any power or otherwise act in such a way as to vary the Trust assets or the terms of the Trust Securities in any way whatsoever; (f) issue any securities or other evidences of beneficial ownership of, or beneficial interests in, the Trust other than the Trust Securities; (g) incur any indebtedness for borrowed money or (h)(i) direct the time, method and place of exercising any trust or power conferred upon the Indenture Trustee with respect to the Junior Subordinated Debentures or the Property Trustee with respect to the Preferred Securities, (ii) waive any past default that is waivable under the Indenture of the Declaration, (iii) exercise any right to rescind or annul any declaration that the principal of all of the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures or the Declaration, in each case where such consent shall be required, unless in the case of this clause (h) the Property Trustee shall have received an unqualified opinion of nationally recognized independent tax counsel recognized as expert in such matters to the effect that such action will not cause the Trust to be classified for the United States federal income tax purposes as an association taxable as a corporation or a partnership and that the Trust will continue to be classified as a grantor trust for United States federal income tax purposes.

     The books and records of the Trust will be maintained at the principal office of the Trust and will be open for inspection by a holder of Preferred Securities or the holder's representative for any purpose reasonably related to the holder's interest in the Trust during normal business hours. Each holder of Preferred Securities will be furnished annually with unaudited financial statements of the Trust as soon as available after the end of the Trust's fiscal year.

     Except as provided below or under the Business Trust Act and the Trust Indenture Act, holders of Preferred Securities have no voting rights. If (i) distributions on the Preferred Securities are in arrears for 18 consecutive months or (ii) an Event of Default under the Declaration occurs and is continuing, holders of Preferred Securities shall have the right to vote, as a single class, for the appointment of a Special Regular Trustee who need not be an employee or officer of or otherwise affiliated with the Corporation. The Special Regular Trustee shall have the same rights, powers and privileges under the Declaration as the Regular Trustees. See "DESCRIPTION OF PREFERRED SECURITIES -- Voting Rights."

     The Property Trustee, for the benefit of the holders of the Trust Securities, is authorized under the Declaration to exercise all rights under the Indenture with respect to the Junior Subordinated Debentures to enforce the Corporation's obligations under the Junior Subordinated Debentures upon the occurrence of an Indenture Event of Default. The Property Trustee shall also be authorized to enforce the rights of holders of Preferred Securities under the Preferred Securities Guarantee. If the Trust's failure to make distributions on the Preferred Securities is a consequence of the Corporation's exercise of its right to extend the interest payment period for the Junior Subordinated Debentures, the Property Trustee will have no right to enforce the payment of distributions on the Preferred Securities until an Event of Default shall have occurred. Holders of at least a majority in liquidation amount of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration and the Preferred Securities Guarantee. If the Property Trustee fails to enforce its rights under the Indenture or fails to enforce the Preferred Securities Guarantee, any holder of Preferred Securities may, after a period of 30 days has elapsed from such holder's written request to the Property Trustee to enforce such rights or the Preferred Securities Guarantee, institute a legal proceeding against the Corporation to enforce such rights or the Preferred Securities Guarantee, as the case may be, See "DESCRIPTION OF PREFERRED SECURITIES -- Voting Rights."

     If an Indenture Event of Default occurs and is continuing with respect to Junior Subordinated Debentures, an Event of Default under the Declaration will occur and be continuing with respect to the Trust Securities. In such event, the Declaration provides that the holder of Common Securities will be deemed to have waived any such Event of Default with respect to the Common Securities until all Events of Default with respect to the Preferred Securities have been so cured or waived, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration and consequently under the Indenture. In the event that any Event of Default with respect to the Preferred Securities is waived by the holders of the Preferred Securities as provided in the Declaration, the holders of Common Securities pursuant to the Declaration have agreed that such waiver also constitutes a waiver of such Event of Default with respect to the Common Securities for all purposes under the Declaration without any further act, vote or consent of the holders of the Common Securities. See "DESCRIPTION OF PREFERRED SECURITIES."

     The Declaration provides that the Trustees may treat the person in whose name a Preferred Security is registered on the books and records of the Trust as the sole holder thereof and of the Preferred Securities represented thereby for purposes of receiving distributions and for all other purposes and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such certificate or in the Preferred Securities represented thereby on the part of any person, whether or not the Trust shall have actual or other notice thereof. Preferred Securities will be issued in fully registered form. Investors may elect to hold their Preferred Securities directly or, subject to the rules and procedures of The Depository Trust Company ("DTC," described under "DESCRIPTION OF PREFERRED SECURITIES -- Book-Entry; Delivery and Form," hold interests in a global certificate registered on the books and records of the Trust in the name of DTC or its nominee. Under the Declaration:

                       (i) the Trust and the Trustees shall be entitled to deal
               with DTC (or any successor depositary) for all purposes, including the payment of distributions and receiving approvals, votes or consents under the Declaration, and except as set forth in the Declaration with respect to the Property Trustee, shall have no obligation to persons owning Preferred Securities ("Beneficial Owners") registered in the name of and held by DTC or its nominee; and

                       (ii) the rights of Beneficial Owners shall be exercised
               only through DTC (or any successor depositary) and shall be limited to those established by law and agreements between such Owners and DTC and/or its participants. See "DESCRIPTION OF PREFERRED SECURITIES -- Book-Entry; Delivery and Form." With respect to Preferred Securities registered in the name of and held by DTC or its nominee, all notices and other communications required under the Declaration shall be given to, and all distributions on such Preferred Securities shall be given or made to, DTC (or its successor).

               In the Declaration, the Corporation has agreed to pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including the fees and expenses of the Trustees and any taxes and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes. The foregoing obligations of the Corporation under the Declaration are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice hereof. Any such Creditor may enforce such obligations of the Corporation directly against the Corporation and the Corporation has irrevocably waived any right or remedy to require that any such Creditor take any action against the Trust or any other person before proceeding against the Corporation. The Corporation has agreed in the Declaration to execute such additional agreements as may be necessary or desirable in order to give full effect to the foregoing.

               THE FOREGOING SUMMARY OF CERTAIN PROVISIONS OF THE DECLARATION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DECLARATION WHICH HAS BEEN FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROXY STATEMENT/PROSPECTUS IS A PART.

               The business address of the Trust is 2600 One Logan Square, Philadelphia, PA 19103, telephone number (215) 665- 3650.

                       DESCRIPTION OF PREFERRED SECURITIES

               The Preferred Securities will be issued pursuant to the terms of the Declaration which is qualified under the Trust Indenture Act. The Property Trustee, CoreStates Bank N.A., but not the other Trustees of the Trust, will act as the indenture trustee for purposes of the Trust Indenture Act. The terms of the Preferred Securities and the Declaration include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The summary of certain material terms and provisions of the Preferred Securities and the Declaration set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Declaration, which has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part, the Business Trust Act and the Trust Indenture Act.

General

               The Declaration authorizes the Trust to issue the Preferred Securities, which represent preferred undivided beneficial interests in the assets of the Trust, and the Common Securities, which represent common undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned, directly or indirectly, by the Corporation. The Common Securities and the Preferred Securities will have equivalent terms except that (i) if an Event of Default under the Declaration occurs and is continuing, the rights of the holders of the Common Securities to payment in respect of periodic distributions and payments upon liquidation, redemption or otherwise are subordinated to the rights of the holders of the Preferred Securities and (ii) holders of Common Securities have the exclusive right (subject to the terms of the Declaration) to appoint, remove or replace Trustees and to increase or decrease the number of Trustees, subject to the right of holders of Preferred Securities to appoint a Special Regular Trustee upon the occurrence of an Appointment Event. The Declaration does not permit the issuance by the Trust of any securities or other evidences of beneficial ownership of, or beneficial interests in, the Trust other than the Preferred Securities and the Common Securities, the incurrence of any indebtedness for borrowed money by the Trust or the making of any investment other than in the Junior Subordinated Debentures. Pursuant to the Declaration, the Property Trustee will own and hold the Junior Subordinated Debentures as trust assets for the benefit of the holders of the Preferred Securities and the Common Securities. The payment of distributions out of moneys held by the Property Trustee and payments on redemption of the Preferred Securities or liquidation of the Trust are guaranteed by the Corporation on a subordinated basis as and to the extent described under "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE." The Property Trustee will hold the Preferred Securities Guarantee for the benefit of holders of the Preferred Securities. The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the Preferred Securities, but the Preferred Securities Guarantee covers distributions and other payments on the Preferred Securities only if and to the extent that the Corporation has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets. See "-Voting Rights."

Distributions

               Distributions on the Preferred Securities will be fixed at a rate per annum of $2.90 (11.6% of the stated liquidation amount of $25) per Preferred Security. Distributions in arrears for more than one month will compound monthly thereon at the rate per annum of 11.6% thereof. The term "distributions" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full monthly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed in such a 30-day month.

               Distributions on the Preferred Securities will be cumulative, will accrue from the first day following the Effective Time (the "Accrual Date") and, except as otherwise described below, will be payable monthly in arrears, on the last day of each calendar month of each year, commencing on April 30, 1997, but only if, and to the extent that, interest payments are made in respect of Junior Subordinated Debentures held by the Property Trustee.

               So long as the Corporation shall not be in default in the payment of interest on the Junior Subordinated Debentures, the Corporation has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time on the Junior Subordinated Debentures for a period not exceeding 60 consecutive months and, as a consequence, distributions on the Preferred Securities would not be made (but would continue to accrue with interest thereon at the rate of 11.6% per annum, compounded monthly) by the Trust during any such Extension Period. If the Corporation exercises the right to extend an interest payment period, the Corporation may not declare or pay dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its Common Stock or Preferred Stock during such Extension Period. Prior to the termination of any such Extension Period, the Corporation may further extend such Extension Period; provided that such Extension Period together with all such previous and further extensions thereof may not exceed

60 consecutive months. Upon the termination of any Extension Period and the payment of all amounts then due, the Corporation may commence a new Extension Period, subject to the above requirements. The Corporation may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths (up to five Extension Periods of 60 consecutive monthly interest periods each or more numerous shorter Extension Periods) throughout the term of the Junior Subordinated Debentures. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER CONSIDERATIONS -- Risks Related to the Preferred Securities," "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- Interest" and "-- Option to Extend Interest Payment Period." Payments of accrued distributions will be payable to holders of Preferred Securities as they appear on the books and records of the Trust on the first record date after the end of an Extension Period.

               Distributions on the Preferred Securities must be paid on the dates payable to the extent that the Property Trustee has cash on hand in the Property Account to permit such payment. The funds available for distribution to the holders of the Preferred Securities will be limited to payments received by the Property Trustee in respect of the Junior Subordinated Debentures that are deposited in the Trust as trust assets. See "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES." If the Corporation does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not make distributions on the Preferred Securities. Under the Declaration, if and to the extent the Corporation does make interest payments on the Junior Subordinated Debentures deposited in the Trust as trust assets, the Property Trustee is obligated to make distributions on the Trust Securities on a Pro Rata Basis. The payment of distributions on the Preferred Securities is guaranteed by the Corporation on a subordinated basis as and to the extent set forth under "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE." The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the Preferred Securities but the Preferred Securities Guarantee covers distributions and other payments on the Preferred Securities only if and to the extent that the Corporation has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets. As used in this Proxy Statement/Prospectus the term "Pro Rata Basis" shall mean pro rata to each holder of Trust Securities according to the aggregate liquidation amount of the Trust Securities held by the relevant holder in relation to the aggregate liquidation amount of all Trust Securities outstanding unless, in relation to a payment, an Event of Default under the Declaration has occurred and is continuing, in which case any funds available to make such payment shall be paid first to each holder of the Preferred Securities pro rata according to the aggregate liquidation amount of the Preferred Securities held by the relevant holder in relation to the aggregate liquidation amount of all the Preferred Securities outstanding, and only after satisfaction of all amounts owed to the holders of the Preferred Securities, to each holder of Common Securities pro rata according to the aggregate liquidation amount of the Common Securities held by the relevant holder in relation to the aggregate liquidation amount of all the Common Securities outstanding.

               Distributions on the Preferred Securities will be made to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which will be the first business day of the month of the relevant distribution payment date. The Declaration provides that the payment dates or record dates for the Preferred Securities shall be the same as the payment dates and record dates for the Junior Subordinated Debentures. Distributions payable on any Preferred Securities that are not punctually paid on any distribution date as a result of the Corporation having failed to make the corresponding interest payment on the Junior Subordinated Debentures will forthwith cease to be payable to the person in whose name such Preferred Security is registered on the relevant record date, and such defaulted distribution will instead be payable to the person in whose name such Preferred Security is registered on the special record date established by the Regular Trustees, which record date shall correspond to the special record date or other specified date determined in accordance with the Indenture; provided, however, that distributions shall not be considered payable on any distribution payment date falling within an Extension Period unless the Corporation has elected to make a full or partial payment of interest accrued on the Junior Subordinated Debentures on such distribution payment date. Distributions on the Preferred Securities will be paid through the Property Trustee who will hold amounts received in respect of the Junior Subordinated Debentures in the Property Account for the benefit of the holders of the Preferred and Common Securities. All distributions paid with respect to the Trust Securities shall be paid on a Pro Rata Basis to the holders thereof entitled thereto. If any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

Mandatory Redemption

               Upon the repayment of the Junior Subordinated Debentures, whether at maturity, upon redemption or otherwise, the proceeds from such repayment or payment will be promptly applied to redeem Preferred Securities and Common Securities having an aggregate liquidation amount equal to the Junior Subordinated Debentures so repaid, upon not less than 30 nor more than 60 days' notice, at the Redemption Price. The Common Securities will be entitled to be redeemed on a Pro Rata Basis with the Preferred Securities, except that if an Event of Default under the Declaration has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities with respect to payment of the Redemption Price. Subject to the foregoing, if fewer than all outstanding Preferred Securities and Common Securities are to be redeemed, the Preferred Securities and Common Securities will be redeemed on a Pro Rata Basis.

Special Event Redemption or Distribution

               If, at any time, a Tax Event or an Investment Company Event (each as hereinafter defined, and each a "Special Event") shall occur and be continuing, the Trust shall, unless the Junior Subordinated Debentures are redeemed in the circumstances described below, be dissolved with the result that, after satisfaction of creditors of the Trust, Junior Subordinated Debentures with an aggregate principal amount equal to the aggregate stated liquidation amount of the Preferred Securities and the Common Securities would be distributed on a Pro Rata Basis to the holders of the Preferred Securities and the Common Securities in liquidation of such holders' interests in the Trust, within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, as a condition of such dissolution and distribution, the Regular Trustees shall have received an opinion of nationally recognized independent tax counsel experienced in such matters (a "No Recognition opinion"), which opinion may rely on any then applicable published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Preferred Securities will not recognize any gain or loss for United States federal income tax purposes as a result of such dissolution and distribution of Junior Subordinated Debentures; and, provided, further, that, if at the time there is available to the Trust the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Trust or the Corporation or the holders of the Preferred Securities, the Trust will pursue such measure in lieu of dissolution. Furthermore, if in the case of the occurrence of a Tax Event, (i) the Regular Trustees have received an opinion (a "Redemption Tax Opinion") of nationally recognized independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that the Corporation would be precluded from deducting the interest on the Junior Subordinated Debentures for United States federal income tax purposes even if the Junior Subordinated Debentures were distributed to the holders of Preferred Securities and Common Securities in liquidation of such holders' interests in the Trust as described above or (ii) the Regular Trustees shall have been informed by such tax counsel that a No Recognition opinion cannot be delivered to the Trust, the Corporation shall have the right, upon not less than 30 nor more than 60 days notice, to redeem the Junior Subordinated Debentures in whole or in part for cash within 90 days following the occurrence of such Tax Event, and promptly following such redemption Preferred Securities and Common Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures so redeemed will be redeemed by the Trust at the Redemption Price on a Pro Rata Basis at $25.25 if the redemption price occurs within five years after the Effective Time of the Conversion and at the Redemption Price thereafter; provided, however, that if at the time there is available to the Corporation or the Regular Trustees the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Trust, the Corporation or the holders of the Preferred Securities, the Corporation will pursue such measure in lieu of redemption and provided further that The Corporation shall have no right to redeem the Junior Subordinated Debentures while the Regular Trustees on behalf of the Trust are pursuing any such ministerial action. The Common Securities will be redeemed on a Pro Rata Basis with the Preferred Securities, except that if an Event of Default under the Declaration has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities with respect to payment of the Redemption Price.

               "Tax Event" means that the Regular Trustees shall have obtained an opinion of nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax opinion") to the effect that on or after the Effective Time as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination), (c) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position or (d) any action taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated, issued or effective or which interpretation or pronouncement is issued or announced or which action is taken, in each case on or after the Effective Time, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date thereof, subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures, (ii) the Trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges or (iii) interest payable by the Corporation to the Trust on the Junior Subordinated Debentures is not, or within 90 days of the date thereof will not be, deductible by the Corporation for United

States federal income tax purposes.

               It should be noted that certain legislation proposed as recently as 1996 would have applied to securities similar to the Junior Subordinated Debentures, with the result that the Corporation would not have been entitled to an interest deduction with respect to the payments on the Junior Subordinated Debentures. See the discussion above under "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS." No prediction can be made as to the likelihood of similar legislation being proposed in the future or as to whether such legislation would be effective retroactively to deny interest deductions with respect to securities issued prior to the date of enactment of such legislation. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Related to the Preferred Securities -- Special Event Redemption or Distribution."

               "Investment Company Event" means that the Regular Trustees shall have received an opinion of nationally recognized independent counsel experienced in practice under the Investment Company Act of 1940, as amended (the "1940 Act"), that as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be considered an "investment company" which is required to be registered under the 1940 Act, which Change in 1940 Act Law becomes effective on or after the Effective Time.

               On the date fixed for any distribution of Junior Subordinated Debentures, upon dissolution of the Trust, (i) the Preferred Securities and the Common Securities will no longer be deemed to be outstanding and (ii) certificates representing Preferred Securities will be deemed to represent Junior Subordinated Debentures having an aggregate principal amount equal to the stated liquidation amount of, and bearing accrued and unpaid interest equal to accrued and unpaid distributions on, such Preferred Securities until such certificates are presented to the Corporation or its agent for transfer or reissuance.

               There can be no assurance as to the market price for the Junior Subordinated Debentures which may be distributed in exchange for Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Junior Subordinated Debentures which the investor may subsequently receive on dissolution and liquidation of the Trust may trade at a discount to the price of the Preferred Securities exchanged. If the Junior Subordinated Debentures are distributed to the holders of Preferred Securities upon the dissolution of the Trust, the Corporation will use its best efforts to list the Junior Subordinated Debentures on the NYSE or on such other exchange on which the Preferred Securities are then listed.

Redemption Procedures

               The Trust may not redeem fewer than all the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all monthly distribution periods terminating on or prior to the date of redemption.

               If the Trust gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable) then immediately prior to the close of business on the redemption date, provided that the Corporation has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Junior Subordinated Debentures, distributions will cease to accrue on the Preferred Securities called for redemption, such Preferred Securities shall no longer be deemed to be outstanding and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. Neither the Trustees nor the Trust shall be required to register or cause to be registered the transfer of any Preferred Securities which have been so called for redemption. If any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If the Corporation fails to repay Junior Subordinated Debentures on maturity or on the date fixed for this redemption or if payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid by the Property Trustee or by the Corporation pursuant to the Preferred Securities Guarantee described under "Description of the Preferred Securities Guarantee," distributions on such Preferred Securities will continue to accrue, from the original redemption date of the Preferred Securities to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

               If a partial redemption of the Preferred Securities would result in the delisting of the Preferred Securities by any national securities exchange or other organization on which the Preferred Securities are then listed, the Corporation pursuant to the Indenture will only redeem Debentures in whole and, as a result, the Trust may only redeem the Preferred Securities in whole.

               Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), the Corporation or any of its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

Subordination of Common Securities

      Payment of distributions on, and the redemption price of, the Preferred Securities and the Common Securities, as applicable, shall be made pro rata based on the liquidation amount of such Preferred Securities and Common Securities; provided, however, that if on any distribution date or redemption date an Indenture Event of Default shall have occurred and be continuing, no payment of any distribution on, or redemption price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding Preferred Securities for all distribution periods terminating on or prior thereto, or in the case of payment of the redemption price, the full amount of such redemption price on all of the outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the Preferred Securities then due and payable.

Liquidation Distribution Upon Dissolution

      In the event of any voluntary or involuntary dissolution, liquidation, winding-up or termination of the Trust, the holders of the Preferred Securities and Common Securities at the date of dissolution, winding-up or termination of the Trust will be entitled to receive on a Pro Rata Basis solely out of the assets of the Trust, after satisfaction of liabilities of creditors (to the extent not satisfied by the Corporation as provided in the Declaration), an amount equal to the aggregate of the stated liquidation amount of $25 per Trust Security plus accrued and unpaid distributions thereon to the date of payment (such amount being the "Liquidation Distribution"), unless, in connection with such dissolution, liquidation, winding-up or termination, Junior Subordinated Debentures in an aggregate principal amount equal to the aggregate stated liquidation amount of such Trust Securities and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such Trust Securities, shall be distributed on a Pro Rata Basis to the holders of the Preferred Securities and Common Securities in exchange therefor.

      If, upon any such dissolution, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities and the Common Securities shall be paid on a Pro Rata Basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution on a Pro Rata Basis with the holders of the Preferred Securities, except that if an Event of Default under the Declaration has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities with respect to payment of the Liquidation Distribution.

      Pursuant to the Declaration, the Trust shall terminate: (i) on March 31, 2027, (ii) when all of the Trust Securities shall have been called for redemption and the amounts necessary for redemption thereof shall have been paid to the holders of Trust Securities in accordance with the terms of the Trust Securities, or (iii) when all of the Junior Subordinated Debentures shall have been distributed to the holders of Trust Securities in exchange for all of the Trust Securities in accordance with the terms of the Trust Securities.

No Merger, Consolidation or Amalgamation of the Trust

      The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets to, any corporation or other entity.

Declaration Events of Default

      An Indenture Event of Default will constitute an event of default under the Declaration with respect to the Trust Securities (an "Event of Default"); provided that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any such Event of Default with respect to the Common Securities until all Events of Default with respect to the Preferred Securities have been cured or waived. Until all such Events of Default with respect to the Preferred Securities have been so cured or waived, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration and consequently under the Indenture. In the event that any Event of Default with respect to the Preferred Securities is waived by the holders of the Preferred Securities as provided in the Declaration, the holders of Common Securities pursuant to the Declaration have agreed that such waiver also constitutes a waiver of such Event of Default with respect to the Common Securities for all purposes under the Declaration without any further act, vote or consent of the holders of the Common Securities. See "-- Voting Rights."

      Upon the occurrence of an Event of Default, the Property Trustee as the holder of all of the Junior Subordinated Debentures will have the right under the Indenture to declare the principal of and interest on the Junior Subordinated Debentures to be immediately due and payable. In addition, the Property Trustee will have the power to exercise all rights, powers and privileges under the Indenture. See "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES."

      If the Property Trustee fails to enforce its rights with respect to the Junior Subordinated Debentures held by the Trust, any record holder of Preferred Securities may institute legal proceedings directly against the Corporation to enforce the Property Trustee's rights under such Junior Subordinated Debentures without first instituting any legal proceedings against such Property Trustee or any other person or entity. In addition, if an Event of Default under the Declaration has occurred and is continuing and such event is attributable to the failure of the Corporation to pay interest, principal or other required payments on the Junior Subordinated Debentures issued to the Trust on the date such interest, principal or other payment is otherwise payable, then a record holder of Preferred Securities may, on or after the respective due dates specified in the Junior Subordinated Debentures, institute a proceeding directly or indirectly against the Corporation under the Indenture for enforcement of payment on Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities held by such holder. In connection with such Direct Action, the Corporation will be subrogated to the rights of such record holder of Preferred Securities to the extent of any payment made by the Corporation to such record holder of Preferred Securities.

Voting Rights

      Except as provided below, under "Modification and Amendment OF THE DECLARATION" and "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE -- Amendments and Assignment" and as otherwise required by the Business Trust Act, the Trust Indenture Act and the Declaration, the holders of the Preferred Securities will have no voting rights.

      If (i) the Trust fails to make distributions in full on the Preferred Securities for 18 consecutive months or (ii) an Event of Default under the Declaration occurs and is continuing (each, an "Appointment Event"), then the holders of the Preferred Securities, acting as a single class, will be entitled, by the vote of holders of Preferred Securities representing a majority in aggregate liquidation amount of the outstanding Preferred Securities, to appoint a Special Regular Trustee (who need not be an officer or an employee of or otherwise affiliated with the Corporation) who shall have the same rights, powers and privileges under the Declaration as the Regular Trustees. Any holder of Preferred Securities (other than the Corporation or any of its affiliates) shall have the right to nominate any person to be appointed as Special Regular Trustee. For purposes of determining whether the Trust has failed to pay distributions in full for 18 consecutive months, distributions shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative distributions have been or contemporaneously are paid with respect to all monthly distribution periods terminating on or prior to the date of payment of such cumulative distributions. Not later than 30 days after such right to appoint a Special Regular Trustee arises, the Regular Trustees will convene a meeting for the purpose of appointing a Special Regular Trustee. If the Regular Trustees fail to convene such meeting within such 30-day period, the holders of Preferred Securities representing 10% in liquidation amount of the outstanding Preferred Securities will be entitled to convene such meeting. The provisions of the Declaration relating to the convening and conduct of the meetings of the holders will apply with respect to any such meeting. If, at any such meeting, holders of less than a majority in aggregate liquidation amount of Preferred Securities entitled to vote for the appointment of a Special Regular Trustee vote for such appointment, no Special Regular Trustee shall be appointed. Any Special Regular Trustee may be removed without cause at any time by holders of Preferred Securities representing a majority in liquidation amount of the Preferred Securities and holders of Preferred Securities representing 10% in liquidation amount of the Preferred Securities shall be entitled to convene a meeting for such purpose. Any Special Regular Trustee appointed shall cease to be a Special Regular Trustee if the Appointment Event pursuant to which the Special Regular Trustee was appointed and all other Appointment Events have been cured and cease to be continuing. Notwithstanding the appointment of any such Special Regular Trustee, the Corporation shall retain all rights under the Indenture, including the right to extend the interest payment period as provided under "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- Option to Extend Interest Payment Period." If such an extension occurs, there will be no Indenture Event of Default for failure to make any scheduled interest payment during the Extension Period on the date originally scheduled.

      Subject to the requirements of the second to last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities have the right (i) on behalf of all holders of Trust Securities, to waive any past default that is waivable under the Declaration and
(ii) to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or exercising any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee, as the holder of the Junior Subordinated Debentures, to (a) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee with respect to the Junior Subordinated Debentures, (b) waive any past default that is waivable under
Section 6.06 of the Indenture, or (c) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable; provided that where a consent under the Indenture would require the consent of (1) holders of Junior Subordinated Debentures representing a specified percentage greater than a majority in principal amount of the Junior Subordinated Debentures or (2) each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of, in the case of clause (1) above, holders of Preferred Securities representing such specified percentage of the aggregate liquidation amount of the Preferred Securities or, in the case of clause (2) above, each holder of all Preferred Securities affected thereby. The Property Trustee shall not revoke any action previously authorized or approved by a vote of the holders of Preferred Securities. The Property Trustee shall notify all holders of record of Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Junior Subordinated Debentures. Other than with respect to directing the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or the Indenture Trustee as set forth above, the Property Trustee shall be under no obligation to take any of the foregoing actions at the direction of the holders of the Preferred Securities unless the Property Trustee shall have obtained an opinion of nationally recognized independent tax counsel recognized as expert in such matters to the effect that the Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership on account of such action and will be treated as a grantor trust for United States federal income tax purposes following such action.

      A waiver of an Indenture Event of Default by the Property Trustee at the direction of holders of the Preferred Securities will constitute a waiver of the corresponding Event of Default under the Declaration in respect of the Trust Securities.

      In the event the consent of the Property Trustee as the holder of the Junior Subordinated Debentures is required under the Indenture with respect to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where any such amendment, modification or termination under the Indenture would require the consent of holders of Junior Subordinated Debentures representing a specified percentage greater than a majority in principal amount of the Junior Subordinated Debentures, the Property Trustee may only give such consent at the direction of the holders of Trust Securities representing such specified percentage of the aggregate liquidation amount of the Trust Securities; and, provided, further, that the Property Trustee shall be under no obligation to take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of nationally recognized independent tax counsel recognized as expert in such matters to the effect that the Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership on account of such action and will be treated as a grantor trust for United States federal income tax purposes following such action.

      Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

      No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Junior Subordinated Debentures in accordance with the Declaration.

      Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities at such time that are owned by the Corporation or by any entity directly or indirectly controlling or controlled by or under direct or indirect common control with the Corporation shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

      The procedures by which persons owning Preferred Securities registered in the name of and held by DTC or its nominee may exercise their voting rights are described under "Book-Entry; Delivery and Form" below.

      Subject to the right of holders of Preferred Securities to appoint a Special Regular Trustee upon the occurrence of an Appointment Event, holders of the Preferred Securities will have no rights to increase or decrease the number of Trustees or to appoint, remove or replace a Trustee, which rights are vested exclusively in the holders of the Common Securities.

Modification and Amendment of the Declaration

      The Declaration may be modified and amended on approval of a majority of the Regular Trustees, provided that, if any proposed modification or amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise, or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the outstanding Trust Securities as a class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least 66 2/3% in liquidation amount of the Trust Securities, provided that if any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of 66 2/3% in liquidation amount of such class of securities.

      Notwithstanding the foregoing, (i) no amendment or modification may be made to the Declaration unless the Regular Trustees shall have obtained (A) either a ruling from the Internal Revenue Service or a written unqualified opinion of nationally recognized independent tax counsel experienced in such matters to the effect that such amendment will not cause the Trust to be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership and to the effect that the Trust will continue to be treated as a grantor trust for purposes of United States federal income taxation and (B) a written unqualified opinion of nationally recognized independent counsel experienced in such matters to the effect that such amendment will not cause the Trust to be an "investment company" which is required to be registered under the 1940 Act; (ii) certain specified provisions of the Declaration may not be amended without the consent of all of the holders of the Trust Securities; (iii) no amendment which adversely affects the rights, powers and privileges of the Property Trustee shall be made without the consent of the Property Trustee; (iv) Article IV of the Declaration relating to the obligation of The Corporation to purchase the Common Securities and to pay certain obligations and expenses of the Trust as described under "SUNSOURCE CAPITAL TRUST" may not be amended without the consent of The Corporation; (v) the rights of holders of Common Securities under Article V of the Declaration to increase or decrease the number of, and to appoint, replace or remove, Trustees (other than a Special Regular Trustee) shall not be amended without the consent of each holder of Common Securities; and (vi) the rights of holders of Preferred Securities under the Declaration to appoint or remove a Special Regular Trustee shall not be amended without the consent of each holder of Preferred Securities.

      The Declaration further provides that it may be amended without the consent of the holders of the Trust Securities to (i) cure any ambiguity, (ii) correct or supplement any provision in the Declaration that may be defective or inconsistent with any other provision of the Declaration, (iii) to add to the covenants, restrictions or obligations of the Corporation, and (iv) to conform to changes in, or a change in interpretation or application of certain 1940 Act requirements by the SEC, which amendment does not adversely affect the rights, preferences or privileges of the holders.

Book-Entry; Delivery and Form

      Preferred Securities will be issued in fully registered form. Investors may elect to hold their Preferred Securities directly or, subject to the rules and procedures of DTC described below, hold interests in a global certificate (the "Preferred Securities Global Certificate") registered in the name of DTC or its nominee.

      The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Preferred Security.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct

Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

      Upon issuance of a Preferred Securities Global Certificate, DTC will credit on its book-entry registration and transfer system the number of Preferred Securities represented by such Preferred Securities Global Certificate to the accounts of institutions that have accounts with DTC. Ownership of beneficial interests in a Preferred Securities Global Certificate will be limited to Participants or persons that may hold interests through Participants. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners.

      DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. So long as DTC, or its nominee, is the owner of a Preferred Securities Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner and holder of record of the Preferred Securities represented by such Preferred Securities Global Certificate for all purposes.

      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will reduce pro rata (subject to adjustment to eliminate fractional Preferred Securities) the amount of interest of each Direct Participant in the Preferred Securities to be redeemed.

      Although voting with respect to the Preferred Securities is limited, in those instances in which a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

      Distribution payments on the Preferred Securities represented by a Preferred Series Global Certificate will be made by the Property Trustee to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and not of DTC, the Trust or The Corporation, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

      DTC may discontinue providing its services as securities depository with respect to the Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, if a successor securities depository is not obtained, Preferred Security certificates will be required to be printed and delivered. Additionally, the Trust may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In that event, certificates for the Preferred Securities will be printed and delivered.

      The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Trust and the Corporation believe to be reliable, but the Trust and the Corporation take no responsibility for the accuracy thereof.

Expenses and Taxes

      In the Indenture, the Company, as borrower, has agreed to pay all debts and other obligations (other than with respect to the Preferred Securities) and all costs and expenses of the Trust (including costs and expenses relating to the organization of the Trust, the fees and expenses of the Trustees and the costs and expenses relating to the operation of the Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Trust might become subject. The foregoing obligations of the Company under the Indenture are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Corporation directly against the Corporation, and the Corporation has irrevocable waived any right or remedy to require that any such Creditor take any action against the Trust or any other person before proceeding against the Company. The Corporation has also agreed in the Indenture to execute such additional agreements as may be necessary or desirable to give effect to the foregoing.

Registrar, Transfer Agent and Paying Agent

               Payment of distributions and payments on redemption of the Preferred Securities will be payable, the transfer of the Preferred Securities will be registrable, and Preferred Securities will be exchangeable for Preferred Securities of other denominations of a like aggregate liquidation amount, at the principal corporate trust office of the Property Trustee in The City of New York; provided that payment of distributions may be made at the option of the Regular Trustees on behalf of the Trust by check mailed to the address of the persons entitled thereto and that the payment on redemption of any Preferred Security will be made only upon surrender of such Preferred Security to the Property Trustee.

               Registrar and Transfer Company or one of its affiliates will act as registrar and transfer agent for the Preferred Securities. Registrar and Transfer Company will also act as paying agent and, with the consent of the Regular Trustees, may designate additional paying agents.

               Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or The Corporation may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

               The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

Information Concerning the Property Trustee

               The Property Trustee, prior to a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Property Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Property Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

               The Corporation and certain of its affiliates maintain a deposit account and banking relationship with the Property Trustee.

Governing Law

               The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

Miscellaneous

               The Preferred Securities have been approved for listing on the NYSE, subject to notice of issuance.

               The Regular Trustees are authorized and directed to take such action as they deem reasonable in order that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or that the Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership and will be treated as a grantor trust for United States federal income tax purposes. In this connection, the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Declaration, that the Regular Trustees determine in their discretion to be reasonable and necessary or desirable for such purposes, as long as such action does not adversely affect the interests of holders of the Trust Securities.

               The Corporation and the Regular Trustees on behalf of the Trust will be required to provide to the Property Trustee annually a certificate as to whether or not The Corporation and the Trust, respectively, is in compliance with all the conditions and covenants under the Declaration.



                  DESCRIPTION OF PREFERRED SECURITIES GUARANTEE


               Set forth below is a summary of information concerning the Preferred Securities Guarantee that will be executed and delivered by the Corporation for the benefit of the holders from time to time of Preferred Securities. The Preferred Securities Guarantee is separately qualified under the Trust Indenture Act and will be held by CoreStates Bank N.A. acting in its capacity as indenture trustee with respect thereto, for the benefit of the holders of the Preferred Securities. The terms of the Preferred Securities Guarantee include those stated in such Guarantee and those made part of the Preferred Securities Guarantee by the Trust Indenture Act. The summary set forth below does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Preferred Securities Guarantee, which is filed as an exhibit to the Registration Statement of which this Offering Circular/Prospectus forms a part, and the Trust Indenture Act.

General

               Pursuant to the Preferred Securities Guarantee, the Corporation will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Preferred Securities, the Guarantee Payments (as defined below) (without duplication of amounts theretofore paid by the Trust), to the extent not paid by the Trust, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The following payments or distributions with respect to the Preferred Securities to the extent not paid or made by the Trust (the "Guarantee Payments") will be subject to the Guarantee (without duplication): (i) any accrued and unpaid distributions on the Preferred Securities and the redemption price, including all accrued and unpaid distributions to the date of the redemption, with respect to the Preferred Securities called for redemption by the Trust but if and only to the extent that in each case the Corporation has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures and (ii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Junior Subordinated Debentures to holders of Preferred Securities or the redemption of all of the Preferred Securities upon the maturity or redemption of the Junior Subordinated Debentures), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Trust has funds available therefor, and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities in liquidation of the Trust. The Corporation's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Corporation to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders.

Certain Covenants of the Corporation

               In the Preferred Securities Guarantee, the Corporation will covenant that, so long as the Preferred Securities remain outstanding, the Corporation will not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or make any guarantee payment with respect thereto if at such time (i) the Corporation shall be in default with respect to its Guarantee Payments or other payment obligations under the Preferred Securities Guarantee, (ii) there shall have occurred any Event of Default under the Declaration or (iii) the Corporation shall have given notice of its selection of an Extension Period as provided in the Indenture and such period, or any extension thereof, is continuing. In addition, so long as the Preferred Securities remain outstanding, the Corporation has agreed (i) to remain the sole direct or indirect owner of all of the outstanding Common Securities and shall not cause or permit the Common Securities to be transferred except to the extent permitted by the Declaration; provided that any permitted successor of the Corporation under the

Indenture may succeed to the Corporation's ownership of the Common Securities and (ii) to use reasonable efforts to cause the Trust to continue to be treated as a grantor trust for United States federal income tax purposes except in connection with a distribution of Junior Subordinated Debentures.

Amendments and Assignment

               Except with respect to any changes that do not adversely affect the rights of holders of Preferred Securities (in which case no consent will be required), the Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the outstanding Preferred Securities. The manner of obtaining any such approval of holders of the Preferred Securities will be as set forth under "DESCRIPTION OF PREFERRED SECURITIES -- Voting Rights." All guarantees and agreements contained in the Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Corporation and shall inure to the benefit of the holders of the Preferred Securities then outstanding. Except in connection with a consolidation, merger or sale involving the Corporation that is permitted under the Indenture, the Corporation may not assign its obligations under the Preferred Securities Guarantee.

Termination of the Preferred Securities Guarantee

               The Preferred Securities Guarantee will terminate and be of no further force and effect as to the Preferred Securities upon full payment of the Redemption Price of all Preferred Securities, or upon distribution of the Junior Subordinated Debentures to the holders of Preferred Securities in exchange for all of the Preferred Securities, or upon full payment of the amounts payable upon liquidation of the Trust. Notwithstanding the foregoing, the Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid with respect to the Preferred Securities or the Preferred Securities Guarantee.

Status of the Preferred Securities Guarantee

               The Corporation's obligations under the Preferred Securities Guarantee to make the Guarantee Payments will constitute an unsecured obligation of the Corporation and will rank (i) subordinate and junior in right of payment to all other liabilities of the Corporation, including the Junior Subordinated Debentures, except those made pari passu or subordinate by their terms, and (ii) senior to all capital stock now or hereafter issued by the Corporation and to any guarantee now or hereafter entered into by the Corporation in respect of any of its capital stock. Because the Corporation is a holding company, the Corporation's obligations under the Preferred Securities Guarantee are also effectively subordinated to all existing and future liabilities, including trade payables, of the Corporation's subsidiaries, except to the extent that the Corporation is a creditor of the subsidiaries recognized as such. The Declaration provides that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Preferred Securities Guarantee.

               The Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). The Preferred Securities Guarantee will be deposited with CoreStates Bank N.A. as indenture trustee, to be held for the benefit of the holders of the Preferred Securities. CoreStates Bank N.A. shall enforce the Preferred Securities Guarantee on behalf of the holders of the Preferred Securities. The holders of not less than a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the Preferred Securities Guarantee, including the giving of directions to CoreStates Bank N.A. If CoreStates Bank N.A. fails to enforce the Preferred Securities Guarantee as above provided, any holder of Preferred Securities may, after a period of 30 days has elapsed from such holder's written request to CoreStates Bank N.A. to enforce the Preferred Securities Guarantee, institute a legal proceeding directly against the Corporation to enforce its rights under the Preferred Securities Guarantee, without first instituting a legal proceeding against the Trust or any other person or entity.

Governing Law

               The Preferred Securities Guarantee will be governed by and construed in accordance with the laws of the State of New York.

                  DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

      Set forth below is a description of the Junior Subordinated Debentures which will be deposited in the Trust as trust assets. The terms of the Junior Subordinated Debentures include those stated in the Indenture dated _____________ (the "Indenture"), between the Corporation and CoreStates Bank N.A., as trustee (the "Indenture Trustee"), the form of which has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part, and those made part of the Indenture by the Trust Indenture Act. The following description does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Trust Indenture Act. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section and Article references used herein are references to provisions of the Indenture.

      The Indenture does not limit the aggregate principal amount of indebtedness which may be issued thereunder and provides that junior subordinated debentures may be issued thereunder from time to time in one or more series (collectively, together with the Junior Subordinated Debentures, the "Subordinated Debentures"). The Junior Subordinated Debentures constitute a separate series under the Indenture.

      Under certain circumstances involving the dissolution of the Trust following the occurrence of a Special Event, Junior Subordinated Debentures may be distributed to the holders of the Trust Securities in liquidation of the Trust. See "DESCRIPTION OF PREFERRED SECURITIES -- Special Event Redemption or Distribution."

General

      The Junior Subordinated Debentures are unsecured, subordinated obligations of the Corporation, limited in aggregate principal amount to an amount equal to the sum of (i) the stated liquidation amount of the Preferred Securities issued by the Trust in the Offer and (ii) the proceeds received by the Trust upon issuance of the Common Securities to the Corporation (which proceeds will be used to purchase an equal principal amount of Junior Subordinated Debentures).

      The entire principal amount of the Junior Subordinated Debentures will become due and payable, together with any accrued and unpaid interest thereon, on March 31, 2027. The Junior Subordinated Debentures are not subject to any sinking fund.

      If Junior Subordinated Debentures are distributed to holders of Preferred Securities in dissolution of the Trust, such Junior Subordinated Debentures will be so issued in certificated form in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

      Payments of principal and interest on Junior Subordinated Debentures will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate trust office of the Indenture Trustee in The City of New York; provided that payment of interest may be made at the option of the Corporation by check mailed to the address of the persons entitled thereto and that the payment of principal with respect to any Junior Subordinated Debenture will be made only upon surrender of such Junior Subordinated Debenture to the Indenture Trustee.

      If the Junior Subordinated Debentures are distributed to the holders of Preferred Securities upon the dissolution of the Trust, the Corporation will use its best efforts to list the Junior Subordinated Debentures on the NYSE or on such other exchange on which the Preferred Securities are then listed.

Optional Redemption

      Except as provided below, the Junior Subordinated Debentures may not be redeemed prior to March 31, 2002. The Corporation shall have the right to redeem the Junior Subordinated Debentures, in whole or in part, from time to time, on or after March 31, 2002, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed, plus any accrued and unpaid interest, to the redemption date, including interest accrued during an Extension Period. The Corporation will also have the right to redeem the Junior Subordinated Debentures at any time upon the occurrence of a Tax Event if certain conditions are met as described under "DESCRIPTION OF THE PREFERRED SECURITIES -- Special Event Redemption or Distribution." The redemption price for such redemption within five years of the Conversion will be 101% of the principal amount of the Debentures plus accrued and unpaid interest.

      If the Corporation gives a notice of redemption in respect of Junior Subordinated Debentures (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Corporation will deposit irrevocably with the Indenture Trustee funds sufficient to pay the applicable redemption price and will give irrevocable instructions and authority to pay such redemption price to the holders of the Junior Subordinated Debentures. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, interest will cease to accrue on the Junior Subordinated Debentures called for redemption, such Junior Subordinated Debentures will no longer be deemed to be outstanding and all rights of holders of such Junior Subordinated Debentures so called for redemption will cease, except the right of the holders of such Junior Subordinated Debentures to receive the applicable redemption price, but without interest on such redemption price. If any date fixed for redemption of Junior Subordinated Debentures is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the redemption price in respect of Junior Subordinated Debentures is improperly withheld or refused and not paid by the Corporation, interest on such Junior Subordinated Debentures will continue to accrue, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price. If fewer than all of the Junior Subordinated Debentures are to be redeemed, the Junior Subordinated Debentures to be redeemed shall be selected by lot or pro rata or in some other equitable manner determined by the Indenture Trustee.

      In the event of any redemption in part, the Corporation shall not be required to (i) issue, register the transfer of or exchange any Junior Subordinated Debentures during a period beginning at the opening of business 15 days before any selection for redemption of Junior Subordinated Debentures and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Junior Subordinated Debentures to be redeemed and (ii) register the transfer of or exchange any Junior Subordinated Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Debentures being redeemed in part.

Interest

      The Junior Subordinated Debentures will bear interest at an annual rate of 11.6% from the Accrual Date. Interest will be payable monthly in arrears on the last day of each calendar month of each year (each, an "Interest Payment Date"), commencing on April 30, 1997, to the person in whose name such Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the first day of the month of such Interest Payment Date. Interest payable on any Junior Subordinated Debenture that is not punctually paid or duly provided for on any interest payment date will forthwith cease to be payable to the person in whose name such Junior Subordinated Debenture is registered on the relevant record date, and such defaulted interest will instead be payable to the person in whose name such Junior Subordinated Debenture is registered on the special record date or other specified date determined in accordance with the Indenture; provided, however, that interest shall not be considered payable by the Corporation on any interest payment date falling within an Extension Period unless the Corporation has elected to make a full or partial payment of interest accrued on the Junior Subordinated Debentures on such interest payment date.

      The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full monthly period for which interest is computed, the amount of interest payable will be computed on the basis of the actual number of days elapsed in such a 30-day month. If any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

Option to Extend Interest Payment Period

      So long as the Corporation shall not be in default in the payment of interest on the Junior Subordinated Debentures, the Corporation shall have the right to extend the interest payment period from time to time for a period not exceeding 60 consecutive months. The Corporation has no current intention of exercising its right to extend an interest payment period. No interest shall be due and payable during an Extension Period, except at the end thereof. During any Extension Period, the Corporation shall not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or make any guarantee payments with respect thereto. Prior to the termination of any such Extension Period, the Corporation may further extend the interest payment period; provided that such Extension Period together with all such previous and further extensions thereof may not exceed 60 consecutive months. On the interest payment date occurring at the end of each Extension Period, the Corporation shall pay to the holders of Junior Subordinated Debentures of record on the record date for such interest payment date (regardless of who the holders of record may have been on other dates during the Extension Period) all accrued and unpaid interest on the Junior Subordinated Debentures, together with interest thereon at the rate specified for the Junior Subordinated Debentures to the extent permitted by applicable law, compounded monthly, ("Compounded Interest"). Upon the termination of any Extension Period and the payment of all amounts then due, the Corporation may commence a new Extension Period, subject to the above requirements. The Corporation may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths (up to five Extension Periods of 60 consecutive months each or more numerous shorter Extension Periods) throughout the term of the Junior Subordinated Debentures. The failure by the Corporation to make interest payments during an Extension Period would not constitute a default or an event of default under the Indenture or the Corporation's currently outstanding indebtedness.

      If the Property Trustee shall be the sole holder of the Junior Subordinated Debentures, the Corporation shall give the Property Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date the distributions on the Preferred Securities are payable or
(ii) the date the Trust is required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the Preferred Securities of the record date or the date such distribution is payable, but in any event not less than one Business Day prior to such record date. The Trust shall give notice of the Corporation's selection of such Extension Period to the holders of the Preferred Securities.

      If Junior Subordinated Debentures have been distributed to holders of Trust Securities, the Corporation shall give the holders of the Junior Subordinated Debentures notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the next succeeding interest payment date or (ii) the date The Corporation is required to give notice to the NYSE (if the Junior Subordinated Debentures are then listed thereon) or other applicable self-regulatory organization or to holders of the Junior Subordinated Debentures of the record or payment date of such related interest payment.

Compounded Interest

      Payments of Compounded Interest on the Junior Subordinated Debentures held by the Trust will make funds available to pay any interest on distributions in arrears in respect of the Preferred Securities pursuant to the terms thereof.

Certain Covenants of the Corporation Applicable to the Junior Subordinated Debentures

      In the Indenture, the Corporation will covenant that, so long as the Preferred Securities remain outstanding, the Corporation will not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or make any guarantee payment with respect thereto if at such time (i) the Corporation shall be in default with respect to its Guarantee Payments or other payment obligations under the Preferred Securities Guarantee, (ii) there shall have occurred any Indenture Event of Default with respect to the Junior Subordinated Debentures or (iii) the Corporation shall have given notice of its selection of an Extension Period as provided in the Indenture and such period, or any extension thereof, is continuing.

Subordination

      The Indenture provides that the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness of the Corporation. In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of the Corporation or its property or any proceeding for voluntary liquidation, dissolution or other winding up of the Corporation, or (b) Junior Subordinated Debentures are declared due and payable before their expressed maturity because of the occurrence of an Indenture Event of Default (under circumstances other than as set forth in clause (a) above), then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon in money, before the holders of any of the Junior Subordinated Debentures are entitled to receive a payment on account of the principal of, premium, if any, or interest on the indebtedness evidenced by such Junior Subordinated Debentures. In the event and during the continuation of any default in payment of any Senior Indebtedness or if any event of default shall exist under any Senior Indebtedness resulting in the acceleration of the maturity thereof, as "event of default" is defined therein or in the agreement under which the same is outstanding, no payment of the principal of, premium, if any, or interest on the Subordinated Debentures shall be made. (Section 14.02).

      The term "Senior Indebtedness" shall mean the principal of and premium, if any, and interest on (a) all indebtedness of the Corporation, whether outstanding on the date of the Indenture or thereafter created, (i) for money borrowed by the Corporation,(ii) for money borrowed by, or obligations of, others and either assumed or guaranteed, directly or indirectly, by the Corporation, (iii) in respect of letters of credit and acceptances issued or made by banks, or (iv) constituting purchase money indebtedness, or indebtedness secured by property included in the property, plant and equipment accounts of the Corporation at the time of the acquisition of such property by the Corporation, for the payment of which the Corporation is directly liable, and (b) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any such indebtedness. As used in the preceding sentence the term "purchase money indebtedness" means indebtedness evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest) issued or assumed as all or a part of the consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, unless by its terms such indebtedness is subordinate to other indebtedness of the Corporation. Notwithstanding anything to the contrary in the Indenture or the Junior Subordinated Debentures, Senior Indebtedness shall not include (i) any indebtedness of the Corporation which, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or pari passu with the Junior Subordinated Debentures, as the case may be, and, in particular, the Junior Subordinated Debentures shall rank pari passu with respect to all other debt securities and guarantees in respect thereof issued to any other trusts, partnerships or other entity affiliated with the Corporation which is a financing vehicle of the Corporation in connection with the issuance of preferred securities by such financing vehicle, or (ii) any indebtedness of the Corporation to a subsidiary of the Corporation.

      The Indenture does not limit the aggregate amount of indebtedness, including Senior Indebtedness, that may be issued. Because the Corporation will be a holding company after the Merger, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities, including trade payables, of the Corporation's subsidiaries, except to the extent that the Corporation is a creditor of the subsidiaries recognized as such. At September 30, 1996, the Operating Partnership had outstanding indebtedness of $81,186,000, all of which had been guaranteed by the Partnership. For a discussion of indebtedness to be outstanding after the Merger, see "CAPITALIZATION." There are no terms in the Preferred Securities, the Junior Subordinated Debentures or the Preferred Securities Guarantee that limit the Corporation's ability to incur additional indebtedness, including indebtedness that ranks senior to or pari passu with the Junior Subordinated Debentures and the Preferred Securities Guarantee, or the ability of its subsidiaries to incur additional indebtedness. See "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE -- Status of the Preferred Securities Guarantee."

Indenture Events of Default

      The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Indenture Event of Default" with respect to a series of Subordinated Debentures:

               (a) failure for 30 days to pay interest on the Subordinated Debentures of such series when due; provided that a valid extension of the interest payment period by the Corporation shall not constitute a default in the payment of interest for this purpose; or

               (b) failure to pay principal of or premium, if any, on the Subordinated Debentures of such series when due whether at maturity, upon redemption, by declaration or otherwise; or

               (c) failure to observe or perform any other covenant contained in the Indenture with respect to such series for 90 days after written notice to the Corporation from the Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Subordinated Debentures of such series; or

               (d) certain events in bankruptcy, insolvency or reorganization of the Corporation.

      In each and every such case, unless the principal of all the Subordinated Debentures of that series shall have already become due and payable, either the Indenture Trustee or the holders of not less than 25% in aggregate principal amount of the Subordinated Debentures of that series then outstanding, by notice in writing to the Corporation (and to the Indenture Trustee if given by such holders), may declare the principal of all the Subordinated Debentures of that series to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable.

      The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures of that series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee. The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Subordinated Debentures of that series may declare the principal due and payable immediately upon an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of Subordinated Debentures of such series may annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Indenture Trustee.

      The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures of that series may, on behalf of the holders of all the Subordinated Debentures of that series, waive any past default, except a default in the payment of principal, premium, if any, or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Indenture Trustee) or a call for redemption of Junior Subordinated Debentures. The Corporation is required to file annually with the Indenture Trustee a certificate as to whether or not the Corporation is in compliance with all the conditions and covenants under the Indenture.

      An Indenture Event of Default also constitutes an Event of Default under the Declaration. See "DESCRIPTION OF PREFERRED SECURITIES -Declaration Events of Default."

Modification of the Indenture

      The Indenture contains provisions permitting the Corporation and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Subordinated Debentures of each series affected, to modify the Indenture or any supplemental indenture affecting the rights of the holders of such Subordinated Debentures; provided that no such modification may, without the consent of the holder of each outstanding Subordinated Debenture affected thereby, (i) extend the fixed maturity of any Subordinated Debentures of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of each Subordinated Debenture so affected or (ii) reduce the percentage of Subordinated Debentures, the holders of which are required to consent to any such modification, without the consent of the holders of each Subordinated Debenture then outstanding and affected thereby.

Book-Entry and Settlement

      If any Junior Subordinated Debentures are distributed to holders of Preferred Securities (see "DESCRIPTION OF PREFERRED SECURITIES"), such Junior Subordinated Debentures will be issued in fully registered form. In such event, investors may elect to hold their Junior Subordinated Debentures directly or, subject to the rules and procedures of DTC, hold interests in a global certificate registered in the name of DTC or its nominee.

      For a description of DTC and DTC's book-entry system, see "DESCRIPTION OF PREFERRED SECURITIES -- Book-Entry; Delivery and Form." As of the date of this Offering Circular/Prospectus, the description herein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any Junior Subordinated Debentures registered in the name of and held by DTC or its nominee.

Consolidation, Merger and Sale

      The Indenture provides that the Corporation may not consolidate with or merge into any other person or transfer or lease its properties and assets substantially as an entirety to any person and may not permit any person to merge into or consolidate with the Corporation unless (i) either the Corporation will be the resulting or surviving entity or any successor or purchaser is a corporation organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the Corporation's obligations under the Indenture and (ii) immediately after giving effect to the transaction no Event of Default shall have occurred and be continuing.

Defeasance and Discharge

      Under the terms of the Indenture, the Corporation will be discharged from any and all obligations in respect of the Junior Subordinated Debentures (except in each case for certain obligations to register the transfer or exchange of Junior Subordinated Debentures, replace stolen, lost or mutilated Junior Subordinated Debentures, maintain paying agencies and hold moneys for payment in trust) if (i) the Corporation irrevocably deposits with the Indenture Trustee cash or U.S. Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of, premium, if any, and interest on all outstanding Junior Subordinated Debentures; (ii) the Corporation delivers to the Indenture Trustee an opinion of counsel to the effect that the holders of the Junior Subordinated Debentures will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and that defeasance will not otherwise alter such holders' United States federal income tax treatment of principal, premium and interest payments on such Junior Subordinated Debentures (such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of such Indenture, since such a result would not occur under current tax law); and (iii) no event or condition shall exist that, pursuant to certain provisions described under "- Subordination" above, would prevent the Corporation from making payments of principal of, premium, if any, and interest on the Junior Subordinated Debentures at the date of the irrevocable deposit referred to above.

Governing Law

      The Indenture and the Junior Subordinated Debentures will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Indenture Trustee

      The Indenture Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. The Indenture Trustee is one of a number of banks with which the Corporation and its subsidiaries maintain ordinary banking and trust relationships.

Miscellaneous

      The Corporation will have the right at all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of the Corporation; provided that, in the event of any such assignment, the Corporation will remain jointly and severally liable for all such obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto other than by the Corporation to a successor or purchaser pursuant to a consolidation, merger or sale permitted by the Indenture.


      RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR SUBORDINATED
                DEBENTURES AND THE PREFERRED SECURITIES GUARANTEE


               As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover distributions and other payments due on the Preferred Securities primarily because (i) the aggregate principal amount of Junior Subordinated Debentures held as trust assets will be equal to the sum of the aggregate stated liquidation amount of the Preferred Securities and the proceeds received by the Trust upon issuance of the Common Securities to the Corporation; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) the Indenture provides that the Corporation shall pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including any taxes and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes; and (iv) the Declaration further provides that the Trustees shall not cause or permit the Trust, among other things, to engage in any activity that is not consistent with the limited purposes of the Trust. With respect to clause (iii) above, however, no assurance can be given that the Corporation will have sufficient resources to enable it to pay such debts, obligations, costs and expenses on behalf of the Trust.

               Payments of distributions and other payments due on the Preferred Securities are guaranteed by the Corporation on a subordinated basis as and to the extent set forth under "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE." If the Corporation does not make interest or other payments on the Junior Subordinated Debentures, the Trust will not make distributions or other payments on the Preferred Securities. Under the Declaration, if and to the extent the Corporation does make interest or other payments on the Junior Subordinated Debentures, the Property Trustee is obligated to make distributions or other payments on the Preferred Securities. The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the

Preferred Securities, but the Preferred Securities Guarantee covers distributions and other payments on the Preferred Securities only if and to the extent that the Corporation has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets. In such event, a holder of Preferred Securities may institute a legal proceeding directly against the Corporation under the Indenture to enforce payment of such distributions to such holder after the respective due dates. Taken together, the Corporation's obligations under the Junior Subordinated Debentures, the Indenture and the Preferred Securities Guarantee provide, in the aggregate, a full and unconditional guarantee of payments of distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the Preferred Securities.

               If an Appointment Event occurs, the Declaration provides that the holders of the Preferred Securities may appoint a Special Regular Trustee who will have the same rights, powers and privileges under the Declaration as the Regular Trustees. The Property Trustee will have the power to exercise all rights, powers and privileges under the Indenture with respect to the Junior Subordinated Debentures, including its rights as the holder of the Junior Subordinated Debentures to enforce the Corporation's obligations under the Junior Subordinated Debentures upon the occurrence of an Indenture Event of Default, and will also have the right to enforce the Preferred Securities Guarantee on behalf of the holders of the Preferred Securities. In addition, the holders of at least a majority in liquidation amount of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration and the Preferred Securities Guarantee. If the Property Trustee fails to enforce its rights under the Indenture or fails to enforce the Preferred Securities Guarantee, any holder of Preferred Securities may, after a period of 30 days has elapsed from such holder's written request to the Property Trustee to enforce such rights or the Preferred Securities Guarantee, institute a legal proceeding against the Corporation to enforce such rights or the Preferred Securities Guarantee, as the case may be. See "DESCRIPTION OF PREFERRED SECURITIES" and "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE."

               The Corporation and the Trust believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by the Corporation of payments due on the Preferred Securities.

               If a Special Event shall occur and be continuing, the Trust shall be dissolved unless the Junior Subordinated Debentures are redeemed in the limited circumstances described below, with the result that Junior Subordinated Debentures held by the Trust having an aggregate principal amount equal to the aggregate stated liquidation amount of the Preferred Securities and Common Securities will be distributed on a Pro Rata Basis in exchange for the outstanding Preferred Securities and Common Securities, subject in the case of a Tax Event to the Corporation's right in certain circumstances to redeem Junior Subordinated Debentures as described under "DESCRIPTION OF PREFERRED SECURITIES -- Special Event Redemption or Distribution." The Preferred Securities represent preferred undivided beneficial interests in the assets of the Trust, a statutory business trust which exists for the purpose of (a) issuing (i) its Preferred Securities to the Corporation in consideration for the deposit by the Corporation of Junior Subordinated Debentures in the Trust as trust assets, and
(ii) its Common Securities to the Corporation in exchange for cash and investing the proceeds thereof in an equivalent amount of Junior Subordinated Debentures and (b) engaging in such other activities as are necessary or incidental thereto.

               Upon any voluntary or involuntary dissolution, winding-up or termination of the Trust, the holders of Preferred Securities will be entitled to receive the Liquidation Distribution in cash or Junior Subordinated Debentures and will be entitled to the benefits of the Preferred Securities Guarantee with respect to any such distribution. See "DESCRIPTION OF PREFERRED SECURITIES -- Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Corporation, the holders of Junior Subordinated Debentures would be subordinated creditors of the Corporation, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal, premium, if any, and interest, before any stockholders of the Corporation receive payments or distributions.

               A default or event of default under any Senior Indebtedness would not constitute a default or event of default under the Junior Subordinated Debentures. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Junior Subordinated Debentures provide that no payments may be made in respect of the Junior Subordinated Debentures. Failure to make required payments on the Junior Subordinated Debentures would constitute an event of default under the Indenture.

                          DESCRIPTION OF CAPITAL STOCK


Preferred Stock

               The Certificate of Incorporation of the Corporation authorizes the issuance of 1,000,000 shares of Preferred Stock, par value $.01 per share, by the Board of Directors in one or more classes or series and with such voting powers, designations, preferences and relative participating, optional or other special rights and such qualifications, limitations, or restrictions thereof as shall be set forth in the resolutions of the Board of Directors authorizing such issuance. There will be no shares of Preferred Stock outstanding after the Merger. There will be reserved for issuance 64,189 shares of Series A Junior Participating Preferred Shares pursuant to the Corporation's Stockholder Rights Plan. See "-- Stockholder Rights Plan."

Common Stock

               The Certificate of Incorporation of the Incorporation authorizes the issuance of 20,000,000 shares of Common Stock, par value of $.01 per share, of which 1,000 shares are currently outstanding and owned by the Partnership. After the Merger, there will be 6,418,936 shares of Common Stock outstanding.

               Holders of shares of the Corporation's Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. There are no cumulative voting rights with respect to the election of directors. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of shares of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Corporation, the holders of shares of Common Stock are entitled to share ratably in all assets after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. Shares of Common Stock have no preemptive, conversion or other subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock.

Stockholders Agreement

               Certain stockholders of the Corporation have entered into a Stockholders Agreement dated as of _____________, that contains certain restrictions with respect to voting and sale of shares of Common Stock. The Stockholders Agreement requires the Corporation to include certain provisions in its bylaws. See "-- Bylaw Provisions." In addition, the Stockholders Agreement provides that Lehman Brothers and each of the following members of management, Donald T. Marshall, John P. McDonnell, Norman V. Edmonson, Harold J. Cornelius, Max W. Hillman and Joseph M. Corvino (the "Senior Executives") will agree with the Corporation not to sell any shares of Common Stock that they beneficially own, in a single transaction or series of related transactions, to any third person(s) which, to the knowledge of Lehman Brothers and its affiliates and the Senior Executives, after reasonable inquiry, would beneficially own after such transactions more than 10% of the outstanding Common Stock (or more than 15% of the outstanding common stock if such third person(s) are eligible to report the acquisition of such shares on Schedule 13G pursuant to clauses (i), (ii) and
(iii) of Rule 13d-1(b)(1) under the Exchange Act, as such rule is currently in effect.) The Stockholders Agreement also contains provisions that restrict the respective voting power of Lehman Brothers and the Senior Executives. Under the terms of such restriction, such persons will agree to vote, in the same proportion as the "Unaffiliated Shares" that are voted on any such matter, that percentage of Excess Voting Shares held by them at such time that equals the percentage of outstanding Unaffiliated Shares that are voted on such matter. "Excess Voting Shares" means the shares of Common Stock beneficially owned by Lehman Brothers and its affiliates and the Senior Executives, at any time, that represents voting power in excess of the respective voting powers immediately prior to the Conversion that they would have had in a vote of the holders of A Interests and B Interests voting together as a single class. See also "-- Bylaw Provisions" below.

Anti-takeover Provisions

               Certain provisions of the Corporation's Certificate of Incorporation and Bylaws, the Stockholder Rights Plan and the change in control provisions in the Deferred Compensation Plans could have an anti-takeover effect. See "MANAGEMENT --Change in Control Arrangements." These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Corporation's Board of Directors and management and in the policies formulated by the Board of Directors and to discourage an unsolicited takeover of the Corporation if the Board of Directors determines that the takeover is not in the best interests of the Corporation and its stockholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Corporation or remove incumbent management even if some or a majority of stockholders deemed such an attempt to be in their best interests.

               Certificate of Incorporation Provisions. The Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of the Corporation may be effected only at an annual or special meeting of stockholders. Stockholders are permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders if such meeting is called by holders of at least 25% of outstanding Common Stock.

               Bylaw Provisions. The Bylaws establish an advance notice procedure for the nomination of candidates for election as directors, other than by or at the direction of the Board of Directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise business at such meetings must be received at least 60 days prior to any annual meeting and must contain certain specified information concerning the persons to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. Under the terms of the Stockholders Agreement, prior to the third anniversary of the date of the Conversion, the approval of at least a majority of the Corporation's Independent Directors is required to approve and authorize (i) amendments to the Corporation's Certificate of Incorporation or Bylaws or any stockholder rights plan of the Corporation (including the redemption of the rights thereunder or waiver of any provision thereof) or any waiver of, or "opt-out" from, the benefit or effect of any anti-takeover statute or other provision applicable to the Corporation (including Section 203 of the Delaware General Corporation Law) or (ii) any agreement binding the Corporation in respect of the sale, in a single transaction or a series of related transactions, of all or a substantial part of the Corporation. In addition, the approval of at least a majority of the Corporation's Independent Directors is required to approve and authorize (i) any transaction or series of related transactions between the Corporation or any of its subsidiaries, on the one hand, and SDI Partners I, L.P., Capital Partners I, L.P., Lehman/SDI, Inc. or Lehman Brothers Inc. or any affiliate of these entities on the other, so long as any of such entities an its affiliates own, in the aggregate, at least 10% of the outstanding Common Stock, (ii) any amendment to, or waiver of, any provision of the Stockholders Agreement, or (iii) any amendment to the Certificate of Incorporation or Bylaws that would amend these restrictive provisions.

               Stockholder Rights Plan. The Corporation has adopted a Stockholder Rights Plan pursuant to a Rights Agreement, dated as of the Effective Time, between the Corporation and CoreStates Bank N.A. The Plan is designed to insure that all stockholders of the Corporation receive fair value for their shares of Common Stock in the event of any proposed takeover of the Corporation and to guard against the use of partial tender offers or other coercive tactics to gain control of the Corporation without offering fair value to the Corporation's stockholders. Under the Rights Plan, each share of Common Stock will have attached thereto a Right. Each Right entitles the registered holder to purchase from the Corporation one one-hundredth of a share of Series A Junior Participating Preferred Shares, par value $.01 per share, of the Corporation (the "Preferred Shares"), or a combination of securities and assets of equivalent value, at a Purchase Price of ________, subject to adjustment. The Purchase Price may be paid, at the option of the holder, in cash or shares of Common Stock having a value at the time of exercise equal to the Purchase Price.

               Until the Distribution Date, ownership of the Rights will be evidenced by and will be transferred with and only with the certificates representing the shares of Common Stock, and no separate Rights Certificates will be distributed. The Distribution Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock, or (ii) the close of business on a date fixed by the Board of Directors following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the outstanding shares of Common Stock. The Rights are not exercisable until the Distribution Date and will expire at the close of business on March 31, 2007, unless earlier redeemed by the corporation as described below.

               Except in the circumstances described below, after the Distribution Date each Right will be exercisable into one one-hundredth of a Preferred Share (a "Preferred Share Fraction"). Each Preferred Share Fraction carries voting and dividend rights that are intended to produce the equivalent of one share of Common Stock. Each Preferred Share Fraction will entitle the holder to receive dividends each calendar quarter in an amount equal to the greater of $.02 or the aggregate per share amount in cash of all dividends or other distributions (other than dividends payable in Common Stock) declared on the Common Stock during the preceding quarter. Each Preferred Share Fraction will entitle the holder to one vote on all matters submitted to a vote of the stockholders of the Corporation. Each Preferred Share Fraction will have a liquidation preference equal to the greater of $1.00 per share, plus accrued dividends, or an amount per share equal to the aggregate amount to be distributed per share to holders of Common Stock. The Preferred Share Fractions are not redeemable.

               It is unlikely that a holder of a Right will ever exercise the Right to receive Preferred Shares. The Rights may be exercised if a "Flip-in" or "Flip-over" event occurs.

               If a "Flip-in" event occurs and the Distribution Date has passed, the holder of each Right, with the exception of the Acquiror, is entitled to purchase $______ worth of Common Shares for $_____. The Rights will no longer be exercisable into Preferred Shares at that time. A "Flip-in" event takes place if one of the following happens:

     o    A person or group acquires 20% or more of the outstanding Common
          Stock.

     o A 20% stockholder merges with or acquires the Corporation and an equity security of the Corporation remains outstanding.

     o A 20% stockholder engages in "self-dealing" transactions with the Corporation. Examples of this are the receipt of stock from the Corporation or the sale of assets by the 20% stockholder to the Corporation.

               If a "Flip-over" event occurs, the holder of Rights is entitled to purchase $_____ worth of the Acquiror's stock for $_____ for each Right held. A "Flip-over" event occurs if the Corporation is acquired or merged and no outstanding shares remain or if 50% of the Corporation's assets or earning power is sold or transferred. The Rights Plan prohibits the Corporation from entering into this sort of transaction unless the Acquiror agrees to comply with the "Flip-over" provisions of the Plan.

               The Rights can be redeemed by the Corporation for $.01 per right until up to ten days after the public announcement that someone has acquired 20% or more of the Corporation's Common Shares or the Board can extend the redemption period for as long as it determines appropriate. If the Rights are not redeemed or substituted by the Corporation, they will expire on September 1, 2006.

Limitation of Liability

               As permitted by the DGCL, the Corporation's Certificate of Incorporation provides that directors of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

Transfer Agent and Registrar

               The Transfer Agent and Registrar for the Common Stock is Registrar and Transfer Company.



                              RESALE OF SECURITIES

Securities Act Restrictions

               Preferred Securities and shares of Common Stock received by persons who may be deemed to be "affiliates" of the Partnership may be sold by those persons only in accordance with the provisions of Rule 145 under the Securities Act, pursuant to an effective registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. Rule 145 provides, in general, that the securities may be sold by the affiliate during the two years following the date the securities were acquired from the Corporation if (i) there is available adequate current public information with respect to the Corporation and (ii) the number of Preferred Securities or shares of Common Stock sold within any three month period does not exceed the greater of 1% of the total number of outstanding Preferred Securities or shares of Common Stock, as the case may be, or the average weekly trading volume of the particular security during the four calendar weeks immediately preceding the date of receipt of the order to execute the transaction by a broker or the date of execution of the transaction directly with a market maker and (iii) the securities are sold in transactions directly with a "market maker" or in "brokers' transactions" within the meaning of Rule 144 under the Securities Act. Rule 145 further provides that during the third year following the date the securities were acquired from the Corporation the affiliate may sell such securities if the affiliate is not an affiliate of the Corporation and there is available adequate public information with respect to the Corporation, and thereafter the affiliate may sell the securities without restriction if the affiliate is not, and has not been for at least three months, an affiliate of the Corporation.

Resales by Lehman Brothers and Management

               Lehman Brothers and Messrs. Marshall, McDonnell and Edmonson have agreed to cooperate to execute an underwritten secondary offering of their shares of Common Stock, as soon as practicable after the effective date of the Conversion pursuant to the registration rights described below, subject to market conditions. Such parties have agreed not to sell their shares of Common Stock prior to such secondary offering; provided that such restriction will lapse with respect to sales pursuant to Rule 144 or Rule 145 under the Securities Act if the secondary offering has not been consummated within nine months after the effective date of the Conversion. Notwithstanding the foregoing, such parties have agreed that Lehman Brothers Capital Partners I L.P. may distribute shares of Common Stock that it holds to its partners at any time and that the subsequent sale or transfer of such shares by such partners (other than shares distributed to the general partner of Lehman Brothers Capital Partners I L.P.) is not restricted.

               In connection with the foregoing, the Corporation has entered into a registration rights agreement with Lehman Brothers and Messrs. Marshall, McDonnell and Edmonson affording registration rights with respect to all of the shares of Common Stock to be acquired by Lehman Brothers pursuant to the Conversion and 20% of the shares of Common Stock to be acquired by such individuals pursuant to the Conversion. Lehman Bothers has the right to demand registration of all or part of its registrable shares in the contemplated initial secondary offering and registration of any remaining shares pursuant to a shelf registration statement. Such individuals have the right to register their registrable shares on a pro rata basis with Lehman Brothers in the initial secondary offering. In addition, Lehman Brothers and such individuals have piggy-back registration rights with respect to all subsequent primary and secondary offerings of Common Stock.

               The Corporation has agreed not to sell any additional shares of Common Stock prior to the earlier of such initial secondary offering and the nine-month anniversary of the Conversion.


                                  LEGAL MATTERS

               The validity of the securities offered hereby, and certain federal income tax matters set forth under "CERTAIN FEDERAL INCOME TAX CONSEQUENCES," will be passed upon for the Partnership by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Morgan, Lewis & Bockius LLP will rely as to matters of Delaware law on Richards, Layton & Finger, Wilmington, Delaware. Donald A. Scott, a partner in Morgan, Lewis & Bockius LLP, is a director of the Partnership and will become a director of the Corporation.


                                     EXPERTS

               The consolidated financial statements of the Partnership at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report dated March 8, 1996, and are included in reliance upon such report and the authority of such firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS


SunSource L.P. and Subsidiary


Unaudited Pro Forma Consolidated Financial Statements                       Page

  Introduction to Unaudited Pro Forma Consolidated Financial Statements
  Unaudited Pro Forma Consolidated Balance Sheets......................
  Unaudited Pro Forma Consolidated Statements of Income:
   for the nine months ended September 30, 1996........................
   for the nine months ended September 30, 1995........................
   for the twelve months ended December 31, 1995......................
  Notes to Unaudited Pro Forma Consolidated Financial Statements.......


Unaudited Historical Consolidated Financial Statements

  Consolidated Balance Sheets as of September 30, 1996 and 1995........
  Consolidated Statements of Income for the Nine Months ended
   September 30, 1996 and 1995.........................................
  Consolidated Statements of Cash Flows for the Nine Months ended
   September 30, 1996 and 1995.........................................
  Notes to Unaudited Consolidated Financial Statements

Audited Historical Consolidated Financial Statements

  Report of Independent Accountants....................................
  Consolidated Balance Sheets as of December 31, 1995 and 1994.........
  Consolidated Statements of Income for the Years ended
   December 31, 1995, 1994 and 1993....................................
  Consolidated Statements of Cash Flows for the Years ended
   December 31, 1995, 1994 and 1993....................................
  Consolidated Statements of Changes in Partners' Capital
   for the Years ended December 31, 1995, 1994 and 1993................
  Notes to Consolidated Financial Statements...........................

                   Pro Forma Consolidated Financial Statements


The following unaudited pro forma consolidated financial statements of SunSource Inc., give effect to the proposed conversion of SunSource L.P. ("the Partnership") to corporate form. In connection with the conversion, the Partnership intends to refinance its outstanding long-term debt. The
Conversion and refinancing ("the transaction") will be effected through the formation of a new corporation, SunSource, Inc.

The unaudited pro forma consolidated statements of income assume the transaction occurred: (i) on January 1, 1996 for the nine-month period ending September 30, 1996 and (ii) on January 1, 1995 for the nine-month period ending September 30, 1995 and the twelve-month period ending December 31, 1995. The pro forma balance sheet assumes the transaction occurred on September 30, 1996.

The pro forma consolidated financial statements are not necessarily indicative of operating results or financial position that would have been achieved had the transaction occurred on the dates indicated and should not be construed as representative of future operating results or financial position.

The pro forma consolidated financial statements and accompanying notes should be read in conjunction with the historical financial statements and related notes thereto included in this Proxy/Prospectus.

                          SUNSOURCE L.P. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                  (dollars in thousands, except per share data)

                                                                    SEPTEMBER 30, 1996  (UNAUDITED)
                                                                                     PRO FORMA
                                                                                    ADJUSTMENTS
                  ASSETS                                      PARTNERSHIP          AMOUNT        NOTE*    CORPORATION
Current assets:
 Cash and cash equivalents                                    $    1,729        $   (1,729)        2A     $        --
 Accounts and notes receivable, net                               86,693                --                     86,693
 Inventories                                                      97,088                --                     97,088
 Deferred income taxes                                                --             8,012         2B           8,012
 Other current assets                                              4,630              (467)        2C           4,163
                                                              -----------       -----------               -----------
   Total current assets                                          190,140             5,816                    195,956

Property and equipment, net                                       20,267                 --                    20,267
Goodwill                                                          44,589                 --                    44,589
Deferred income taxes                                              3,747              (508)        2B           3,239
Other assets                                                       4,560               428         2D           4,988
                                                              -----------       -----------               -----------
   Total assets                                               $  263,303        $    5,736                $   269,039
                                                              ===========       ===========               ===========

         LIABILITIES AND EQUITY
Current liabilities:
 Accounts and notes payable, trade                            $   54,858        $       --                $    54,858
 Current portion of senior notes                                   6,395            (6,395)        2E              --
 Distributions / dividends payable                                 1,934              (915)        2F           1,019
 Accrued expenses:
  Interest on senior notes                                         2,081            (2,081)        2E              --
  Management fee due the general partner                           2,491            (2,491)        2G              --
  Other accrued expenses                                          20,905                --                     20,905
                                                              -----------       -----------               -----------
   Total current liabilities                                      88,664           (11,882)                    76,782

Senior notes                                                      63,934           (63,934)        2E              --
Replacement credit facilities                                        n/a           100,674       2A,C-H       100,674
Other liabilities                                                  9,545            (1,035)        2I           8,510
                                                              -----------       -----------               -----------
   Total liabilities                                             162,143            23,823                    185,966
                                                              -----------       -----------               -----------

Guaranteed preferred beneficial
interests in company's junior
subordinated debentures                                               --           105,446         2H         105,446
                                                              -----------       -----------               -----------

Partners' Capital:
 General partner                                                   1,024            (1,024)        2I              --
 Limited partners:
  Class A interests                                               67,642           (67,642)        2H              --
  Class B interests                                               35,296           (35,296)      2C,D,I            --
  Class B interests held in treasury                              (1,514)            1,514         2I              --
 Cumulative foreign currency
  translation adjustment                                          (1,288)            1,288         2I              --
                                                              -----------       -----------               -----------
   Total partners' capital                                       101,160          (101,160)                        --
                                                              -----------       -----------               -----------

Stockholders' deficit:
 Preferred stock, $.01 par, 1,000,000
  shares authorized, none issued                                      --                --         2I              --
 Common stock $0.01 par, 20,000,000
  shares authorized; 6,418,936 shares
  issued and outstanding                                              --                64         2I              64
 Accumulated deficit                                                  --           (21,149)      2B,H,I       (21,149)
 Cumulative foreign currency
  translation adjustment                                              --            (1,288)        2I         (1,288)
                                                              -----------       -----------               -----------
   Total stockholders' deficit                                        --           (22,373)                   (22,373)
                                                              -----------       -----------               ------------
   Total liabilities, partners' capital,
     preferred beneficial interest and
    stockholders' deficit                                     $  263,303        $    5,736                $   269,039
                                                              ===========       ===========               ===========

Pro forma negative net book value per common share:                                                       $    (3.49)
                                                                                                          ===========

     * SEE ACCOMPANYING NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                          SUNSOURCE L.P. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                (dollars in thousands, except for per unit data)
                                                                     Page 1 of 3

                                                            Nine Months Ended September 30, 1996 (Unaudited)
                                                     ----------------------------------------------------------------
                                                                                 Pro Forma   *
                                                     Partnership                Adjustments Note          Corporation
                                                     -----------                -----------               -----------
Net sales                                            $   489,517                $       --                $   489,517
Cost of sales                                            291,920                        --                    291,920
                                                     ------------               -----------               -----------
   Gross profit                                          197,597                        --                    197,597
                                                     ------------               -----------               -----------

Operating expenses:
 Selling, general and
   administrative expenses                               166,059                        --                    166,059
 Management fee to general partner                         2,491                    (2,491) 3A                     --
 Depreciation                                              2,684                        --                      2,684
 Amortization                                              1,449                        --                      1,449
                                                     ------------               -----------               -----------
   Total operating expenses                              172,683                    (2,491)                   170,192
                                                     ------------               -----------               -----------

   Income from operations                                 24,914                     2,491                     27,405

Interest expense, net                                      5,147                       775  3C                  5,922
Other income, net                                            470                       208  3D                    678
Distribution on guaranteed preferred
 beneficial interests in company's
 junior subordinated debentures                               --                    (9,174) 3E                 (9,174)
                                                     ------------               -----------               ------------
  Income before income taxes                              20,237                    (7,250)                    12,987

Provision (benefit) for
  income taxes                                              (372)                    6,292  3G                  5,920
                                                     ------------               -----------               -----------

    Net income                                       $    20,609                $  (13,542)               $     7,067
                                                     ============               ===========               ===========


Net income allocated to partners:

  General partner                                    $       206
                                                     -----------
  Class A limited partners                           $     9,157
                                                     -----------
  Class B limited partners                           $    11,246
                                                     -----------

Earnings per limited partnership interest:
         - Class A interest                          $      0.82
         - Class B interest                          $      0.52

Weighted average number of outstanding limited partnership interests:
         - Class A interests                          11,099,573
         - Class B interests                          21,675,746

Net income per common share                                                                               $      1.10

Weighted average number of outstanding common shares                                                         6,418,936













     * SEE ACCOMPANYING NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                          SUNSOURCE L.P. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                (dollars in thousands, except for per unit data)
                                                                     Page 2 of 3

                                                            Nine Months Ended September 30, 1995 (Unaudited)
                                                     ----------------------------------------------------------------
                                                                                 Pro Forma   *
                                                     Partnership                Adjustments Note          Corporation
                                                     -----------                -----------               -----------
Net sales                                            $   455,501                $       --                $   455,501
Cost of sales                                            269,623                        --                    269,623
                                                     ------------               -----------               -----------
   Gross profit                                          185,878                        --                    185,878
                                                     ------------               -----------               -----------

Operating expenses:
 Selling, general and
  administrative expenses                                154,148                        --                    154,148
 Management fee to general partner                         2,491                    (2,491) 3A                     --
 Depreciation                                              2,531                        --                      2,531
 Amortization                                              1,481                        --                      1,481
                                                     ------------               -----------               -----------
   Total operating expenses                              160,651                    (2,491)                   158,160
                                                     ------------               -----------               -----------

Net results of operations
    from divisions sold                                      396                      (396)      3B                --
                                                     ------------               -----------               -----------

   Income from operations                                 25,623                     2,095                     27,718

Interest expense, net                                      5,281                      (142) 3C                  5,139
Other income (expense), net                                 (413)                      358  3D                    (55)
Distribution on guaranteed preferred
 beneficial interests in company's
 junior subordinated debentures                               --                    (9,174) 3E                 (9,174)
Gain on sale of divisions                                 16,500                   (16,500) 3F                     --
                                                     ------------               -----------               -----------
  Income before income taxes                              36,429                   (23,079)                    13,350

Provision for income taxes                                   362                     6,149  3G                  6,511
                                                     ------------               -----------               -----------

Income before extraordinary loss                          36,067                   (29,228)                     6,839

Extraordinary loss from early
 extinguishment of debt                                     (629)                      629  3H                     --
                                                     ------------               -----------               -----------

    Net income                                       $    35,438                $  (28,599)               $     6,839
                                                     ============               ===========               ===========


Net income allocated to partners:
  General partner                                    $       354
                                                     -----------
  Class A limited partners                           $     9,157
                                                     -----------
  Class B limited partners                           $    25,927
                                                     -----------

Earnings per limited partnership interest:
   Income before extraordinary loss
     - Class A interest                              $      0.82
     - Class B interest                              $      1.23
   Extraordinary loss
     - Class A interest                              $        --
     - Class B interest                              $     (0.03)
   Net income
     - Class A interest                              $      0.82
     - Class B interest                              $      1.20

Weighted average number of outstanding limited partnership interests:
         - Class A interests                          11,099,573
         - Class B interests                          21,675,746

Net income per common share                                                                               $      1.07

Weighted average number of outstanding common shares                                                        6,418,936

Ratio of earnings to fixed charges                                                                               1.93

     * SEE ACCOMPANYING NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                          SUNSOURCE L.P. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                (dollars in thousands, except for per unit data)
                                                                     Page 3 of 3

                                                            Twelve Months Ended December 31, 1995 (Unaudited)
                                                     ----------------------------------------------------------------
                                                                                 Pro Forma   *
                                                     Partnership                Adjustments Note          Corporation
                                                     -----------                -----------               -----------
Net sales                                            $   599,865                $       --                $   599,865
Cost of sales                                            355,004                        --                    355,004
                                                     ------------               -----------               -----------
   Gross profit                                          244,861                        --                    244,861
                                                     ------------               -----------               -----------

Operating expenses:
 Selling, general and
  administrative expenses                                205,180                        --                    205,180
 Management fee to general partner                         3,330                    (3,330) 3A                     --
 Depreciation                                              3,358                        --                      3,358
 Amortization                                              1,961                        --                      1,961
                                                     ------------               -----------               -----------
   Total operating expenses                              213,829                    (3,330)                   210,499
                                                     ------------               -----------               -----------

Net results of operations
    from divisions sold                                      270                      (270) 3B                     --
                                                     ------------               -----------               -----------

   Income from operations                                 31,302                     3,060                     34,362

Interest expense, net                                      6,920                         4  3C                  6,924
Other income, net                                            256                       446  3D                    702
Distribution on guaranteed preferred
 beneficial interests in company's
 junior subordinated debentures                               --                   (12,232) 3E                (12,232)
Gain on sale of divisions                                 20,644                   (20,644) 3F                     --
                                                     ------------               -----------               -----------
   Income before income taxes                             45,282                   (29,374)                    15,908

Provision for income taxes                                   537                     7,345  3G                  7,882
                                                     ------------               -----------               -----------

   Income before extraordinary loss                       44,745                   (36,719)                     8,026

Extraordinary loss from early
   extinguishment of debt                                   (629)                      629  3H                     --
                                                     ------------               -----------               -----------

    Net income                                       $    44,116                $  (36,090)               $     8,026
                                                     ============               ===========               ===========


Net income allocated to partners:
  General partner                                    $       441
                                                     -----------
  Class A limited partners                           $    12,210
                                                     -----------
  Class B limited partners                           $    31,465
                                                     -----------

Earnings per limited partnership interest:
   Income before extraordinary loss
     - Class A interest                              $      1.10
     - Class B interest                              $      1.48
   Extraordinary loss
     - Class A interest                              $        --
     - Class B interest                              $     (0.03)
   Net income
     - Class A interest                              $      1.10
     - Class B interest                              $      1.45

Weighted average number of outstanding limited partnership interests:
         - Class A interests                          11,099,573
         - Class B interests                          21,675,746

Net income per common share                                                                               $      1.25

Weighted average number of outstanding common shares                                                        6,418,936

Ratio of earnings to fixed charges                                                                               1.83

     * SEE ACCOMPANYING NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                             (dollars in thousands)


1.  Basis of Presentation:

The accompanying financial statements include pro forma consolidated accounts of SunSource L.P. (the "Partnership") and its subsidiary partnership, SDI Operating Partners, L.P. (the "Operating Partnership"). On December 11, 1996, the Partnership announced the terms of a plan to convert from its current limited partnership structure to a taxable C corporation, which must be approved by a majority of the holders of the Class A and Class B interests unaffiliated with SDI Partners I, L.P., the General Partner ("GP"), each voting separately as a class. In connection with the conversion of the partnership to corporate form, the Partnership intends to refinance its outstanding long-term debt. The conversion and refinancing ("the transaction") will be effected through the formation of a new corporation, SunSource, Inc. ("the Corporation").

See the accompanying notes for a description of the adjustments made on the pro forma financial statements to effect the transaction. The accompanying pro forma consolidated financial statements and related notes have not been audited. In management's opinion, all adjustments considered necessary for the fair presentation of financial position and income for the unaudited pro forma financial statements presented have been reflected. Results for periods for which pro forma statements are provided are not necessarily indicative of those to be expected in future periods, should the proposed transaction be approved. Certain information in note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted for the unaudited pro forma statements, although management believes that disclosures are adequate to make the information presented not misleading.

The transaction, as proposed, is a recapitalization and will not result in a change in control of the affiliated entities. Therefore, the assets and liabilities of the Partnership will be recorded by the Corporation at their historical cost basis, except that the Corporation will also record incremental deferred tax assets in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), relating to the temporary differences for certain assets and liabilities at the date of conversion to corporate form (see note 2B below). The Corporation will also record a tax provision on its taxable income for federal and state corporate income taxes. Transaction costs of the conversion, estimated to be $6,900, will be recorded by the Partnership in the consolidated statement of income prior to the conversion. The Corporation will incur a make-whole penalty after the conversion, estimated at $5,100, related to the repayment of its existing senior notes with borrowing under new credit facilities.

The unaudited pro forma financial information has been prepared based on the historical financial statements of the Partnership as if the proposed transaction had occurred at the beginning of the periods presented for the consolidated statements of income and as of the date presented for the balance sheet. The incremental deferred tax benefits have not been included in the pro forma income statement due to their non-recurring nature. In addition, adjustments are included in the pro forma statements of income to exclude non-recurring transactions related to the sale of divisions in 1995 in order to show pro forma financial statements on a corporate basis which are more representative of ongoing operations.

                          SUNSOURCE L.P. AND SUBSIDIARY
         NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS, continued
                                   (UNAUDITED)
                             (dollars in thousands)


2.       Pro Forma Adjustments to Balance Sheet Dated September 30, 1996:

A. Reclassify cash to replacement credit facilities; all excess cash is assumed to reduce current borrowing.

B. Upon conversion, under SFAS No. 109, the Corporation will be entitled to record additional deferred tax assets not previously available to the Partnership due to its partnership status. These deferred tax assets represent temporary differences between book and tax bases of assets and liabilities which are expected to reverse before December 31, 1997. The net incremental deferred tax asset of $7,504 (current and long-term portion) is recorded on a pro forma basis as a credit to corporate accumulated deficit upon conversion. Additionally, the Corporation may receive a step-up in the tax basis of assets and liabilities acquired from the Partnership and, as a result, would record additional deferred tax assets at the conversion date. Should the transaction be approved, the actual amount of the aggregate additional deferred tax assets will be calculated based on temporary differences existing at the date of conversion to a C corporation. The following is the composition of the pro forma adjustment to historical deferred tax assets at September 30, 1996:

                                                     Partnership                Pro Forma
  Current deferred tax assets:                       (Unaudited)                Adjustment                Corporation
                                                     -----------                ----------                -----------
   Inventory                                         $       --                 $    3,939                $   3,939
   Self-insurance liability                                  --                      1,533                    1,533
   Accounts receivable                                       --                        679                      679
   Vacation pay liability                                    --                        594                      594
   Other current liabilities                                 --                      1,289                    1,289
   Other current items, net                                  --                        (22)                     (22)
                                                     ----------                 -----------               ----------

  Net current deferred tax assets                    $       --                 $    8,012                $   8,012
                                                     ==========                 ===========               =========

  Long-term gross deferred
   tax assets:
    Deferred compensation                            $    3,622                 $     (158)               $   3,464
    Other items, net                                        475                       (340)                     135
                                                     -----------                -----------               ---------
                                                          4,097                       (498)                   3,599
    Valuation allowance for long-
     term deferred tax assets                              (350)                       (10)                    (360)
                                                     -----------                -----------               ----------

  Net long-term deferred tax assets                  $    3,747                 $     (508)               $   3,239
                                                     ===========                ===========               =========


C. Charge the Class B capital account for an estimated $6,900 of transaction costs to be recorded by the Partnership in connection with the conversion and $5,100 of prepayment penalties on existing senior notes which will be incurred by the Corporation after the conversion. Historical prepaid transaction costs of $467 are eliminated from other current assets and offset against the incremental debt increase for the transaction and make-whole amounts, resulting in a net increase in debt of $11,533.

                          SUNSOURCE L.P. AND SUBSIDIARY
         NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS, continued
                                   (UNAUDITED)
                             (dollars in thousands)


2. Pro Forma Adjustments to Balance Sheet Dated September 30, 1996, continued:

D. Write-off historical balance of deferred financing fees of $197, which relate to Series A and B Senior Notes, to the Class B capital account. Capitalize estimated deferred financing fees of $625 related to commitment fees on the proposed replacement credit facilities. Deferred financing fees are included in other non-current assets.

E. Reclassify outstanding Series A and Series B Senior Note principal balances totalling $70,329 (current and long-term portions) and accrued interest of $2,081 to replacement credit facilities, assuming outstanding senior note balance is repaid in full as part of the transaction.

F. Record payment of $915 of the historical liability of $1,934 for distributions payable as of September 30, 1996 and reclassify $1,019 of this liability (the portion related to the monthly Class A distribution) to dividends payable for the new trust preferred securities.

G. Record payment of the management fee payable to GP at September 30, 1996.

H. Issue 4,217,837 shares of Guaranteed Preferred Beneficial Interests in Company's Junior Subordinated Debentures ("Preferred Interests") with a liquidation value of $25.00, in exchange for all 11,099,573 Class A limited partnership interests, which amounts to .38 preferred interests for each Class A interest. The preferred interests of the Corporation will be credited $105,446 for the newly issued shares. Holders of Class A interests will also receive $1.30 of cash per A interest, or $14,429 in the aggregate. The Class A capital account will be charged for the total value of the Class A exchange package aggregating $119,875, with the difference between this amount and the stated value of the account at September 30, 1996 of $67,642, or $52,233, charged against accumulated deficit of the Corporation. The preferred interests have certain equity characteristics but creditors' rights, thereby being classified between liabilities and stockholder's equity on the balance sheet.

I. Authorize 1,000,000 shares of preferred stock, with a par value of $0.01, none being issued. Authorize 20,000,000 shares and issue 6,418,936 shares of common stock with a par value of $0.01. Holders of Class B limited partnership interests will be issued 5,418,937 shares of common stock upon conversion, in exchange for all 21,675,756 outstanding Class B interests, which amounts to .25 common shares for each Class B interest. The GP will be issued 1,000,000 shares of common stock (after the effect of the reverse split) in exchange for their entire GP interests in the Partnership and the Operating Partnership. Common stock of the new corporation will be credited $64 from the Class B capital account for the newly issued shares. Class B treasury stock of $1,514 will be closed to the Class B capital account and accumulated deficit of the Corporation will be credited with the remainder of the Class B limited partners' capital account of $21,521. Minority interest of $1,035 and the GP's capital account of $1,024 will be credited to corporate accumulated deficit. The cumulative foreign currency translation adjustment of $1,288 will be charged to a separate item of stockholder's equity of the Corporation.

                          SUNSOURCE L.P. AND SUBSIDIARY
         NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS, continued
                                   (UNAUDITED)
                             (dollars in thousands)



3.       Pro Forma Adjustments to Consolidated Statements of Income:

A. Reduce operating expenses for elimination of the management fee to the GP.

B. Eliminate results of operations from divisions sold as a non-recurring item.

C. Adjust interest expense, net, to reflect incremental debt incurred as a result of the transaction, offset by an estimated reduction in interest rates of approximately 150 basis points.

D. Eliminate minority interest expense due to the exchange of the GP's 1% minority interest for common stock.

E. Record an expense for the monthly distribution on preferred interests based on an annual yield of 11.6%, resulting in an approximate charge of $1,109 per month.

F.       Eliminate gain(s) on sale of divisions as a non-recurring item.

G. Adjust the provision or benefit for income taxes to reflect current and deferred income tax expense or benefit that would be expected under corporate form. Under partnership form, the Partnership books a current provision for state partnership and foreign taxes only and a deferred tax benefit relating only to those temporary differences between book and tax assets that are expected to reverse after December 31, 1997, when the Partnership would begin paying federal corporate income taxes. For pro forma purposes, the assumed combined federal and state corporate tax rate utilized is 39.875%, applied to taxable income.

         Pro forma adjustments                                  Nine Months Ended
         to provision (benefit)                      ------------------------------------                 Year Ended
           for income taxes                            9/30/96                    9/30/95                   12/31/95
         ----------------------                      ----------                 ----------                -----------
         Eliminate state
           partnership taxes                         $    (239)                 $    (412)                $     (608)
         Record current tax
           provision based
           on taxable income                             6,231                      6,659                      7,975
         Adjustment to deferred
           portion                                         300                        (98)                       (22)
                                                     ----------                 ----------                -----------
         Total pro forma adjustments                 $   6,292                  $   6,149                 $    7,345
                                                     ==========                 ==========                ==========


H. Eliminate extraordinary loss due to the early extinguishment of debt as a non-recurring item.

                          SUNSOURCE L.P. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                           September 30,                    September 30,
                                                1996         December 31,        1995
                  ASSETS                    (Unaudited)          1995        (Unaudited)
                  ------                   -------------     ------------   ------------
Current assets:
  Cash and cash equivalents                  $   1,729       $   5,900       $   9,249
  Accounts and notes receivable, net            86,693          75,824          83,255
  Inventories                                   97,088          96,022          91,064
  Other current assets                           4,630           4,742           3,586
                                             ---------       ---------       ---------

      Total current assets                     190,140         182,488         187,154

Property and equipment, net                     20,267          20,181          21,605
Goodwill                                        44,589          44,250          43,912
Other intangibles                                  821           1,312           1,489
Deferred income taxes                            3,747           2,844           2,709
Cash surrender value of
  life insurance policies                        3,163           3,009            --
Other assets                                       576             507             698
                                             ---------       ---------       ---------
         Total assets                        $ 263,303       $ 254,591       $ 257,567
                                             =========       =========       =========


         LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable, trade                    $  52,837       $  42,437       $  45,955
  Notes payable                                  2,021           2,753           2,145
  Current portion of senior notes                6,395           6,395           4,795
  Distributions payable to partners              1,934           7,819           1,638
  Accrued expenses:
    Salaries and wages                           5,546           5,109           5,263
    Interest on senior notes                     2,081             520           2,223
    Management fee due the general partner       2,491           3,330           2,491
    Income and other taxes                       2,864           3,398           3,182
    Other accrued expenses                      12,495          14,886          13,331
                                             ---------       ---------       ---------
         Total current liabilities              88,664          86,647          81,023

Senior notes                                    63,934          63,934          70,330
Deferred compensation                            8,300           7,829           7,547
Other liabilities                                1,245           1,238             485
                                             ---------       ---------       ---------
         Total liabilities                     162,143         159,648         159,385
                                             ---------       ---------       ---------


Commitments and contingencies
Partners' capital:
  General partner                                1,024             963             980
  Limited partners:
    Class A interests                           67,642          67,642          67,642
    Class B interests                           35,296          29,252          31,074
    Class B interests held in treasury          (1,514)         (1,514)         (1,514)
  Cumulative foreign currency
    translation adjustment                      (1,288)         (1,400)           --
                                             ---------       ---------       ---------
         Total partners' capital               101,160          94,943          98,182
                                             ---------       ---------       ---------
         Total liabilities and
           partners' capital                 $ 263,303       $ 254,591       $ 257,567
                                             =========       =========       =========

           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          SUNSOURCE L.P. AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                            FOR THE NINE MONTHS ENDED
         (dollars in thousands, except for partnership interest amounts)

                                                                       September 30,             September 30,
                                                                            1996                      1995*
Net sales                                                              $   489,517               $   455,501
Cost of sales                                                              291,920                   269,623
                                                                       -----------               -----------
   Gross profit                                                            197,597                   185,878
                                                                       ------------              -----------

Operating expenses:
  Selling, general and administrative expenses                             166,059                   154,148
  Management fee to general partner                                          2,491                     2,491
  Depreciation                                                               2,684                     2,531
  Amortization                                                               1,449                     1,481
                                                                       ------------              -----------
   Total operating expenses                                                172,683                   160,651
                                                                       ------------              -----------

Net results of operations from
  divisions sold (note 3)                                                       --                       396
                                                                       ------------              -----------
   Income from operations                                                   24,914                    25,623

Interest income                                                                 60                       342
Interest expense                                                             5,207                     5,623
Other income (expense), net                                                    470                      (413)
Gain on sale of divisions (note 3)                                              --                    16,500
                                                                       ------------              -----------
    Income before provision for income taxes                                20,237                    36,429

Provision (benefit) for income taxes                                          (372)                      362
                                                                       ------------              -----------
    Income before extraordinary loss                                        20,609                    36,067

Extraordinary loss from early extinguishment
    of debt (note 4)                                                            --                      (629)
                                                                       ------------              ------------
    Net income                                                         $    20,609               $    35,438
                                                                       ============              ===========

Net income allocated to partners:
  General partner                                                      $       206               $       354
                                                                       -----------               -----------
  Class A limited partners                                             $     9,157               $     9,157
                                                                       -----------               -----------
  Class B limited partners                                             $    11,246               $    25,927
                                                                       -----------               -----------

Earnings per Limited partnership interest:
   Income before extraordinary loss
         - Class A interest                                            $      0.82               $      0.82
         - Class B interest                                            $      0.52               $      1.23
   Extraordinary loss
         - Class A interest                                                     --                        --
         - Class B interest                                                     --               $     (0.03)
   Net income
         - Class A interest                                            $      0.82               $      0.82
         - Class B interest                                            $      0.52               $      1.20

Weighted average number of outstanding limited partnership interests:
         - Class A interests                                            11,099,573                11,099,573
         - Class B interests                                            21,675,746                21,675,746

*Restated for comparative purposes.

           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          SUNSOURCE L.P. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                            FOR THE NINE MONTHS ENDED
                             (dollars in thousands)

                                                                       September 30,             September 30,
                                                                           1996                     1995 *
                                                                       ------------              -----------
Cash flows from operating activities:
  Net income                                                           $    20,609               $    35,438
  Adjustments to reconcile net income to net
    cash provided by operating activities:
     Depreciation and amortization:
         - Existing divisions                                                4,133                     2,799
         - Divested divisions                                                   --                     1,515
     Gain on sale of division                                                   --                   (16,500)
     Extraordinary loss                                                         --                       629
     Provision for deferred compensation                                       898                     2,058
     Deferred income tax benefit                                              (903)                     (565)
     Changes in current operating items:
       Increase in accounts and notes receivable                           (10,580)                  (11,097)
       Increase in inventories                                              (2,132)                   (6,945)
       Decrease in other current assets                                        112                     2,192
       Increase in accounts payable                                         10,342                     4,160
       Increase in accrued interest                                          1,561                     1,562
       Decrease in other accrued liabilities                                (3,675)                   (8,218)
     Other items, net                                                          258                       655
                                                                       ------------              -----------
    Net cash provided by operating activities                               20,623                     7,683
                                                                       ------------              -----------

Cash flows from investing activities:
  Proceeds from sale of divisions                                               --                    37,786
  Proceeds from sale of property and equipment                                  39                       762
  Payment for purchase of assets                                              (673)                       --
  Investment in life insurance policies                                       (100)                       --
  Capital expenditures                                                      (2,713)                   (3,471)
  Other, net                                                                   (80)                     (219)
                                                                       ------------              ------------
    Net cash (used for) provided by
       investing activities                                                 (3,527)                   34,858
                                                                       ------------              -----------

Cash flows from financing activities:
  Early extinguishment of senior notes                                          --                   (14,175)
  Prepayment penalties and related costs                                        --                      (629)
  Cash distributions to partners                                           (20,535)                  (22,777)
  Repayments under other credit facilities, net                               (732)                     (564)
  Principal payments under
     capitalized lease obligations                                              --                       (50)
                                                                       ------------              ------------
    Net cash used for financing activities                                 (21,267)                  (38,195)
                                                                       ------------              ------------

Net (decrease) increase in cash
   and cash equivalents                                                     (4,171)                    4,346

Cash and cash equivalents at beginning of period                             5,900                     4,903
                                                                       ------------              -----------

Cash and cash equivalents at end of period                             $     1,729               $     9,249
                                                                       ============              ===========


*Reclassified for comparative purposes.

           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

1.  Basis of Presentation:

The accompanying financial statements include the consolidated accounts of SunSource L.P. (the "Company"), formerly Sun Distributors L.P., and its subsidiary partnership, SDI Operating Partners, L.P. (the "Operating Partnership"). All significant intercompany balances and transactions have been eliminated. The Company is one of the largest wholesale distributors of industrial products and related services in the United States. The Company's three business segments are Industrial Services, Retail Hardware Merchandising and Retail Glass.

The accompanying consolidated financial statements and related notes are unaudited, except for the balance sheet as of December 31, 1995; however, in management's opinion all adjustments (consisting of normal recurring accruals) considered necessary for the fair presentation of financial position, income and cash flows for the periods shown have been reflected. Results for the interim period are not necessarily indicative of those to be expected for the full year.

Certain information in note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to Form 10-Q requirements although the Company believes that disclosures are adequate to make the information presented not misleading. It is suggested that these financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the Company's report on Form 10-K for the year ended December 31, 1995.


2.   Related Party Transaction:

In March 1996, the Operating Partnership paid the 1995 management fee of $3,330 due the General Partner, SDI Partners I, L.P. (the "GP").

3.   Acquisitions/Divestitures:

On April 11, 1996, the Company's Industrial Services segment, through its Warren Fluid Power division, purchased certain assets of Hydraulic Depot, Inc., of Reno, Nevada, for an aggregate purchase price of $700. Annual sales of Hydraulic Depot, Inc. are approximately $2,500.

On January 3, 1995, the Operating Partnership sold certain assets of its Dorman Products division for a cash consideration, net of expenses, of approximately $36,600 (subject to certain post-closing adjustments) and the assumption of certain liabilities. The Operating Partnership recorded a gain on the sale in the amount of $16,500 or $.75 per Class B interest included in the consolidated statement of income for the nine months ended September 30, 1995. The aggregate assets sold, net of liabilities, in connection with the sale of Dorman Products was approximately $20,100.

                          SUNSOURCE L.P. AND SUBSIDIARY
         NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)



3.   Acquisitions/Divestitures (continued):

For comparison purposes the Company has reclassified the results of operations of its divested Downey Glass division (sold on October 27, 1995) for the three and nine months ended September 30, 1995, to a separate component of income from operations in the Consolidated Statement of Income for the three and nine months ended September 30, 1995. Downey's sales, gross profit and operating income for the three and nine months ended September 30, 1995, were $9,100 and $26,300, $2,900 and $8,000 and $300 and $400, respectively. Total assets for Downey were $9,996 at September, 1995, and are included in the Consolidated Balance Sheet as of September 30, 1995.

4.  Extraordinary Loss:

During the first quarter of 1995, the Company recorded an extraordinary loss of $629 or approximately $.03 per Class B limited partnership interest due to early extinguishment of a portion of the Company's Series A 9.08% and Series B 8.44% senior notes. The extraordinary loss consists entirely of prepayment penalties. (See Note 5, Lines of Credit and Long-Term Debt).

5.  Lines of Credit and Long-Term Debt:

As of September 30, 1996, the Operating Partnership had $42,564 available under its $50,000 Bank Credit Agreement which provides revolving credit for working capital purposes and acquisitions. The $7,436 outstanding under the Bank Credit Agreement consisted of letter of credit commitments only.

In addition, an indirect, wholly-owned Canadian subsidiary of the Operating Partnership has a $2,500 Canadian dollar line of credit for working capital purposes of which $829 USD was outstanding at September 30, 1996.

In connection with the sale of the Electrical Group divisions in December 1994 and the Dorman Products division in January 1995, the Operating Partnership was required to offer the holders of its senior notes prepayment in the amount of $14,175 which the noteholders accepted. Prepayment of the senior notes was made on March 14, 1995, including accrued interest thereon of $360 and a prepayment penalty of $629. (See Note 4 - Extraordinary Loss.)

                          SUNSOURCE L.P. AND SUBSIDIARY
         NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)



6.   Contingencies:

The Operating Partnership is a party to litigation in which the buyer of its Dorman Products division claims that certain misrepresentations were made in connection with the purchase. The buyer seeks damages of approximately $21,000. In the opinion of management, the ultimate resolution of this matter will not have a material effect on the consolidated financial position, operations or cash flows of the Company.

Certain other legal proceedings are pending which are either in the ordinary course of business or incidental to the Company's business. Those legal proceedings incidental to the business of the Company are generally not covered by insurance or other indemnity. In the opinion of management, the ultimate resolution of these matters will not have a material effect on the consolidated financial position, operations or cashflows of the Company.

                        Report of Independent Accountants




The Board of Directors
  Lehman/SDI, Inc.


We have audited the accompanying consolidated balance sheets of Sun Distributors L.P. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1995. We have also audited the financial statement schedules listed in Item 14 (a)(2) of this Form 10-K. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sun Distributors L.P. and subsidiary as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.




2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 8, 1996

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                       December 31,    December 31,
                     ASSETS                                1995            1994
                  ------------                         -----------     --------
Current assets:
Cash and cash equivalents                              $     5,900     $     4,903
  Accounts and notes receivable, net of
    allowance for doubtful accounts of
    $1,827 and $2,472, respectively                         75,824          77,521
  Inventories                                               96,022          92,653
  Other current assets                                       4,742           6,703
                                                       -----------     -----------
         Total current assets                              182,488         181,780
Property and equipment, net                                 20,181          27,514
Goodwill (net of accumulated amortization
  of $11,739 and $11,259, respectively)                     44,250          48,458
Other intangibles (net of accumulated
  amortization of $13,724 and $14,396, respectively          1,312           2,477
Deferred income taxes                                        2,844           2,144
Cash surrender value of life insurance policies              3,009              --
Other assets                                                   507           3,813
                                                       -----------     -----------

         Total assets                                  $   254,591     $   266,186
                                                       ===========     ===========

         LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable                                     $    42,437     $    44,435
  Notes payable                                              2,753           2,709
  Current portion of senior notes                            6,395          18,970
  Current portion of capitalized lease obligations              --             387
  Distributions payable to partners                          7,819           7,774
  Accrued expenses:
    Salaries and wages                                       5,109           7,131
    Management fee due the general partner                   3,330           3,330
    Income and other taxes                                   3,398           3,338
    Other accrued expenses                                  15,406          17,646
                                                       -----------     -----------
         Total current liabilities                          86,647         105,720
Senior notes                                                63,934          70,330
Capitalized lease obligations                                   --           4,451
Deferred compensation                                        7,829           6,398
Other liabilities                                            1,238              68
                                                       -----------     -----------
         Total liabilities                                 159,648         186,967
                                                       -----------     -----------

Commitments and contingencies
Partners' capital:
  General partner                                              963             791
  Limited partners:
    Class A interests                                       67,642          67,642
    Class B interests                                       29,252          12,300
    Class B interests held in treasury                      (1,514)         (1,514)
  Cumulative foreign currency translation adjustment        (1,400)             --
                                                       ------------    -----------
         Total partners' capital                            94,943          79,219
                                                       ------------    -----------

         Total liabilities and partners' capital       $   254,591     $   266,186
                                                       ============    ===========


           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
         (dollars in thousands, except for partnership interest amounts)

                                                                         1995              1994              1993
                                                                       ---------        ---------         -------
Net sales                                                              $ 599,865        $ 558,754         $ 493,437
Cost of sales                                                            355,004          331,609           292,878
                                                                       ---------        ---------         ---------
Gross profit                                                             244,861          227,145           200,559
                                                                       ---------        ---------         ---------

Operating expenses:
  Selling, general and administrative expenses                           205,180          189,252           168,839
  Management fee to general partner                                        3,330            3,330             3,330
  Depreciation                                                             3,358            3,249             3,556
  Amortization                                                             1,961            2,143             2,496
                                                                       ---------        ---------         ---------
         Total operating expenses                                        213,829          197,974           178,221
                                                                       ---------        ---------         ---------

Net results of operations from
  divisions sold (note 5)                                                    270            8,588             6,637
                                                                       ---------        ---------         ---------
         Income from operations                                           31,302           37,759            28,975

Interest income                                                              412               66                85
Interest expense                                                           7,332            9,956             9,876
Other income (expense), net                                                  256           (1,748)              191
Gain on sale of division (note 5)                                         20,644            3,523                --
                                                                       ---------        ---------         ---------
         Income before provision for income taxes                         45,282           29,644            19,375

Provision for income taxes                                                   537              100               869
                                                                       ---------        ---------         ---------
         Income before extraordinary loss                                 44,745           29,544            18,506

Extraordinary loss from early extinguishment
  of debt (note 4)                                                          (629)              --                --
                                                                       ----------       ---------         ---------

         Net income                                                    $  44,116        $  29,544         $  18,506
                                                                       ==========       =========         =========

Net income allocated to partners:
  General partner                                                      $     441        $     295         $     185
                                                                       ---------        ---------         ---------
  Class A limited partners                                             $  12,210        $  12,210         $  12,210
                                                                       ---------        ---------         ---------
  Class B limited partners                                             $  31,465        $  17,039         $   6,111
                                                                       ---------        ---------         ---------

Earnings per Limited partnership interest:
   Income before extraordinary loss
         - Class A interest                                            $    1.10        $    1.10         $    1.10
         - Class B interest                                            $    1.48        $    0.79         $    0.28

   Extraordinary loss
         - Class A interest                                                   --               --                --
         - Class B interest                                            $   (0.03)              --                --

   Net income
         - Class A interest                                            $    1.10        $    1.10         $    1.10
         - Class B interest                                            $    1.45        $    0.79         $    0.28

Weighted average number of outstanding limited partnership interests:
         - Class A interests                                           11,099,573       11,099,573        11,099,573
         - Class B interests                                           21,675,746       21,675,746        21,675,746

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                                          1995             1994              1993
                                                                       ---------        ---------         -------
Cash flows from operating activities:
  Net income                                                           $  44,116        $  29,544         $  18,506
  Adjustments to reconcile net income to
    net cash provided by operating activities:
         Depreciation and amortization:
                  - Existing divisions                                     5,319            5,392             6,052
                  - Divested divisions                                       338            1,750             1,902
         Decrease in cash value of life insurance                             58               --                --
         Gain on sale of divisions                                       (20,644)          (3,523)               --
         Extraordinary loss                                                  629               --                --
         Provision for deferred compensation                               2,340            3,187               721
         Deferred income tax expense (benefit)                              (700)            (734)              208
         Changes in current operating items:
           Increase in accounts and notes receivable                      (3,666)         (11,783)           (4,855)
           Increase in inventories                                        (8,209)          (9,436)          (10,689)
           Decrease (increase) in other current assets                       857              347              (815)
           Increase in accounts payable                                    2,531            1,865            10,542
           Increase (decrease) in accrued interest                          (141)             (42)              516
           Increase (decrease) in other
             accrued liabilities                                          (6,062)           4,836             2,415
         Other items, net                                                    284           (3,699)             (932)
                                                                       ----------       ----------        ----------
  Net cash provided by operating activities                               17,050           17,704            23,571
                                                                       ----------       ----------        ---------

Cash flows from investing activities:
  Proceeds from sale of divisions                                         44,873           26,561                --
  Proceeds from sale of property and equipment                               757              724               384
  Payment for purchase of assets                                          (7,385)              --                --
  Investment in life insurance policies                                   (3,067)              --                --
  Capital expenditures                                                    (4,299)          (4,263)           (3,734)
  Other, net                                                                 (93)             228                55
                                                                       ----------       ----------        ---------
         Net cash provided by (used for)
           investing activities                                           30,786           23,250            (3,295)
                                                                       ----------       ----------        ----------

Cash flows from financing activities:
  Repayment of senior notes                                              (18,971)          (5,700)               --
  Repayments under the bank credit agreement, net                             --          (10,000)           (5,000)
  Prepayment penalties and related costs                                    (629)              --                --
  Cash distributions to partners                                         (27,218)         (20,357)          (14,940)
  Borrowings (repayments) under other
    credit facilities, net                                                    44             (702)              817
  Principal payments under capitalized
    lease obligations                                                        (65)            (619)             (618)
  Other, net                                                                  --               --                47
                                                                       ----------       ----------        ---------
         Net cash used for financing activities                          (46,839)         (37,378)          (19,694)
                                                                       ----------       ----------        ----------

Net increase in cash and cash equivalents                                    997            3,576               582

Cash and cash equivalents at beginning of period                           4,903            1,327               745
                                                                       ----------       ----------        ---------

Cash and cash equivalents at end of period                             $   5,900        $   4,903         $   1,327
                                                                       ==========       ==========        =========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                               FOR THE YEARS ENDED
                             (dollars in thousands)




                                                              PARTNERS' CAPITAL

                                                                                         Cumulative
                                                                                          Foreign
                                                                                          Currency
                                                Class A        Class B    Class B       Translation
                                     General    Limited        Limited    Treasury       Adjustment         TOTAL
                                    ---------   ---------     ---------  ---------       ---------        ---------
Balance, December 31, 1992          $    726    $ 67,642      $  5,721   $ (1,514)       $     --         $ 72,575

 Net income                              185      12,210         6,111         --              --           18,506

  Cash distributions paid and/or
    declared to partners                (182)    (12,210)       (5,807)        --              --          (18,199)
                                    ---------   ---------     ---------  ---------       ---------        ---------

Balance, December 31, 1993               729      67,642         6,025     (1,514)             --           72,882

  Net income                             295      12,210        17,039         --              --           29,544

  Cash distributions paid and/or
    declared to partners                (233)    (12,210)      (10,764)        --              --          (23,207)
                                    ---------   ---------     ---------  ---------       ---------        ---------

Balance, December 31, 1994               791      67,642        12,300     (1,514)             --           79,219

  Net income                             441      12,210        31,465         --              --           44,116

  Cash distributions paid and/or
    declared to partners                (269)    (12,210)      (14,513)        --              --          (26,992)

  Cumulative foreign currency
    translation adjustment                --          --            --         --          (1,400)          (1,400)
                                    ---------   ---------     ---------  ---------       ---------        ---------

Balance, December 31, 1995          $    963    $ 67,642      $ 29,252   $ (1,514)      $  (1,400)        $ 94,943
                                    =========   =========     =========  =========      ==========        ========

















SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)



1.  Basis of Presentation:

The accompanying financial statements include the consolidated accounts of Sun Distributors L.P. (the "Company") and its subsidiary partnership, SDI Operating Partners, L.P. (the "Operating Partnership"). All significant intercompany balances and transactions have been eliminated.


         Nature of Operations:

The Company is one of the largest wholesale distributors of industrial products and related services in the United States. The Company's three principal lines of business are: (1) industrial products and services, primarily maintenance and fluid power products and inventory management services sold to industrial customers for machine and plant maintenance and for manufacturing of original equipment; (2) retail merchandising products and services, primarily fasteners and related products sold to retail hardware stores; and (3) retail glass products and services sold to construction and retail markets. Based on net sales of existing divisions for the year ended December 31, 1995, the Industrial Services Segment provides approximately 71% of the Company's sales through its Sun Technology Services divisions (48% of net sales) and the Sun Inventory Management Company ("SIMCO") divisions (23% of net sales). The Retail Merchandising and Retail Glass Services Segments provide approximately 14% and 15%, respectively, of the Company's net sales.

Although its sales are primarily industrially-based, the Company has over 179,000 customers, the largest of which accounted for less than 4% of net sales for the year ended December 31, 1995. The Company's products and services are sold throughout all 50 states as well as in Canada and Mexico. Foreign sales account for less than 5% of total revenues. The average single sale during the year ended December 31, 1995 was less than three hundred dollars. Sales performance is tied closely to the overall performance of the non-defense-goods producing sector of Gross Domestic Product in the United States.


2.  Summary of Significant Accounting Policies:


         Cash Equivalents:

Cash equivalents consist of commercial paper, U.S. Treasury obligations and other liquid securities purchased with initial maturities less than 90 days and are stated at cost which approximates market value.


         Inventories:

Inventories, which consist of products purchased for resale, are valued at the lower of cost or market, cost being determined principally on the first-in, first-out method.

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


2.  Summary of Significant Accounting Policies, continued:


         Property and Equipment:

Property and equipment, including assets acquired under capital leases, is carried at cost and includes expenditures for new facilities and major renewals. Maintenance and repairs are charged to expense as incurred. When assets are sold, or otherwise disposed of, the cost and related accumulated depreciation are removed from their respective accounts, and the resulting gain or loss is reflected in current operations.

         Depreciation:

For financial accounting purposes, depreciation, including that related to plant and equipment acquired under capital leases, is computed on the straight-line method over the estimated useful lives of the assets, generally three to twenty-five years, or, if shorter, over the terms of the related leases.

         Goodwill and Other Intangible Assets:

Goodwill related to the excess of acquisition cost over the fair value of net assets acquired is amortized on a straight-line basis over forty years. Other intangible assets arising principally from acquisitions by the Operating Partnership are amortized on a straight-line basis over periods ranging from three to ten years.

         Income Taxes:

As a partnership, the Company incurs no liability for federal income taxes. Accordingly, no current provision for federal income taxes is reflected in the accompanying consolidated financial statements. However, the Company does incur certain state and local income taxes on its domestic operations and foreign income taxes on its Canadian and Mexican operations. Therefore, a current provision for state, local and foreign income taxes is reflected in the accompanying consolidated financial statements.

The Revenue Act of 1987 provides that certain "existing publicly traded partnerships", such as the Company, generally will not be treated as corporations for federal income tax purposes until after December 31, 1997, provided that such partnerships do not add any substantial new line of business before the effective date.

Statement of Financial Accounting Standards ("SFAS") No. 109 requires the Company to recognize deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse. The Company's deferred taxes are determined from temporary differences expected to reverse after December 31, 1997, when the Company will be taxed as a corporation. Therefore, a deferred provision or benefit for state and federal income taxes is reflected in the accompanying consolidated statements of income.

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)

2.  Summary of Significant Accounting Policies, continued:


         Retirement Benefits:

Certain employees are covered under profit-sharing retirement plans ("defined contribution plans") for which contributions are determined on an annual basis in accordance with the requirements of each plan.

Defined benefit plan contributions covering certain employees are funded, at a minimum, in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended.

In accordance with collective bargaining agreements, annual contributions to multi-employer pension plans are made. These contributions, which are based on fixed contributions per month for each hour worked, are charged to income as incurred.

Certain employees are covered under post-retirement benefit plans for which benefits are determined in accordance with the requirements of each plan. Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers Accounting for Post-retirement Benefits Other Than Pensions". The Company has elected to amortize the accumulated post-retirement benefit liability (transition obligation) resulting in delayed recognition. The impact of the adoption on the Company's financial position and results of operations is immaterial.

         Fair Value of Financial Instruments:

SFAS No. 107 "Disclosures About Fair Value of Financial Instruments" requires disclosure of the fair value of certain financial instruments. Cash, accounts receivable, short-term borrowings, accounts payable, accrued liabilities and bank revolving credit are reflected in the consolidated financial statements at fair value because of the short-term maturity or revolving nature of these instruments. The fair values of the Company's debt instruments are disclosed in
Note 9.

         Translation of Foreign Currencies:

The translation of applicable foreign-currency-based financial statements into U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate during the period. The cumulative foreign currency translation adjustment was included in non-current liabilities prior to 1995. In 1995 such amount has been classified as a separate component of partner's capital.

Exchange adjustments resulting from foreign currency transactions are recognized in net income and were immaterial for the three years ending December 31, 1995.

         Use of Estimates in the Preparation of Financial Statements:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)

3.   Ownership Structure:

The General Partner of the Company and the Operating Partnership is SDI Partners I, L.P. (the "GP"), a Delaware limited partnership whose sole general partner is Lehman/SDI, Inc., formerly known as Shearson/SDI, Inc., an indirect, wholly-owned subsidiary of Lehman Brothers Holdings, Inc. ("Lehman Holdings"), formerly known as Shearson Lehman Brothers Holdings, Inc.

The Company's Class A and Class B limited partnership interests outstanding, as of December 31, 1995, are held as follows:
                                     Class A               Class B
                                    Interests              Interests
                                    ---------              ---------
Public Investors               11,010,035 ( 99.2%)     11,637,103 ( 53.7%)
Lehman Holdings and
  Affiliates                           --               5,896,678 ( 27.2%)
Executive Officers and
  Directors (a)                    89,538 (  0.8%)      4,141,965 ( 19.1%)
                               -------------------     -------------------
         Total                 11,099,573 (100.0%)     21,675,746 (100.0%)(b)
                               ===================     ======================

(a) Executive officers of the Company and the Operating Partnership and Directors of Lehman/SDI, Inc., including beneficial ownership.

(b) Net of 523,400 Class B interests held in the Company's treasury as of December 31, 1995.

Except as expressly limited by the partnership agreement, the GP has complete and exclusive discretion in the management and control of the affairs and business of the Company and its subsidiary partnership. The holders of Class A and Class B interests have certain limited voting rights under the partnership agreement generally regarding the removal of the GP and the sale of all or substantially all of the assets of the Company or the Operating Partnership or dissolution of the Company.

Holders of Class A interests are entitled to receive, to the extent cash is available, $1.10 annually (the "priority return") per Class A interest, which is currently paid monthly. On December 15, 1995, the Company declared a priority return distribution for the month of January 1996 in the amount of $1,038 or $.091666 per Class A interest payable January 31, 1996, to holders of record December 29, 1995. The Class A capital account as of December 31, 1995 and 1994, was $10.00 per Class A interest.

All items of income and loss and cash distributions of the Operating Partnership are allocated 99% to the Company and l% to the GP. The GP is allocated l% of the Company's share of income or loss and cash distributions, with the remaining 99% allocated to the limited partners.

Income for federal income tax purposes is allocated to the holders of Class A interests, until the Class A capital account of each holder is equal to the sum of their initial capital investment ($10.00 per Class A interest), plus any unpaid priority return. For years 1995, 1994, and 1993, federal taxable income per Class A interest amounted to $1.10 per year, all of which represented ordinary income. Any remaining income after the Class A allocation is allocated to the holders of Class B interests. The holders of Class B interests receive an allocable share of loss until the Class B capital account (as defined in the partnership agreement) of each holder is reduced to zero. Thereafter, any unallocated loss is allocated to the holders of Class A interests.

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


3.   Ownership Structure, continued:

For 1995, 1994 and 1993, federal taxable income amounted to $1.6923, $1.1146 and $.5411 per Class B interest, respectively. Federal taxable income in 1995 consists of ordinary income of $.5326 per Class B interest and a combined capital gain of $1.1597 per Class B interest related to the sale of the Dorman Products and Downey Glass divisions (see Note 5, Acquisitions/Divestitures). Federal taxable income in 1994 consisted of ordinary income of $.7069 per Class B interest and a capital gain of $.4077 per Class B interest related to the sale of the Electrical Products Group divisions. In 1993, federal taxable income consisted of ordinary income only. The Class B capital account as of December 31, 1995 and 1994, was approximately $2.54 and $1.52 per Class B interest, respectively.

Holders of Class B interests are entitled to receive annual cash distributions sufficient to cover their tax liabilities on taxable income allocated to the Class B interests (the "Class B Tax Distribution"). For 1995, the Class B Tax Distribution amounted to $14,807 or $.6695 per Class B interest which was partially paid in the amount of $.02 per Class B interest per month for the period January through December 1995 and a partial distribution of $.15 paid on April 10, 1995 to holders of record on December 30, 1994, related to the taxable gain on the sale of the Dorman Products division on January 3, 1995. On March 29, 1996, the Partnership intends to distribute the balance of the tax distribution due of $.2795 per Class B interest, as follows: approximately $.1745 to holders of record on December 30, 1994 for the balance due on the taxable gain on the sale of Dorman Products; $.00197 per month to holders of record of Class B interests on the first day of the month during January through December 1995 for the balance due on ordinary income; and $.0814 to holders of record on September 29, 1995 related to the taxable gain on the sale of the Downey Glass division (see Note 5, Acquisitions/Divestitures).

For 1994, the Class B Tax Distribution amounted to $10,895 or $.492619 per Class B interest which was partially paid in the amount of $.009352 per Class B interest per month for the period January through March 1994 and $.02 per Class B interest per month during the period April through December 1994. The monthly tax distributions were paid to holders of record on the first day of each month during 1994 and aggregated $.208056 per Class B interest for the full year 1994. On March 31, 1995, the Partnership paid the balance of the tax distribution due of $.284563 per Class B interest, as follows: approximately $.01981 per month to holders of record of Class B interests on the first day of the month during January through March 1994, $.00916 per month for April through November 1994, and $.15185 for December 1994 which includes $.14269 related to the capital gain on the sale of the Electrical Products Group divisions. (See Note 5, Acquisitions/ Divestitures.)

For 1993, the Class B Tax Distribution amounted to $5,925 or $.267864 per Class B interest which was paid in the amount of $.009352 per Class B interest per month during 1993 to holders of record on the first day of each month. The remaining balance due of $.15564 per Class B Interest was paid on March 31, 1994 to holders of record on the first day of each month during 1993 in the amount of $.01297 per Class B Interest.

On December 15, 1995, the Company declared a Class B Tax Distribution for the month of January 1996 in the amount of $442 or $.02 per Class B interest payable January 31, 1996, to holders of record on December 29, 1995.

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


4.  Extraordinary Loss:

In 1995, the Company recorded an extraordinary loss of $629 or approximately $.03 per Class B limited partnership interest, due to early extinguishment of a portion of the Operating Partnership's Series A 9.08% and Series B 8.44% Senior Notes (See Note 9, Long-Term Debt).

5.  Acquisitions/Divestitures:

In November 1995, the Company's Hillman Fastener division purchased certain assets of the Retail division of Curtis Industries of Eastlake, Ohio, for an aggregate purchase price of $7,457 and the assumption of certain liabilities. The aggregate purchase price includes goodwill of $2,051. This acquisition has been accounted for as a purchase and, accordingly, the results of operations have been included in the accompanying consolidated financial statements from the date of acquisition.

No acquisitions were consummated during 1994 and 1993 as a result of restrictions on acquisition expenditures imposed by the credit agreements of the Operating Partnership (See Note 8, Lines of Credit and Note 9, Long-Term Debt).

On October 27, 1995, the Operating Partnership sold certain assets of its Downey Glass division for a cash consideration, net of expenses, of approximately $6,237 (subject to certain post-closing adjustments) and the assumption of certain liabilities. The Operating Partnership recorded a gain on the sale in the amount of $4,144 or $.19 per Class B interest included in the 1995 consolidated statement of income. The aggregate assets sold, net of liabilities, in connection with the sale of the Downey Glass division was approximately $2,093.

On January 3, 1995, the Operating Partnership sold certain assets of its Dorman Products division for a cash consideration, net of expenses, of approximately $36,600 (subject to certain post-closing adjustments) and the assumption of certain liabilities. The Operating Partnership recorded a gain on the sale in the amount of $16,500 or $.75 per Class B interest included in the 1995 consolidated statement of income. The aggregate assets sold, net of liabilities, in connection with the sale of Dorman Products was approximately $20,100.

On December 5, 1994, the Operating Partnership sold certain assets of its Electrical Products Group divisions for a cash consideration, net of expenses, of approximately $27,800 (subject to certain post-closing adjustments) and the assumption of certain liabilities. The Operating Partnership recorded a gain on the sale in the amount of $3,523 or $.16 per Class B interest included in the 1994 consolidated statement of income. The aggregate assets sold, net of liabilities, in connection with the sale of the Electrical Products Group divisions was approximately $24,300.

For comparison purposes the Company has reported the results of operations for the divisions sold during 1994 and 1995 as a separate component of income from operations on the Consolidated Statement of Income, and has reclassified prior periods accordingly. Sales from the divested divisions aggregated $29,077, $177,107 and $162,270 for the years ended December 31, 1995, 1994 and 1993, respectively, and have been excluded from net sales reported on the Consolidated Statement of Income. Total assets for the divested divisions were $37,982 at December 31, 1994 and are included in the Consolidated Balance Sheets.

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


6.   Related Party Transactions:

The GP earns a management fee annually from the Operating Partnership equal to 3% of the aggregate initial Capital Investment of the holders of Class A interests ($110,996). The management fee will be paid only after cumulative outstanding priority returns and additional required cash distributions are paid. In addition, the management fee can be paid only if the Company complies with covenants required by the credit agreements (see Note 8, Lines of Credit, and Note 9, Long-Term Debt). Management fees earned but not paid accumulate until paid. Management fees earned in each of years 1995, 1994 and 1993 were $3,330. In March 1995, the Operating Partnership paid $3,330 of the 1994 management fee. In March 1994, the Operating Partnership paid $1,665 of the 1993 management fee and deferred payment of the remaining $1,665 until June 1994 to maintain compliance with requirements of the credit agreements. In March of 1993, the Operating Partnership paid $1,665 of the 1992 management fee and deferred payment of the remaining $1,665 until June 1993 to maintain compliance with requirements of credit agreements. Management expects to pay in full the 1995 management fee due March 31, 1996.

Certain warehouse and office facilities are leased from employees under various operating leases. Charges to income applicable to these leases totaled $260 in 1995, $405 in 1994, and $367 in 1993. Aggregate future minimum lease obligations under these leases at December 31, 1995, were $156.


7.   Property and Equipment:

Property and equipment consist of the following at December 31, 1995 and 1994:

                                                      1995              1994
                                                    --------          ------
         Land                                       $ 3,319           $ 3,589
         Buildings and leasehold improvements        18,048            24,133
         Machinery and equipment                     16,290            23,526
         Furniture and fixtures                       9,208             9,316
                                                    -------           -------
                                                     46,865            60,564
         Less accumulated depreciation               26,684            33,050
                                                    -------           -------
                                                    $20,181           $27,514
                                                    =======           =======


8.   Lines of Credit:

On December 22, 1992, the Operating Partnership entered into a $50,000 bank credit agreement with three lenders. This agreement provides borrowings on a revolving credit basis at interest rates based on the London Interbank Offered Rate ("LIBOR") plus 1 and 3/4% and prime. Letters of credit commitments are issued at varying rates. The bank credit agreement's original termination date of December 22, 1995 has been extended to December 31, 1997. The credit facility requires a commitment fee of 1/2 of 1% per year on the average daily unused portion of the commitment and an annual agent's fee. There is no compensating balance requirement under this facility. The Company had no bank borrowings outstanding at December 31, 1995, under the bank credit agreement. The $10,103 outstanding balance under the facility at December 31, 1995, represents letter of credit commitments only.

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


8.   Lines of Credit, continued:

The bank credit agreement contains covenants restricting distributions from the Operating Partnership to the Company and the GP. Amounts available for distribution in accordance with the bank credit agreement at December 31, 1995, were $8,620. The agreement also requires the maintenance of specific coverage ratios and levels of financial position and restricts incurrence of additional debt and the sale of assets. The bank credit agreement did not permit the Company to consummate acquisitions in 1994 and 1993. Amendments to the agreement were negotiated in March and December of 1994 to ease certain coverage ratios and other financial requirements in 1994 and future years. The December 1994 amendment allows for acquisition spending in 1995 and future years up to $15,000 in any calendar year, absent a default or event of default as defined in the bank credit agreement.

In connection with the sale of operating divisions (see note 5, Acquisitions/ Divestitures) the Operating Partnership was required to reduce permanently the bank revolver commitment under the bank credit agreement by approximately $13,000. However, the banks waived this permanent reduction and maintained the existing bank credit commitment of $50,000. For 1995 and future years, the lenders have agreed to revise certain covenant tests to exclude the impact of cash distributions to holders of Class B interests related solely to tax gains on divisions sold.

The Operating Partnership has another credit facility available in the amount of $500 for letters of credit of which no amount was outstanding at December 31, 1995. The letters of credit commitments are issued at varying rates. This facility, renewable annually, is not subject to compensating balance requirements or unused commitment fees.

An indirect, wholly-owned Canadian subsidiary of the Operating Partnership has a $2,500 Canadian dollar line of credit with a local lender for working capital purposes of which $463 USD was outstanding at December 31, 1995. This facility, which is renewable annually, provides bank borrowings at an interest rate of prime plus 1/4 of 1%. There are no compensating balance requirements or commitment fees associated with this facility.


Notes payable consisted of the following at December 31, 1995 and 1994:

                                                          1995          1994
                                                          ----          ----
         Short-term bank borrowings drawn on
           working capital lines of credit               $  463        $  449
         Trade notes payable in accordance with
           glass inventory financing arrangements         1,474         1,474
         Notes payable in accordance with insurance
           financing arrangements                           816           786
                                                         ------        ------

                                                         $2,753        $2,709
                                                         ======        ======


The weighted average interest rate on the outstanding notes payable borrowings at December 31, 1995 and 1994 was 3.01% and 2.84%, respectively.

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


9.   Long-Term Debt:

On December 22, 1992, the Operating Partnership issued $95,000 of senior notes with a final maturity of December 1, 2002, through a private placement with several institutional investors. The proceeds from the sale of the senior notes in conjunction with the bank credit were used principally to extinguish $110,000 9 1/2% senior notes, interest thereon and related prepayment penalties (see Note 8, Lines of Credit).

The new senior notes were issued in two series, as follows: $65,000 Series A notes at 9.08% and $30,000 Series B notes at 8.44%. Interest is required to be paid semiannually on June 1 and December 1 on the outstanding principal of the senior notes. The Operating Partnership repaid $4,796 and $5,700 of principal on December 1, 1995 and 1994, respectively. This consisted of $3,282 and $3,900 in Series A notes, and $1,514 and $1,800 in Series B notes in 1995 and 1994, respectively. Principal repayments required on the senior notes during each of the five years subsequent to December 31, 1995, are as follows:

                                              Series A   Series B
                                              --------   --------
                  December 1, 1996             $4,375     $2,020
                  December 1, 1997              4,375      2,020
                  December 1, 1998              5,468      2,522
                  December 1, 1999              6,562      3,030
                  December 1, 2000              8,201      3,786


Optional prepayments, in multiples of $100, may be made at anytime, as a whole or in part, with accrued interest thereon plus a penalty ("make-whole amount"), if any, as defined in the note agreement.

If the Company sells a significant amount of assets as defined in the note agreement, it must make an offer of prepayment of note principal to the senior noteholders determined on an applicable share basis with the bank credit agreement. The prepayment offer also must include accrued interest thereon plus a make-whole amount, if any, as defined in the note agreement. Related to the sale of operating divisions in December 1994 and January 1995 (see Note 5, Acquisition/Divestitures), the Operating Partnership was required to offer the noteholders prepayment of senior notes in the amount of $14,175. The noteholders accepted the prepayment offer which the Operating Partnership paid on March 14, 1995, including accrued interest thereon of $360 and a prepayment penalty of $629 (see Note 4, Extraordinary Loss).

The senior note agreement contains covenants restricting distributions from the Operating Partnership to the Company and the GP. Additionally, the note agreement restricts the incurrence of additional debt and the sale of assets and requires the maintenance of specific coverage ratios and levels of financial position. Also, the senior note agreement did not permit the Company to consummate acquisitions in 1993 and 1994. For 1994 and future years, the senior noteholders have agreed to ease certain coverage ratios and other financial requirements. The Operating Partnership is permitted acquisition spending in 1995 and future years of up to $15,000 in any calendar year, absent a default or event of default as defined in the senior note agreement.

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


9.   Long-Term Debt, continued:

As of December 31, 1995, the fair value estimate of the Company's senior notes is approximately $73,000 as determined in accordance with SFAS No. 107. The Company discounted the future cash flows of its senior notes based on borrowing rates for debt with similar terms and remaining maturities. The fair value estimate is made at a specific point in time and is subjective in nature and involves uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimate.


10.  Leases:

Certain warehouse and office space and equipment are leased under capital and operating leases with terms in excess of one year. Future minimum lease payments under noncancellable leases consisted of the following at December 31, 1995:

                                                           Operating
                                                            Leases
                                                           ---------
   1996                                                     $ 9,362
   1997                                                       7,892
   1998                                                       6,086
   1999                                                       4,084
   2000                                                       3,228
   Later years                                                5,933
                                                            -------

            Total minimum lease payments                    $36,585
                                                            =======

Total rental expenses for all operating leases amounted to $14,232 in 1995, $15,153 in 1994, and $13,830 in 1993.


11.  Deferred Compensation Plans:

Certain officers and employees earn performance-based compensation, payment of which is deferred until future periods.

The Company adopted a new deferred compensation plan for its officers effective January 1, 1994. Under this plan, awards are earned based on operating performance over a five-year period which vest and are paid in cash only at the end of the fifth year. At the end of any year within the five-year program, the cumulative award is subject to reduction or forfeiture if performance goals are not achieved. Upon a change in control of the Operating Partnership, participants are entitled to payment of awards earned through completion of the most recent plan year. The amounts charged to income under this plan were $1,186 in 1995 and $850 in 1994. The portion of the Operating Partnership's deferred compensation liability attributable to this plan is $2,036 as of December 31, 1995.

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


11.  Deferred Compensation Plans, continued:

For a plan adopted in 1987 and amended thereafter, certain employees earned awards which vest at the rate of 20% per year over the 5-year period following the year in which the award was earned. The awards will be paid at age 60, if elected by the employee, or upon death, disability or retirement and accrue interest until paid. Upon a change in control of the Operating Partnership, participants are entitled to payment of all vested and non-vested amounts including accrued interest. The full award is charged to operations in the year earned. The amounts charged to income under the plan were $1,135, $2,295 and $700 in 1995, 1994 and 1993, respectively. During the three years ended December 31, 1995, distributions from the plan amounted to $1,422 in 1995, $240 in 1994, and $332 in 1993. The deferred compensation liability attributable to the plan amounted to $6,229 at December 31, 1995 of which $1,160 is included in other accrued expenses.

Under a former plan, effective through December 31, 1986, certain employees and officers earned deferred compensation amounts which unconditionally vested at the rate of 20% per year over the 5-year period following the year in which the award was earned. Participants of the former plan have elected to defer all outstanding awards until retirement. Upon a change in control of the Operating Partnership, participants are entitled to payment of their total account balance including accrued interest. Amounts charged to income and distributions related to the former plan for the three years ended December 31, 1995 were immaterial. The portion of the Operating Partnership's deferred compensation liability attributable to this plan is $724 at December 31, 1995.

In December 1995, the Operating Partnership established a Rabbi trust to assist in funding the liabilities of the Deferred Compensation plans described above. This trust purchased insurance policies on the lives of certain participants in the Deferred Compensation plans. The Operating Partnership is the sole beneficiary of these insurance policies. The cash surrender value of these insurance policies was $3,009 at December 31, 1995.

The change of control provision in the deferred compensation plans is triggered upon a sale of all of the Operating Partnership's business, a change in the GP or a change, other than due to death or retirement, in a majority of the directors of Lehman/SDI, Inc., during any one-year period.

12.  Retirement Benefits:

Assets of the defined benefit plans consist of insurance contracts and assets managed under a commingled trust agreement. The trust assets are invested primarily in equity and fixed income holdings.

Costs charged to operations under retirement benefit plans are as follows:

                                             1995          1994          1993
                                             ----          ----          ----
         Defined contribution plans         $2,693        $3,498        $2,574
         Multi-employer pension plans          374           362           422
         Defined benefit plans                 259           266           144
                                            ------        ------        ------
                  Total                     $3,326        $4,126        $3,140
                                            ======        ======        ======

Management estimates that its share of unfunded vested liabilities under multi-employer pension plans is not material.

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)

12.  Retirement Benefits, continued:

For the years ended December 31, 1995, 1994 and 1993, the costs of post-retirement benefits charged to income were $81, $115 and $347, respectively. The 1995 and 1994 charges were determined in accordance with SFAS No. 106 on an accrual basis with costs recognized in prior years upon payment of the post-retirement obligations. The Company's unrecognized accumulated post-retirement benefit liability as of December 31, 1995, 1994 and 1993 was $705, $744 and $840, respectively.


13.  Income Taxes:

Deferred tax assets are comprised of the following at December 31, 1995 and 1994:

                                                           1995           1994
                                                           ----           ----
         Gross deferred tax assets:
           Deferred compensation                         $2,936         $2,123
           Prepayment penalties related to
            early extinguishment of debt                    299            346
                                                         ------         ------
                                                          3,235          2,469
         Valuation allowance for deferred
           tax assets                                      (391)          (325)
                                                         -------        -------

         Net deferred tax asset                          $2,844         $2,144
                                                         =======        ======

Management has determined, based on the Company's history of prior operating earnings and its expectations for the future, that operating income of the Company will more likely than not be sufficient to recognize fully these net deferred tax assets. The Company has no deferred tax liability at December 31, 1995 or December 31, 1994.

As of December 31, 1995, the Company's tax basis of its assets and liabilities was greater than its financial statement basis by approximately $72,000.

The provision (benefit) for income taxes consists of the following:

                                           1995           1994         1993
                                         --------        -------     ------
         Current income taxes
           State and local               $   608         $  276        $ 260
           Foreign                           629            558          401
                                         -------         ------        -----
                                           1,237            834          661
                                         -------         ------        -----

         Deferred income taxes
           Federal                          (627)          (657)         186
           State and local                   (73)           (77)          22
                                         --------        -------       -----
                                            (700)          (734)         208
                                         --------        -------       -----

         Total income taxes              $   537         $  100        $ 869
                                         ========        =======       =====


14.   Commitments and Contingencies:

Performance and bid bonds are issued on the Company's behalf during the ordinary course of business through surety bonding companies as required by certain contractors. As of December 31, 1995, the Company had outstanding performance and bid bonds aggregating $911. As required by sureties, the Company has standby letters of credit outstanding in the amount of $650 as of December 31, 1995.

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)

14.   Commitments and Contingencies, continued:

Letters of credit are issued by the Company during the ordinary course of business through major domestic banks as required by certain vendor contracts, legal proceedings and acquisition activities. As of December 31, 1995, the Company had outstanding letters of credit in the aggregate amount of $4,902 related to these activities.

As of December 31, 1995 the Company has guaranteed approximately $1,773 worth of lease obligations, principally relating to businesses previously disposed. The Company is not currently aware of any existing conditions which would cause a financial loss related to these guarantees.

Under the Company's insurance programs, commercial umbrella coverage is obtained for catastrophic exposure and aggregate losses in excess of normal claims. Beginning in 1991, the Company has retained risk on certain expected losses from both asserted and unasserted claims related to workman's compensation, general liability and automobile as well as the health benefits of certain employees. Provisions for losses expected under these programs are recorded based on an analysis of historical insurance claim data and certain actuarial assumptions. As of December 31, 1995, the Company has provided insurers letters of credit aggregating $4,551 related to certain insurance programs.

On February 27, 1996, a lawsuit was filed against the Operating Partnership by the buyer of its Dorman Products division for alleged misrepresentation of certain facts by the Company upon which the buyer based its offer to purchase Dorman. The complaint seeks damages of approximately $21,000. In the opinion of management, the ultimate resolution of this matter will not have a material effect on the consolidated financial position, operations or cash flows of the Company.

Certain other legal proceedings are pending which are either in the ordinary course of business or incidental to the Company's business. Those legal proceedings incidental to the business of the Company are generally not covered by insurance or other indemnity. In the opinion of management, the ultimate resolution of these matters will not have a material effect on the consolidated financial position, operations or cash flows of the Company.


15.  Statements of Cash Flows:

Supplemental disclosures of cash flow information are presented below:

                                                              1995              1994            1993
                                                            --------          --------        ------

Cash paid during the period for:
  Interest                                                  $ 7,304            $10,097         $ 9,412
                                                            -------            -------         -------

  Income taxes                                              $ 1,190            $   792         $   955
                                                            -------            -------         -------

Supplemental schedule of non-cash investing activities:

  Assumed liabilities in connection with
  the purchase of assets (See Note 5,
  Acquisitions/Divestitures)                                $   232            $  --           $  --
                                                            -------            -------         -----

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)

16.  Quarterly Data (unaudited):

In 1995 the Company reclassified results of operations for divisions sold to a separate component of income from operations on the Consolidated Statement of Income (see Note 5, Acquisitions/Divestitures). For comparability, quarterly sales and gross profit information previously reported have been restated herewith:

    1995                                 First       Second       Third       Fourth
    ----                                 -----       ------       -----       ------

Net sales, as reported on Form 10-Q     $154,792    $163,820     $163,214    $    N/A
Less net sales, divisions sold             8,385       8,843        9,097         N/A
                                        --------    --------     --------    --------
Net sales                                146,407     154,977      154,117     144,634
Gross profit, as reported on Form 10-Q    61,441      65,902       66,510         N/A
Less gross profit, divisions sold          2,264       2,802        2,909         N/A
                                        --------    --------     --------    --------
Gross profit                              59,177      63,100       63,601    $ 58,983
Income before extraordinary loss          19,862       8,377        7,828       8,678

Extraordinary loss (Note 4)                 (629)         --           --          --

Net income                                19,233       8,377        7,828       8,678

Earnings per limited partnership interest:

   Income before extraordinary loss:
             - Class A                      $.27        $.28         $.27        $.28
             - Class B                      $.77        $.24         $.22        $.25

   Extraordinary loss:
             - Class A                      $ --        $ --         $ --        $ --
             - Class B                      $(.03)      $ --         $ --        $ --

   Net Income:
             - Class A                      $.27        $.28         $.27        $.28
             - Class B                      $.74        $.24         $.22        $.25


    1994

Net sales, as reported on Form 10-Q*    $175,109    $189,360     $192,547    $178,845
Less net sales, divisions sold            42,455      45,991       48,023      40,638
                                        --------    --------     --------    --------
Net sales                                132,654     143,369      144,524     138,207
Gross profit, as reported on Form 10-Q*   67,457      72,019       73,486      71,114
Less gross profit, divisions sold         14,193      14,112       14,979      13,647
                                        --------    --------     --------    --------
Gross profit                              53,264      57,907       58,507      57,467
Net income                                 4,165       8,026        7,656       9,697

Net income per limited
  partnership interest
             - Class A                      $.27        $.28         $.27        $.28
             - Class B                      $.05        $.23         $.21        $.30

*Fourth Quarter as reported on Form 10-K for the year ended December 31, 1994.

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


17. Concentration of Credit Risk:

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and trade receivables. The Company places its cash and cash equivalents with high credit quality financial institutions. Concentrations of credit risk with respect to sales and trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersion across many different industries and geographies.

                                                                       EXHIBIT A


                            GLOSSARY OF DEFINED TERMS


A Interests                             Class A limited partnership interests in
                                        the Partnership including depositary
                                        receipts therefor.

Appointment Event                       When the Trust has failed to make full
                                        distributions on the Preferred
                                        Securities for 18 consecutive months or
                                        an Event of Default under the
                                        Declaration occurs.

B Interests                             Class B limited partnership interests in
                                        the Partnerships including depositary
                                        receipts therefor.

B Tax Distribution                      Distribution to B Interests from Cash
                                        Available for Distribution equal to the
                                        product of (i) 125% of the then
                                        applicable maximum Federal income tax
                                        rate for individuals and (ii) the
                                        taxable income allocable to the B
                                        Interests.

Business Trust Act                      Delaware Business Trust Act.

Cash Available for Distribution         All cash receipts of the Partnership
                                        less cash used to pay or establish a
                                        reserve for expenses.

Code                                    Internal Revenue Code of 1986, as
                                        amended.

Common Stock                            Common Stock, par value $.01 per share,
                                        of the Corporation. Common Securities
                                        Common Securities of the Trust.

Conversion                              The conversion of the Partnership to
                                        corporate form as generally described in this Proxy Statement/Prospectus and related transactions entered into pursuant to the Conversion Agreement.

Conversion Agreement                    Agreement and Plan of Conversion, dated
                                        ________, 1996 among the Partnership,
                                        the Operating Partnership, the General
                                        Partner, SunSub A and SunSub B.

Conversion Proposal                     The proposal to convert the Partnership
                                        to corporate form.

Corporation                             SunSource Inc., a Delaware corporation.

Creditor Person to whom the Trust owes any debts, obligations, costs, expenses and taxes.

Declaration                             Declaration of trust of the Trust.

depositary receipts                     Depositary receipts for A Interests or B
                                        Interests.

Delaware Trustee

DGCL                                    Delaware General Corporation Law.

Direct Participants

Distributions                           Payments with respect to the Preferred
                                        Securities.

DTC                                     The Depository Trust Company.

Effective Time                          The date on which the Conversion will
                                        become effective. The specific date will be determined by the General Partner and will be publicly announced no later than the date of the Special Meeting.

Event of Default                        Event of Default with respect to the
                                        Trust Securities.

Exchange Act                            Securities Exchange Act of 1934, as
                                        amended.

Guarantee Payments                      Payments on distributions guaranteed by
                                        the Corporation pursuant to the
                                        Preferred Securities Guarantee.

General Partner                         SDI Partners I, L.P., a Delaware limited
                                        partnership.

Indenture                               Indenture dated as of __________, 1996
                                        between the Corporation and __________,
                                        as Trustee governing the Junior
                                        Subordinated Debentures.

Indenture Event of Default              Event of default under the Indenture
                                        with respect to the Junior Subordinated
                                        Debentures.

Indenture Trustee

Indirect
Participants

Interests                               Limited partnership interests in the
                                        Partnership.

Investment Company                      The Regular Trustees shall have received
Event                                   a legal opinion that the Trust may be
                                        considered an investment company under
                                        the Investment Company Act of 1940, as
                                        amended.

IRS                                     Internal Revenue Service.

Junior Subordinated Debentures          Junior Subordinated Debentures of the
                                        Corporation.

Lehman/SDI                              Lehman/SDI, Inc., a Delaware
                                        corporation, general partner of the
                                        General Partner.

limited partners                        Holders of Interests, including holders
                                        that are admitted to the Partnership as
                                        limited partners and holders who are
                                        merely assignees of the Interests.

Liquidation                             Distribution on dissolution or
Distribution                            liquidation of the Trust.

Management Fee                          Management fee payable by the Operating
                                        Partnership to the General Partner of
                                        $3,330,000 annually.

Merger Merger of the Partnership, SunSub A and SunSub B with and into the Operating Partnership pursuant to the Conversion Agreement.

NYSE                                    New York Stock Exchange.

Operating                               SDI Operating Partners, L.P., a Delaware
Partnership                             limited partnership.

Operating                               Amended and Restated Agreement of
Partnership                             Limited Partnership of the Operating
Agreement                               Partnership.

Pari passu                              Equal in priority.

Partners Both the holder of the general partner interest in the Partnership and holders of A Interests and B Interests.

Partnership                             SunSource L.P., a Delaware limited
                                        partnership.

Partnership                             Amended and Restated Agreement of
Agreement                               Limited Partnership of the Partnership.

Preferred                               11.6% Trust Preferred Securities of the
Securities                              Trust.

Preferred Securities Guarantee          Guarantee by the Corporation on a
                                        subordinated basis of the payment of
                                        distributions on the Preferred
                                        Securities and payments on liquidation
                                        of the Trust and redemption of Preferred
                                        Securities.
Preferred Securities Global
Certificate

Preferred Share Fraction                One one-hundredth of a Preferred Share,
                                        carrying voting and dividend rights that are intended to produce the equivalent of one share of Common Stock.

Preferred                               Series A Junior Participating
Shares                                  Preferred Shares, par value $0.01 per
                                        share, of the Corporation.

Priority Return                         Distribution to A Interests from Cash
                                        Available for Distribution annually of
                                        $1.10 simple cumulative return.

Pro Rata Basis                          Pro rata to each holder of Trust
                                        Securities according to the aggregate
                                        liquidation amount of the Trust
                                        Securities held by the relevant holder
                                        in relation to the aggregate liquidation amount of all Trust Securities outstanding.

Property Trustee                        CoreStates Bank N.A.

Record                                  Close of business on January , 1997, for
Date                                    the determination of limited partners
                                        entitled to vote at the Special Meeting.

Redemption Price                        $25 plus accrued and unpaid
                                        distributions on the Preferred
                                        Securities to the date of redemption.

Regular Trustees                        Three individual trustees of the Trust.

Rights Rights to purchase shares of Preferred Stock of the Corporation and, in certain cases, Common Stock of the Corporation, as described in the Rights Agreement.


SEC                                     Securities and Exchange Commission.

Securities Act                          Securities Act of 1933, as amended.

Smith Barney                            Smith Barney, Inc., financial adviser to
                                        the Special Committee.

Special Committee                       Elected by the Board of Directors of
                                        Lehman/SDI to consider and advise the
                                        entire Board concerning the fairness to
                                        the limited partners of the terms of the Conversion related to the exchange of general and limited partner interests in the Partnership. The members of the Special Committee are O. Gordon Brewer,
                                        Jr. and Ernest L. Ransome, III.

Special Event                           A Tax Event or Investment Company Event.

Special Meeting                         The Special Meeting of the limited
                                        partners of SunSource L.P., to be held
                                        at ___________, Philadelphia,
                                        Pennsylvania on February __, 1997 at
                                        10:00 a.m., local time. At the Special
                                        Meeting, the limited partners will vote
                                        upon the proposed Conversion.

Special Regular                         Trustee to be elected by holders of
Trustee                                 Preferred Securities if distributions
                                        are in arrears for 18 consecutive months or there is an Event of Default.

SunSource                               The Partnership, prior to the
                                        Conversion, and the Corporation, after
                                        the Conversion, including in each case
                                        their respective subsidiaries.

SunSub A

SunSub B

SunSub C

Tax Event                               The Regular Trustees shall have received
                                        a tax opinion to the effect that the
                                        payment of interest to the Trust may be
                                        taxable to the Trust or interest payable by the Corporation on the Junior
                                        Subordinated Debentures may not be
                                        deductible by the Corporation for
                                        federal income tax.

Trust                                   SunSource Capital Trust, a Delaware
                                        statutory business trust.

Trust Indenture Act                     Trust Indenture Act of 1939, as amended.

Trust Securities                        Preferred Securities and Common
                                        Securities of the Trust.

                              CONVERSION AGREEMENT

                                                                       EXHIBIT B


                        AGREEMENT AND PLAN OF CONVERSION


         AGREEMENT AND PLAN OF CONVERSION, dated as of December __, 1996, by and among SunSource Inc., a Delaware corporation (the "Corporation"); SunSource L.P., a Delaware limited partnership (the "Partnership"); SDI Operating Partners, L.P., a Delaware limited partnership (the "Operating Partnership"); SDI Partners I, L.P., a Delaware limited partnership (the "General Partner"); SunSub A, a Delaware corporation ("SunSub A"); and SunSub B, a Delaware corporation ("SunSub B").


                               B A C K G R O U N D

         The Partnership is a master limited partnership whose general partner is the General Partner and whose Class A and Class B limited partnership interests ("A Interests" and "B Interests") are publicly held. The parties desire to convert the Partnership to corporate form (the "Conversion") and to that end have newly formed the Corporation and its two wholly-owned subsidiaries, SunSub A and SunSub B. The Partnership owns the limited partnership interest in the Operating Partnership with the general partnership interest being also owned by General Partner.

         The parties have also newly formed SunSource Capital Trust, a Delaware statutory business trust (the "Trust"). The Corporation will contribute Junior Subordinated Debentures to the Trust in exchange for 11.6% Trust Preferred Securities (the "Preferred Securities") and Trust Common Securities (the "Common Securities").

         The parties desire to accomplish the Conversion through the merger provided for herein (the "Merger") by which the Partnership and SunSub A and SunSub B will be merged into the Operating Partnership and the A Interests will receive Preferred Securities of the Trust and cash and the B Interests and the General Partner will receive Common Stock of the Corporation.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereto, intending to be legally bound, hereby agree as follows:


                                    ARTICLE I

                                   THE MERGER

         SECTION 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), the Partnership and SunSub A and SunSub B shall be merged with and into the Operating Partnership (such parties to the Merger being sometimes hereinafter collectively referred to as the "Constituent Entities") pursuant to the Agreement of Merger attached hereto as Annex 1 (the "Merger Agreement") and the separate existence of the Partnership and SunSub A and SunSub B shall cease. The Operating Partnership shall be the surviving entity in the Merger (sometimes hereinafter referred to as the "Surviving Entity") and shall continue to be governed by the laws of the State of Delaware, and all rights, privileges, immunities and franchises of the Constituent Entities shall vest in the Surviving Entity and continue unaffected by the Merger.

         SECTION 1.2 Terms and Conditions of The Merger. The manner of converting the securities of the Constituent Entities shall be as set forth in
Section 5 of the Merger Agreement.

         SECTION 1.3  Timing.

                  (a) Limited Partner Approval. The Partnership shall submit the proposal to convert to corporate form (the "Conversion Proposal") to its limited partners for approval and adoption at a meeting to be held as soon as practicable. In connection with such meeting, the Partnership shall take such reasonable steps as shall be necessary for the prompt preparation and filing by the Partnership of a proxy statement (the "Proxy Statement") under the Securities Exchange Act of 1934 (the "Exchange Act") and by the Corporation of a registration statement (the "Registration Statement") and prospectus (the "Prospectus") under the Securities Act of 1933 (the "Securities Act"), with the Securities and Exchange Commission ("SEC") and shall cause the Proxy Statement/Prospectus to be mailed to the limited partners of the Partnership as soon as practicable. Adoption of the Conversion Proposal requires (I) the approval of limited partners holding a majority of the outstanding A Interests and B Interests, each voting separately as a class, and (ii) the approval of unaffiliated limited partners (limited partners other than affiliates of the General Partner) holding a majority of the outstanding A Interests and B Interests held by unaffiliated limited partners, each voting separately as a class (the "Class Votes").

                  (b) Closing and Effective Time. Subject to the Conversion Proposal receiving the requisite approval by the limited partners and subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the later of (A) the business day following the meeting of the limited partners of the Partnership to consider and vote upon the Conversion Proposal or (B) the business day on which the last of the conditions set forth in Article IV is fulfilled or waived or (ii) at such other date as the parties hereto may agree (the "Closing Date"), at 10:00 A.M., (local time) at the offices of Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, or at such other place or time as the parties hereto may agree. The Merger shall become effective as set forth in Section 3 of the Merger Agreement (the "Effective Time").

                  (c) Certificate of Incorporation and Bylaws. From and after the Effective Time, and pursuant to the Merger, the Certificate of Incorporation and Bylaws of the Corporation as attached as Annexes 2 and 3, respectively, shall continue to be the Certificate of Incorporation and Bylaws of the Corporation as the surviving entity without change or amendment until further amended in accordance with the provisions thereof and applicable law.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         SECTION 2.1 Representations and Warranties by the Partnership. Each of the Partnership and the Operating Partnership represents and warrants to the other parties that:

                  (a) Organization and Good Standing of the Partnership and the Operating Partnership. Each of the Partnership and the Operating Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) Capitalization. The sole general partner of the Partnership is the General Partner and there are issued and outstanding 11,099,573 A Interests and 21,675,746 B Interests of the Partnership. The sole general partner of the Operating Partnership is the General Partner and the sole limited partner of the Operating Partnership is the Partnership.

                  There is no outstanding option, warrant or other agreement or commitment to which either the Partnership or the Operating Partnership is a party or by which it is bound providing for the issuance of any additional securities of the Partnership or the Operating Partnership.

                  (c) Authorization. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary partnership action on the part of the Partnership and the Operating Partnership other than the approval of the Conversion Proposal by the limited partners of the Partnership. This Agreement has been duly executed and delivered by the Partnership and the Operating Partnership and is enforceable against the Partnership and the Operating Partnership, respectively, in accordance with its terms.

                  (d) Proxy Statement; Other Information. Each of the Partnership and the Operating Partnership represents that the Registration Statement, the Proxy Statement, the Schedule 13E-3 and all other filings with the SEC in connection with the Conversion comply in all material respects with the Securities Act and the Exchange Act, as the case may be and that these materials do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

                  (e) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Partnership and the Operating Partnership nor the consummation of the transactions contemplated hereby will
(i) conflict with or result in any breach of any provision of the Partnership Agreement; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or body, except (A) pursuant to the Securities Act and the Exchange Act or the rules and requirements of any national securities exchange or the National Association of Securities Dealers, Inc., (B) the filing of a certificate of merger pursuant to the Delaware RULPA and the DGCL, (C) filings under state securities laws or in connection with maintaining the good standing and qualification of the Corporation following the Effective Time, (D) Hart-Scott-Rodino Premerger Notification Act filings, if any or (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on the Partnership or the Operating Partnership; (iii) result in a default (or give rise to any right of termination, unilateral modification or amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Partnership or the Operating Partnership is a party or by which the Partnership or the Operating Partnership or any of their respective assets may be bound, except for such defaults (or rights of termination, unilateral modification or amendment, cancellation or acceleration) which in the aggregate would not have a material adverse effect on the Partnership or the Operating Partnership; or (iv) violate any order, writ, injunction, decree, judgment, ordinance, statute, rule or regulation applicable to the Partnership or the Operating Partnership or any of their respective properties or businesses, except for violations (other than of orders, writs, injunctions or decrees) which would not in the aggregate have a material adverse effect on the Partnership or the Operating Partnership.

                  SECTION 2.2 Representations and Warranties by the Corporation. The Corporation represents and warrants to the other parties that:

                  (a) Organization and Good Standing of the Corporation, SunSub A, SunSub B and the Trust. Each of the Corporation and SunSub A and SunSub B is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Trust is a statutory business trust duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) Capitalization. The authorized capital stock of the Corporation consists of 1,000,000 shares of Preferred Stock, par value $.01 per share, of which none are outstanding, and 20,000,000 shares of Common Stock, par value $.01 per share, of which 1,000 shares are outstanding and owned by the Partnership. The authorized capital stock of each of SunSub A and SunSub B consists of 1,000 shares of Common Stock, par value $.01 per share, all of which are outstanding and owned by the Corporation. The authorized securities of the Trust consist of 4,217,837 shares of Preferred Securities, of which none are outstanding, and 130,449 shares of Common Securities, of which 1,000 shares are outstanding and owned by the Corporation.

                  There is no outstanding option, warrant or other agreement or commitment to which either the Corporation, SunSub A, SunSub B or the Trust is a party or by which it is bound providing for the issuance of any additional securities of the Corporation, SunSub A, SunSub B or the Trust except for the issuance by the Trust to the Corporation of _________________ shares of Preferred Securities in exchange for Junior Subordinated Debentures and ___________ shares of Common Securities for cash and except pursuant to this Agreement.

                  (c) Authorization. The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action on the part of the Corporation, SunSub A and SunSub B. This Agreement has been duly executed and delivered by the Corporation, SunSub A and SunSub B and is enforceable against each of them in accordance with its terms.

                  (d) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Corporation nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Corporation's Certificate of Incorporation or Bylaws; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or body, except (A) pursuant to the Securities Act and the Exchange Act or the rules and requirements of any national securities exchange or the National Association of Securities Dealers, Inc., (B) the filing of a certificate of merger pursuant to the Delaware RULPA and the DGCL, (C) filings under state securities laws or in connection with maintaining the good standing and qualification of the Corporation following the Effective Time, (D) Hart-Scott-Rodino Premerger Notification Act filings, if any or (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on the Corporation; (iii) result in a default (or give rise to any right of termination, unilateral modification or amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Corporation is a party or by which it or any of its assets may be bound, except for such defaults (or rights of termination, unilateral modification or amendment, cancellation or acceleration) which in the aggregate would not have a material adverse effect on the Corporation; or (iv) violate any order, writ, injunction, decree, judgment, ordinance, statute, rule or regulation applicable to the Corporation or any of its properties or businesses, except for violations (other than of orders, writs, injunctions or decrees) which would not in the aggregate have a material adverse effect on the Corporation.

         SECTION 2.3 Representations and Warranties by the General Partner.

                  (a) Organization and Good Standing. The General Partner is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The general partner of the General Partner is Lehman/SDI, Inc., a Delaware corporation ("Lehman/SDI").

                  (b) Authorization. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary partnership action on the part of the General Partner. This Agreement has been duly executed and delivered by the General Partner.

                  (c) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the General Partner nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the General Partnership Agreement or the Partnership Agreement; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or body, except (A) pursuant to the Securities Act and the Exchange Act or the rules and requirements of any national securities exchange or the National Association of Securities Dealers, Inc., (B) the filing of a certificate of merger pursuant to the Delaware RULPA and DGCL, (C) filings under state securities laws or in connection with maintaining the good standing and qualification of the Corporation following the Effective Time, (D) Hart-Scott-Rodino Premerger Notification Act filings, if any or (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on the General Partner; (iii) result in a default (or give rise to any right of termination, unilateral modification or amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the General Partner is a party or by which it or any of its assets may be bound, except for such defaults (or rights of termination, unilateral modification or amendment, cancellation or acceleration) which in the aggregate would not have a material adverse effect on the General Partner; or (iv) violate any order, writ, injunction, decree, judgment, ordinance, statute, rule or regulation applicable to the General Partner or any of its properties or businesses, except for violations (other than of orders, writs, injunctions or decrees) which would not in the aggregate have a material adverse effect on the General Partner.

                  (d) Certain Agreements. Except as disclosed in the Registration Statement, (I) there are no agreements in effect between the General Partner or any of its affiliates, on the one hand, and the Partnership and the Operating Partnership, on the other; and (ii) there are no written agreements in effect between Lehman Brothers or any of its affiliates, on the one hand, and any member of management, on the other.

                  (e) Ownership of Partnership Interests; Title. The General Partner is the owner of record and beneficially of the general partnership interests in the Partnership and the Operating Partnership (the "GP Interests") as disclosed in the Registration Statement. The General Partner has not received any notice of any adverse claim to the ownership of any such GP Interests and does not have any reason to know of any such adverse claim that may be justified. On the Closing Date, the General Partner shall have good and transferable title to the GP Interests, free and clear of all liens.

                                   ARTICLE III

                       ADDITIONAL COVENANTS AND AGREEMENTS

     SECTION 3.1 Legal Conditions to Merger. Each of the parties hereto will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger.

         SECTION 3.2 Affiliates. Prior to the Closing Date the General Partner shall deliver to the Corporation a letter identifying all persons who are, at the time the Conversion Proposal is submitted for approval to the limited partners of the Partnership, "affiliates" of the Partnership for purposes of Rule 145 under the Securities Act. The General Partner shall use its best efforts to cause each such person to deliver to the Corporation on or prior to the Closing Date executed affiliates' letters in customary form.

         SECTION 3.3 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred by the Partnership in connection with this Agreement and the transactions contemplated hereunder shall be paid by the Partnership.

         SECTION 3.4 Stock Exchange Listing. The Corporation shall use its best efforts to cause the Preferred Securities and Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange (the "NYSE"), subject to official notice of issuance, prior to the Closing Date. The A Interests and the B Interests will be delisted at or immediately after the Effective Time.

         SECTION 3.5  Indemnification.

                  (a) The Partnership shall, and from and after the Effective Time, the Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, partner, shareholder, agent or fiduciary of the Partnership, the Operating Partnership, the General Partner, Lehman/SDI or the Corporation (the "Companies") or an affiliate of such person (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation ("Proceeding") based in whole or in part out of the fact that such person is or was an officer, director, partner or shareholder of one or more of the Companies or an affiliate of such person, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") in each case to the full extent a partnership or a corporation is permitted under Delaware law to indemnify such persons or entities; and the Partnership (and after the Effective Time, the Corporation) will pay or reimburse expenses in advance of the final disposition of any such Proceeding to each Indemnified Party to the full extent permitted by law upon receipt of an undertaking to repay such expenses if and when requested to do so under applicable law. Without limiting the foregoing, in the event any such Proceeding is brought against any Indemnified Party (whether arising before or after the Effective Time), (I) the Indemnified Parties may retain counsel satisfactory to them, (ii) the Partnership (and after the Effective Time, the Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Partnership (and after the Effective Time, the Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Partnership nor the Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 3.5, upon learning of any Proceeding, shall notify the Partnership (and after the Effective Time, the Corporation) (but the failure so to notify the Partnership or the Corporation, as the case may be, shall not relieve the Partnership or the Corporation from any liability which it may have under this Section 3.5 except to the extent such failure prejudices the indemnifying party) and shall deliver to the Partnership (and after the Effective Time, the Corporation) the undertaking referred to above. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

                  (b) The provisions of this Section 3.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and the Indemnified Party's heirs, representatives, successors and assigns.


                                   ARTICLE IV

                            CONDITIONS TO THE MERGER

         SECTION 4.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

                  (a) Representations and Warranties and Performance. The representations and warranties of each of the other parties herein contained shall be true and correct on the Closing Date with the same effect as though made at such time. Each of the other parties shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

                  (b) Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement.

                  (c) Limited Partner Approval. The Conversion Proposal shall have been approved and adopted by the requisite vote of the holders of the A Interests and B Interests pursuant to the Class Votes.

                  (d) Regulatory Approval. All authorizations, consents and permits required to perform this Agreement and the Merger Agreement shall have been obtained and the required statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, shall have expired or been terminated.

                  (e) Registration Statement. The Registration Statement filed pursuant to Section 1.3 (a) shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

                  (f) NYSE Listing. The Preferred Securities and the Common Stock to be issued in the Merger shall have been approved for listing on the NYSE upon official notice of issuance.

                  (g) Blue Sky Compliance. The Corporation shall have complied with all requirements of state securities or "blue sky" laws with respect to the issuance of the securities in the Merger.

                  (h) Special Committee Determination. The Special Committee shall not have withdrawn its determination that the Conversion is fair to the holders of A Interests and B Interests.

                  (I) Fairness Opinion. The fairness opinion delivered to the Partnership by Smith Barney Inc. and included as an exhibit to the Proxy Statement/Prospectus shall not have been rescinded prior to the Closing Date.

                  (j) Tax Opinion. The tax opinion of Morgan, Lewis & Bockius LLP delivered to the Partnership and filed as an exhibit to the Registration Statement shall not have been rescinded prior to the Closing Date.

                  (k) Securities Opinion. The securities law opinion of Richards, Layton & Finger delivered to the Corporation and filed as an exhibit to the Registration Statement shall not have been rescinded prior to the Closing Date.

                  (l) Available Financing. The Corporation shall have available financing to refinance existing senior debt on terms acceptable to the Corporation and the General Partner or shall have received approval of the Conversion by the existing senior lenders.

                  (m) Deferred Compensation Plan. The Corporation shall have received from Donald T. Marshall, John P. McDonnell and Norman V. Edmonson ("Management") undertakings to defer into the Deferred Compensation Plan for Key Employees of the Operating Partnership all payments due under the previous Deferred Compensation Plans and Long Term Performance Share Plan of the Operating Partnership.

                  (n) Changes in Applicable Law. There shall have been no material change, in effect or pending, in applicable law , including with respect to the taxation of the Conversion, the Corporation or the Preferred Securities.

                  (o) Contribution Agreement. The Corporation shall have entered into a Contribution Agreement with Lehman Brothers Inc. on terms satisfactory to the parties hereto.

                  (p) Stockholders Agreement. The Corporation, Lehman Brothers Inc. and Donald T. Marshall, John P. McDonnell, Norman V. Edmonson, Harold J. Cornelius, Max W. Hillman and Joseph M. Corvino shall have entered into a Stockholders Agreement on terms satisfactory to the parties.

                  (q) Registration Rights Agreement. The Corporation, Lehman Brothers Inc. and Management shall have entered into a Registration Rights Agreement on terms satisfactory to the parties.

                  (r) Escrow Agreement. The Corporation and the Escrow Agent shall have entered into an Escrow Agreement on terms satisfactory to the parties.

                  (s) Resale Agreement. The Corporation, Lehman and Management shall have entered into an agreement regarding resale of the Corporation's Common Stock.

                  (t) Other Documentation. The parties hereto shall have entered into such other agreements as are contemplated by the Conversion, including, without limitation, the Indenture and Declaration of Trust in respect of the Junior Subordinated Debentures and Preferred Securities, on terms satisfactory to the parties.


                                    ARTICLE V

                           TERMINATION AND ABANDONMENT

         SECTION 5.1 Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the limited partners of the Partnership, by action of the Board of Directors of Lehman/SDI.

         SECTION 5.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Conversion Proposal by the limited partners of the Partnership, no amendment may be made which decreases the amount or changes the type of consideration to which the limited partners of the Partnership are entitled under this Agreement or otherwise materially adversely affects the rights of the limited partners of the Partnership without the further approval of the limited partners.

         SECTION 5.3 Waiver. Any time prior to the Effective Time, whether before or after the meeting referred to in Section 1.3(a), any party hereto may waive compliance with any of the agreements of any other party or with any conditions to the obligations of such party; provided, however, that after approval of the Conversion Proposal by the limited partners of the Partnership, no waiver may be given which materially adversely affects the rights of the limited partners of the Partnership without the further approval of the limited partners . Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                                   ARTICLE VI

                                  MISCELLANEOUS

         SECTION 6.1 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by telecopy or facsimile transmission (with hard copy to follow), registered or certified mail, postage prepaid, or Federal Express or similar overnight delivery services addressed, in the case of all parties at

         2600 One Logan Square
         Philadelphia, PA 19103
         Attn:    Norman V. Edmonson

with required copies to:

         Morgan, Lewis & Bockius LLP
         2000 One Logan Square
         Philadelphia, PA 19103
         Attn:  Donald A. Scott, Esq.

         Simpson Thacher & Bartlett
         425 Lexington Avenue
         New York, NY 10017
         Attn:  Andrew R. Keller, Esq.

         Dechert Price & Rhoads
         4000 Bell Atlantic Tower
         1717 Arch Street
         Philadelphia, PA 19103-2793
         Attn:  William G. Lawlor, Esq.

or such other address as shall be furnished in writing by any party to the others prior to the giving of the applicable notice or communication.

         SECTION 6.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 6.3 Headings. The headings herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

         SECTION 6.4 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

         SECTION 6.5 Cooperation. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such governmental notifications and additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

         SECTION 6.6 No Rights, Etc.. Nothing in this Agreement express or implied is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

         SECTION 6.7 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts made and to be performed in that State.

         SECTION 6.8 Special Committee. Any determination by the Corporation or the General Partner that any of the conditions in Article IV hereof have been satisfied or waived, or any amendment of this Agreement, shall require the affirmative vote of the Special Committee (as defined in the Registration Statement).

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Conversion to be duly executed as of the date first above written.

                                            SUNSOURCE L.P.

                                            By SDI Partners I, L.P.
                                              Its General Partner
                                            By Lehman/SDI, Inc.
                                              Its General Partner


                                            By________________________________
                                                 Chairman

                                            SDI OPERATING PARTNERS, L.P.

                                            By SDI Partners I, L.P.
                                              Its General Partner

                                            By Lehman/SDI, Inc.
                                              Its General Partner

                                            By________________________________
                                                 Chairman

                                            SDI PARTNERS I, L.P.

                                            By Lehman/SDI, Inc.
                                              Its General Partner

                                            By________________________________
                                                 Chairman

                                            SUNSUB A



                                            By________________________________
                                                 President

                                            SUNSUB B



                                            By________________________________
                                                President

                                                                         ANNEX 1


                               AGREEMENT OF MERGER

                                       OF

                                 SUNSOURCE L.P.
                        (a Delaware limited partnership)

                                    SUNSUB A
                            (a Delaware corporation)

                                       AND

                                    SUNSUB B
                            (a Delaware corporation)

                                  WITH AND INTO

                          SDI OPERATING PARTNERS, L.P.
                        (a Delaware limited partnership)


                  AGREEMENT OF MERGER, dated as of ___________, 1997, by and among SunSource L.P., a Delaware limited partnership (the "Partnership"), SunSub A, a Delaware corporation ("SunSub A"), SunSub B, a Delaware corporation ("SunSub B"; and together with the Partnership and SunSub A, the "Disappearing Entities"), and SDI Operating Partners, L.P., a Delaware limited partnership (the "Operating Partnership"), with reference to the following RECITALS:

                  A. The Partnership is a Delaware limited partnership whose general partner is SDI Partners I, L.P., a Delaware limited partnership (the "General Partner"). Its limited partnership interests are publicly held, consisting of 11,099,573 Class A limited partnership interests ("A Interests") and 21,675,746 Class B limited partnership interests ("B Interests).

                  B. SunSub A is a Delaware corporation having all of its issued and outstanding capital stock, consisting of 1,000 shares of common stock, par value $.01 per share, owned of record and beneficially by SunSource Inc., a Delaware corporation (the "Corporation").

                  C. SunSub B is a Delaware corporation having all of its issued and outstanding capital stock, consisting of 1,000 shares of common stock, par value $.01 per share, owned of record and beneficially by the Corporation.

                  D. The Operating Partnership is a Delaware limited partnership whose general partner is the General Partner and whose limited partner is the Partnership.

                  E. The Corporation has organized SunSource Capital Trust, a Delaware statutory business trust (the "Trust"), which has authorized and issued [4,217,837] 11.6% Trust Preferred Securities (the "Preferred Securities") and [ ] Trust Common Securities, all of which are owned by the Corporation.

                  F. The partners of the Partnership and the Operating Partnership and the Boards of Directors and shareholder of SunSub A and SunSub B have approved and adopted resolutions approving and adopting this Agreement of Merger in accordance with the General Corporation Law of the State of Delaware (the "DGCL").

                  NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained and intending to be legally bound, agree as follows:

                  1. Parties to Merger. The Disappearing Entities and the Operating Partnership (such parties to the merger being hereinafter sometimes collectively referred to as the "Constituent Entities") shall effect a merger (the "Merger") in accordance with and subject to the terms and conditions of this Agreement of Merger (the "Agreement").

                  2. Merger. At the Effective Time (as defined in Section 3 hereof), each of the Disappearing Entities shall be merged with and into the Operating Partnership (which latter entity shall be, and is hereinafter sometimes referred to as, the "Surviving Entity").

                  3. Filing and Effective Time. A certificate of merger and such other documents and instruments as are required by, and complying in all respects with, the DGCL shall be filed in the Office of the Secretary of State of Delaware. The Merger shall become effective, following the filing of all such documents and instruments, at 11:59 p.m. on __________, 1997 (the "Effective Time").

                  4. Effect of Merger. At the Effective Time, the separate existence of each of the Disappearing Entities shall cease, the Surviving Entity shall continue to be a limited partnership organized and governed by the laws of the State of Delaware and the Merger shall have the effects provided therefor by the DGCL.

                  5. Partnership Interests and Capital Stock. At the Effective
Time:

                           (a) Each A Interest of the Partnership issued and
outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into 0.38 share of Preferred Securities and $1.30 in cash;

                           (b) Each B Interest of the Partnership issued and
outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into 0.25 share of common stock, par value $.01, of the Corporation (the "Common Stock");

                           (c) The general partner interests in the Partnership
and the Operating Partnership issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into 1,000,000 shares of Common Stock, provided that 75,000 of such shares shall be held in escrow until the second anniversary of the Effective Time and shall only be distributed thereafter to the limited partners of the General Partner when the Corporation is current on distributions on the Preferred Securities;

                           (d) The shares of common stock of SunSub A issued and
outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a 1% general partnership interest in the Operating Partnership;

                           (e) The shares of common stock of SunSub B issued and
outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a 99% limited partnership interest in the Operating Partnership;

                           (f) The limited partnership interest in the Operating
Partnership issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled; and

                           (g) No fractional shares shall be issued in the
Merger but in lieu thereof each holder of A Interests shall be entitled to receive cash in an amount equal to the fraction of a share of Preferred Securities to which the holder is otherwise entitled multiplied by the average closing price of the Preferred Securities for the five trading days following the Effective Time and each holder of B Interests shall be entitled to receive cash in an amount equal to the fraction of a share of Common Stock to which the holder is otherwise entitled multiplied by the average closing price of the Common Stock for the five trading days following the Effective Time.

                  6. Exchange of Certificates. Promptly after the Effective Time, the Corporation will mail to all limited partners of record a letter of transmittal containing instructions with respect to the surrender of depositary receipts for A Interests in exchange for certificates representing shares of Preferred Securities and cash and the surrender of depositary receipts for B Interests in exchange for certificates representing shares of Common Stock. Upon surrender to the Corporation of one or more depositary receipts, together with a properly completed letter of transmittal, there will be issued and mailed to former limited partners of record at the Effective Time a certificate or certificates representing the number of shares of Preferred Securities and cash or a certificate or certificates for shares of Common Stock to which such holder is entitled. From and after the Effective Time, each depositary receipt will evidence only the right to receive shares of Preferred Securities and cash or shares of Common Stock. No distributions or dividends with respect to the Preferred Securities or Common Stock payable to the holders of record thereof after the Effective Time will be paid to the holder of any unsurrendered depositary receipts until such depositary receipts are surrendered for exchange, at which time accumulated distributions or dividends will be paid, without interest, subject to any applicable escheat laws.

                  7. Further Assurances. Each of the Disappearing Entities shall at any time, or from time to time, as and when requested by the Surviving Entity, or by its successors and assigns, execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Entity, all such conveyances, assignments, transfers, deeds, or other instruments, and shall take, or cause to be taken, such further or other action as the Surviving Entity, or its successors and assigns, may deem required or convenient in order to evidence the transfer, vesting or devolution of any property, right, privilege, immunity, power or purpose, or to vest or perfect in or confirm to the Surviving Entity, or its successors and assigns, title to and possession of all the properties, rights, privileges, immunities, powers and purposes of the Disappearing Entities and otherwise to carry out the intent and purposes hereof.

                  11. Termination. Notwithstanding approval by the partners and shareholders of the Constituent Entities of this Agreement, this Agreement may be terminated at any time prior to the Effective Time by action of the General Partner.

                  IN WITNESS WHEREOF, the parties hereto, pursuant to the approval and authority duly given by resolutions approved and adopted by their respective partners and Boards of Directors and shareholders, have duly executed this Agreement of Merger as of the day and year first written above.


SDI OPERATING PARTNERS, L.P.                        SUNSOURCE L.P.

By SDI Partners I, L.P.  By SDI Partners I, L.P.
  Its General Partner                                  Its General Partner
By Lehman/SDI, Inc.                                 By Lehman/SDI, Inc.
  Its General Partner                                  Its General Partner

By____________________                              By____________________
     Chairman                                             Chairman



                                                    [SUNSUB A]


                                                    By____________________
                                                           President



                                                    [SUNSUB B]


                                                    By____________________
                                                           President

                                                                       EXHIBIT C

SMITH BARNEY FAIRNESS OPINION

                                                               December 10, 1996




The Special Committee of the Board of Directors of Lehman/SDI, Inc. 2600 One Logan Square
Philadelphia, PA  19103

Attention:  O. Gordon Brewer, Jr. and Ernest L. Ransome, III The Special
            Committee of the Board of Directors of Lehman/SDI, Inc.

Gentlemen:

         In connection with the proposed conversion of SunSource L.P. ("SunSource" or the "Partnership") to corporate form (the "Conversion"), you have requested our opinion as to the fairness, from a financial point of view, to holders of SunSource's Class A Limited Partnership Interests ("Class A Interests") and Class B Limited Partnership Interests ("Class B Interests") of the Partnership of (i) the consideration to be received by holders of Class A Interests and holders of Class B Interests, respectively, and (ii) the General Partner Consideration (as defined herein) in the Conversion. The terms of the Conversion are summarized in the Summary Terms of the Conversion Proposal dated December 9, 1996 (the "Term Sheet") prepared by SDI Partners I, L.P (the "General Partner"). The Term Sheet provides that (i) holders of Class A Interests will receive in exchange for each Class A Interest, 0.38 shares of 11.6% Trust Preferred Securities, par value $25.00 per share (the "Preferred Securities") of SunSource Capital Trust and $1.30 in cash, (ii) holders of Class B Interests will receive in exchange for each Class B Interest one share of common stock, par value $.01 per share (the "Common Stock") of a newly formed Delaware corporation (the "Company"), and (iii) the General Partner will receive 4,000,000 shares of Common Stock in exchange for its general partnership interests in SunSource and the Operating Partnership (as defined below). The Common Stock to be received by the General Partner is referred to herein as the "General Partner Consideration."

In arriving at our opinion, we have reviewed the Term Sheet and the limited partnership agreements of the Partnership, SDI Operating Partners L.P. (the p"Operating Partnership"), and the General Partner, and held discussions with certain senior operating management of the Operating Partnership ("Management") and representatives and advisors of the Partnership, the Operating Partnership and the General Partner to discuss the business, operations and prospects of the Partnership. We have examined certain publicly available business and financial information relating to the Partnership as well as internal financial statements, forecasts and other financial and operating data concerning the Partnership prepared by Management. We have reviewed the financial terms of the Conversion as set forth in the Term Sheet in relation to, among other things: current and historical market prices and trading volumes of the Class A Interests and Class B Interests; historical and projected earnings and operating data of the Partnership; the capitalization and financial condition of the Partnership;

and the pro forma effect of the Conversion. We also considered, to the extent publicly available, the financial terms of certain other similar transactions which we considered comparable to the Conversion and analyzed certain financial, capital market and other publicly available information relating to the business of other companies whose operations we considered comparable to those of the Partnership. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information furnished to or otherwise reviewed by or discussed with us, we have been advised by Management that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of Management as to the expected future financial performance of the Partnership or the Company, as the case may be, and we further relied on the assurances of management that it is unaware of any facts that would make the information or forecasts provided to us incomplete or misleading.

We are not expressing any opinion as to what the value of the Preferred Securities or the Common Stock actually will be when issued to holders of Class A Interests and Class B Interests, respectively, or the prices at which the Preferred Securities or Common Stock will trade subsequent to the Conversion. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership. We have not been asked to express an opinion as to the relative merits of the Conversion as compared to any alternative business strategies that might exist for the Partnership or the effect of any alternative transaction in which the Partnership might engage. We were not asked to solicit third-party indications of interest in acquiring all or any part of the Partnership. Our opinion is necessarily based upon financial, capital market and other conditions and circumstances existing and disclosed to us as of the date hereof.

We have been engaged to render financial advisory services to the Special Committee (the "Special Committee") of the Board of Directors of Lehman/SDI, Inc. in connection with the Conversion and will receive a fee for our services, including a fee for the delivery of this opinion. In the ordinary course of business, we and our affiliates may actively trade or hold the Class A Interests and Class B Interests for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this opinion is for the information of the Special Committee and the Board of Directors of Lehman/SDI, Inc. only and may not be used for any other purpose without prior written consent, except that this opinion may be included in any proxy statement, registration statement or similar document prepared in connection with a Conversion. Provided however, that the opinion shall be included in its entirety and any other reference to Smith Barney shall be accurate and complete and shall not be included without the consent of Smith Barney, which consent shall not be unreasonably withheld.

Based upon and subject to the foregoing, our experience as investment bankers and other factors we deemed relevant, we are of the opinion that, as of the date hereof, (i) the consideration to be received in the Conversion by the holders of Class A Interests is fair from a financial point of view to such holders, (ii) the consideration to be received in the Conversion by the holders of Class B Interests is fair from a financial point of view to such holders, and (iii) the General Partner Consideration to be received in the Conversion is fair from a financial point of view to the holders of Class A Interests and to the holders of the Class B Interests, respectively.


                                     Very truly yours,



                                     SMITH BARNEY INC.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations.
Article VII of the Registrant's Bylaws, requires the Registrant to indemnify directors and officers of the Registrant or any other authorized representative against expenses, judgments and any settlement amounts incurred in a third party proceeding brought by reason of the fact that the person is an authorized representative of the Registrant. The Bylaws also permit indemnification of expenses incurred by an authorized representative in connection with a proceeding brought in the name of the corporation. The Bylaws further specify procedures for such indemnification. Section 145 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.


Item 21.          Exhibits and Financial Statement Schedules

         (a) Exhibits:

Exhibit
Number       Description
------       -----------
2.1**        Agreement and Plan of Conversion dated as of December ___, 1996 among the
             Registrant, the Partnership, the Operating Partnership, the General Partner, SunSub
             A, Inc. and SunSub B, Inc.
3.1**        Certificate of Incorporation
3.2**        By-laws
4.1**        Indenture dated as of ______________, 1997 between the Registrant and CoreStates Bank N.A.
5.1**        Opinion of Morgan, Lewis & Bockius LLP regarding legality of the shares of common stock being registered
8.1**        Opinion of Morgan, Lewis & Bockius LLP regarding certain tax matters
10.1**       Registration Rights Agreement dated as of _____________, 1997 among the
             Registrant, Lehman Brothers and the Senior Executives
10.2**       Stockholders Agreement dated as of ____________, 1997 among the Registrant,
             Lehman Brothers and certain stockholders of the Registrant
10.3**       Contribution Agreement, dated as of _____________, 1997 between the
             Registrant and Lehman Brothers
10.4**       Deferred Compensation Plan for Key Employees of SDI Operating Partners, L.P.
10.5**       Stockholder Rights Plan of the Registrant
23.1*        Consent of Coopers & Lybrand L.L.P.
23.2**       Consent of Morgan, Lewis & Bockius LLP (included in its opinions filed as Exhibits 5.1 and 8.1 hereto)
24*          Powers of Attorney (included on the signature page)
27.1*        Financial Data Schedule
99.1**       Form of Proxy

------------------
*        Filed herewith.
**       To be filed by amendment.

         (b) Financial Statement Schedules:

         Schedules are omitted because of the absence of conditions under which they are required or because the required information is given in the financial statements or notes thereto.

Item 22.  Undertakings

         (1)      The undersigned registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (3) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (6) The undersigned registrant hereby undertakes that:

                  (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania on December 30, 1996.

                                  SUNSOURCE INC.


                                  By:   /s/ Donald T. Marshall
                                      -------------------------------------
                                      Donald T. Marshall
                                      President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints Donald T. Marshall and Norman V. Edmonson, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any or all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.


                     Signature                                      Title                             Date
                     ---------                                      -----                             ----

  /s/ Donald T. Marshall                             President, Chief Executive                      December 30, 1996
---------------------------------------              Officer and Director (principal
Donald T. Marshall                                   executive officer)

  /s/ Joseph M. Corvino                              Vice President - Finance                        December 30, 1996
---------------------------------------              (principal financial and
Joseph M. Corvino                                    accounting officer)

  /s/ Norman V. Edmonson                                                                             December 30, 1996
---------------------------------------              Director
Norman V. Edmonson

                                                     Director                                        December 30, 1996
---------------------------------------
Eliot M. Fried


                                       S-1

                                  EXHIBIT INDEX

Exhibit
Number       Description                                                                                  Page No.
------       -----------                                                                                  --------
2.1**        Agreement and Plan of Conversion dated as of December ___, 1996 among the
             Registrant, the Partnership, the Operating Partnership, the General Partner, SunSub
             A, Inc. and SunSub B, Inc.
3.1**        Certificate of Incorporation
3.2**        By-laws
4.1**        Indenture dated as of ______________, 1997 between the Registrant and CoreStates Bank N.A.
5.1**        Opinion of Morgan, Lewis & Bockius LLP regarding legality of the shares of common stock being registered
8.1**        Opinion of Morgan, Lewis & Bockius LLP regarding certain tax matters
10.1**       Registration Rights Agreement dated as of _____________, 1997 among the
             Registrant, Lehman Brothers and the Senior Executives
10.2**       Stockholders Agreement dated as of ____________, 1997 among the Registrant,
             Lehman Brothers and certain stockholders of the Registrant
10.3**       Contribution Agreement, dated as of _____________, 1997 between the
             Registrant and Lehman Brothers
10.4**       Deferred Compensation Plan for Key Employees of SDI Operating Partners, L.P.
10.5**       Stockholder Rights Plan of the Registrant
23.1*        Consent of Coopers & Lybrand L.L.P.
23.2**       Consent of Morgan, Lewis & Bockius LLP (included in its opinions filed as Exhibits 5.1 and 8.1 hereto)
24*          Powers of Attorney (included on the signature page)
27.1*        Financial Data Schedule
99.1**       Form of Proxy

------------------
*        Filed herewith.
**       To be filed by amendment.